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As filed with the Securities and Exchange Commission on June 17, 2004

Registration No. 333-114211

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT
NO. 1
TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Genesis HealthCare Corporation and the Guarantors Identified in Footnote (*) on the following pages

(Exact name of registrant as specified in its charter)

Pennsylvania	8051	20-0023783

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Genesis HealthCare Corporation 101 East State Street Kennett Square, PA 19348 (610) 444-6350

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

James V. McKeon Chief Financial Officer Genesis HealthCare Corporation 101 East State Street Kennett Square, PA 19348 (610) 444-6350

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

COPY TO:
Richard J. McMahon, Esquire
Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
215-569-5500

Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

*	The following domestic subsidiaries of Genesis HealthCare Corporation are guarantors of the exchange notes and are co-registrants:

Exact name of registrant as specified in its charter; address, including zip code, and telephone number, including area code, of registrant’s principal executive office (1)	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.

Academy Nursing Home, Inc.	Massachusetts	8051	04-2603176
ADS Apple Valley Limited Partnership	Massachusetts	8051	04-3294124
ADS Apple Valley, Inc.	Massachusetts	8051	04-3294122
ADS Consulting, Inc.	Massachusetts	9995	04-3172426
ADS Danvers ALF, Inc.	Delaware	8050	22-3489788
ADS Dartmouth ALF, Inc.	Delaware	8050	22-3541885
ADS Group, Inc. (The)	Massachusetts	9995	04-3198799
ADS Hingham ALF, Inc.	Delaware	9995	22-3489788
ADS Hingham Limited Partnership	Massachusetts	9995	04-3276005
ADS Hingham Nursing Facility, Inc.	Massachusetts	9995	04-3276004
ADS Home Health, Inc.	Delaware	9995	22-3500316
ADS Management, Inc.	Massachusetts	8742	04-2861357
ADS Palm Chelmsford, Inc.	Massachusetts	8051	04-3039965
ADS Recuperative Center Limited Partnership	Massachusetts	9995	04-3236433
ADS Recuperative Center, Inc.	Massachusetts	9995	04-3236403
ADS Reservoir Waltham, Inc.	Massachusetts	9995	04-3040167
ADS Senior Housing, Inc.	Massachusetts	9995	04-3188936
ADS/Multicare, Inc.	Delaware	8051	22-3455453
ANR, Inc.	Delaware	9995	22-3152503
Apple Valley Partnership Holding Company, Inc. (The)	Pennsylvania	8051	23-3044870
Applewood Health Resources, Inc.	Delaware	9995	23-3152534
ASL, Inc.	Massachusetts	8051	04-2846826
Assisted Living Associates of Berkshire, Inc.	Pennsylvania	8050	22-3446593
Assisted Living Associates of Lehigh, Inc.	Pennsylvania	8050	22-3446595
Assisted Living Associates of Sanatoga, Inc.	Pennsylvania	8050	22-3446592
Berks Nursing Homes, Inc.	Pennsylvania	8051	23-2655206
Brevard Meridian Limited Partnership	Maryland	9995	52-1542458
Breyut Convalescent Center, L.L.C.	New Jersey	8051	22-3476777
Brightwood Property, Inc.	West Virginia	8051	55-0727047
Brinton Manor, Inc.	Delaware	8051	62-1333648
Burlington Woods Convalescent Center, Inc.	New Jersey	8051	22-2134138
Care Haven Associates Limited Partnership	West Virginia	6500	55-0694176
Carefleet, Inc.	Pennsylvania	9995	23-2824101
Catonsville Meridian Limited Partnership	Maryland	8051	52-1473134
Century Care Management, Inc.	Delaware	9995	52-1794182
Chateau Village Health Resources, Inc.	Delaware	9995	22-3152473
Cheltenham LTC Management, Inc.	Pennsylvania	9995	23-2743250
CHG Investment Corp., Inc.	Delaware	9995	51-0363070
CHNR-I, Inc.	Delaware	9995	22-3152500
Colonial Hall Health Resources, Inc.	Delaware	9995	22-3152470
Concord Health Group, Inc.	Delaware	8051	13-3695437
Concord Service Corporation	Pennsylvania	9995	25-2584860

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Exact name of registrant as specified in its charter; address, including zip code, and telephone number, including area code, of registrant’s principal executive office (1)	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.

Crestview Convalescent Home, Inc.	Pennsylvania	8051	23-1597322
Crestview North, Inc.	Pennsylvania	8051	23-2077806
Crystal City Nursing Center, Inc.	Maryland	8051	54-1087863
Cumberland Associates of Rhode Island, L.P.	Delaware	6500	23-3001045
CVNR, Inc.	Delaware	9995	22-3152499
Dawn View Manor, Inc.	West Virginia	8051	55-0578063
Delm Nursing, Inc.	Pennsylvania	8051	23-2436916
Diane Morgan and Associates, Inc.	Pennsylvania	9995	23-2324458
Dover Healthcare Associates, Inc.	Delaware	8051	51-0264558
Easton Meridian Limited Partnership	Maryland	8051	52-1473708
Edella Street Associates	Pennsylvania	8051, 8050	23-2261435
ElderCare Resources Corp.	Delaware	7380	23-3024672
Elmwood Health Resources, Inc.	Delaware	9995	22-3152462
Encare of Mendham, L.L.C.	New Jersey	8051	22-3027928
Encare of Pennypack, Inc.	Pennsylvania	8051	22-3407770
Encare of Quakertown, Inc.	Pennsylvania	8051	52-1669636
Encare of Wyncote, Inc.	Pennsylvania	8051	52-1669634
ENR, Inc.	Delaware	9995	22-3152461
Genesis ElderCare Centers – Belvedere, Inc.	Delaware	8051, 8050	23-2977792
Genesis ElderCare Centers – Chapel Manor, Inc.	Delaware	8051	23-2977794
Genesis ElderCare Centers – Harston, Inc.	Pennsylvania	8051, 8050	23-3046938
Genesis ElderCare Centers – Pennsburg, Inc.	Delaware	8051	23-2977796
Genesis ElderCare Centers I, L.P.	Delaware	9995	23-2977799
Genesis ElderCare Centers II, L.P.	Delaware	9995	23-2977800
Genesis ElderCare Centers III, L.P.	Delaware	9995	23-2977801
Genesis Eldercare Corp.	Delaware	8000	23-2908343
Genesis ElderCare Diagnostic Services, Inc.	Pennsylvania	8000	23-2687860
Genesis Eldercare Home Care Services, Inc.	Pennsylvania	8082	23-2653827
Genesis ElderCare Hospitality Services, Inc.	Pennsylvania	9995	23-2719870
Genesis ElderCare Living Facilities, Inc.	Pennsylvania	9995	23-2970543
Genesis Eldercare National Centers, Inc.	Florida	8051	16-1165279
Genesis ElderCare Network Services of Massachusetts, Inc.	Pennsylvania	9995	23-2983016
Genesis Eldercare Network Services, Inc.	Pennsylvania	8742, 8744	23-2107987
Genesis ElderCare Partnership Centers, Inc.	Delaware	9995	23-2977798
Genesis Eldercare Physician Services, Inc.	Pennsylvania	8000	06-1156428
Genesis Eldercare Properties, Inc.	Pennsylvania	9995	23-2854177
Genesis Eldercare Rehabilitation Services, Inc.	Pennsylvania	8000	23-2446104
Genesis Eldercare Staffing Services, Inc.	Pennsylvania	7361	23-2739597
Genesis ElderCare Transportation Services, Inc.	Pennsylvania	9995	23-2320742
Genesis Health Ventures of Arlington, Inc.	Pennsylvania	9995	23-2441212
Genesis Health Ventures of Bloomfield, Inc.	Pennsylvania	8051	52-1396502
Genesis Health Ventures of Clarks Summit, Inc.	Pennsylvania	8051	23-2410630
Genesis Health Ventures of Indiana, Inc.	Pennsylvania	9995	23-2739580
Genesis Health Ventures of Lanham, Inc.	Pennsylvania	8051	23-2512238
Genesis Health Ventures of Massachusetts, Inc.	Pennsylvania	8051, 8050	52-1396506
Genesis Health Ventures of Naugatuck, Inc.	Connecticut	8051	23-2410632
Genesis Health Ventures of New Garden, Inc.	Pennsylvania	6500	23-2430609
Genesis Health Ventures of Point Pleasant, Inc.	Pennsylvania	9995	23-2445367
Genesis Health Ventures of Salisbury, Inc.	Pennsylvania	8051, 8050	23-2462508

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Exact name of registrant as specified in its charter; address, including zip code, and telephone number, including area code, of registrant’s principal executive office (1)	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.

Genesis Health Ventures of Wayne, Inc.	Pennsylvania	9995	23-2378599
Genesis Health Ventures of West Virginia, Inc.	Pennsylvania	8051	23-2762256
Genesis Health Ventures of West Virginia, Limited Partnership	Pennsylvania	8051	23-2861977
Genesis Health Ventures of Wilkes-Barre, Inc.	Pennsylvania	8051, 8050	23-2410631
Genesis Health Ventures of Windsor, Inc.	Pennsylvania	8051	52-1396499
Genesis Healthcare Centers Holdings, Inc.	Delaware	8051	23-2739656
Genesis HealthCare Holding Company I, Inc.	Delaware	8051	62-1244182
Genesis HealthCare Holding Company II, Inc.	Delaware	8051	20-0063083
Genesis Immediate Med Center, Inc.	Pennsylvania	9995	23-2480051
Genesis of Palisado Avenue, Inc.	Connecticut	6500	06-1284742
Genesis Properties Limited Partnership	Pennsylvania	9995	23-2441213
Genesis Properties of Delaware Corporation	Delaware	8051	23-2585552
Genesis Properties of Delaware Ltd. Partnership, L.P.	Delaware	8051	23-2585566
Genesis SelectCare Corp.	Pennsylvania	8082	23-3013750
Genesis/VNA Partnership Holding Company, Inc.	Pennsylvania	9995	23-3044871
Genesis-Georgetown SNF/JV, L.L.C.	Delaware	6500	23-3044681
Geriatric & Medical Companies, Inc.	Delaware	8051	23-1713341
Geriatric and Medical Investments Corporation	Delaware	9995	23-2612900
Geriatric and Medical Services, Inc.	New Jersey	8051, 8050	22-1948394
GeriMed Corp.	Pennsylvania	9995	23-2715824
Glenmark Associates, Inc.	West Virginia	8051	55-0644737
Glenmark Associates – Dawnview Manor, Inc.	West Virginia	6500	62-1371199
Glenmark Limited Liability Company I	West Virginia	8051	55-0745431
Glenmark Properties I, Limited Partnership	West Virginia	6500	55-0673832
Glenmark Properties, Inc.	West Virginia	6500	55-0719053
GMA Partnership Holding Company, Inc.	West Virginia	6500	22-3407775
GMA-Brightwood, Inc.	West Virginia	6500	55-0727048
GMA-Madison, Inc.	West Virginia	8051	55-0726362
GMA-Uniontown, Inc.	Pennsylvania	8051	52-1627770
GMC Leasing Corporation	Delaware	9995	23-2687857
GMC-LTC Management, Inc.	Pennsylvania	9995	23-2747793
GMS Insurance Services, Inc.	Pennsylvania	8051	23-2755448
Governor’s House Nursing Home, Inc.	Delaware	9995	62-1280886
Greenspring Meridian Limited Partnership	Maryland	8051	52-1511188
Groton Associates of Connecticut, L.P.	Delaware	6500	22-3418341
Hammonds Lane Meridian Limited Partnership	Maryland	8051	52-1473130
Health Resources of Academy Manor, Inc.	Delaware	9995	04-3335616
Health Resources of Boardman, Inc.	Delaware	9995	22-3401509
Health Resources of Bridgeton, L.L.C.	New Jersey	9995	22-3380854
Health Resources of Brooklyn, Inc.	Delaware	9995	23-3043758
Health Resources of Cedar Grove, Inc.	New Jersey	8051	13-3244416
Health Resources of Cinnaminson, Inc.	New Jersey	6500	22-3085478
Health Resources of Cinnaminson, L.L.C.	New Jersey	9995	22-3476766
Health Resources of Colchester, Inc.	Connecticut	8051	22-2746534
Health Resources of Columbus, Inc.	Delaware	9995	22-3152443
Health Resources of Cranbury, L.L.C.	New Jersey	8051	22-3476765
Health Resources of Cumberland, Inc.	Delaware	8051	22-3400684
Health Resources of Eatontown, L.L.C.	New Jersey	8051	22-3639070
Health Resources of Emery, L.L.C.	New Jersey	8051	22-3476764

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Exact name of registrant as specified in its charter; address, including zip code, and telephone number, including area code, of registrant’s principal executive office (1)	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.

Health Resources of Englewood, Inc.	New Jersey	6500	22-3296095
Health Resources of Englewood, L.L.C.	New Jersey	8051	22-3476763
Health Resources of Ewing, Inc.	New Jersey	9995	22-2804978
Health Resources of Ewing, L.L.C.	New Jersey	9995	22-3476761
Health Resources of Fairlawn, L.L.C.	New Jersey	8051	22-3476756
Health Resources of Farmington, Inc.	Delaware	9995	22-3380855
Health Resources of Gardner, Inc.	Delaware	8051	22-3504502
Health Resources of Glastonbury, Inc.	Connecticut	8051	06-1248549
Health Resources of Groton, Inc.	Delaware	8051, 8050	22-3400685
Health Resources of Jackson, L.L.C.	New Jersey	8051	22-3476753
Health Resources of Lakeview, Inc.	New Jersey	8051	22-3305705
Health Resources of Lemont, Inc.	Delaware	9995	22-3401506
Health Resources of Marcella, Inc.	Delaware	8051	22-3152464
Health Resources of Middletown (RI), Inc.	Delaware	8051	22-3400681
Health Resources of Morristown, Inc.	New Jersey	8051	13-3244433
Health Resources of North Andover, Inc.	Delaware	9995	04-3335613
Health Resources of Ridgewood, L.L.C.	New Jersey	9995	22-3476751
Health Resources of Rockville, Inc.	Delaware	8051	22-3152531
Health Resources of South Brunswick, L.L.C.	New Jersey	8051	22-3638773
Health Resources of Troy Hills, Inc.	New Jersey	8051	23-3043762
Health Resources of Wallingford, Inc.	Delaware	8051	22-3400683
Health Resources of Warwick, Inc.	Delaware	8051	22-3400680
Health Resources of West Orange, L.L.C.	New Jersey	8051	22-3476750
Health Resources of Westwood, Inc.	Delaware	9995	22-3497189
Healthcare Resources Corp.	Pennsylvania	8051	23-2230755
Helstat, Inc.	West Virginia	9995	51-0300283
Hilltop Health Care Center, Inc.	Delaware	8051	04-3301036
HMNH Realty, Inc.	Delaware	9995	22-3633067
HNCA, Inc.	Pennsylvania	9995	23-2785958
Holly Manor Associates of New Jersey, L.P.	Delaware	6500	22-3222150
Horizon Associates, Inc.	West Virginia	8051	55-0737886
Horizon Mobile, Inc.	West Virginia	8000	55-0737884
Horizon Rehabilitation, Inc.	West Virginia	9995	62-1363823
House of Campbell (The)	West Virginia	8051	55-0545704
HR of Charlestown, Inc.	West Virginia	8051	22-3477666
HRWV Huntington, Inc.	West Virginia	8051	22-3457998
Innovative Health Care Marketing, Inc.	Pennsylvania	9995	23-2689243
Keystone Nursing Home, Inc.	Delaware	8051	51-0297154
Knollwood Manor, Inc.	Pennsylvania	8051	23-2770171
Knollwood Nursing Home, Inc.	Delaware	9995	62-1280882
Lake Manor, Inc.	Pennsylvania	9995	23-2860318
Lakewood Health Resources, Inc.	Delaware	9995	22-3152459
Laurel Health Resources, Inc.	Delaware	8051	22-3152456
Lehigh Nursing Homes, Inc.	Pennsylvania	8051	23-2655199
Life Support Medical Equipment, Inc.	Pennsylvania	9995	23-2767335
Life Support Medical, Inc.	Pennsylvania	8000	23-2746315
LRC Holding Company	Delaware	9995	23-3044860
LWNR, Inc.	Delaware	9995	22-3152457
Mabri Convalescent Center, Inc.	Connecticut	8051	06-0878721
Manor Management Corp. of Georgian Manor, Inc.	Pennsylvania	9995	25-1457419

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Exact name of registrant as specified in its charter; address, including zip code, and telephone number, including area code, of registrant’s principal executive office (1)	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.

Marlinton Associates, Inc.	West Virginia	6500	23-3044872
Marlinton Partnership Holding Company, Inc.	West Virginia	6500	23-3044873
McKerley Health Care Center – Concord Limited Partnership	New Hampshire	9995	02-0460145
McKerley Health Care Center – Concord, Inc.	New Hampshire	9995	02-0451877
McKerley Health Care Centers, Inc.	New Hampshire	8051, 8050, 6510	02-0383707
McKerley Health Facilities	New Hampshire	6500	02-0325154
Mercerville Associates of New Jersey, L.P.	Delaware	6500	22-3222151
Meridian Edgewood Limited Partnership	Maryland	8051	52-1496208
Meridian Health, Inc.	Pennsylvania	8051	23-2739582
Meridian Healthcare Investments, Inc.	Maryland	8051, 8050	52-1542857
Meridian Healthcare, Inc.	Pennsylvania	8051	23-2739581
Meridian Perring Limited Partnership	Maryland	8051	52-1496204
Meridian Valley Limited Partnership	Maryland	8051	52-1496207
Meridian Valley View Limited Partnership	Maryland	8051	52-1496201
Meridian/Constellation Limited Partnership	Maryland	8051	52-1496206
MHNR, Inc.	Delaware	9995	23-3043763
Middletown (RI) Associates of Rhode Island, L.P.	Delaware	6500	25-1835234
Milford ALF L.L.C.	Delaware	8050	23-2999538
Millville Meridian Limited Partnership	Maryland	8051, 8050	52-1399549
MNR, Inc.	Delaware	9995	22-3152453
Montgomery Nursing Homes, Inc.	Pennsylvania	8051	23-2664812
Multicare AMC, Inc.	Delaware	9995	36-4084741
Multicare Companies, Inc. (The)	Delaware	8051	22-3152527
Norristown Nursing and Rehabilitation Center Associates, L.P.	Pennsylvania	8051	23-2807623
North Cape Convalescent Center Associates, L.P.	Pennsylvania	8051	23-2791205
Nursing and Retirement Center of the Andovers, Inc.	Massachusetts	8051	04-2901211
Oak Hill Health Care Center	Virginia	9995	54-1630936
PHC Operating Corp.	Delaware	9995	34-1720422
Philadelphia Avenue Associates	Pennsylvania	8051, 8050	23-2322306
Philadelphia Avenue Corporation	Pennsylvania	8051, 8050	23-2322120
Pocahontas Continuous Care Center, Inc.	West Virginia	8051	55-0622906
Point Pleasant Haven Limited Partnership	West Virginia	9995	55-0658769
Pompton Associates, L.P.	New Jersey	6500	22-3027748
Pompton Care, L.L.C.	New Jersey	8051	22-3476780
Prescott Nursing Home, Inc.	Massachusetts	8051	04-2382529
Prospect Park LTC Management, Inc.	Pennsylvania	9995	23-3044677
Providence Funding Corporation	Delaware	9995	34-1725613
Providence Health Care, Inc.	Delaware	8051	52-1630968
Raleigh Manor Limited Partnership	West Virginia	8051	55-0708646
Respiratory Health Services, L.L.C.	Maryland	8000	52-2054967
Rest Haven Nursing Home, Inc.	West Virginia	8051	55-0487876
RHS Membership Interest Holding Company	Pennsylvania	8000	23-2877674
Ridgeland Health Resources, Inc.	Delaware	9995	22-3152450
River Street Associates	Pennsylvania	8051	23-2266676
Rivershores Health Resources, Inc.	Delaware	9995	23-2266676
RLNR, Inc.	Delaware	9995	22-3152448
Roephel Convalescent Center, L.L.C.	New Jersey	8051	22-3476781

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Exact name of registrant as specified in its charter; address, including zip code, and telephone number, including area code, of registrant’s principal executive office (1)	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.

Romney Health Care Center Ltd., Limited Partnership	West Virginia	8051	55-0689584
Rose Healthcare, Inc.	New Jersey	9995	55-0487876
Rose View Manor, Inc.	Pennsylvania	8051, 8050	23-2476091
RSNR, Inc.	Delaware	9995	22-3152532
RVNR, Inc.	Delaware	9995	22-3152530
Sarah Brayton Partnership Holding Company (The)	Massachusetts	8051	22-3506196
S.T.B. Investors, LTD.	New York	8051	22-1995943
Schuylkill Nursing Homes, Inc.	Pennsylvania	8051	23-2523483
Seminole Meridian Limited Partnership	Maryland	9995	52-1421069
Senior Living Ventures, Inc.	Pennsylvania	8051	23-2663125
Senior Source, Inc.	Massachusetts	9995	04-3238894
Sisterville Haven Limited Partnership	West Virginia	8051	55-0658768
Snow Valley Health Resources, Inc.	Delaware	9995	22-3152529
Solomont Family Medford Venture, Inc.	Massachusetts	8051	04-2931202
Somerset Ridge General Partnership	Massachusetts	8051, 6500	04-3334160
Somerset Ridge Limited Partnership	Massachusetts	8051	04-3340022
Stafford Convalescent Center, Inc.	Delaware	8051	22-3152441
State Street Associates, Inc.	Pennsylvania	6500	23-2446105
State Street Associates, L.P.	Pennsylvania	6500	23-2799332
Straus Group-Hopkins House, L.P. (The)	New Jersey	8051	22-3032436
Straus Group-Old Bridge, L.P. (The)	New Jersey	6500	22-3046667
Straus Group-Quakertown Manor, L.P. (The)	New Jersey	8051	22-3032438
Straus Group-Ridgewood, L.P. (The)	New Jersey	6500	22-3046668
SVNR, Inc.	Delaware	9995	22-3152528
Teays Valley Haven Limited Partnership	West Virginia	8051	55-0708647
Therapy Care Systems, L.P.	Pennsylvania	9995	23-2651973
TMC Acquisition Corp.	New Jersey	9995	22-3256018
Tri State Mobile Medical Services, Inc.	West Virginia	8000	55-0663149
Valley Medical Services, Inc.	Pennsylvania	9995	23-2268995
Valley Transport Ambulance Service, Inc.	Pennsylvania	9995	23-2149104
Versalink, Inc.	Delaware	9995	16-1482283
Villas Realty & Investments, Inc.	Pennsylvania	8051	23-2531570
Volusia Meridian Limited Partnership	Maryland	9995	52-1493169
Wallingford Associates of Connecticut, L.P.	Delaware	6500	22-3418343
Walnut LTC Management, Inc.	Pennsylvania	9995	23-2823145
Warwick Associates of Rhode Island, L.P.	Delaware	6500	25-1835232
Wayside Nursing Home, Inc.	Delaware	9995	62-1280884
Weisenfluh Ambulance Service, Inc.	Pennsylvania	9995	23-2525652
West Phila. LTC Management, Inc.	Pennsylvania	9995	23-2743252
Westford Nursing and Retirement Center, Inc.	Massachusetts	8051	04-3156601
Ye Olde Ambulance Company, Inc.	Pennsylvania	9995	23-2566747
York LTC Management, Inc.	Pennsylvania	9995	23-3044678
Willow Manor Nursing Home, Inc.	Massachusetts	8051	04-2459349
Wyncote Healthcare Corp.	Pennsylvania	8050	23-2343449

(1)
The address for each of the above registrant’s principal executive offices is c/o Genesis HealthCare Corporation, 101 East State Street, Kennett Square, Pennsylvania 19348 and the telephone number is (610) 444-6350.

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PROSPECTUS

OFFER TO EXCHANGE

$225,000,000 aggregate principal amount of our 8% Senior Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, as amended, for any and all of our outstanding 8% Senior Subordinated Notes due 2013

This prospectus and the accompanying letter of transmittal relate to our offer to exchange up to $225,000,000 in aggregate principal amount of our registered 8% Senior Subordinated Notes due 2013, which we refer to as the “exchange notes,” for all of our outstanding unregistered 8% Senior Subordinated Notes due 2013, which we refer to as the “initial notes.” The form and terms of the exchange notes are the same as the form and terms of the initial notes, except that the exchange notes (i) will have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, therefore, are not subject to restrictions on transfer applicable to the initial notes; (ii) will bear a different CUSIP number; and (iii) will not be entitled to the rights of holders of initial notes under the registration rights agreement. The exchange notes will evidence the same debt as the initial notes and will be issued pursuant to, and will be entitled to the benefits of, the Indenture, dated as of October 28, 2003, as supplemented by the Supplemental Indenture, dated as of January 20, 2004, which we refer to collectively as the “indenture,” between us, substantially all of our subsidiaries and The Bank of New York, as trustee, which also governs the initial notes.

Material Terms of the Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on July 22, 2004, unless extended.

•	In any event, the exchange offer will be open for at least 20 full business days.

•	Upon the terms and subject to the conditions of this exchange offer, all initial notes that are validly tendered and not withdrawn will be exchanged.

•	The exchange notes are registered under the Securities Act and, as a result, will generally not be subject to the transfer restrictions applicable to the initial notes.

•	You may withdraw tenders of initial notes at any time before the expiration of the exchange offer.

•	You may only tender the initial notes in denominations of $1,000 and integral multiples of $1,000.

•	If you fail to tender your initial notes, you will continue to hold unregistered, restricted securities and your ability to transfer them will be adversely affected.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of initial notes for the exchange notes should not be a taxable exchange for United States federal income tax purposes.

•
No established trading market for the exchange notes currently exists and we do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for any automated quotation system to quote them.

•	The exchange offer is subject to customary conditions.

Participating in the exchange offer involves risks. Risk factors begin on page 17.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer, nor determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 17, 2004.

All references to “GHC,” “we,” “our,” “us,” and similar terms in this prospectus refer to Genesis HealthCare Corporation together with its subsidiaries. All references to “NCI” and “NeighborCare” in this prospectus refer to NeighborCare, Inc. (formerly Genesis Health Ventures, Inc.) together with its subsidiaries.

You should rely only upon the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our trade, financial condition, results of operations and prospects may have changed since that date.

This prospectus includes market share and industry data and forecasts that we obtained from industry publications and surveys, reports of governmental agencies and internal company surveys. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on the most currently available market data. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

This prospectus contains summaries of the terms of certain documents. These summaries are qualified in their entirety by reference to the full and complete text of such documents (copies of which will be made available to you upon request to us) for complete information with respect thereto.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Statements made in this prospectus, and in our other public filings and releases, which are not historical facts contain “forward-looking” statements that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to:

•	statements contained in “Risk Factors;”

•
statements contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the notes to our financial statements, such as demographic trends and our ability to take advantage of such demographic trends; the expected impact of recently implemented staffing and retention programs; our ability to meet our working capital requirements, debt service, future cash needs, capital expenditure and lease requirements; the anticipated receipt of less than significant

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proceeds from future asset sales in fiscal 2004; our potential extension of credit to our joint venture partners; the expected changes in and effects of government legislation and regulation on our business; estimates in our pro forma financial data and critical accounting policies, including the adequacy of our allowance for doubtful accounts, any anticipated impact of long- lived asset impairments and our ability to provide for outstanding losses and loss expenses for self-insured programs; the incremental costs of being an independent public company; the estimated cost savings of our pharmacy services agreement and amendments thereto; legal proceedings; and disclosure in “— Quantitative and Qualitative Disclosures About Market Risk;” and

•
statements contained in “Business” concerning contract renewals, government regulations and the Medicare and Medicaid programs, reimbursement for services provided, demographic trends, strategy, competitive strengths, corporate integrity programs, insurance coverage and insurance reserves, environmental matters and legal proceedings.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. You are cautioned that these statements are not guarantees of future performance and that actual results and trends in the future may differ materially.

Factors that could cause actual results to differ materially include, but are not limited to the following, which are discussed more fully in “Risk Factors:”

•	our substantial level of indebtedness;

•	our ability to control operating costs and generate sufficient cash flow to meet operational and financial requirements;

•	our covenants and restrictions contained in financing agreements which limit our discretion in the operation of our business;

•	our reliance on payments from our subsidiaries;

•	the difficulty in evaluating certain of our financial information due to the spin-off and a lack of comparability following our subsidiaries’ emergence from bankruptcy;

•	our limited operating history as an independent entity and our inability to rely on NCI to provide business diversification and capital resources;

•	the availability of financial and other resources to us as a separate company;

•	the ability to successfully engage in acquisitions and other strategic transactions;

•	federal income tax liabilities and indemnification obligations related to the spin-off;

•	potential conflicts of interest as a result of continuing relationships with NCI;

•	the ability of NCI, as our single largest supplier of pharmaceutical products and services, to act as a stand-alone entity;

•	changes in the reimbursement rates or methods of payment from Medicare and Medicaid, or the implementation of other measures to reduce the reimbursement for our services;

•	the expiration of enactments providing for additional governmental funding;

•	the impact of federal and state regulations;

•	changes in case mix, payor mix and payment methodologies;

•	further consolidation of managed care organizations and other third-party payors;

•	competition in our businesses;

•	an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance;

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•	competition for and the availability of qualified staff in the healthcare industry;

•	our ability, and the ability of our subsidiary guarantors, to fulfill debt obligations;

•	an economic downturn or changes in the laws affecting our business in those markets in which we operate; and

•	acts of God or public authorities, war, civil unrest, terrorism, fire, floods, earthquakes and other matters beyond our control.

In addition to these factors and any risks and uncertainties specifically identified in the text surrounding forward-looking statements, any statements in this prospectus that warn of risks or uncertainties associated with future results, events or circumstances also identify factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable securities law.

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SUMMARY

This summary highlights information relating to our company and this exchange offer. More detailed discussions of this information are included elsewhere in this prospectus. Before making an investment decision, you should read this entire prospectus, including the risk factors and our financial statements and the related notes included elsewhere in this prospectus. References in this prospectus to “we,” “us,” “our” and “GHC” refer to Genesis HealthCare Corporation and its subsidiaries on a combined basis, unless the context indicates otherwise.

Genesis HealthCare Corporation

We are one of the largest providers of healthcare and support services to the elderly in the United States. Within our network of geographically concentrated facilities, we offer services focusing on the primary medical, physical and behavioral issues facing the medically complex elderly population.

Our business is comprised of two primary businesses: inpatient services and rehabilitation services. These segments are supported by complementary service capabilities.

Approximately 89% of our net revenues are generated through inpatient services. Our inpatient services business is offered through a network of skilled nursing and assisted living centers primarily located in the eastern United States. Our eldercare centers are concentrated in the states of Pennsylvania, New Jersey, Maryland and Massachusetts. We currently own, lease, manage or jointly-own 216 eldercare facilities, consisting of 193 skilled nursing facilities and 23 assisted living facilities with 26,401 beds, including three skilled nursing facilities with 561 beds that have been identified as held for sale.

Our rehabilitation therapy business, which represents approximately 8% of our net revenues, provides an extensive range of rehabilitation therapy services to the elderly, including speech pathology, physical therapy and occupational therapy in our eldercare regional market concentrations. These services are provided by approximately 4,300 licensed rehabilitation therapists and assistants employed or contracted by us at substantially all of the eldercare facilities we operate, as well as by contract to third-party healthcare facilities and through our 13 outpatient rehabilitation sites.

Our Industry

The aging of the population and increased life expectancies are the primary driving forces behind the growth of the nursing and assisted living facilities market in the United States. According to the United States Census Bureau, in 2000, there were approximately 35 million Americans aged 65 or older, comprising approximately 13% of the total United States population. The number of Americans aged 65 or older is expected to climb to approximately 40 million by 2010 and to approximately 54 million by 2020. There are approximately 16,500 nursing homes with approximately 1.8 million total beds certified to provide Medicare and/or Medicaid services in the United States. On average, approximately 3.5 million people live in nursing homes during the course of a year. We believe that these demographic trends will support a growing demand for the services provided by nursing and assisted living facility operators that deliver the most efficient, responsive, cost-effective and highest quality eldercare services to support a full range of needs and acuity levels.

Congress has enacted five major laws during the past six years that have significantly altered payment for skilled nursing facilities and medical ancillary services. The Balanced Budget Act, signed into law on August 5, 1997, reduced federal spending on Medicare and Medicaid programs. The Medicare Balanced Budget Refinement Act, enacted in November 1999, addressed a number of the funding difficulties caused by the Balanced Budget Act. The Benefits Improvement and Protection Act, enacted on December 15, 2000, further modified the law and restored additional funding. The Jobs and Growth Tax Reconciliation Act of 2003, enacted on May 28, 2003, provided temporary fiscal relief to states through an increase in federal support. This temporary increase in Federal support has helped

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stabilize state Medicaid programs. The Medicare Modernization Act, enacted on December 8, 2003, created a new Medicare pharmacy benefit, created incentives for greater private competition within Medicare, adjusted coverage and payment terms for a number of providers and reformed the administration of the Medicare benefit. For a discussion of the effect of laws upon our business, see “Risk Factors — Risks Relating to Our Business.”

Government funded programs, principally Medicaid and Medicare, provide approximately 80% of our revenue. Over the past five years, changes in funding from these government sources has had a significant impact on our cash flows and profitability. Through trade and other organizations, we actively participate in partnership with other healthcare providers to pursue strategies to minimize any potentially adverse impact of government funding proposals. We believe the continuation of government funding at levels sufficient to operate our business profitably is our greatest financial risk.

See “Management’s Discussion and Analysis or Financial Condition — Revenue Sources” and “Business — Revenue Sources” and “— Government Regulation.”

Our Strategy

The principal elements of our business strategy are to:

Focus on quality care.     We are focused on qualitative and quantitative clinical performance measures in order to enhance and continuously improve the care provided in our facilities. Among other things, our management is financially incentivized to improve clinical performance and we employ physician executives who are administratively and clinically accountable for clinical care and quality improvement.

Focus on operations.     We are focused on the key areas that improve revenues, profits and cash flows. We are continually engaged in various efforts to improve our profitability by focusing on key operational initiatives, including:

•
leveraging our reputation for providing effective clinical outcomes in elderly care and rehabilitation to improve the quality of our payor mix by increasing our census of higher acuity Medicare patients;

•	improving nursing staff scheduling and retention and reducing reliance on overtime compensation and temporary nursing agency services;

•
capitalizing on best demonstrated practices in various areas of cost control, such as purchasing, centralization of certain key administrative processes and leveraging our investments in information technology; and

•	managing our working capital.

Strengthen our presence in existing markets.     To grow revenues and profitability, we intend to invest selectively in attractive assets within our geographic concentrations, allowing us to leverage existing operations and to achieve greater operating efficiencies. In addition, we will seek opportunities to increase the number of managed eldercare centers within our markets.

Our Competitive Strengths

We believe the following competitive strengths will enable us to continue to improve our profitability and cash flow:

Geographically focused network.     We are regionally focused and, within our markets, we have developed strong referral networks with hospitals and discharge planners. By focusing our operations in specific markets, we have achieved lower operating costs through greater purchasing power, operating efficiencies and economies of scale. We are also able to design and customize our systems and services to meet the specific needs of each of our markets.

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High acuity capabilities.     We focus on clinically complex elderly patients who require extensive therapies and treatments to stabilize health problems before returning home or transitioning into a permanent long-term care setting. Over 90% of our patients come to our facilities directly from an acute care hospital and require assistance to perform daily activities. Private insurance companies and other third-party payors have recognized that treating patients requiring complex care in eldercare facilities, such as those operated by us, is a cost- effective alternative to treatment in an acute care hospital.

High quality eldercare services.     We believe we have a reputation as a leading provider of high quality eldercare services. As a result, we have excellent relationships with hospitals and discharge planners, our primary referral sources. We maintain a corporate compliance program to monitor and collect regulatory compliance data and to enhance and continuously improve the care provided in our facilities.

Significant facility ownership.     We own rather than lease a majority of our eldercare facilities, unlike a number of our competitors. Excluding facilities held for sale, we own 126 facilities with 15,931 beds, which represents approximately 78% of the total number of beds we own or lease. We believe that owning properties increases our operating and financial flexibility by enabling us to control more directly our occupancy costs, divest facilities and exit markets at our discretion and refurbish or remodel facilities in order to satisfy market demand.

Admissions and discharge planning.     We have developed a successful model to process admissions through the automated tracking of bed availability and specialty care capacity at each of our facilities. Our model utilizes a multifaceted approach including clinical care coordinators and toll-free phone lines to assist our marketing staff and direct referral sources. As a result of our efforts, we have consistently achieved higher occupancy levels as compared to industry averages. For the twelve month period ended December 31, 2003, our occupancy level was approximately 91% compared to the industry average occupancy level of approximately 88%, as reported in the December 2003 Nursing Facility State Occupancy Rate and Median Facility Occupancy Rate for Certified Beds CMS OSCAR Data Current Surveys issued by the American Health Care Association.

Stable and experienced management team.     While we operate in a healthcare sector which has experienced significant volatility primarily due to a constantly changing reimbursement environment, our management team has remained substantially intact, with many years of operating experience working together. Our management team’s collective experience allows us to address effectively the continuing challenges facing the industry while providing the stability necessary to achieve meaningful operational and financial improvements.

Separation from NCI

NCI spun-off our company to its shareholders by way of a pro rata distribution of all of our shares of common stock. The distribution was made to NCI’s shareholders of record on October 15, 2003 and was completed on December 1, 2003. As a result of our spin-off from NCI, we are now an independent public company and NCI has no continuing stock ownership in us. Prior to the spin-off, NCI’s operations were comprised of two primary business segments: pharmacy services and inpatient services, complemented by an array of other service capabilities. As a result of the spin-off, we own and operate the inpatient services business, together with the former NCI rehabilitation therapy, diagnostic, respiratory and management services businesses.

The primary corporate purpose for the spin-off was to enhance the prospects of success of both GHC and the NeighborCare® pharmacy business by permitting each business to target employee incentives better, have direct access to capital markets, isolate operating risks and improve sales and marketing opportunities. Recognizing each business’s own substantially different financial, investment and operating characteristics, human resource demands, return on invested capital profiles, capital requirements and growth opportunities, we expect that the separation of GHC from the NeighborCare

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pharmacy business will enable us to adopt strategies and pursue objectives that are focused on our businesses.

In connection with our spin-off from NCI, we entered into a senior credit facility that provides for a $185.0 million term loan, which is fully drawn, and a $75.0 million revolving credit facility, of which $72.9 million is currently available after giving effect to $2.1 million in outstanding letters of credit issued under the revolving credit facility. Of the $410.0 million of borrowings under the offering of the initial notes and the senior credit facility, we retained $125.3 million to fund working capital and other requirements, including the ElderTrust transactions, expended approximately $9.3 million for financing related fees, made $1.9 million of scheduled principal payments, transferred $218.5 million to NCI to repay existing indebtedness of NCI, and transferred $55.0 million to NCI in connection with the spin-off. For a discussion of the ElderTrust transactions, See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Certain Transactions and Events — ElderTrust Transactions.”

We also entered into several agreements with NCI in connection with the spin-off. For a discussion of these agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Certain Transactions and Events — Distribution Transactions.”

Recent Developments

Purchase of Joint Venture Interests

On January 5, 2004, we acquired our joint venture partner’s interest in two Massachusetts skilled nursing facilities which we previously managed. We previously owned a 50% interest in one facility and a 20% interest in the other. Upon completion of the transaction, we own 100% of both facilities and acquired approximately $6.0 million of working capital along with the property and equipment of the two nursing facilities having a total of 318 beds. The aggregate consideration consisted of $6.0 million in cash and the assumption of debt in the amount of approximately $20.0 million, $12.5 million of which was repaid following completion of the transaction.

Amended Pharmacy Services Agreement

On May 7, 2004, we and NeighborCare Pharmacy Services, Inc., or “NCPS,” amended the master agreement for pharmacy, pharmacy consulting and related products and services to correct a pricing error in the original agreement specifically related to intravenous drugs. The financial impact of the amendment increases our pharmacy costs $1.3 million on an annualized basis, which has been reflected in our financial results. The amendment also accelerates by nine months our ability to renegotiate pricing with NCPS. We believe that the amendments offer substantially equal value to both organizations. Beginning December 1, 2003, the pharmacy services agreement, as amended, extends approximately $6.6 million of annual pharmacy cost savings to GHC as compared to our pricing prior to the spin-off, which has been reflected in our financial results.

Debt Repayment

On May 14, 2004, we made a $25.0 million prepayment of the term loan portion of our senior credit facility.

Our executive offices are located at 101 East State Street, Kennett Square, Pennsylvania 19348, and our telephone number is (610) 444-6350.

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The Exchange Offer

Issuer	Genesis HealthCare Corporation

Initial Notes
On October 28, 2003, we sold to the initial purchasers $225 million in aggregate principal amount of our 8% senior subordinated notes due 2013. In this prospectus we refer to these senior subordinated notes as the “initial notes.” The initial purchasers resold the initial notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to persons other than United States persons in offshore transactions meeting the requirements of Regulation S under the Securities Act.

Initial Notes Subsidiary Guarantees
All payments with respect to the initial notes, including principal and interest, are fully and unconditionally guaranteed on a senior subordinated basis by substantially all of our existing and future domestic subsidiaries. On December 1, 2003, upon consummation of our spin-off from NCI, NCI and certain of our subsidiaries that do not currently guarantee our senior credit facility were released as guarantors of the initial notes and are no longer parties to the indenture. Effective January 20, 2004, we and our subsidiary guarantors entered into a supplemental indenture with The Bank of New York, as trustee, in order to add new subsidiary guarantors. The guarantee of each subsidiary guarantor is its senior subordinated obligation and is subordinated to all of its existing and future senior indebtedness, including its guarantee of our senior credit facility.

Registration Rights Agreement
We sold the initial notes in a private placement in reliance on Section 4(2) of the Securities Act. When we sold the initial notes, we entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to provide to you and all other holders of the initial notes the opportunity to exchange your unregistered initial notes for substantially identical exchange notes that we have registered under the Securities Act.

The registration rights agreement also requires us to:

•
file a registration statement on or prior to April 15, 2004, enabling holders to exchange the initial notes for exchange notes with substantially identical terms, but which have been registered under the Securities Act;

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•	use our reasonable best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to June 30, 2004;

•
use our reasonable best efforts to consummate the exchange offer within 30 business days (or longer, if required by the federal securities laws) after the effectiveness of the exchange offer registration statement; and

•	file a shelf registration statement for the resale of the initial notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

This exchange offer is being made for the purpose of fulfilling our obligations under the registration rights agreement.

If we and the guarantors do not comply with these registration obligations, we will be required to pay additional interest to holders of the initial notes under certain circumstances. See “Description of the Exchange Notes — Registration Rights; Additional Interest.”

The Exchange Offer
We are offering to exchange $1,000 principal amount of the exchange notes for each $1,000 principal amount of your initial notes. As of the date of this prospectus, $225 million aggregate principal amount of the initial notes are outstanding. For procedures for tendering, see “The Exchange Offer — Procedures for Tendering Initial Notes.”

Expiration Date
This exchange offer will expire at 5:00 p.m., New York City time, on July 22, 2004, unless we extend it. If we extend the exchange offer, the expiration date will be the latest date and time to which we extend the exchange offer. In any event, the exchange offer will be open for at least 20 full business days.

Accrued Interest on the Exchange Notes
The exchange notes will accrue interest from the most recent date on which interest was paid on the initial notes or, if no interest has been paid, from the date of issuance of the initial notes. See “The Exchange Offer — Terms of the Exchange Offer.”

Required Representations	In order to participate in the exchange offer, you will be required to make representations to us in a letter of transmittal, including representations that:

•	neither you nor any other person acquiring exchange notes on your behalf is our “affiliate” within the meaning of Rule 405 under the Securities Act;

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•	the person acquiring the exchange notes is acquiring them in the ordinary course of its business; and

•
neither you nor any other person acquiring exchange notes on your behalf is engaged in, nor intends to engage in, nor has any arrangement or understanding with any person or entity to participate in, a distribution of the exchange notes.

Resale of Notes
Based upon interpretations by the staff of the SEC set forth in no action letters issued to unrelated third parties, we believe that the exchange notes issued pursuant to this exchange offer in exchange for initial notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity to participate in, a distribution of the exchange notes; and

•
you deliver a prospectus, as required by law, in connection with any resale of the exchange notes, if you are a broker-dealer that receives exchange notes for your own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities. See “Plan of Distribution.”

If you are an affiliate of ours, or are engaging in or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, then:

•	you may not rely on the applicable interpretations of the staff of the SEC;

•	you will not be permitted to tender initial notes in the exchange offer; and

•	you must comply with the registration and delivery requirements of the Securities Act in connection with any resale of the initial notes.

Each participating broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for initial notes that

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were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any broker-dealer that acquired initial notes directly from us may not rely on the applicable interpretations of the staff of the SEC, may not participate in the exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act (including being named as a selling securityholder) in connection with any resales of the initial notes. In addition, we have not submitted a no-action letter and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer.

Conditions of the Exchange Offer
The exchange offer is subject to certain customary conditions, which we may waive. See “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Initial Notes	If you wish to accept the exchange offer, you must send to The Bank of New York, the exchange agent, on or before the expiration date either:

•	a completed letter of transmittal, together with your initial notes and any other required documentation; or

•	a transmittal through The Depository Trust Company (“DTC”) Automated Tender Offer Program system under which you agree to be bound by the terms of the letter of transmittal.

If you wish to participate in the exchange offer and cannot comply with either of these procedures on a timely basis, then you can comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, you will be making the representations described under “The Exchange Offer — Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners

If you are a beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and

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executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register ownership of the initial notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. You may not be able to complete this transfer before the expiration date.

Guaranteed Delivery Procedures
If you wish to tender your initial notes and time will not permit the documents required in the letter of transmittal to reach the exchange agent prior to the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, you can participate in the exchange offer by following the guaranteed delivery procedures described under “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Initial Notes and Delivery of Exchange Notes

We will accept for exchange any and all initial notes that are validly tendered in the exchange offer and not withdrawn before the offer expires. The exchange notes will be delivered promptly following the exchange offer.

Withdrawal Rights	You may withdraw your tender of initial notes at any time before the exchange offer expires.

Federal Income Tax Consequences
We believe that the exchange of an initial note for a exchange note in the exchange offer will not be a taxable event for United States federal income tax purposes. Consequently, you will not recognize any gain or loss upon receipt of the exchange notes. See “Certain United States Federal Income Tax Considerations” for a more detailed description of the tax consequences of the exchange.

Accounting Treatment	We will not recognize any gain or loss on the exchange of initial notes for exchange notes. See “The Exchange Offer — Accounting Treatment.”

Fees and Expenses	We will pay all fees and expenses incident to the consummation of the exchange offer.

Consequences of Failure to Exchange Initial Notes

If you are eligible to participate in the exchange offer and you do not tender your initial notes, then you will continue to hold your initial notes and you will be subject to all the limitations and restrictions on transfer applicable to such initial notes. Generally, untendered initial notes will remain restricted securities and may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction

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not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the initial notes under the Securities Act. We expect that the trading market for the initial notes will be significantly less liquid than the trading market for the exchange notes. See “Risk Factors — You may have difficulty selling the initial notes that you do not exchange.”

Exchange Agent
The Bank of New York, the trustee under the indenture, is the exchange agent. The address, telephone number and facsimile number of the exchange agent are listed under “The Exchange Offer — Exchange Agent.”

The Exchange Notes

The exchange notes will evidence the same debt as the initial notes, which they replace, and the outstanding initial notes are, and the exchange notes will be, governed by the same indenture under which the initial notes were issued. The summary below describes the principal terms of the exchange notes. We sometimes refer to the initial notes and the exchange notes collectively in this prospectus as the notes. See “Description of the Exchange Notes” for a more detailed description of the terms and conditions of the exchange notes.

Notes Offered	We are offering to exchange the initial notes for $225 million aggregate principal amount of our 8% senior subordinated notes due 2013, which have been registered under the Securities Act.

The form and terms of the exchange notes are the same as the form and terms of the initial notes, except:

•	the exchange notes will be issued in a transaction that will have been registered under the Securities Act;

•	the exchange notes will bear a different CUSIP number; and

•	the holders of the exchange notes will not be entitled to the rights of the holders of the initial notes under the registration rights agreement.

Exchange Notes Subsidiary Guarantees
All payments with respect to the exchange notes, including principal and interest, will be fully and unconditionally guaranteed on a senior subordinated basis by substantially all of our existing subsidiaries and our future domestic subsidiaries. The guarantee of each subsidiary guarantor will be its senior subordinated obligation and will be subordinated to all of its existing and future senior indebtedness, including its guarantee of our senior credit facility.

Maturity Date	October 15, 2013

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Interest Payment Dates	April 15 and October 15, commencing April 15, 2004

Rankings	The exchange notes and the related guarantees will be unsecured and:

•	subordinated in right of payment to all of our and our subsidiary guarantors’ respective existing and future senior indebtedness, including our senior credit facility;

•	effectively subordinated in right of payment to all of our non-guarantor subsidiaries’ existing and future indebtedness and other liabilities;

•	equal in right of payment to our and our subsidiary guarantors’ respective future senior subordinated indebtedness; and

•	senior in right of payment to our and our subsidiary guarantors’ respective future subordinated indebtedness.

As of March 31, 2004:

•
our outstanding senior indebtedness was $236.8 million. Our subsidiary guarantors had guaranteed senior indebtedness of $184.5 million, which consists exclusively of guarantees of our borrowings under the term loan portion of our senior credit facility, in addition to $34.1 million of mortgage and other secured debt; and

•	our non-guarantor subsidiaries had approximately $86.0 million of liabilities outstanding, excluding intercompany liabilities.

As of March 31, 2004, the notes and the related guarantees were subordinated to approximately $304.6 million of senior indebtedness, including non-guarantor obligations to which the notes and the related guarantees are effectively subordinated.

Optional Redemption
At any time prior to October 15, 2006, we may redeem up to 35% of the aggregate principal amount of the exchange notes at a redemption price of 108% of the principal amount thereof, plus accrued and unpaid interest, if any, with the net cash proceeds of any equity offering, provided that at least 65% of the original aggregate principal amount of the exchange notes remains outstanding after the redemption and the redemption occurs within 90 days of the closing of such equity offering. Except pursuant to the foregoing, the exchange notes are not redeemable at our option prior to October 15, 2008. See “Description of the Exchange Notes — Optional Redemption.”

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After October 15, 2008, we may redeem some or all of the exchange notes at any time at the redemption prices described under the heading “Description of the Exchange Notes — Optional Redemption.”

Change of Control
Upon specified change of control events, unless we have exercised our option to redeem all of the exchange notes as described above, each holder of an exchange note will have the right to require us to repurchase all or a portion of its exchange notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Exchange Notes — Change of Control.”

Covenants
We will issue the exchange notes pursuant to the same indenture under which the initial notes were issued. The indenture, among other things, limits our ability and that of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	issue preferred stock;

•	pay dividends or make other distributions to our shareholders;

•	repurchase our stock;

•	make other restricted payments and investments;

•	create liens;

•	incur restrictions on the ability of our or their subsidiaries to pay dividends or other payments to us or them;

•	sell or otherwise dispose of certain assets;

•	consolidate, merge or sell all of our assets;

•	prepay, redeem or repurchase subordinated debt;

•	enter into transactions with affiliates;

•	engage in certain business activities; and

•	incur indebtedness that is subordinate to any senior debt and senior in right of payment to the exchange notes.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of the Exchange Notes — Certain Covenants.”

Use of Proceeds	Neither we nor any subsidiary guarantor will receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. See “Use of Proceeds.”

For a discussion of risks that should be considered before deciding to exchange your initial notes for exchange notes, see “Risk Factors.”

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Summary Financial and Operating Data

The summary financial and operating data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this prospectus. Our combined statement of operations data for the years ended September 30, 2003, 2002 and 2001 and our combined balance sheet data as of September 30, 2003 and 2002 have been derived from our audited combined financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP, whose report is included elsewhere in this prospectus. Our statement of operations data for the six months ended March 31, 2004 and 2003 and our balance sheet data as of March 31, 2004 have been derived from our unaudited condensed financial statements included elsewhere in this prospectus. The historical financial data presented for periods and as of dates prior to the December 1, 2003 spin-off were prepared using a number of estimates and allocations of assets, liabilities, revenues and expenses. As a consequence, such historical financial data below may not be indicative of our future performance and does not reflect the results of operations and financial position we would have had if we had operated as a separate, stand-alone entity during the periods and as of the dates presented.

Upon emergence from our Chapter 11 bankruptcy proceeding on October 2, 2001, we adopted the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting By Entities in Reorganization Under the Bankruptcy Code,” also referred to as “fresh-start reporting,” effective September 30, 2001. In connection with the adoption of fresh-start reporting, a new entity was deemed created for financial reporting purposes, the provisions of the 2001 joint plan of reorganization were implemented, assets and liabilities were adjusted to their estimated fair values and our accumulated owner’s deficit was eliminated. Any financial information labeled “predecessor company” refers to periods prior to the adoption of fresh-start reporting, while information labeled “successor company” refers to periods following September 30, 2001. Predecessor company and successor company financial information is generally not comparable and therefore separated by a vertical line. The lack of comparability within the statement of operations data is most apparent in our capital costs (lease, interest, depreciation and amortization), as well as with income taxes and debt restructuring and reorganization costs.

On October 1, 2001, we adopted the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” referred to as “SFAS 144.” Under SFAS 144, discontinued businesses, including assets held for sale, are removed from the results of continuing operations. The results of operations in the current year and prior year periods, along with any costs to exit such businesses in the current year period, have been classified as discontinued operations in the following summary historical financial data. Businesses sold or closed prior to the adoption of SFAS 144 continue to be reported in the results of continuing operations.

On October 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards No. 145, “Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections as of April 2002,” referred to as “SFAS 145.” The most significant impact of the adoption of SFAS 145 is that effective October 1, 2002, any gains or losses on the extinguishment of debt that were classified as extraordinary items in prior periods that do not meet the new criteria for classification as extraordinary items have been reclassified. This reclassification includes the $1.0 billion gain recognized in fiscal 2001 in connection with the discharge of liabilities subject to compromise upon our subsidiaries’ emergence from Chapter 11 proceedings which is now included in income from continuing operations.

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Successor Company	Predecessor Company

Six Months Ended March 31,	Years Ended September 30,	Year Ended September 30,

2004	2003	2003	2002	2001

(in thousands, except operating and per share data)
Statement of Operations Data (1):
Net revenues	$754,520	$677,489	$1,403,293	$1,354,025	$1,283,039
Income from continuing operations	13,737	13,688	31,173	43,152	141,195
Net income	11,580	4,697	11,888	37,551	113,319

Other Financial Data (1):
Net income/net revenues margin (2)	2%	1%	1%	3%	9%
EBITDA (3)	$58,332	$49,155	$100,226	$123,517	$319,560
EBITDA margin (2)(3)	8%	7%	7%	9%	25%
Adjusted EBITDA (3)	58,332	48,032	99,103	126,692	36,349
Adjusted EBITDA margin (2)(3)	8%	7%	7%	9%	3%
Lease expense	14,299	13,576	27,920	26,245	28,668
Interest expense	13,502	8,215	17,579	17,128	103,122
Capital expenditures	14,846	19,150	30,472	34,887	34,779

Ratio of Earnings to Fixed Charges (4):	2.14	x	2.58	x	2.49	x	3.47	x	2.32	x

Operating Data:
Payor Mix
Medicaid	51%	50%	50%	48%	48%
Medicare	28%	26%	28%	29%	27%
Private pay and other	21%	24%	22%	23%	25%
Avg. owned/leased eldercare center beds	20,919	23,385	22,758	24,139	24,783
Occupancy percentage	91%	91%	91%	92%	92%
Avg. managed eldercare center beds	5,789	7,198	6,320	7,898	9,215

Pro Forma Per Share and Share Data (5) (6):
Income from continuing operations, diluted	$0.63	$1.21
Weighted average shares, basic	19,754	20,378
Weighted average shares, diluted	19,777	20,378

Pro Forma Financial Data (5):
Net revenues	$754,520	$1,431,210
Income from continuing operations	12,546	24,727
Adjusted EBITDA (7)	58,332	102,985
Income from continuing operations/net revenues margin	2%	2%
Adjusted EBITDA margin (8)	8%	7%
Lease expense	14,299	27,791
Interest expense	15,366	30,159

	Successor Company

	March 31,	September 30,

	2004	2003	2002

	(dollars in thousands)
Balance Sheet Data:
Working capital	$192,066	$97,696	$78,473
Property and equipment, net	706,189	673,167	728,447
Total assets	1,243,797	1,073,299	1,154,480
Long-term debt, including current portion	461,761	266,232	326,476
Shareholders’/Owner’s equity	$527,871	$580,561	$602,764

(1)
For a discussion of operating results from fiscal 2001 through the six months ended March 31, 2004, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations.”

The net revenues and income from continuing operations data for all periods presented is from continuing operations and has been adjusted to exclude discontinued operations. The payor mix and occupancy percentage presented under operating data has also been adjusted to exclude discontinued operations.

(2)
The most directly comparable GAAP financial measure to EBITDA margin and Adjusted EBITDA margin is net income/net revenues margin, which is calculated by dividing net income by net revenues. EBITDA margin is calculated by dividing EBITDA by net revenues. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net revenues.

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(3)	The following table reconciles net income with EBITDA and Adjusted EBITDA for the periods presented (in thousands).

	Successor Company				Predecessor Company

	Six Months Ended March 31,		Years Ended September 30,		Year Ended September 30,

	2004	2003	2003	2002	2001

Net income	$11,580	$4,697	$11,888	$37,551	$113,319
Add back:
Loss from discontinued operations, net of taxes	2,157	8,991	19,285	5,601	27,876
Equity in net (income) loss of unconsolidated affiliates	(1,024)	(428)	(794)	(1,196)	10,228
Minority interests	159	—	307	242	—
Income tax expense	8,785	8,477	12,335	26,978	—
Interest expense	13,502	8,215	17,579	17,128	103,122
Depreciation and amortization expense	23,173	19,203	39,626	37,213	65,015

EBITDA	$58,332	$49,155	$100,226	$123,517	$319,560
Gain on early extinguishment of debt (a)	—	(1,123)	(1,123)	—	—
Debt restructuring and reorganization costs and net (gain) on debt discharge (b)	—	—	—	3,175	(283,211)

Adjusted EBITDA	$58,332	$48,032	$99,103	$126,692	$36,349

(a)
The gain on early extinguishment of debt is the result of a negotiated discount on a mortgage loan prepaid by us at the request of the mortgage lender. We excluded this gain on early extinguishment of debt from the calculation of Adjusted EBITDA because management does not view such a gain as likely to occur in the foreseeable future, nor have we encountered a similar transaction in recent years. While we often may be interested in extinguishing certain of our mortgage loans by refinancing such loans with senior credit facility borrowings at more favorable rates of interest, because most of these mortgage loans require expensive prepayment penalties, it often is not economically feasible for us to do so. To have a mortgage lender approach GHC to extinguish mortgage debt so that we are able to negotiate favorable extinguishment terms is deemed by management to be an unusual event that is reasonably unlikely to occur within the next two years. We did not exclude from the calculation of Adjusted EBITDA certain losses on the early extinguishment of debt recognized in the 2004 period because GHC has recognized similar losses in recent years and believes it is likely that similar losses will be recognized within the next two years. We incurred losses on the early extinguishment of debt of $0.8 million for the six months ended March 31, 2004.

(b)
The debt restructuring and reorganization costs and net (gain) on debt discharge represents expenses and gains specific to our subsidiaries’ Chapter 11 bankruptcy proceedings. Prior to 2000, our subsidiaries were not involved in a Chapter 11 proceeding, and the Chapter 11 bankruptcy proceedings are deemed by management to be an unusual event that is reasonably unlikely to occur within the next two years.

(4)
The ratio of earnings to fixed charges is computed by dividing fixed charges into income from continuing operations before income taxes, net income (loss) of unconsolidated affiliates and minority interests plus fixed charges. Fixed charges include interest (expensed or capitalized), amortization of debt issuance costs and the estimated interest component of rent expense. The interest component of rent expense is estimated at one-third of our reported lease expense.

(5)
Pro forma to reflect all adjustments that, in the opinion of management, are necessary to present fairly the results of GHC for the year ended September 30, 2003 and the six months ended March 31, 2004, assuming the spin-off and the ElderTrust transactions occurred on October 1, 2002. Because the spin-off occurred on December 1, 2003, its impact is reflected in our historical condensed balance sheet as of March 31, 2004. Consequently, pro forma balance sheet data is not presented herein. See Notes to Unaudited Pro Forma Condensed Financial Statements.

(6)
For the year ended September 30, 2003 and for the six months ended March 31, 2004, pro forma basic and diluted earnings per share from continuing operations is computed as if the shares of GHC’s common stock were issued and outstanding for the period presented, assuming the distribution ratio of one share of GHC common stock for every two shares of NeighborCare common stock, excluding treasury shares.

(7)	The following table reconciles pro forma income from continuing operations to Pro Forma EBITDA and Pro Forma Adjusted EBITDA for the periods presented (in thousands).

	Six months ended March 31, 2004	Year ended September 30, 2003

Income from continuing operations	$12,546	$24,727
Add back:
Equity in net income of unconsolidated affiliates	(1,024)	(672)
Minority interests	159	307
Income tax expense	8,024	8,292
Interest expense	15,366	30,159
Depreciation and amortization	23,261	41,295

EBITDA	58,332	104,108
Gain on early extinguishment of debt	—	(1,123)

Adjusted EBITDA	$58,332	$102,985

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(8)
The most directly comparable GAAP financial measure to Pro Forma Adjusted EBITDA margin is pro forma income from continuing operations/net revenues margin, which is calculated by dividing pro forma income from continuing operations by pro forma net revenues. Pro Forma Adjusted EBITDA margin is calculated by dividing Pro Forma Adjusted EBITDA by pro forma net revenues.

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RISK FACTORS

You should carefully consider each of the following risks and all of the other information set forth in this prospectus. Some of the following risks relate principally to this exchange offer and the exchange notes. Other risks relate to establishing our company as independent from NCI and to our business. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of the following risks and uncertainties develop into actual events, this could have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to the Exchange Offer and the Exchange Notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations on the exchange notes.

As a result of our issuance of the notes and entering into the senior credit facility, we have substantial indebtedness. As of March 31, 2004, we had approximately $461.8 million of total debt and $72.9 million of additional borrowings available under our senior credit facility. In addition, subject to restrictions in the credit agreement for our senior credit facility and the indenture for the notes, we may incur additional indebtedness.

Our substantial level of indebtedness could have important consequences to you, including the following:

•	limiting our ability to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•
requiring us to use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other indebtedness, which will reduce the funds available to us for purposes such as potential acquisitions, capital expenditures, marketing, development and other general corporate purposes;

•	exposing us to fluctuations in interest rates, to the extent our borrowings bear variable rates of interest;

•	placing us at a competitive disadvantage compared to our competitors that have less debt;

•	reducing our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

•	making us more vulnerable to general economic downturns and adverse developments in our business.

As a result, our indebtedness could adversely affect our financial position and make it more difficult for us to fulfill our obligations under the notes.

If we are unable to control operating costs and generate sufficient cash flow to meet operational and financial requirements, including servicing our indebtedness, our business operations may be adversely affected.

Cost containment and lower reimbursement levels relative to inflationary increases in cost by third-party payors, including federal and state governments, have had a significant impact on the healthcare industry as a whole and on our cash flows. Our operating margins continue to be under pressure because of continuing regulatory requirements and scrutiny and growth in operating expenses, such as labor costs and insurance premiums. In addition, as a result of competitive pressures, our ability to maintain operating margins through price increases to private patients is limited.

Our ability to make payments on our existing and future debt and to pay our expenses will depend on our ability to generate cash in the future. Our ability to generate cash is subject to various risks and uncertainties, including those disclosed in this section and prevailing economic, regulatory and other conditions beyond our control.

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The agreements that govern our new financing arrangements contain various covenants that limit our discretion in the operation of our business.

The agreements and instruments that govern our new financing arrangements contain various restrictive covenants that, among other things, require us to comply with or maintain certain financial tests and ratios and restrict our ability to:

•	incur more debt;

•	pay dividends, purchase company stock or make other distributions;

•	make certain investments;

•	create liens;

•	enter into transactions with affiliates;

•	make acquisitions;

•	merge or consolidate; and

•	transfer or sell assets.

Our ability to comply with these covenants is subject to various risks and uncertainties. In addition, events beyond our control could affect our ability to comply with and maintain the financial tests and ratios. Any failure by us to comply with and maintain all applicable financial tests and ratios and to comply with all applicable covenants could result in an event of default with respect to, and the acceleration of the maturity of, and the termination of the commitments to make further extension of credit under a substantial portion of our debt. If we were unable to repay debt to our senior lenders, these lenders could proceed against the collateral securing that debt. Even if we are able to comply with all applicable covenants, the restrictions on our ability to operate our business in our sole discretion could harm our business by, among other things, limiting our ability to take advantage of financing, mergers, acquisitions and other corporate opportunities.

As a holding company, we rely on payments from our subsidiaries in order for us to make payments on the notes.

We are a holding company with no significant operations of our own. Because our operations are conducted through our subsidiaries, we depend on dividends, loans, advances and other payments from our subsidiaries in order to allow us to satisfy our financial obligations. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether by dividends, loans, advances or other payments. The ability of our subsidiaries to pay dividends and make other payments to us depends on their earnings, capital requirements and general financial conditions and is restricted by, among other things, applicable corporate and other laws and regulations as well as, in the future, agreements to which our subsidiaries may be a party. Although our subsidiary guarantors are guaranteeing the notes, each guarantee is subordinated to all secured debt of the relevant subsidiary guarantor.

Your right to receive payments on the notes and guarantees is subordinated to our and our guarantors’ senior indebtedness.

Payment on the notes is subordinated in right of payment to all of our current and future senior debt, including our obligations under our senior credit facility. Payment on the guarantees of our subsidiaries is subordinated in right of payment to all of such guarantors’ current and future senior debt, including the guarantee of debt under our senior credit facility. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or our property, the holders of our senior indebtedness, including our borrowings under our senior credit facility, will be entitled to be paid in full in cash before any payment may be made on the notes. Similarly, upon any distribution to the guarantors’ creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to the guarantors or their property, the holders of the guarantors’ senior debt will be entitled to be paid in full in cash before any payment may be made on the guarantees. In these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of our senior

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debt. In addition, all payments on the notes and the related guarantees will be blocked in the event of a payment default on our designated senior indebtedness and may be blocked for up to 179 consecutive days in the event of certain defaults other than payment defaults on our designated senior indebtedness.

In addition, the indenture governing the notes and our senior credit facility permit us and the guarantors, subject to specified limitations, to incur additional indebtedness, some or all of which may be senior indebtedness. All amounts outstanding from time to time under our senior credit facility will be designated senior indebtedness.

The notes are structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

You will not have any claim as a creditor against our subsidiaries that are not guarantors of the notes, including our foreign (non-United States) subsidiary, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. Under certain circumstances, the terms of the notes permit our non-guarantor subsidiaries to incur additional unspecified indebtedness.

If we fail to meet our payment or other obligations under our senior credit facility, the lenders under our senior credit facility could foreclose on, and acquire control of, substantially all of our assets.

In connection with the incurrence of indebtedness under our senior credit facility, the lenders under that facility have received a pledge of all of the capital stock of our existing domestic subsidiaries and any future domestic subsidiaries. Additionally, these lenders generally have a lien on substantially all of our domestic assets, including our existing and future accounts receivables, cash, general intangibles, investment property and real property. As a result of these pledges and liens, if we fail to meet our payment or other obligations under our senior credit facility, the lenders under the credit agreement would be entitled to foreclose on substantially all of our assets and liquidate these assets. Under those circumstances, we may not have sufficient funds to pay principal, premium, if any, and interest on the notes. As a result, you may lose a portion of or the entire value of your investment in the notes.

A court may void the guarantees of the notes or subordinate the guarantees to other obligations of our subsidiary guarantors.

Although standards may vary depending upon the applicable law, generally under United States federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void all or a portion of the guarantees of the notes or subordinate the guarantees to other obligations of the guarantors. If the claims of the holders of the notes against any guarantor were held to be subordinated in favor of other creditors of that guarantor, the other creditors would be entitled to be paid in full before any payment could be made on the notes. If one or more of the guarantees is voided or subordinated, after providing for all prior claims, we may not have sufficient assets remaining to satisfy the claims of the holders of the notes.

We may not be able to repurchase the notes upon a change of control or asset sale.

Upon a “change of control” or “asset sale,” in each case as defined in the indenture, we will be required under certain circumstances to make an offer to repurchase all of the outstanding notes at a price equal to, for a change of control, 101% of the principal amount thereof and, for an asset sale, 100% of the principal amount thereof, together with any accrued and unpaid interest and additional interest to the date of repurchase. If a change of control or asset sale were to occur, there can be no assurance that we would have sufficient funds to pay the purchase price for all of the notes that we might be required to purchase. Our future indebtedness may also contain restrictions on our ability to repurchase the notes upon certain events, including transactions that could constitute a change of control or asset sale under the indenture. In addition, our senior credit facility prohibits us from purchasing the notes in the event of a change of control or asset sale. Our failure to purchase the notes would be a default under the indenture, which would in turn be a

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default under our senior credit facility. In addition, a change of control will constitute an event of default under our senior credit facility. A default under our senior credit facility would result in an event of default under the indenture governing the notes if the lenders were to accelerate the debt under our new senior credit facility. If the foregoing occurs, we may not have enough assets to satisfy all obligations under our senior credit facility and the indenture related to the notes.

As defined in the indenture, a “change of control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our or our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

Your ability to sell the notes may be limited by the absence of an active trading market.

The notes are a new issue of securities for which there currently is no established trading market. Consequently, the notes may not be sufficiently liquid and you may be unable to sell your notes. We do not intend to apply for the notes or any exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. Future trading prices of the notes may depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The initial purchasers with respect to the offering of the initial notes have advised us that they intend to make a market in the notes, but they are not obligated to do so. Each initial purchaser may discontinue any market making in the notes at any time, in its sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the notes or, in the case of any holders of notes that do not exchange them, the trading market for the notes following the offer to exchange the notes for exchange notes. We also cannot assure you that you will be able to sell your notes or exchange notes at a particular time or that the prices that you receive when you sell will be favorable.

You may have difficulty selling the initial notes that you do not exchange.

If you do not exchange your initial notes for the exchange notes offered in this exchange offer, then you will continue to be subject to the restrictions on the transfer of your initial notes. Those transfer restrictions are described in the indenture governing the notes and in the legend contained on the initial notes, and arose because we originally issued the initial notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

In general, you may offer or sell your initial notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the initial notes under the Securities Act. If a large number of initial notes are exchanged for exchange notes in the exchange offer, then it may be more difficult for you to sell your unexchanged initial notes. Additionally, if you do not exchange your initial notes in the exchange offer, then you will no longer be entitled to have those notes registered under the Securities Act. See “The Exchange Offer — Consequences of Failure to Exchange Initial Notes.”

Risk Factors Relating to Establishing Our Company Independently from NCI

We have limited history operating as an independent entity.

Both we and NCI have a limited operating history as a separate company. The spin-off may result in some temporary dislocation and inefficiencies to our business operations, as well as the overall management of GHC. In addition, operating GHC independently of NCI may be more expensive, more complicated or more difficult than operating them under the common NCI umbrella.

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We will no longer be able to rely on NCI for the diversification of business risk or to provide capital resources.

In the past, the business risk associated with our core operations was mitigated, to some extent, by the operations of NCI’s pharmacy services business. Following the spin-off, we have less financial and other resources than the larger pre-spin-off NCI. Our ability to satisfy our obligations and maintain profitability is solely dependent upon the future performance of our businesses, and we are not able to rely upon the financial and other resources and cash flows of those business lines remaining with NCI. As a result, we are more sensitive to industry-related risks.

Our historical financial information and our pro forma financial information may not be representative of our results as a separate company.

Historically, our operations were conducted as part of the consolidated NCI entity and not as a stand-alone entity. Accordingly, the financial information included in this prospectus may not reflect the results of operations, financial condition and cash flows that would have been achieved had our company been operated independently during the periods and as of the dates presented.

Costs related to our corporate functions, including legal support, treasury administration, insurance administration, human resource management, internal audit and corporate accounting and income tax administration, which are not directly and solely related to our operations, have been allocated based upon various methodologies deemed reasonable by management. Although our management believes that the methods used to allocate and estimate such expenses are reasonable, there can be no assurance that these actual costs will not be higher, perhaps substantially, after the spin-off.

Furthermore, our historical combined financial statements do not reflect the costs to us of borrowing funds as a stand-alone entity.

Since the substantial majority of our subsidiaries emerged from bankruptcy on October 2, 2001, there is limited operating and financial data available from which to analyze our operating results and cash flows.

Financial information related to our subsidiaries’ operations after their emergence from bankruptcy is limited and, therefore, it is difficult to compare such post-bankruptcy financial information with that of prior periods. Additionally, this information reflects the results of fresh-start reporting which also make comparison of results of operations and financial condition after our subsidiaries’ emergence from bankruptcy to the results of prior periods difficult. Since our operating and financial data are derived from NCI’s operating and financial data, there is limited operating and financial data available from which to analyze our operating results and cash flows. For additional information, see “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our ability to obtain debt financing to support our operations is uncertain.

The long-term care industry is capital-intensive by its nature, with significant investment in real property financed primarily with debt. Additionally, it is largely dependent upon government reimbursements for revenues and operating cash flow to service its debt requirements. Significant changes in reimbursement rates, such as those experienced with the introduction of the prospective payment system for Medicare as well as subsequent modifications to the Medicare payment rates, have negatively impacted our and our industry’s ability to service debt. At times, this has reduced the supply of willing lenders to, and therefore credit capacity for, us and our industry. Consequently, there is no assurance that we will be able to obtain additional financing, when needed, to finance working capital or other investment requirements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — New Financing Arrangements.”

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Our ability to engage in financings and acquisitions and other strategic transactions using our equity securities is subject to limitations because of the United States federal income tax requirements for a tax-free distribution.

Current tax law generally creates a presumption that the spin-off would be taxable to NCI (but not to its shareholders) if we engage in, or enter into an agreement to engage in, a transaction that would result in a 50% or greater change (by vote or by value) in our stock ownership during the four-year period beginning on the date that begins two years before December 1, 2003, the distribution date, unless it is established that the transaction is not pursuant to a plan or series of transactions related to the spin-off. Temporary Treasury regulations currently in effect generally provide that whether an acquisition transaction and a distribution are part of a plan is determined based on all of the facts and circumstances, including but not limited to those specific factors listed in the regulations. In addition, the regulations provide several “safe harbors” for acquisition transactions that are not considered to be part of a plan.

Our tax sharing agreement with NCI limits our ability to use GHC common stock for acquisitions and other similar strategic transactions. We will also be subject to several restrictions (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the spin-off. Under the tax sharing agreement, we are required to indemnify NCI against taxes and related losses resulting from actions we take that cause the spin-off to fail to qualify as a tax-free transaction. The amount of any such indemnification payment could be substantial. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Certain Transactions and Events — Distribution Transactions.” These restrictions may prevent us from entering into transactions which might be advantageous to us, such as issuing equity securities to satisfy our financing needs or acquiring businesses or assets by issuing equity securities. Many of our competitors are not subject to similar restrictions and therefore, may have a competitive advantage over us.

We may be responsible for federal income tax liabilities that relate to the distribution of GHC common stock by NCI.

NCI and we have made certain representations in connection with the private letter ruling and we have agreed to restrictions on certain future actions designed to preserve the tax-free status of the spin-off.

If the spin-off were found to be taxable by reason of any act (or failure to act) described in certain covenants contained in the spin-off documents, any acquisition of our equity securities or assets, or any breach of any of our representations in the spin-off documents or in the private letter ruling request, the spin-off would be taxable to NCI and may be taxable to holders of NCI common stock who received shares of GHC common stock in the spin-off. In such case, we will be required to indemnify NCI against any taxes and related losses. The amount of any such indemnification payment could be substantial. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Certain Transactions and Events — Distribution Transactions.”

We may be required to satisfy certain indemnification obligations to NCI, or may not be able to collect on indemnification rights from NCI.

Under the terms of the separation and distribution agreement, we and NCI have each agreed to indemnify each other from and after the distribution with respect to the indebtedness, liabilities and obligations that are retained by our respective companies. These indemnification obligations could be significant and we cannot presently determine the amount of indemnification obligations for which we will be liable or for which we will seek payment from NCI. Our ability to satisfy these indemnities, if we are called upon to do so, will depend upon our future financial performance. Similarly, NCI’s ability to satisfy any such obligations to us will depend on NCI’s future financial performance. We cannot assure you that we will have the ability to satisfy any substantial indemnification obligations to NCI. We also cannot assure you that if NCI is required to indemnify us for any substantial obligations, NCI will have the ability to satisfy those obligations.

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We are subject to agreements with NCI which were negotiated by representatives of each company prior to consummation of the spin-off and which are generally exclusive.

The agreements between us and NCI and its subsidiaries were negotiated by representatives of each company during a period in which GHC was a wholly-owned subsidiary of NCI. The pharmacy services agreement and the Tidewater agreement each have an initial term of ten years; the durable medical equipment agreement has an initial term of five years and the CareCard agreement expires on December 31, 2004. Each of the pharmacy services agreement and the durable medical equipment agreement requires that NeighborCare Pharmacy Services, Inc., a subsidiary of NCI, be the exclusive provider of the products and services to be furnished under such agreements, other than as required by law and certain payor- or resident-specific circumstances. The Tidewater agreement requires us to purchase certain minimum amounts from vendors approved by NCI’s subsidiary; however, we are permitted to be a member of other group purchasing organizations as well. We agreed to enroll all our employees participating in a GHC self-insured health plan in the CareCard Program, an NCI pharmacy benefit management plan. We are eligible for a pricing adjustment in year four of the pharmacy services agreement, as amended. Under the Tidewater agreement, upon satisfaction of certain volume levels we are eligible for a market adjustment after five years of the initial ten-year term. Pricing under the CareCard agreement and the durable medical equipment agreement is not subject to adjustment during the initial terms. There can be no assurance that we could not have obtained lower rates or better terms from other suppliers.

One of our directors is also a director of NCI.

Our lead director, Robert H. Fish, also serves as a director of NCI. Dual directorship could create, or appear to create, potential conflicts of interest when faced with decisions that could have implications for both NCI and us.

As a result of the spin-off, our management owns NCI common stock.

Certain members of our executive management and some members of our board of directors currently own NCI common stock. The agreements between us and NCI were negotiated by members of our and NCI’s management who own NCI common stock and, upon consummation of the spin-off, own both NCI and GHC common stock. Ownership of NCI common stock by our management and directors could create, or appear to create, potential conflicts of interest for these officers and directors when faced with decisions that could have implications for both NCI and us.

NCI, our single largest supplier of pharmaceutical products and services, is subject to its own risks as a result of the spin-off and its operation as a stand-alone entity.

NCI is the single largest supplier of pharmaceutical products and services to our skilled nursing and assisted living centers. While there are other qualified pharmacy suppliers, our multi-year contractual arrangement with NCI requires that NCI, through its subsidiary, NeighborCare Pharmacy Services, Inc., be the exclusive provider of pharmaceutical products and supplies, other than as required by law and certain payor- or resident-specific circumstances. As a result of the spin-off, NCI is operating for the first time as an independent public entity. NCI is also exposed to many of the risks outlined herein, including initial operation without the support of the former NCI corporate infrastructure.

In addition, on June 4, 2004, Omnicare, Inc. commenced a tender offer to purchase all of the outstanding shares of NCI. We are not able to assess what impact, if any, the acquisition of NCI by Omnicare, Inc. would have on us.

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Risk Factors Relating to Our Business

Changes in the reimbursement rates or methods of payment from Medicare and Medicaid have adversely affected our revenues and operating margins, and additional changes in Medicare and Medicaid or the implementation of other measures to reduce the reimbursement for our services may further negatively impact us.

Our inpatient services business currently receives nearly 80% of its revenues from Medicare and Medicaid. The healthcare industry is experiencing a strong trend toward cost containment, as the government seeks to impose lower reimbursement and resource utilization group rates, limit the scope of covered services and negotiate reduced payment schedules with providers. These cost containment measures generally have resulted in reduced rates of reimbursement for the services that we provide. Prior reductions in governmental reimbursement rates contributed to our predecessor company’s subsidiaries’ bankruptcy filings under Chapter 11 of the United States Code on June 22, 2000. Additional reductions in reimbursement rates for our services may further negatively impact us, including our ability to satisfy working capital needs.

Changes to Medicare and Medicaid reimbursement programs have limited, and are expected to continue to limit, payment increases under these programs. Also, the timing of payments made under the Medicare and Medicaid programs is subject to regulatory action and governmental budgetary constraints resulting in an increase in the time period between submission of claims and payment. Further, within the statutory framework of the Medicare and Medicaid programs, a substantial number of areas are subject to administrative rulings and interpretations which may further affect payments. In addition, federal and state governments may reduce the funds available under those programs in the future or require more stringent utilization and quality reviews of eldercare centers or other providers.

Healthcare-related legislation has significantly impacted our business, and future legislation and regulations may negatively affect our financial condition and results of operations.

In recent years, Congress has passed a number of federal laws that have effected major changes in the healthcare system, including, without limitation, changes under the Medicare and Medicaid programs. Our business is directly affected by changes in reimbursement rates and methodologies. Several of these changes have had a significant impact on us.

It is not possible to quantify fully the effect of potential legislative changes, the interpretation or administration of such legislation or any other governmental initiatives on our business. Accordingly, there can be no assurance that the impact of any future healthcare legislation will not further adversely affect our business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels equivalent to present levels or will, in the future, be sufficient to cover the costs allocable to residents eligible for reimbursement pursuant to such programs. Our financial condition and results of operations may be affected by the reimbursement process, which is complex and can result in delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

The recent legislation, titled the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the Medicare Modernization Act, passed by Congress on November 25, 2003 and signed by the President on December 8, 2003, may have an impact on institutional services with respect to Medicare coverage and payment incentives. The Medicare Modernization Act constitutes a significant overhaul of the Medicare system, including provisions to provide subsidies to insurers and managed care organizations and establish mechanisms to allow private health care coverage plans to compete with Medicare initially on a pilot basis.

Because of the recent enactment of the Medicare Modernization Act and its broad scope, we are not in a position to assess fully its impact on our business. The impact of this legislation depends upon a variety of factors, including patient mix. It is not clear at this time whether this new legislation will have an overall negative impact on skilled nursing facilities services. Moreover, the United States Department of Health and Human Services, or DHHS, has not yet promulgated any applicable implementing regulations under the

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Medicare Modernization Act, as the Medicare Modernization Act requires it to do. The impact of these regulations, when promulgated, is uncertain.

We have described only certain provisions of the Medicare Modernization Act applicable to our business. There may be other provisions of the legislation that may impact our business by decreasing revenues or increasing operational expenses. We can make no assurance as to the effect of these provisions on our business.

Our revenues could be impacted by federal and state changes to Medicaid.

Jointly financed by the federal and state governments, Medicaid is an essential part of the health coverage and financing system nationally and in every state. Combined federal and states’ Medicaid outlays exceed $250 billion annually and account for 16% of total national healthcare expenditures. Medicaid is the principal purchaser for nearly 50% of nursing home services purchased in the United States. Rapidly increasing Medicaid spending combined with slow state revenue growth has led many states to institute measures aimed at controlling spending growth. Historically, these budget pressures have translated into reductions in state spending. Given that Medicaid outlays are a significant component of state budgets, we expect continuing cost containment pressures on Medicaid outlays for skilled nursing facilities in the states in which we operate, which could result in Medicaid rate adjustments that are below the average inflationary increase in our operating costs. States may be unable to continue to financially support growing Medicaid programs as currently structured. There is no assurance that federal assistance with the funding of these programs will in fact result, or continue.

Specific changes in federal and/or states laws, regulations and/or interpretations have the potential to impact Medicaid funding for the coming year.

The Medicaid program is highly dependent upon levels of federal funding. The federal law extending temporary relief to the states expired June 30, 2003. Addressing concerns that state revenue shortfalls might undermine viable Medicaid programs, Congress enacted and the President signed into law provisions of the Jobs and Growth Tax Relief Reconciliation Act of 2003 providing temporary state fiscal relief. Under that law, the federal Medicaid match was temporarily increased for five quarters. This temporary relief expires June 30, 2004. Prospects for Congress to extend the temporary assistance are not encouraging. Actions to date on state Medicaid budgets affirm that many states are adjusting state Medicaid spending to reflect the loss of the temporary federal assistance. Medicaid funding is set annually. Most states are just now formulating their fiscal 2005 budgets. It is premature to determine what proposals may be advanced and what the impact of those changes may be on skilled nursing facility services.

Among the alternative Medicaid funding approaches that states have explored are nursing home provider assessments as tools for leveraging increased Medicaid matching funds. Such initiatives are authorized under the law. Nursing home provider assessments have been implemented in three states where we operate (MA, WV and RI) and two additional states have recently received approvals from the Centers for Medicare and Medicaid Services or “CMS” to implement plans (NC and NH). On June 15, 2004, the state of New Hampshire passed legislation approving the implementation of its provider assessment program, which is retroactive to May 1, 2003. We have not completed our evaluation of the financial impact of the New Hampshire provider assessment on us, but expect it to increase our net income. Responding to the number of state variations of provider assessment plans, CMS has slowed the processing of such plan amendments and increased review requirements. Two pending state plan amendments (NJ and PA) have been delayed in the CMS review process. Further delays in the federal processing of the provider assessment plan amendments could adversely impact future nursing home funding in both states.

Legislation enacted in 2000, entitled the Benefits Improvement and Protection Act, mandates a phase out of intergovernmental transfer transactions by states whereby states inflate the payments to certain public facilities to increase federal matching funds. The reduced federal payments have adversely affected aggregate available funds, thereby requiring states to consider changes in their payment systems. We operate in several of the states that have experienced a contraction of federal matching funds. As an alternative to the intergovernmental transfer (IGT) a number of states have enacted state legislation authorizing a provider

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assessment. Under current law, if such assessments meet specific regulatory tests, they are eligible for federal matching funds. Before such plans can be implemented, they must be reviewed and approved by CMS, the federal agency responsible for Medicaid. CMS has slowed the processing of a number of the state requests, especially those that require federal waiver authority. Recent developments suggest that CMS is attempting to negotiate with states on the specific provisions of state plans. Thus, it is unclear whether successful efforts to secure state legislative and regulatory approvals of provider assessments will necessarily lead to CMS approvals. It is possible that provider assessments enacted during this fiscal year may need to be altered. It is unclear whether the delayed implementation might cause states to abandon provider assessment initiatives and/or to seek alternative ways to secure budget projections.

With the 1997 repeal of the Boren Amendment, which governed federal payment standards for Medicaid payments to skilled nursing facilities, there can be no assurances that budget constraints or other factors will not cause states to reduce Medicaid reimbursement to skilled nursing facilities or that payments to skilled nursing facilities will be made on a timely basis.

Our revenues have been adversely affected by expiring Medicare provisions.

A number of provisions of the Balanced Budget Refinement Act and the Benefits Improvement and Protection Act providing additional funding for Medicare participating skilled nursing facilities expired on September 30, 2002, resulting in an approximate 10% reduction in the rates paid to us for providing services to Medicare patients. We refer to the expiration of the additional funding as the “skilled nursing facility Medicare cliff.” Effective October 1, 2002, Medicare rates adjusted for the skilled nursing facility Medicare cliff were increased by a 2.6% annual market basket adjustment. For us, the net impact of these provisions adversely impacted annual revenue and EBITDA in fiscal 2003 by approximately $24.8 million.

The final fiscal year 2004 prospective payment system rules for skilled nursing facilities became effective on October 1, 2003. The final rules enhance the reimbursement rates for fiscal year 2004 by increasing base rates by 6.26% (a 3% increase in the annual update factor and a 3.26% upward adjustment correcting previous forecast errors). These changes are estimated to increase Medicare payment rates per patient day by $19. The final rules also provide for the continuation through fiscal year 2004 of certain payment add-ons that were authorized in the Balanced Budget Refinement Act to compensate for non-therapy ancillaries.

It is not clear whether or to what extent future rate increases will be granted, or whether the payment add-ons authorized in the Balanced Budget Refinement Act will be continued for fiscal 2005. The proposed Presidential Budget for fiscal 2005 continues the costs of these add-ons. It should be noted that any change would require rule-making and would be subject to public comment and review. We are working with the various trade groups preparing data necessary to influence the policy outcome, although no assurance can be made that we will have a positive effect in influencing policy.

Changes in the skilled nursing facility Medicare payment rates could adversely impact the liquidity of our service related business customers, resulting in their inability to pay us, or to pay us in a timely manner for our products and services. This factor, coupled with the adverse impact of skilled nursing facility rate changes to the liquidity of our inpatient services segment, could require us to borrow in order to fund our working capital needs, and in turn, cause us to become more highly leveraged.

The recently enacted Medicare Modernization Act suspended application of the therapy caps. The change was effective December 8, 2003 and continues through December 31, 2005. The therapy caps in place effective September 1, 2003, imposed payment limits to services provided by independent therapists as well as to those provided by outpatient rehabilitation facilities and other forms of rehabilitation agencies. The suspension does not have retroactive impact upon Medicare beneficiaries who exceeded their caps between September 1, 2003 and December 8, 2003. The imposition of the therapy caps between September 1, 2003 and December 8, 2003 may have the effect of reducing annual net revenue and EBITDA in fiscal 2004. Extension of the moratorium removes a significant financial threat to our therapy business for the short term. Previously, we estimated that the therapy caps would reduce our annual net revenues by approximately $18.9 million and EBITDA by approximately $4.9 million. The new law also provides for a 1.5% increase in the

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therapy fee schedule for each of the next two years through calendar year 2005. No assurances can be made or given that Congress will extend the moratorium on application of the therapy caps beyond 2005.

It is not possible to quantify fully the effect of recent legislation, potential legislative or regulatory changes, the interpretation or administration of such legislation or any other governmental initiatives on our business and the business of the customers served by our rehabilitation services business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels equivalent to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Our financial condition and results of operations may be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

We conduct business in a heavily regulated industry, and changes in regulations and violations of regulations may result in increased costs or sanctions, including loss of licensure and decertification.

Our business is subject to extensive federal, state and, in some cases, local regulation with respect to, among other things, participation in the Medicare and Medicaid programs, licensure and certification of eldercare centers, and reimbursement. For our eldercare centers, these regulations relate, among other things, to the adequacy of physical plant and equipment, qualifications of personnel, standards of care, government reimbursement and operational requirements. Compliance with these regulatory requirements, as interpreted and amended from time to time, can increase operating costs and thereby adversely affect the financial viability of our business. Because these regulations are amended from time to time and are subject to interpretation, we cannot predict when and to what extent liability may arise. Failure to comply with current or future regulatory requirements could also result in the imposition of various remedies including (with respect to inpatient care) fines, restrictions on admission, denial of payment for all or new admissions, the revocation of licensure, decertification, imposition of temporary management or the closure of a facility or site of service.

We are subject to periodic audits by the Medicare and Medicaid programs, which have various rights and remedies against us if they assert that we have overcharged the programs or failed to comply with program requirements. Rights and remedies available to these programs include repayment of any amounts alleged to be overpayments or in violation of program requirements, or making deductions from future amounts due to us. These programs may also impose fines, criminal penalties or program exclusions. Other third-party payor sources also reserve rights to conduct audits and make monetary adjustments in connection with or exclusive of audit activities.

In the ordinary course of our business, and in response to regulatory inquiries, investigations and audits by federal and state agencies, our centers periodically receive statements of deficiencies regarding our Medicare and Medicaid requirements for participation. In response, the nursing center implements a plan of correction. This plan must be acceptable to the regulatory agency. Often, the agency conducts a re-survey to confirm regulatory compliance. In the event that these deficiencies are deemed significant and/or are repeat deficiencies, the regulatory agency may impose remedies.

These actions may adversely affect a provider’s ability to continue to operate, the ability to provide certain services and/or eligibility to participate in the Medicare or Medicaid programs or to receive payments from other payors. Certain of our centers have received notices that, as a result of alleged deficiencies, the federal and/or state agency was taking steps to impose remedies. Additionally, actions taken against one center or service site may subject other centers or service sites under common control or ownership to adverse remedies.

We are also subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce the referral of patients to a particular provider for medical products and services. Possible sanctions for violation of any of these restrictions or prohibitions include loss of eligibility to participate in reimbursement programs and/or civil and criminal penalties. Furthermore, some states restrict certain business relationships between physicians and other

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providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. From time to time, we may seek guidance as to the interpretation of these laws; however, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with our practices.

In July 1998, the federal government issued a new initiative to promote the quality of care in nursing homes. Following this pronouncement, it has become more difficult for nursing facilities to maintain licensure and certification. We have experienced and expect to continue to experience increased costs in connection with maintaining our licenses and certifications as well as increased enforcement actions. Failure to provide quality resident care may result in civil and/or criminal fines and penalties.

The operation of our eldercare centers is subject to federal and state laws prohibiting fraud by healthcare providers, including criminal provisions, which prohibit filing false claims or making false statements to receive payment or certification under Medicare or Medicaid, or failing to refund overpayments or improper payments. Violation of these criminal provisions is a felony punishable by imprisonment and/or fines. We may be subject to fines and treble damage claims if we violate the civil provisions that prohibit the knowing filing of a false claim or the knowing use of false statements to obtain payment.

State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the Balanced Budget Act expanded the penalties for healthcare fraud, including broader provisions for the exclusion of providers from the Medicaid program. While we believe that our business practices are consistent with Medicare and Medicaid criteria, those criteria are often vague and subject to change and interpretation. Investigations of alleged fraud could have an adverse effect on our financial position, results of operations and cash flows.

We face additional federal requirements that mandate major changes in the transmission and retention of health information. HIPAA was enacted to ensure, first, that employees can retain and at times transfer their health insurance when they change jobs, and second, to simplify healthcare administrative processes. This simplification includes expanded protection of the privacy and security of personal medical data and requires the adoption of standards for the exchange of electronic health information. Among the standards that DHHS has adopted pursuant to the standards for the following: electronic transactions and code sets, unique identifiers for providers, employers, health plans and individuals, security and electronic signatures, privacy and enforcement. Although HIPAA was ultimately intended to reduce administrative expenses and burdens faced within the healthcare industry, we believe that implementation of this law will result in additional costs. Failure to comply with the HIPAA could result in fines and penalties that could have a material adverse effect on us.

State laws and regulations could affect our ability to grow.

Several states in which we operate our business have adopted certificate of need or similar laws that generally require that a state agency approve certain acquisitions and determine the need for certain bed additions, new services and capital expenditures or other changes exist prior to the acquisition or addition of beds or services, the implementation of other changes or the expenditure of capital. State approvals are generally issued for a specified maximum expenditure and require implementation of the proposal within a specified period of time. Failure to obtain the necessary state approval can result in the inability to provide the service, to operate the centers, to complete the acquisition, addition or other change, and can also result in the imposition of sanctions or adverse action on the center’s license and adverse reimbursement action. There can be no assurance that we will be able to obtain certificate of need approval for all future projects requiring such approval or that such approvals will be timely.

Possible changes in the case mix of patients as well as payor mix and payment methodologies may significantly affect our profitability.

The sources and amounts of our patient revenues will be determined by a number of factors, including licensed bed capacity and occupancy rates of our centers, the mix of patients and the rates of reimbursement among payors. Likewise, therapy services provided by our rehabilitation therapy services business will vary

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based upon payor and payment methodologies. Changes in the case mix of the patients as well as payor mix among private pay, Medicare and Medicaid will significantly affect our profitability. Particularly, any significant increase in our Medicaid population could have a material adverse effect on our financial position, results of operations and cash flow, especially if states operating these programs continue to limit, or more aggressively seek limits on, reimbursement rates.

Further consolidation of managed care organizations and other third-party payors may adversely affect our profits.

Managed care organizations and other third-party payors have continued to consolidate in order to enhance their ability to influence the delivery of healthcare services. Consequently, the healthcare needs of a large percentage of the United States population are increasingly served by a small number of managed care organizations. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent that such organizations terminate us as a preferred provider and/or engage our competitors as a preferred or exclusive provider, our business could be materially adversely affected. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures.

We face intense competition in our business.

The healthcare industry is highly competitive. We compete with a variety of other organizations in providing eldercare services, many of which have greater financial and other resources and may be more established in their respective communities than we are. Competing companies may offer newer or different centers or services than we do and may thereby attract patients or customers who are presently patients, customers or are otherwise receiving our services.

The primary competitive factors in our business include reputation, the cost of services, the quality of clinical services, responsiveness to patient and customer needs, and the ability to provide support in other areas such as third-party reimbursement, information management and patient record-keeping.

An increase in insurance costs may adversely affect our operating cash flow, and we may be liable for losses not covered by or in excess of our insurance.

An increasing trend in malpractice litigation claims, rising costs of eldercare malpractice litigation, losses associated with these malpractice lawsuits and a constriction of insurers have caused many insurance carriers to raise the cost of insurance premiums or refuse to write insurance policies for nursing homes. Also, a tightening of the reinsurance market has affected property, auto and excess liability insurance carriers. Accordingly, the costs of all insurance premiums have increased.

This increase in insurance costs has prompted us to exit our otherwise profitable operations in the State of Florida. There is no assurance that liability exposure and the related costs of insurance will not migrate to other states.

We carry property, workers’ compensation insurance, general and professional liability coverage on our behalf and on behalf of our subsidiaries in amounts deemed adequate by management. However, there can be no assurance that any current or future claims will not exceed applicable insurance coverage.

Growth in health insurance premiums in the market have risen 10% to 20% in recent years. Our business is labor intensive, and therefore health insurance costs represent a significant expense for us. In recent years, we have managed the increase in insurance premiums with changes in program offerings and the shift in responsibility for cost increases to the employee. Continuing increases substantially in excess of inflation could have a negative impact on our profitability, as further shifts in responsibility for these cost increases to the employee may not be possible.

In addition, we are self-insured for certain of our workers’ compensation insurance, general and professional liability coverage and health insurance provided to our employees. Accordingly, we are liable for payments to be made under those plans. To the extent claims are greater than estimated, they could adversely affect our financial position, results of operations and cash flows.

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We could experience significant increases in our operating costs due to continued intense competition for qualified staff and minimum staffing laws in the healthcare industry.

We and the healthcare industry continue to experience shortages in qualified professional clinical staff. We compete with other healthcare providers and with non-healthcare providers for both professional and non-professional employees. As the demand for these services continually exceeds the supply of available and qualified staff, we and our competitors have been forced to offer more attractive wage and benefit packages to these professionals and to utilize outside contractors for these services at premium rates. Furthermore, the competitive arena for this shrinking labor market has created high turnover among clinical professional staff as many seek to take advantage of the supply of available positions, each offering new and more attractive wage and benefit packages. In addition to the wage pressures inherent in this environment, the cost of training new employees amid the high turnover rates has increased pressure on our operating margins. Lastly, increased attention to the quality of care provided in skilled nursing facilities has caused several states to mandate and other states to consider mandating minimum staffing laws that further increase the gap between demand for and supply of qualified individuals and lead to higher labor costs. While we have been able to retain the services of an adequate number of qualified personnel to staff our facilities appropriately and maintain our standards of quality care, there can be no assurance that continued shortages will not in the future affect our ability to attract and maintain an adequate staff of qualified healthcare personnel. A lack of qualified personnel at a facility could result in significant increases in labor costs and an increased reliance on expensive temporary nursing agencies at such facility or otherwise adversely affect operations at such facility. Any of these developments could adversely affect our operating results.

A significant portion of our business is concentrated in certain markets and the recent economic downturn or changes in the laws affecting our business in those markets could have a material adverse effect on our operating results.

We receive approximately 71% of our inpatient services revenue from operations in Pennsylvania, New Jersey, Massachusetts and Maryland. The economic condition of these markets could affect the ability of our patients and third-party payors to reimburse us for our services through a reduction of disposable household income or the ultimate reduction of the tax base used to generate state funding of their respective Medicaid programs. An economic downturn, or changes in the laws affecting our business in these markets and in surrounding markets, could have a material adverse effect on our financial position, results of operations and cash flows.

We may make acquisitions that could subject us to a number of operating risks.

Although our tax sharing agreement with NCI limits our ability to use GHC common stock for acquisitions and other similar strategic transactions, we anticipate that we may make acquisitions of, investments in, and strategic alliances with complementary businesses utilizing cash or debt financing to enable us to capitalize on our strong position in the geographic markets in which we operate and to expand our businesses geographically. However, implementation of this strategy entails a number of risks, including:

•	inaccurate assessment of undisclosed liabilities;

•	diversion of management’s attention from our existing operations;

•	difficulties in assimilating the operations of an acquired business or in realizing projected revenue synergies, efficiencies and cost savings; and

•	increase in our indebtedness and a limitation in our ability to access additional capital when needed.

Certain changes may be necessary to integrate the acquired businesses into our operations to assimilate new employees and to implement reporting, monitoring, compliance and forecasting policies and procedures.

Provisions in Pennsylvania law and our corporate documents could delay or prevent a change in control.

As a Pennsylvania corporation, we are governed by the Pennsylvania Business Corporation Law of 1988, as amended, referred to as “Pennsylvania corporation law.” Pennsylvania corporation law provides that the

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board of directors of a corporation in discharging its duties, including its response to a potential merger or takeover, may consider the effect of any action upon employees, shareholders, suppliers, patients, customers and creditors of the corporation, as well as upon communities in which offices or other establishments of the corporation are located and all other pertinent factors. In addition, under Pennsylvania corporation law, subject to certain exceptions, a business combination between us and a beneficial owner of more than 20% of our common stock may be accomplished only if certain conditions are met.

Our articles of incorporation contain certain provisions that may affect a person’s decision to initiate a takeover of us, including the following provisions:

•	a classified board of directors;

•	a provision confirming that we are subject to the restrictions in the Pennsylvania corporation law on certain business combinations involving us that are not approved by the board of directors; and

•	the authority to issue preferred stock with rights to be designated by the board of directors.

Our articles of incorporation also confirm that we are subject to the provisions of Pennsylvania corporation law that deny our shareholders the right to act by partial written consent without a meeting.

Additionally, our board of directors adopted a shareholder rights plan, which makes it difficult for any person or group to acquire a significant interest in our common stock without advance approval of our board of directors.

The overall effect of the foregoing provisions may be to deter a future tender offer or other offers to acquire us or our shares. Shareholders might view such an offer to be in their best interest if the offer includes a substantial premium over the market price of the common stock at that time. In addition, these provisions may assist our management in retaining its position and place it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of our business.

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THE EXCHANGE OFFER

Purpose and Effect; Registration Rights

We sold the initial notes on October 28, 2003 in transactions exempt from the registration requirements of the Securities Act. Therefore, the initial notes are subject to significant restrictions on resale. In connection with the issuance of the initial notes, we entered into a registration rights agreement, which required that we and the subsidiary guarantors:

•
file with the SEC a registration statement under the Securities Act relating to the exchange offer and the issuance and delivery of the exchange notes in exchange for the initial notes on or prior to April 15, 2004;

•	use our reasonable best efforts to cause the SEC to declare the exchange offer registration statement effective under the Securities Act on or prior to June 30, 2004; and

•
use our reasonable best efforts to consummate the exchange offer within 30 business days (or longer, if required by the federal securities laws) following the effective date of the exchange offer registration statement.

If you participate in the exchange offer, you will, with limited exceptions, receive exchange notes that are freely tradable and not subject to restrictions on transfer. See “The Exchange Offer — Resales of Exchange Notes” for more information relating to your ability to transfer exchange notes.

If you are eligible to participate in the exchange offer and do not tender your initial notes, you will continue to hold the untendered initial notes, which will continue to be subject to restrictions on transfer under the Securities Act.

If:

(1)     we and our subsidiary guarantors are not permitted to consummate this exchange offer because it is not permitted by applicable law or SEC policy;

(2)     any holder of transfer restricted securities notifies us prior to the 20th business day following consummation of the exchange offer that:

(a)     it is prohibited by law or SEC policy from participating in the exchange offer; or

(b)     that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

(c)     that it is a broker-dealer and owns notes acquired directly from us or one of our affiliates,

then we and our subsidiary guarantors have agreed in connection with the registration rights agreement to use our reasonable best efforts to file with the SEC a shelf registration statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement on or prior to 60 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 120 days after such obligation arises.

For purposes of the preceding, “transfer restricted securities” means each note until:

(1)     the date on which such note has been exchanged by a person or entity other than a broker-dealer for an exchange note in the exchange offer;

(2)     following the exchange by a broker-dealer in the exchange offer of a note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

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(3)     the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

(4)     the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

If:

(1)     we and our subsidiary guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2)     any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

(3)     we and our subsidiary guarantors fail to consummate the exchange offer within 30 business days of the date specified for such effectiveness with respect to the exchange offer registration statement; or

(4)     the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or fails to be usable,

then additional interest will be payable on the applicable initial notes.

Additional interest will accrue in an amount equal to $.05 per week per $1,000 principal amount of notes for the first 90-day period immediately following the occurrence of the first default. The amount of the additional interest will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all defaults have been cured, up to a maximum amount of additional interest for all defaults of $.50 per week per $1,000 principal amount of notes. Following the cure of all defaults, the accrual of additional interest will cease.

Following the consummation of the exchange offer, holders of initial notes who were eligible to participate in the exchange offer but who did not tender their initial notes will not have any further registration rights, and the initial notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the initial notes could be adversely affected. See “Risk Factors — Risks Relating to the Exchange Offer and the Exchange Notes — You may have difficulty selling the initial notes that you do not exchange.”

The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

We are offering to exchange $225,000,000 in aggregate principal amount of our 8% Senior Subordinated Notes due 2013 which have been registered under the Securities Act for a like aggregate principal amount of our outstanding unregistered 8% Senior Subordinated Notes due 2013.

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all initial notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding initial notes we accept in the exchange offer. You may tender some or all of your initial notes under the exchange offer. However, the initial notes are issuable in authorized denominations of $1,000 and integral multiples thereof. Accordingly, initial notes may be tendered only in denominations of $1,000 and integral multiples thereof. The exchange offer is not conditioned upon any minimum amount of initial notes being tendered.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the initial notes, except that:

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•	the exchange notes will be registered with the SEC and, therefore, will not be subject to the restrictions on transfer or bear legends restricting their transfer; and

•	the exchange notes will not provide for registration rights or the payment of liquidated damages under circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the initial notes and will be issued under, and be entitled to the benefits of, the indenture governing the initial notes.

The exchange notes will accrue interest from the most recent date on which interest has been paid on the initial notes or, if no interest has been paid, from the date of issuance of the initial notes. Accordingly, registered holders of exchange notes on the record date for the first interest payment date following the completion of the exchange offer will receive interest accrued from the most recent date to which interest has been paid on the initial notes or, if no interest has been paid, from the date of issuance of the initial notes. However, if that record date occurs prior to completion of the exchange offer, then the interest payable on the first interest payment date following the completion of the exchange offer will be paid to the registered holders of the initial notes on that record date.

In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under applicable law or the indenture. We intend to conduct the exchange offer in accordance with the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of the initial notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

We will be deemed to have accepted validly tendered initial notes when we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If we do not accept any tendered initial notes because of an invalid tender or for any other reason, then we will return certificates for any unaccepted initial notes without expense to the tendering holder promptly after the expiration date.

Holders who tender initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “— Fees and Expenses” for more detailed information regarding the expenses of the exchange offer.

By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under “— Procedures for Tendering” below.

Expiration Date; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on July 22, 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” means the latest date and time to which we extend the exchange offer. In any event, the exchange offer will be open for at least 20 full business days.

If we determine to extend the exchange offer, then we will notify the exchange agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all initial notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any initial notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

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We reserve the right, in our sole discretion and at any time, to delay accepting any initial notes (except that, subsequent to the expiration date, we may not delay acceptance of the initial notes tendered for exchange other than in anticipation of receiving any necessary governmental approvals), to extend the exchange offer or to amend or terminate the exchange offer if any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied or waived prior to the expiration date by giving oral or written notice to the exchange agent of the delay, extension, amendment or termination. Further, we reserve the right, in our sole discretion and at any time, to amend the terms of the exchange offer in any manner. We will notify you as promptly as practicable of any extension, amendment or termination. We will also file a post-effective amendment to the registration statement of which this prospectus is a part with respect to any fundamental change in the exchange offer.

Procedures for Tendering Initial Notes

A holder who wishes to tender initial notes in the exchange offer must do either of the following:

•
properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under “— Exchange Agent” on or before the expiration date; or

•
if the initial notes are tendered under the book-entry transfer procedures described below, transmit to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

In addition, one of the following must occur:

•	the exchange agent must receive certificates representing your initial notes along with the letter of transmittal on or before the expiration date; or

•
the exchange agent must receive a timely confirmation of book-entry transfer of the initial notes into the exchange agent’s account at DTC under the procedure for book-entry transfers described below along with the letter of transmittal or a properly transmitted agent’s message, on or before the expiration date; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal, and that we may enforce the letter of transmittal against the participant.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” on or before the expiration of the exchange offer. To receive confirmation of valid tender of initial notes, a holder should contact the exchange agent at the telephone number listed under “— Exchange Agent.”

Any tender of initial notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Only a registered holder of initial notes may tender the initial notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the initial notes held by that holder, then that tendering holder should fill in the applicable box of the letter of transmittal. The amount of initial notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of initial notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. If delivery is by mail, registered mail, properly insured, with return receipt

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requested is recommended. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Do not send letters of transmittal or initial notes to us.

Generally, an eligible guarantor institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the initial notes are tendered:

•	by a registered holder of the initial notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm which is:

•	a member of a registered national securities exchange;

•	a member of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding initial notes, the initial notes must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder(s) name(s) appear(s) on the initial notes and an eligible guarantor institution must guarantee the signature on the power of attorney.

If the letter of transmittal, or any initial notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

If you wish to tender initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf. If you wish to tender on your behalf, you must, before completing the procedures for tendering initial notes, either register ownership of the initial notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of initial notes tendered for exchange. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of initial notes not properly tendered or initial notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular initial notes. However, to the extent we waive any conditions of tender with respect to one tender of initial notes, we will waive that condition for all tenders as well. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within the time period we determine. Neither we, the exchange agent nor any other person will incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your initial notes.

By tendering, you will represent to us that:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes in violation of the Securities Act;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•
if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, that it

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will deliver a prospectus, as required by law, in connection with any resale of those exchange notes; and

•	the holder is not our “affiliate,” as defined in Rule 405 of the Securities Act.

Under existing interpretations of the staff of the SEC contained in several no action letters to unrelated third parties, the exchange notes, including the related guarantees, would in general be freely transferable by their holders after the exchange offer without further registration under the Securities Act. However, any purchaser of initial notes who is our “affiliate,” or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired in the exchange offer:

•	may not rely on the applicable interpretations of the staff of the SEC;

•	is not entitled and will not be permitted to tender initial notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its initial notes as a result of market-making activities or other trading activities and thereafter receives exchange notes issued for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Any broker-dealer that acquired initial notes directly from us may not rely on the applicable interpretations of the staff of the SEC, may not participate in the exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act (including being named as a selling securityholder) in connection with any resales of the initial notes.

The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to resales of the exchange notes with the prospectus contained in the registration statement. We have agreed in the registration rights agreement that we will make available a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes. We will make this prospectus available through the first anniversary of the consummation of the exchange offer or until all restricted securities covered by the exchange offer registration statement have been sold, whichever period is shorter, to any broker-dealer that requests such documents in the letter of transmittal in order to permit resales of exchange notes acquired by broker-dealers in after-market transactions.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all initial notes properly tendered and will issue the exchange notes promptly after acceptance of the initial notes.

For purposes of the exchange offer, we will be deemed to have accepted properly tendered initial notes for exchange when we have given oral or written notice of that acceptance to the exchange agent. For each initial note accepted for exchange, you will receive a exchange note having a principal amount equal to that of the surrendered initial note.

In all cases, we will issue exchange notes for initial notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	certificates for your initial notes or a timely confirmation of book-entry transfer of your initial notes into the exchange agent’s account at DTC; and

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•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

If we do not accept any tendered initial notes for any reason set forth in the terms of the exchange offer or if you submit initial notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged initial notes without expense to you. In the case of initial notes tendered by book-entry transfer into the exchange agent’s account at DTC under the book-entry procedures described below, we will credit the non-exchanged initial notes to your account maintained with DTC.

Book-Entry Transfer

We understand that the exchange agent will make a request within two business days after the date of this prospectus to establish accounts for the initial notes at DTC for the purpose of facilitating the exchange offer, and any financial institution that is a participant in DTC’s system may make book-entry delivery of initial notes by causing DTC to transfer the initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of initial notes may be effected through book-entry transfer at DTC, the exchange agent must receive a properly completed and duly executed letter of transmittal with any required signature guarantees, or an agent’s message in lieu of a letter of transmittal, and all other required documents at its address listed below under “— Exchange Agent” on or before the expiration date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender your initial notes and your initial notes are not immediately available, or you cannot deliver your initial notes, the letter of transmittal or any other required documents or comply with DTC’s procedures for transfer before the expiration date, then you may participate in the exchange offer if:

•	the tender is made through an eligible guarantor institution;

•
before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

(1)	the name and address of the holder and the principal amount of initial notes tendered;

(2)	a statement that the tender is being made thereby; and

(3)
a guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates representing the initial notes in proper form for transfer or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•
the exchange agent receives the properly completed and duly executed letter of transmittal as well as certificates representing all tendered initial notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

You may withdraw your tender of initial notes at any time before the exchange offer expires.

For a withdrawal to be effective, the exchange agent must receive a written or facsimile notice of withdrawal at its address listed below under “— Exchange Agent.” A facsimile transmission notice of withdrawal that is received prior to receipt of a tender of initial notes sent by mail and postmarked prior to the date of the facsimile transmission of withdrawal will be treated as a withdrawn tender. The notice of withdrawal must:

•	specify the name of the person who tendered the initial notes to be withdrawn;

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•
identify the initial notes to be withdrawn, including the principal amount, or, in the case of initial notes tendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC;

•
be signed by the depositor in the same manner as the original signature on the letter of transmittal by which those initial notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the initial notes to register the transfer of those initial notes into the name of the depositor withdrawing the tender; and

•	if certificates for initial notes have been transmitted, specify the name in which those initial notes are registered if different from that of the withdrawing holder.

If you have delivered or otherwise identified to the exchange agent the certificates for initial notes, then, before the release of these certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with the signatures guaranteed by an eligible guarantor institution, unless the holder is an eligible guarantor institution.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. We will return any initial notes that have been tendered but that are not exchanged for any reason to the holder, without cost, promptly after withdrawal, rejection of tender or termination of the exchange offer. In the case of initial notes tendered by book-entry transfer into the exchange agent’s account at DTC, the initial notes will be credited to an account maintained with DTC for the initial notes. You may retender properly withdrawn initial notes by following one of the procedures described under “— Procedures for Tendering Initial Notes” at any time on or before the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to exchange notes for, any initial notes if in our reasonable judgment:

•
the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of initial notes, would violate any applicable law or applicable interpretation of the staff of the SEC; or

•
any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and we may assert them prior to the expiration date regardless of the circumstances giving rise to any condition. Subject to applicable law, we may waive these conditions in our discretion in whole or in part prior to the expiration date. If we waive these conditions, then we intend to continue the exchange offer for at least five business days after the waiver. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time.

We will not accept for exchange any initial notes tendered, and will not issue exchange notes in exchange for any initial notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

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Exchange Agent

The Bank of New York is the exchange agent for the exchange offer. You should direct any questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent addressed as follows:

By Hand, Overnight Mail, Courier, or Registered or Certified Mail:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street – 7 East
New York, NY 10286
Attention: Ms. Diane Amoroso
Reference: Genesis HealthCare Corporation

By Facsimile:

(212) 298-1915
Attention: Ms. Diane Amoroso
Reference: Genesis HealthCare Corporation

For Information or Confirmation by Telephone:

(212) 815-3738
Attention: Ms. Diane Amoroso
Reference: Genesis HealthCare Corporation

Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will pay the expenses of the exchange offer. We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We are making the principal solicitation by mail; however, our officers and employees may make additional solicitations by facsimile transmission, e-mail, telephone or in person. You will not be charged a service fee for the exchange of your initial notes, but we may require you to pay any transfer or similar government taxes in certain circumstances.

Transfer Taxes

We will pay or cause to be paid any transfer taxes applicable to the exchange of initial notes pursuant to the exchange offer. If, however, payment is to be made to, or if exchange notes and/or substitute initial notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes, or if tendered initial notes are registered in the name of any person other than the registered holder, or if a transfer tax is imposed for any reason other than the transfer of initial notes to us pursuant to the exchange offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by you.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying values as the initial notes, which is the aggregate principal amount of the initial notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Resales of Exchange Notes

Based on interpretations of the staff of the SEC set forth in no-action letters issued to unrelated third parties, we believe that exchange notes issued pursuant to this exchange offer in exchange for initial notes

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may be offered for resale, resold and otherwise transferred by any initial note holder without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act if:

•	the holder is not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder is not engaged in, nor intends to engage in, nor has any arrangement or understanding with any person or entity to participate in, a distribution of the exchange notes.

Any holder who intends to participate in the exchange offer for the purpose of distributing the exchange notes may not rely on the applicable interpretations of the staff of the SEC, may not participate in the exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales if the exchange notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes. With regard to broker-dealers, only broker-dealers that acquired the initial notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where the initial notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. By acknowledging that it will deliver a prospectus, the broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for more details regarding the transfer of exchange notes.

Consequences of Failure to Exchange Initial Notes

Holders who desire to tender their initial notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of initial notes for exchange.

Initial notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the initial notes and the existing restrictions on transfer set forth in the legend on the initial notes and in the offering memorandum, dated October 28, 2003, relating to the initial notes. Except in limited circumstances with respect to the specific types of holders of initial notes, we will have no further obligation to provide for the registration under the Securities Act of such initial notes. In general, initial notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will take any action to register the untendered initial notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the initial notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Initial notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the initial notes and the exchange notes. Holders of the exchange notes and any initial notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

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USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. Neither we nor any subsidiary guarantor will receive any cash proceeds from the issuance of the exchange notes.

CAPITALIZATION

Set forth below is our capitalization as of March 31, 2004. This table should be read in conjunction with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including all related notes, included elsewhere in this prospectus.

March 31, 2004

(dollars in thousands)
Total Debt
Senior credit facility – term loan (1)	$184,538
Senior subordinated notes	225,000
Mortgages and other secured debt (2)	52,223

Total debt, including current portion	$461,761

Total Shareholders’ Equity
Total shareholders’ equity	$527,871

Total Capitalization	$989,632

(1)
Our senior credit facility includes a fully drawn $185.0 million term loan, of which $184.5 million was outstanding at March 31, 2004, and a $75.0 million revolving credit facility, of which $72.9 was available as of March 31, 2004 after giving effect to $2.1 million in outstanding letters of credit issued under the revolving credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — New Financing Arrangements” and “Description of Other Indebtedness — The Senior Credit Facility.”

(2)	See “Description of Other Indebtedness — Mortgages and Other Indebtedness.”

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SELECTED FINANCIAL DATA

The selected financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this prospectus. Our combined statement of operations data for the years ended September 30, 2003, 2002 and 2001 and our combined balance sheet data as of September 30, 2003 and 2002 have been derived from our audited combined financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP, whose report is included elsewhere in this prospectus. Our statement of operations data for the six months ended March 31, 2004 and 2003 and our balance sheet data as of March 31, 2004 have been derived from our unaudited condensed financial statements included elsewhere in this prospectus. Our combined statement of operations data for the years ended September 30, 2000 and 1999 and our combined balance sheet data as of September 30, 2001, 2000 and 1999 have been derived from our unaudited combined financial statements, which are not presented in this prospectus. The historical financial data presented for periods and as of dates prior to the December 1, 2003 spin-off were prepared using a number of estimates and allocations of assets, liabilities, revenues and expenses. As a consequence, such historical financial data below may not be indicative of our future performance and does not reflect the results of operations and financial position we would have had if we had operated as a separate, stand-alone entity during the periods and as of the dates presented.

Upon emergence from Chapter 11 bankruptcy proceedings on October 2, 2001, our subsidiaries adopted the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting By Entities in Reorganization Under the Bankruptcy Code,” also referred to as “fresh-start reporting,” effective September 30, 2001. In connection with the adoption of fresh-start reporting, a new entity was deemed created for financial reporting purposes, the provisions of the 2001 joint plan of reorganization were implemented, assets and liabilities were adjusted to their estimated fair values and our accumulated owner’s deficit was eliminated. Any financial information labeled “predecessor company” refers to periods prior to the adoption of fresh-start reporting, while information labeled “successor company” refers to periods following September 30, 2001. Predecessor company and successor company financial information is generally not comparable and is therefore separated by a vertical line. The lack of comparability within the statement of operations data is most apparent in our capital costs (lease, interest, depreciation and amortization), as well as with income taxes, minority interests and debt restructuring and reorganization costs. Predecessor company and successor company balance sheet data are not comparable due to the change in accounting basis of long-lived assets to estimated fair value and the discharge of liabilities subject to compromise.

On October 1, 2001, we adopted the provisions of SFAS 144. Under SFAS 144, discontinued businesses, including assets held for sale, are removed from the results of continuing operations. The results of operations in the current year and prior year periods, along with any costs to exit such businesses in the current year period, have been classified as discontinued operations in the following selected historical financial data. Businesses sold or closed prior to the adoption of SFAS 144 continue to be reported in the results of continuing operations.

On October 1, 2002, we adopted SFAS 145. The most significant impact of the adoption of SFAS 145 is that effective October 1, 2002, any gains or losses on the extinguishment of debt that were classified as extraordinary items in prior periods that do not meet the new criteria for classification as extraordinary items have been reclassified. This reclassification includes the $1.0 billion gain recognized in fiscal 2001 in connection with the discharge of liabilities subject to compromise upon our subsidiaries’ emergence from Chapter 11 proceedings which is now included in income from continuing operations.

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	Successor Company								Predecessor Company

	Six Months Ended March 31,				Years Ended September 30,				Years Ended September 30,

	2004		2003		2003		2002		2001		2000	1999

	(in thousands, except operating and per share data)
Statement of Operations Data (1):
Net revenues	$754,520		$677,489		$1,403,293		$1,354,025		$1,283,039		$1,254,012	$810,880
Income (loss) from continuing operations	13,737		13,688		31,173		43,152		141,195		(794,571)	(328,155)
Net income (loss)	11,580		4,697		11,888		37,551		113,319		(844,185)	(339,296)

Ratio of earnings to fixed charges (2):	2.14	x	2.58	x	2.49	x	3.47	x	2.32	x	NM	NM

Operating Data:
Payor Mix
Medicaid	51%		50%		50%		48%		48%		49%	49%
Medicare	28%		26%		28%		29%		27%		24%	23%
Private pay and other	21%		24%		22%		23%		25%		27%	28%
Avg. owned/leased eldercare center beds (3)	20,919		23,385		22,758		24,139		24,783		14,286	15,522
Occupancy percentage	91%		91%		91%		92%		92%		91%	93%
Avg. managed eldercare center beds (3)	5,789		7,198		6,320		7,898		9,215		23,779	23,984

Pro Forma Per Share and Share Data (4) (5):
Income from continuing operations, diluted	$0.63				$1.21
Weighted average shares, basic	19,754				20,378
Weighted average shares, diluted	19,777				20,378

Pro Forma Financial Data (4):
Net revenues	$754,520				$1,431,210
Income from continuing operations	12,546				24,727
	Successor Company				Predecessor Company

	March 31,	September 30,			September 30,

	2004	2003	2002	2001	2000	1999

	(dollars in thousands)
Balance Sheet Data (end of period):
Working capital	$192,066	$97,696	$78,473	$41,598	$(173,322)	$71,015
Property and equipment, net	706,189	673,167	728,447	785,654	1,039,668	538,188
Total assets	1,243,797	1,073,299	1,154,480	1,136,841	1,971,117	1,330,295
Liabilities subject to compromise	—	—	—	—	1,938,477	—
Long-term debt, including current portion	461,761	266,232	326,476	328,157	10,441	1,244,622
Shareholders’/Owner’s equity (deficit)	$527,871	$580,561	$602,764	$572,147	$(487,753)	$(91,534)

(1)
For a discussion of operating results from fiscal 2001 through the six months ended March 31, 2004, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations.”

The net revenues and income (loss) from continuing operations data for all periods presented are from continuing operations and have been adjusted to exclude discontinued operations. The payor mix and occupancy percentage presented under operating data has also been adjusted to exclude discontinued operations.

(2)
The ratio of earnings to fixed charges is computed by dividing fixed charges into income from continuing operations before income taxes, net income (loss) of unconsolidated affiliates and minority interests plus fixed charges. Fixed charges include interest (expensed or capitalized), amortization of debt issuance costs and the estimated interest component of rent expense. The interest component of rent expense is estimated at one-third of our reported lease expense. For the fiscal years ended September 30, 2000 and 1999, our earnings were insufficient to cover fixed charges by $872.9 million and $149.5 million, respectively.

(3)
In connection with the consummation of NCI’s and our subsidiaries’ 2001 joint plan of reorganization, 10,702 Multicare beds previously classified as “Managed and Jointly-Owned Facilities” were reclassified as “Owned and Leased Facilities.” See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Certain Transactions and Events — Chapter 11 Proceedings.”

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(4)
Pro forma to reflect all adjustments that, in the opinion of management, are necessary to present fairly the results of GHC for the year ended September 30, 2003 and the six months ended March 31, 2004, assuming the spin-off and the ElderTrust transactions occurred on October 1, 2002. Because the spin-off occurred on December 1, 2003, its impact is reflected in our historical unaudited condensed balance sheet as of March 31, 2004. Consequently, pro forma balance sheet data is not presented herein. See Notes to Unaudited Pro Forma Condensed Financial Statements.

(5)
For the year ended September 30, 2003 and for the six months ended March 31, 2004, pro forma basic and diluted earnings per share from continuing operations is computed as if the shares of GHC’s common stock were issued and outstanding for the period presented, assuming the distribution ratio of one share of GHC common stock for every two shares of NeighborCare common stock, excluding treasury shares.

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UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statements presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K filed on February 4, 2004 and our quarterly report on Form 10-Q filed on May 14, 2004.

The following unaudited pro forma condensed statement of operations for the year ended September 30, 2003 and unaudited pro forma condensed statement of operations for the six months ended March 31, 2004 are presented as if the spin-off of GHC and the ElderTrust transactions occurred on October 1, 2002. Because the spin-off occurred on December 1, 2003, its impact is reflected in our historical unaudited condensed balance sheet as of March 31, 2004. Consequently, a pro forma balance sheet is not presented herein.

The unaudited pro forma condensed financial statements are presented for informational purposes only and are not necessarily indicative of what our financial position and results of operations actually would have been for the periods presented if the spin-off and the ElderTrust transactions had occurred on October 1, 2002, nor do such financial statements purport to represent the results of future periods. The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable and are described in the notes accompanying the unaudited pro forma condensed financial statements. No changes in operating revenues and expenses have been made to reflect the results of any modifications to operations that might have been made had the spin-off of GHC and the ElderTrust transactions been completed on the aforesaid effective date for purposes of the pro forma results.

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Genesis HealthCare Corporation
Unaudited Pro Forma Condensed Statement of Operations
Six Months Ended March 31, 2004
(in thousands, except per share data)

	Historical	Pro Forma

	GHC	Adjustments		GHC

Net revenues	$754,520	$—		$754,520

Expenses:
Operating expenses	681,889	—		681,889
Lease expense	14,299	—		14,299
Depreciation and amortization expense	23,173	88	(1)	23,261
Interest expense	13,502	1,864	(2)	15,366

Income from continuing operations before income tax expense, equity in net income of unconsolidated affiliates and minority interests	21,657	(1,952)		19,705

Income tax expense	8,785	(761	)(3)	8,024

Income from continuing operations before equity in net income of unconsolidated affiliates and minority interests	12,872	(1,191)		11,681

Equity in net income of unconsolidated affiliates	1,024	—		1,024
Minority interests	(159)	—		(159)

Income from continuing operations	$13,737	$(1,191)		$12,546

Per common share data (7):
Basic:
Income from continuing operations	$0.70			$0.64
Weighted averages shares outstanding	19,754			19,754

Diluted:
Income from continuing operations	$0.69			$0.63
Weighted averages shares outstanding	19,777			19,777

See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements.

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Genesis HealthCare Corporation
Unaudited Pro Forma Condensed Statement of Operations
Year Ended September 30, 2003
(in thousands, except per share data)

	Historical	Pro Forma

	GHC	Adjustments		GHC

Net revenues	$1,403,293	$27,917	(4)	$1,431,210
Expenses:
Operating expenses	1,276,270	24,164	(4)	1,300,434
Gain on early extinguishment of debt	(1,123)	—		(1,123)
Lease expense	27,920	(129	) (4) (5)	27,791
Depreciation and amortization expense	39,626	1,669	(1) (4) (6)	41,295
Interest expense	17,579	12,580	(2)	30,159

Income from continuing operations before income tax expense, equity in net income of unconsolidated affiliates and minority interests	43,021	(10,367)		32,654

Income tax expense	12,335	(4,043	) (3)	8,292

Income from continuing operations before equity in net income of unconsolidated affiliates and minority interests	30,686	(6,324)		24,362

Equity in net income of unconsolidated affiliates	794	(122	) (4)	672
Minority interests	(307)	—		(307)

Income from continuing operations	$31,173	$(6,446)		$24,727

Per common share data (7):
Weighted averages shares outstanding:
Basic and diluted				20,378

Earnings per share from continuing operations:
Basic and diluted				$1.21

See accompanying Notes to Unaudited Pro Forma Condensed Financial Statements.

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Genesis HealthCare Corporation
Notes to Unaudited Pro Forma Condensed Financial Statements

General note:

These unaudited pro forma condensed financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of operations of GHC for the year ended September 30, 2003 and the six months ended March 31, 2004, assuming the spin-off and the ElderTrust transactions occurred on October 1, 2002. Because the spin-off occurred on December 1, 2003, its impact is reflected in our historical condensed balance sheet as of March 31, 2004. Consequently, a pro forma balance sheet is not presented herein.

The pro forma adjustments exclude estimated incremental costs associated with being an independent public company and the loss of certain synergies and benefits of economies of scale that existed while we were part of NeighborCare. We estimate these incremental pre-tax costs to be approximately $2.1 million of additional general and administrative expense for the year ended September 30, 2003. We estimated these costs in connection with the preparation of GHC’s detailed operating budget for the forthcoming year. We believe our historical results for the six months ended March 31, 2004 include the appropriate level of incremental general and administrative expenses because our post spin-off organizational structure was largely in place and operating by October 1, 2003.

A substantial majority of the ElderTrust transactions closed prior to or during the six months ended March 31, 2004, consequently no pro forma adjustments for that period are reflected for the ElderTrust transactions due to immateriality.

NeighborCare made a payment of approximately $5.0 million in exchange for ElderTrust’s consent to the assignment from NeighborCare to GHC of all remaining leases and guarantees. The $5.0 million consideration is a spin-off transaction cost of NeighborCare, and is therefore not reflected in these unaudited pro forma condensed financial statements.

Certain of the following footnotes make reference to the changes in both cash basis and accrual basis lease cost as a result of the ElderTrust transactions. GHC’s lease expense is presented on an accrual basis in accordance with GAAP. Differences between lease expense on an accrual basis and the amount of cash disbursed for lease payments is caused by:

•	unfavorable or favorable lease balances established in GHC’s September 30, 2001 adoption of fresh-start reporting which are amortized on a straight-line basis over the lease term; and

•	the amortization of advanced rent payments made to ElderTrust in order to reduce lease payments over the lease term.

(1)
Represents the amortization of estimated deferred financing fees and expenses related to our new financing arrangements offset by reduced historical amortization of deferred financing fees written-off following the repayment of the existing indebtedness.

	Six months ended March 31, 2004	Year ended September 30, 2003

	(in thousands)
Historical financing fee amortization	$(54)	$(984)
New financing fee amortization	142	1,260

	$88	$276

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(2)
Reflects the increase in estimated interest expense based upon the incurrence of incremental debt following the spin-off and an estimated weighted borrowing average rate of 6.8% following the spin-off. As a result, we would expect our interest expense to be as follows:

	Six months ended March 31, 2004	Year ended September 30, 2003

	(in thousands)
Pro forma interest expense ($461.8 million at 6.8%)	$15,701	$31,406
Less: interest allocated to assets held for sale	(335)	(1,247)
Less: historical interest expense reported	(13,502)	(17,579)

	$1,864	$12,580

Debt service under our senior credit facility is based upon a variable interest rate that may fluctuate due to market conditions and/or our operating performance. A variance of 1/8% in variable rates of interest would change interest expense by approximately $116 thousand and $231 thousand for the six months ended March 31, 2004 and the fiscal year ended September 30, 2003, respectively.

(3)
Income tax expense is reported at an estimated effective tax rate of 39%. Income tax expense for the year ended September 30, 2003 is partially offset by a $4.4 million tax credit realized as a result of a change in tax law.

(4)
Represents the consolidation of a previously unconsolidated partnership that operates four eldercare centers. The adjustments entitled “Eliminations” represent the elimination of management fees and ancillary service revenues charged by GHC to the partnership. The adjustments entitled “Adjustments to Capital Costs” represent a reduction in lease expense and a corresponding increase in depreciation expense as a result of the purchase of one previously leased property, and an annual reduction in lease expense of one leased property in consideration for a $2.5 million payment. The $2.5 million payment will result in a $0.4 million annual reduction in cash basis lease expense, offset by the annual amortization of $0.2 million of the advanced rent payment. Depreciation expense is estimated using a weighted average useful life of 20 years for the acquired property and equipment.

	Year ended September 30, 2003

	Consolidation of Partnership	Eliminations	Adjustments to Capital Costs	Net Adjustments

	(in thousands)
Net revenues	$29,434	$(1,517)	$—	$27,917
Operating expenses	25,681	(1,517)	—	24,164
Lease expense	3,250	—	(775)	2,475
Depreciation expense	271	—	98	369
Equity in net income of unconsolidated affiliates	—	(122)	—	(122)

(5)
Represents the net reduction in accrual basis lease costs as a result of certain components of the ElderTrust Transactions resulting in the purchase of five previously leased properties and the restructuring of leases of nine properties.

Year ended September 30, 2003

(in thousands)
Purchase of five properties and resulting elimination of lease expense	$(1,490)
Lease expense reductions of nine properties	(1,114)

Lease expense	$(2,604)

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(6)	Represents the increase in depreciation expense as a result of the capitalization of five properties described herein under footnote 5.

Year ended September 30, 2003

(in thousands)
Depreciation expense	$1,024

Depreciation expense is estimated using a weighted average useful life of 20 years for the acquired property and equipment.

(7)
Pro forma basic and diluted earnings per share from continuing operations is computed as if the shares of GHC’s common stock were issued and outstanding for the periods presented, assuming the distribution ratio of one share of GHC common stock for every two shares of NeighborCare common stock, excluding treasury shares. Because there are no dilutive NeighborCare common stock equivalents attributed to GHC during the year ended September 30, 2003, the pro forma weighted average shares for both the basic and diluted calculations are the same.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are one of the largest providers of healthcare and support services to the elderly in the United States. Within our network of geographically concentrated facilities, we offer services focusing on the primary medical, physical and behavioral issues facing the medically complex elderly population. We are focused on qualitative and quantitative clinical performance measures in order to enhance and continuously improve the care provided in our facilities. Through our physicians, nurses, therapists and other members of our interdisciplinary medical care team, we apply a comprehensive approach to the complex needs facing the elderly, which we believe has resulted in our above industry average occupancy levels and an enhanced quality payor mix. For the twelve months ended September 30, 2003 and the six months ended March 31, 2004, the average occupancy level in our inpatient facilities was approximately 91%.

Approximately 89% of our net revenues are generated through inpatient services. Our inpatient services business is offered through a network of skilled nursing and assisted living centers primarily located in the eastern United States. Our eldercare centers are concentrated in the states of Pennsylvania, New Jersey, Maryland and Massachusetts. We currently own, lease, manage or jointly-own 216 eldercare facilities, consisting of 193 skilled nursing facilities and 23 assisted living facilities with 26,401 beds, including three skilled nursing facilities with 561 beds that have been identified as held for sale.

Our rehabilitation therapy business, which represents approximately 8% of our net revenues, provides an extensive range of rehabilitation therapy services to the elderly, including speech pathology, physical therapy and occupational therapy in our eldercare regional market concentrations. These services are provided by approximately 4,300 licensed rehabilitation therapists and assistants employed or contracted by us at substantially all of the eldercare facilities we operate, as well as by contract to third-party healthcare facilities operated by other providers and through our 13 outpatient rehabilitation agencies. We also provide other complementary healthcare services, the revenues for which are included in all other services revenues in our segment financial information.

The aging of the population and increased life expectancies are the primary driving forces behind the growth of our businesses. We believe that positive demographic trends imply that there will be a growing demand for the services offered by healthcare providers that deliver the most efficient, responsive, cost effective and high quality eldercare services. We are continually engaged in various efforts to improve our profitability by focusing on key operational initiatives, including: improving the quality of our payor mix, increasing our rate of occupancy, improving nursing staff scheduling and retention, reducing reliance on overtime compensation and temporary nursing agency services, and capitalizing on best demonstrated practices in various areas of cost control. As a result, we believe we will be well positioned to take advantage of the favorable demographic and growth trends in our industry.

Government funded programs, principally Medicaid and Medicare, provide approximately 80% of our revenue. Over the past five years, changes in funding from these government sources have had a significant impact on our cash flows and profitability. Through trade and other organizations, we actively participate in partnership with other healthcare providers to pursue strategies to minimize any potentially adverse impact of government funding proposals. We believe the continuation of government funding at levels sufficient to operate our business profitably is our greatest financial risk.

Labor costs, including salaries, wages and benefits, account for approximately 74% of our total operating expenses. We compete with other healthcare providers and with non-healthcare providers for both professional and non-professional employees. In recent years, we and our industry have experienced shortages in qualified professional clinical staff. While we have been able to retain the services of an adequate number of qualified personnel to staff our facilities and sites of services, we have used expensive temporary nursing agency services to supplement staffing, particularly in fiscal 2001 and 2002. In fiscal 2003, we implemented programs to improve staff scheduling and retention, and to reduce reliance on overtime compensation and temporary nursing agency services. Our efforts resulted in a 36% reduction in the cost of temporary nursing agencies in fiscal 2003 as compared to fiscal 2002, and a 45% reduction in year-to-date fiscal 2004 compared

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to year-to-date fiscal 2003, without experiencing a significant change in overall nursing hours per patient day. However, if a shortage of nurses or other health care workers occurred in the geographic areas in which we operate, it could adversely affect our ability to attract and retain qualified personnel and could further increase our operating costs, without a corresponding increase in the level of government funded reimbursement.

For a description of the material challenges and risks of the Company, including an analysis of industry trends and the effect of recent legislation on our operations, see “Risk Factors — Risks Related to Our Business.”

Revenue Sources

We receive revenues from Medicare, Medicaid, private insurance, self-pay residents, other third-party payors and long-term care facilities that utilize our rehabilitation therapy services and other service related businesses.

The following table reflects the payor mix of inpatient services revenues for the periods presented, and has been adjusted to exclude discontinued operations:

	Six Months Ended March 31,	Years Ended September 30,

	2004	2003	2002	2001

Medicaid	51%	50%	48%	48%
Medicare	28%	28%	29%	27%
Private pay and other	21%	22%	23%	25%

	100%	100%	100%	100%

The sources and amounts of our revenues are determined by a number of factors, including licensed bed capacity and occupancy rates of our eldercare centers, the mix of patients and the rates of reimbursement among payors. Likewise, payment for ancillary medical services, including services provided by our rehabilitation therapy services business, vary based upon the type of payor and payment methodologies. Changes in the case mix of the patients as well as payor mix among Medicare, Medicaid and private pay can significantly affect our profitability.

The final fiscal year 2004 prospective payment system rules for skilled nursing facilities became effective on October 1, 2003. The final rules enhance the reimbursement rates for fiscal year 2004 by increasing base rates by 6.26% (a 3% increase in the annual update factor and a 3.26% upward adjustment correcting previous forecast errors). These changes are estimated to increase Medicare payment rates per patient day by $19. The final rules also provide for the continuation through fiscal year 2004 of certain payment add-ons that were authorized in the Balanced Budget Refinement Act to compensate for non-therapy ancillaries.

The Centers for Medicare and Medicaid Services, or “CMS”, has indicated that fiscal year 2005 prospective payment system rates will be announced by mid-summer 2004. CMS stated that such rates will be promulgated under existing rules providing for a continuation of the current payment system with provision for a full market basket inflation increase and certain payment add-ons that were authorized to compensate for non-therapy ancillaries. While no changes are anticipated in the fiscal year 2005 rules, CMS affirms that its contractor, the Urban Institute, is expected to complete its study of the skilled nursing payment system and that the study recommendations will be incorporated into proposed fiscal year 2006 rules.

The recently enacted Medicare Modernization Act suspended application of the therapy caps as of December 8, 2003 through December 31, 2005. The therapy caps in place effective September 1, 2003 imposed payment limits to services provided by independent therapists as well as to those provided by outpatient rehabilitation facilities and other forms of rehabilitation agencies. The suspension does not have retroactive impact upon Medicare beneficiaries who exceeded their caps between September 1, 2003 and December 8, 2003. Extension of the moratorium removes a significant financial threat to our therapy business for the short term. Previously, we estimated that the therapy caps would reduce our annual net revenues by

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approximately $18.9 million and EBITDA by approximately $4.9 million. The new law also assures at least a positive 1.5% increase in the therapy fee schedule for each of the next two years through calendar year 2005. No assurances can be made or given that Congress will extend the moratorium on application of the therapy caps beyond 2005. As mandated by the law, the General Accounting Office is conducting a study of alternatives to the therapy caps. This report and a related study previously required from CMS is expected to be released in the coming months.

State budget pressures in recent years have translated into reductions in state spending in certain jurisdictions. Given that Medicaid outlays are a significant component of state budgets, we expect continuing cost containment pressures on Medicaid outlays for skilled nursing facilities in the states in which we operate. In each of the major states where we provide services, we are working with trade groups, consultants and government officials to address responsibly the particular funding issues.

The plight of state governments has helped to elevate issues related to Medicaid onto the national agenda. Last year, Congress passed temporary relief to states providing a 2.9% temporary increase in the Federal Medicaid Assistance Percentage for five quarters estimated to provide states $10 billion in Medicaid relief. Under current law, this assistance terminates June 30, 2004. Prospects for Congress to extend the temporary assistance are not encouraging. Actions to date on state Medicaid budgets affirm that many states are adjusting state Medicaid spending to reflect the loss of the temporary federal assistance.

Late in November 2003, the General Accounting Office released a study examining how nursing home reimbursement has been affected by the fiscal crisis being experienced by a number of states. The report documents that most states have sustained their reimbursement commitments. States have tapped reserves, tobacco settlement monies and other funding strategies including provider assessments to meet their obligations. While the data does not evaluate the adequacy of state Medicaid payments for nursing facility services, the analysis does suggest that under current difficult conditions states are honoring their commitments. The report findings are consistent with observed behavior in the states where we operate.

Among the alternative Medicaid funding approaches that states have explored are nursing home provider assessments as tools for leveraging increased Medicaid matching funds. Such initiatives are authorized under the law. Nursing home provider assessments have been implemented in three states where we operate (MA, WV and RI) and two additional states have recently received CMS approvals to implement plans (NC and NH). On June 15, 2004, the state of New Hampshire passed legislation approving the implementation of its provider assessment program, which is retroactive to May 1, 2003. We have not completed our evaluation of the financial impact of the New Hampshire provider assessment on us, but expect it to increase our net income. Responding to the number of state variations of provider assessment plans, CMS has slowed the processing of such plan amendments and increased review requirements. Two pending state plan amendments (NJ and PA) have been delayed in the CMS review process. Further delays in the federal processing of the provider assessment plan amendments could adversely impact future nursing home funding in both states.

It is not possible to quantify fully the effect of legislative changes, the interpretation or administration of such legislation or any other governmental initiatives on our business and the business of the customers served by our rehabilitation services business. Accordingly, there can be no assurance that the impact of any future healthcare legislation will not further adversely affect our business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Our financial condition and results of operations are affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

While Congress has, through the Medicare Modernization Act, extended the moratorium on payment caps on Medicare Part B rehabilitation therapy services, the federal government and state governments continue to focus on efforts to curb spending on healthcare programs such as Medicare and Medicaid. We cannot at this time predict the extent to which these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals and existing new legislation will have on us. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue.

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Certain Transactions and Events

Purchase of Joint Venture Interests

On January 5, 2004, we acquired our joint venture partner’s interest in two Massachusetts skilled nursing facilities which we previously managed. We previously owned a 50% interest in one facility and a 20% interest in the other. Upon completion of the transaction, we own 100% of both facilities and acquired approximately $6.0 million of working capital along with the property and equipment of the two skilled nursing facilities, having a total of 318 beds. The aggregate consideration consisted of $6.0 million in cash and the assumption of debt in the amount of approximately $20.0 million, $12.5 million of which was repaid following completion of the transaction.

The Spin-Off

Prior to December 1, 2003, our operations were owned by NCI. On December 1, 2003, NCI completed the distribution (the “spin-off”) of our common stock and our common stock began trading publicly on the Nasdaq National Market System on December 2, 2003 under the symbol “GHCI.” Prior to the spin-off, NCI was named Genesis Health Ventures, Inc.

NCI consummated the spin-off on December 1, 2003 by distributing, on a pro rata basis, all of our shares to holders of record of NCI common stock at the close of business on October 15, 2003, the record date for the spin-off. Based on the total number of shares of NCI common stock at the close of business on the record date for the spin-off, each record holder of NCI common stock received 0.5 shares of our common stock (an aggregate of 19,898,104 shares), or cash in lieu of a fractional share of our common stock.

Additionally, immediately after the spin-off, we issued 130,246 shares of our common stock into an escrow account for future delivery to former unsecured claimants of NCI and its subsidiaries that were entitled to receive common equity securities under the terms of the 2001 joint plan of reorganization.

Distribution Transactions

As a result of the spin-off, as of December 1, 2003, we and NCI operate independently of one another. We have agreed contractually to continue certain transitional arrangements and practices for a limited time after the spin-off. In addition, we have agreed to certain mutually beneficial commercial arrangements.

We and NCI have entered into a separation and distribution agreement, a tax sharing agreement, a transition services agreement, a group purchasing agreement, an employee benefits agreement, a pharmacy services agreement, as amended, a pharmacy benefit management agreement and a durable medical equipment agreement.

Separation and Distribution Agreement

On October 27, 2003, we and NCI entered into the separation and distribution agreement, which sets forth the agreements between us and NCI with respect to the principal corporate transactions required to consummate the spin-off, and a number of other agreements governing the relationship between us and NCI following the spin-off. Pursuant to the separation and distribution agreement, NCI transferred to us, or caused their subsidiaries to transfer to us, the legal entities comprising the eldercare businesses. We agreed to issue 130,246 common shares into an escrow account for future delivery to NCI’s and its subsidiaries’ former unsecured claimants who are entitled to receive common equity securities under the terms of NCI’s 2001 joint plan of reorganization. We refer to these common shares of ours as the “unsecured claimant shares.” As of June 1, 2004, the most recent date for which information is available, the number of unsecured claimants shares was 129,923.

The separation and distribution agreement generally provides for a full and complete release and discharge as of the date of the consummation of the spin-off of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date of the consummation of the spin-off between or among NCI and its affiliates, on the one hand, and us and our affiliates, on the other hand, including any contractual agreements or arrangements existing or alleged to exist between or among those parties on or before that date.

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We have agreed to indemnify, defend and hold harmless NCI and its affiliates, and each of its directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from, generally, any liabilities of the eldercare businesses and the operation of the eldercare businesses at any time before or after the spin-off, any breach by us or our affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection therewith, one-half of any liabilities arising out of NCI’s 2001 joint plan of reorganization (other than certain liabilities specifically allocated in the separation and distribution agreement), and specified disclosure liabilities.

NCI has agreed to indemnify, defend and hold harmless us and our affiliates, and each of our directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from, generally, any of NCI’s liabilities, other than liabilities of the eldercare businesses, and the operation of its business other than the eldercare businesses at any time before or after the spin-off, any breach by NCI or its affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection therewith, one-half of any liabilities arising out of NCI’s 2001 joint plan of reorganization (other than certain liabilities specifically allocated in the separation and distribution agreement), and specified disclosure liabilities.

Tax Sharing Agreement

For periods prior to the spin-off, we were included in NCI’s U.S. federal consolidated income tax group. Our tax liability thus was included in NCI’s and its subsidiaries’ consolidated federal income tax liability and was included with NCI or certain of its subsidiaries in consolidated, combined or unitary income tax groups for state and local tax purposes.

NCI will prepare and file any federal consolidated return, and any combined, consolidated or unitary tax returns that include both NCI or one of its subsidiaries and us or one of our subsidiaries and is responsible for all income taxes and other taxes with respect to such returns. We will prepare and file any tax return required to be filed by us or any of our subsidiaries that does not include NCI or any entity that is its subsidiary after the spin-off and will be responsible for all income taxes or other taxes with respect to any such tax return. In general, NCI will be responsible for any increase (and will receive the benefit of any decrease) in the income tax of any entity that is or was reflected on a tax return filed by NCI and it will control all audits and administrative matters relating to such tax returns.

We generally may not (i) take or fail to take any action that would cause any representations, information or covenants in the spin-off documents or documents relating to the private letter ruling request to be untrue, (ii) take or fail to take any action that would cause the spin-off to lose its tax-free status, (iii) sell, issue, redeem or otherwise acquire our equity securities for a period of two years following the spin-off, except in certain specified transactions, and (iv) sell or otherwise dispose of a substantial portion of our assets, liquidate, or merge or consolidate with any other person for a period of two years following the spin-off. During that two-year period, we may take certain actions prohibited by the covenants if, for example, NCI obtains a supplemental private letter ruling or an unqualified opinion of counsel to the effect that these actions will not affect the tax-free nature of the spin-off, in each case satisfactory to NCI in its sole and absolute discretion. Notwithstanding the receipt of any such private letter ruling or opinion, we must indemnify NCI for any taxes and related losses resulting from (i) any act or failure to act described in the covenants above, (ii) any acquisition of our equity securities or assets (or equity securities or assets of any member of our group) and (iii) any breach by us or any member of our group of certain representations in the spin-off documents or the documents relating to the private letter ruling.

Transition Services Agreement

The transition services agreement provides for the provision of certain transitional services by us to NCI. The services include the provision of information systems (e.g., access to computer systems that are expected to be owned by us), tax services, investor relations services, corporate compliance services, treasury functions, financial systems and reporting, bankruptcy claims processing and certain additional services identified by the parties. The transition services agreement provides for a term of 18 months. In addition, NCI may extend the transition services agreement for an additional six months with adequate notice. The pricing is based on actual costs incurred by us in rendering the services.

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Tidewater Membership Agreement

The Tidewater membership agreement, referred to as the “Tidewater agreement,” provides group purchasing and shared service programs to skilled nursing facilities and assisted living facilities operated by us. Under the Tidewater agreement, we engaged Tidewater, NCI’s wholly-owned group purchasing subsidiary, as an independent group purchasing organization, and Tidewater will grant to us access to its vendor contracts. The initial term of the Tidewater agreement is ten years. We will not make any payments to NCI under the Tidewater agreement. Instead, Tidewater will receive administrative fees from various suppliers. Such fees are based on a percentage of the volume of purchases made by all of Tidewater’s members, including us. We will remain directly responsible to vendors for purchases through the Tidewater agreement. The Tidewater agreement will obligate us to purchase certain minimum amounts; however, we may be a member of other group purchasing organizations. We may earn financial incentives, such as fee sharing, for meeting certain purchasing volumes under the Tidewater agreement.

Employee Benefits Agreement

We and NCI entered into an employee benefits agreement which provides for certain employee compensation, benefit and labor-related matters. In general, after the spin-off, we and NCI are responsible for all obligations and liabilities relating to our respective current and former employees and their dependents and beneficiaries. As of the date of the spin-off, and except with respect to health and welfare plans and flexible benefit plans as set forth below, we ceased participation in any benefit plan or trust under any such plan sponsored or maintained by NCI and NCI ceased participation in any benefit plan or trust under any such plan sponsored or maintained by us. With respect to employees who are transferred to or from us or NCI, both parties will mutually recognize and credit service with the other employer.

Except as otherwise provided below, all liabilities relating to employee benefits incurred by or on behalf of either company’s employees or their covered dependents on or before the date of the spin-off remain NCI’s liabilities. Liabilities and assets have been transferred from NCI’s retirement plan to a comparable plan established by us. Similarly, liabilities and assets have been transferred from NCI’s union retirement savings plan, the sponsorship of which was assumed by us. Liabilities under NCI’s deferred compensation plan (a non- qualified plan) and assets relating to such plan held in a rabbi trust were transferred to a comparable plan and trust established by us. In the event that we or NCI elect to contribute the full matching amount due to participants covered under each company’s respective plan and entitled to a match at the end of the 2003 plan year, each company will reimburse the other for 50% of the amount contributed with respect to specified employees who are transferred between companies in connection with the spin-off. A similar arrangement applies with respect to bonus amounts due for the 2003 fiscal year. In general, all liabilities relating to workers’ compensation claims incurred by or on behalf of either company’s employees on or before December 1, 2003, the date of the spin-off, will remain liabilities of us.

To avoid the administrative inconvenience and expense that would result from our having to establish separate health and welfare plans and flexible benefit plans for the remainder of the calendar year during which the spin-off occurs, during the period beginning immediately following the spin-off and ending on December 31, 2003, current and former employees of ours remained covered under NCI’s existing health and welfare plans and flexible benefit plans. We have reimbursed NCI for all expenses it incurred as a result of this arrangement. As of January 1, 2004, current and former employees of ours and NCI are covered under their own health insurance plans.

Master Agreement for Pharmacy, Pharmacy Consulting and Related Products and Services

We and NCI’s subsidiary, NeighborCare Pharmacy Services, Inc., or “NCPS,” entered into a master agreement for pharmacy, pharmacy consulting and related products and services, referred to as the “pharmacy services agreement.” The agreement has an initial term of ten years, plus a renewal term of five years if NCPS matches third-party bids for comparable services. The pharmacy services agreement provides the terms and conditions on which NCPS and its affiliates provides pharmacy, pharmacy consulting and medical supply products and services to all long-term care facilities owned or leased by us and our affiliates.

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Each of our eldercare facilities entered into an individual services agreement with NCPS that reflects the terms of the pharmacy services agreement. The individual services agreements govern the terms under which pharmacy, pharmacy consulting and medical supply products and services will be provided to each eldercare facility by NCPS.

Pricing under the pharmacy services agreement is at pre-negotiated prices or formulas consistent with market pricing for the applicable services and are set forth in the individual service agreements. NCPS has the right to adjust prices, other than those that are determined by formula, not more than once per year to account for increases in its costs in providing the services (including inflation). We are eligible for a pricing reduction at specified percentages for certain specified products and services if and so long as the aggregate number of skilled nursing facility beds served by NCPS increases to specified targets over a baseline amount. In addition, we and NCPS will negotiate in good faith to enter into arrangements whereby we will contract directly with certain manufacturers of enteral nutrition products, durable medical equipment and other non-pharmaceutical products historically purchased from NCPS to receive “end user pricing,” and NCPS will distribute enteral nutrition products and durable medical equipment to our facilities for a fee priced at the fair market value of such distribution services. In addition, the original pharmacy services agreement provided that after five years, pricing may be reset depending upon NCPS’s pricing to its other customers of similar size. On May 7, 2004, we and NCPS amended the pharmacy services agreement to correct a pricing error in the original agreement specifically related to intravenous drugs. The financial impact of the amendment increases our pharmacy costs $1.3 million on an annualized basis, which has been reflected in our financial results. The amendment also accelerates by nine months our ability to renegotiate pricing with NCPS. We believe that the amendments offer substantially equal value to both organizations. Beginning December 1, 2003, the pharmacy services agreement, as amended, extends approximately $6.6 million of annual pharmacy cost savings to GHC as compared to our pricing prior to the spin-off, which has been reflected in our financial results.

We may terminate the pharmacy services agreement with respect to any facility in connection with a sale of the facility to a third party or the closing of the facility so long as we use our best efforts to persuade the buyer or successor of the facility, if any, to assume the applicable service agreement. This right is limited to five facilities through the first year, 10 facilities through the second year, 20 facilities through the third year, and a maximum of 30 facilities over the 10-year term of the pharmacy services agreement. If the pharmacy services agreement or any individual service agreement is terminated by us, then NCPS will be entitled to recover a specified amount per facility based on the remaining number of months in the term. Each of us and NCPS will indemnify the other against all claims, losses and liabilities arising out of the acts or omissions of the other party in connection with the pharmacy services agreement. The pharmacy services agreement provides that we will not compete with NCPS or solicit NCPS’s employees or customers until 2015 or, if later, two years following termination of the pharmacy services agreement.

Pharmacy Benefit Management (CareCard) Agreement

We and NCI’s subsidiary, CareCard, Inc., entered into a pharmacy benefit management agreement, referred to as the “CareCard agreement.” The CareCard agreement sets forth the agreements between us and CareCard relating to the provision of services to us by NCI’s “CareCard” business. The term of the CareCard agreement expires on December 31, 2004. Under the CareCard agreement, CareCard provides pharmacy benefit management services to us and access to retail and mail pharmacy services. We agreed to enroll all of our employees participating in our self-insured health plan in the CareCard program. The CareCard agreement may be assigned by either party upon receipt of the written consent of the other (which consent may not be unreasonably withheld, conditioned or delayed), but CareCard may assign its interest without our consent to a provider whose service and/or quality levels are at least comparable to those currently provided by CareCard.

Master Agreement for Specialty Beds and Oxygen Concentrators

The master agreement for specialty beds and oxygen concentrators, referred to as the “durable medical equipment agreement,” sets forth the agreements between us and NCPS relating to the provision of certain equipment and related services to our skilled nursing and assisted living facilities. The durable medical equipment agreement provides for an initial five-year term with one-year automatic renewals (unless

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terminated upon 90 days’ notice prior to the expiration of the then-current term). Under the durable medical equipment agreement, NCPS agreed to provide our facilities with durable medical equipment (specialty beds and oxygen concentrators), equipment maintenance and warehousing of equipment at prices set forth in the durable medical equipment agreement. The durable medical equipment agreement provides that, except as otherwise required by law, NCPS will be the exclusive provider of specialty beds and oxygen concentrators to the contracting facilities. Either party may assign the agreement upon receipt of the written consent of the other (which consent may not be unreasonably withheld, conditioned or delayed), but NCPS may assign its interest without our consent to a provider whose service and/or quality levels are at least comparable to those currently provided by NCPS.

ElderTrust Transactions

On August 13, 2003, we acquired the remaining ownership interest in an unconsolidated joint-venture partnership that operates four skilled nursing facilities with 600 skilled nursing and 125 assisted living beds. Each of the four eldercare centers had been leased to the partnership from ElderTrust, a real estate investment trust from which we leased or subleased 18 of our eldercare facilities and eight managed and jointly-owned facilities. We purchased our joint venture partner’s interest in the unconsolidated partnership for $3.1 million and subsequently purchased one of the four eldercare properties from ElderTrust for $2.6 million. Additionally, we paid ElderTrust $2.5 million to reduce the annual cash basis and accrual basis lease expense of one of the three remaining leased facilities by $0.4 million and $0.2 million, respectively. The lease terms of the three facilities that will continue to be leased from ElderTrust were extended from 2010 to 2015.

On September 11, 2003, we entered into additional agreements with ElderTrust, the principal terms of which are as follows:

•
We agreed to purchase two skilled nursing facilities having 210 skilled nursing beds and 67 assisted living beds, and three assisted living facilities having 257 beds, for $24.8 million. We previously leased these properties from ElderTrust at an annual cash basis and accrual basis lease cost of $2.4 million and $1.5 million, respectively. By January 2004, we purchased all of the aforementioned eldercare facilities;

•
We agreed to pay ElderTrust $32.3 million to reduce annual cash basis and accrual basis lease cost associated with nine properties by $6.9 million and $1.2 million, respectively, and acquire options to purchase seven properties previously subleased to us by ElderTrust. On October 29, 2003, we paid ElderTrust $2.3 million to reduce the rents of two of the nine eldercare facilities, and on November 7, 2003, we paid ElderTrust the remaining $30.0 million to reduce the rents of the other seven aforementioned eldercare facilities; and

•
ElderTrust was paid $5.0 million upon consummation of the spin-off in exchange for ElderTrust’s consent to the assignment of all remaining leases and guarantees from NCI to us, which was accounted for by NCI as a spin-off related expense in its first fiscal quarter of 2004.

Chapter 11 Proceedings

Background

On June 22, 2000, NCI and certain of its direct and indirect subsidiaries filed for voluntary relief under Chapter 11 of the United States Code, referred to as the “Bankruptcy Code,” with the United States Bankruptcy Court for the District of Delaware, referred to as the “Bankruptcy Court.” On the same date, NCI’s 43.6% owned affiliate, The Multicare Companies, Inc., and certain of its direct and indirect subsidiaries and certain of its affiliates, referred to as “Multicare,” also filed for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court. The substantial majority of NCI and Multicare subsidiaries that became our subsidiaries following the spin-off filed for bankruptcy.

NCI and Multicare’s financial difficulties were attributed to a number of factors. The federal government made fundamental changes to the reimbursement for medical services provided to individuals. The changes had a significant adverse impact on the healthcare industry as a whole and on NCI’s and Multicare’s cash flows. The federal reimbursement changes exacerbated a long-standing problem of inadequate reimbursement

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by the states for medical services provided to indigent persons under the various state Medicaid programs. Numerous other factors adversely affected NCI’s and Multicare’s cash flows, including increased labor costs, increased professional liability and other insurance costs, and increased interest rates. As a result of declining governmental reimbursement rates and in the face of rising inflationary costs, NCI and Multicare were too highly leveraged to service their debt, including long-term lease obligations.

On October 2, 2001, NCI and Multicare consummated a joint plan of reorganization under Chapter 11 of the Bankruptcy Code, referred to as the “Chapter 11 proceedings,” pursuant to a September 20, 2001 order entered by the Bankruptcy Court approving the joint plan of reorganization proposed by NCI and Multicare. In general, the 2001 joint plan of reorganization provided for the resolution of all claims against NCI and Multicare as of June 22, 2000 in exchange for new indebtedness, preferred stock, warrants and/or common stock of NCI. In addition, Multicare became NCI’s wholly-owned subsidiary and a new board of directors was constituted.

Fresh-Start Reporting

Upon emergence from Chapter 11 proceedings, NCI and our subsidiaries adopted the principles of fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting By Entities in Reorganization Under the Bankruptcy Code,” referred to as “SOP 90-7.” For financial reporting purposes, NCI and our subsidiaries adopted the provisions of fresh-start reporting effective September 30, 2001. In connection with the adoption of fresh-start reporting, a new entity was deemed created for financial reporting purposes, the provisions of the 2001 joint plan of reorganization were implemented, assets and liabilities were adjusted to their estimated fair values and our accumulated owner’s deficit was eliminated.

Our reorganization value, before consideration of post filing current and long term liabilities, was determined with the assistance of financial advisors in reliance upon various valuation methods, including discounted projected cash flow analysis, price/earnings ratios, and other applicable ratios and economic industry information, and through negotiations with the various creditor parties in interest.

Assets Held for Sale and Discontinued Operations

In the normal course of business, we continually evaluate the performance of our operating units, with an emphasis on selling or closing under-performing or non-strategic assets. On September 30, 2001, we adopted the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (SFAS 144). Under SFAS 144, discontinued businesses, including assets held for sale, are removed from the results of continuing operations. The results of operations in the current and prior year periods, along with any cost to exit such businesses in the year of discontinuation, are classified as discontinued operations in the statements of operations. Businesses sold or closed prior to our adoption of SFAS 144 continue to be reported in the results of continuing operations.

Since our adoption of SFAS 144, we have classified several businesses as held for sale or closed. An increasing trend in malpractice litigation claims, rising costs of eldercare malpractice litigation, losses associated with these malpractice lawsuits and a constriction of insurers have caused many insurance carriers to raise the cost of insurance premiums or refuse to write insurance policies for nursing homes. These problems are particularly acute in the State of Florida where, because of higher claim amounts, general liability and professional liability costs have become increasingly expensive. This increase in insurance costs prompted us to sell our otherwise profitable operations in the State of Florida during fiscal 2003. Since our inception, we have continued to develop our eldercare network in concentrated geographic markets in the eastern United States. The geographic location of our eldercare centers in the states of Illinois and Wisconsin relative to our strategic geographic markets, combined with the operating performance of those centers, prompted us to identify those assets as held for sale during fiscal 2002. In addition, we identified 14 eldercare centers in other states, one rehabilitation therapy services clinic, two physician services practices and our ambulance and diagnostics businesses as held for sale or closed due to under-performance.

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Interest expense has been allocated to discontinued operations for all periods presented based on allocated debt expected to be repaid in connection with the sale of the assets. The amount of after-tax interest expense allocated to discontinued operations in the six months ended March 31, 2004, fiscal 2003, fiscal 2002 and fiscal 2001 was $0.3 million, $2.3 million, $3.8 million, and $8.6 million, respectively.

We have separately classified $12.7 million, $18.3 million and $46.1 million of carrying value associated with our assets held for sale in our combined balance sheets at March 31, 2004, September 30, 2003 and September 30, 2002, respectively.

The following table sets forth net revenues and the components of loss from discontinued operations for the six months ended March 31, 2004 and the years ended September 30, 2003, 2002, and 2001 (in thousands):

	Successor Company			Predecessor Company

	Six Months Ended March 31,	Years Ended September 30,		Year Ended September 30,

	2004	2003	2002	2001

	(dollars in thousands)
Net revenues	$16,342	$143,779	$240,492	$237,840

Net operating loss of discontinued businesses	$(2,953)	$(18,792)	$(2,694)	$(27,876)
Loss on discontinuation of businesses	(583)	(14,047)	(6,487)	—
Income tax benefit	1,379	13,554	3,580	—

Loss from discontinued operations, net of taxes	$(2,157)	$(19,285)	$(5,601)	$(27,876)

The loss on discontinuation of businesses includes the write-down of assets to estimated net realizable value.

Results of Operations

Factors Affecting Comparability of Financial Information

Our unaudited condensed statements of operations for the six months ended March 31, 2003 and for the first two months (through November 30, 2003) of the six months ended March 31, 2004 have been prepared on a basis which reflects the historical financial statements of Genesis HealthCare Corporation assuming that the operations of NCI contributed in the spin-off were organized as a separate legal entity which owned certain net assets of NCI.

The allocation methodology followed in preparing the financial statements prior to the December 1, 2003 spin-off may not necessarily reflect the results of operations, cash flows or financial position of GHC in the future, or what the results of operations, cash flows or financial position would have been had GHC been a separate stand-alone public entity for all periods presented.

Management believes that the unaudited condensed statement of operations for the six months ended March 31, 2004 is generally comparable to the unaudited condensed statement of operations for the six months ended March 31, 2003, with the exception of interest expense and depreciation and amortization expense. This lack of comparability is due to the restructuring of our capital structure following the spin-off and the related incremental interest costs and amortization of deferred financing fees in connection with our new financing arrangements.

As a consequence of the implementation of fresh-start reporting effective September 30, 2001, the financial information presented in our combined statements of operations and cash flows for the years ended September 30, 2003 and 2002 are generally not comparable to the financial results for the corresponding period in 2001. To highlight the lack of comparability, a solid vertical line separates the pre-emergence financial information from the post-emergence financial information in our accompanying combined financial statements and the notes thereto included elsewhere in this prospectus. Any financial information in this prospectus labeled “predecessor company” refers to periods prior to the adoption of fresh-start reporting,

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while information labeled “successor company” refers to periods following our subsidiaries’ adoption of fresh-start reporting. The lack of comparability in our accompanying combined financial statements is most apparent in our capital costs (lease, depreciation and amortization, income taxes), as well as with debt restructuring and reorganization costs. Management believes that business segment operating revenues and Adjusted EBITDA of the successor company are generally comparable to those of the predecessor company. See “— Certain Transactions and Events — Chapter 11 Proceedings.”

Financial information for all periods presented has been adjusted to exclude operations identified as either held for sale or closed since our subsidiaries’ adoption of SFAS 144 on September 30, 2001. Properties identified as held for sale or closed prior to our September 30, 2001 adoption of SFAS 144 continue to be reflected in the results from continuing operations. See “— Certain Transactions and Events — Assets Held for Sale and Discontinued Operations.”

Reasons For Non-GAAP Financial Disclosure

The following discussion includes EBITDA and Adjusted EBITDA which are non-GAAP financial measures. For purposes of SEC Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. In this regard, GAAP refers to accounting principles generally accepted in the United States of America. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Management believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding our results of operations because they are useful for trending, analyzing and benchmarking the performance and value of our business. We use EBITDA and Adjusted EBITDA primarily as performance measures and believe that the GAAP financial measure most directly comparable to EBITDA and Adjusted EBITDA is net income. We use EBITDA and Adjusted EBITDA as a measure to assess the relative performance of our eldercare properties and other of our operating businesses, as well as the employees responsible for operating such businesses. EBITDA and Adjusted EBITDA are useful in this regard because they do not include such costs as interest expense, income taxes and depreciation and amortization expense which may vary from business unit to business unit depending upon such factors as the method used to finance the original purchase of the business unit or the tax law in the state that a business unit operates in. By excluding such factors when measuring financial performance, many of which are outside of the control of the employees responsible for operating our business units, management is better able to evaluate operating performance of the business unit and the employees responsible for business unit performance. Consequently, management uses EBITDA and Adjusted EBITDA to determine the extent to which our employees have met performance goals, and therefore may or may not be eligible for incentive compensation awards. We also use EBITDA and Adjusted EBITDA in our annual budget process. We believe EBITDA and Adjusted EBITDA facilitate internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not consider certain material costs necessary to operate our business. These costs include the cost to service our debt, the non-cash depreciation and amortization associated with our long-lived assets, the cost of our federal and state tax obligations, our share of the earnings or losses of our less than 100% owned operations and the operating results of our discontinued businesses. Because EBITDA does not consider these important elements of our cost structure, a user of our financial information who relies on EBITDA as the only measure of our performance could draw an incomplete or misleading conclusion regarding our financial performance. Consequently, a user of our financial information should consider net income an important measure of our financial performance because it provides the most complete measure of our performance.

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We define EBITDA as earnings from continuing operations before equity in net income of unconsolidated affiliates, minority interests, interest, taxes, depreciation and amortization. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. EBITDA does not represent net income, as defined by GAAP.

Adjusted EBITDA is presented to exclude certain expenses and gains related to one-time transactional events or settlements. Specifically, in fiscal 2003 and in the six months ended March 31, 2003, we excluded a net gain recognized in connection with the early extinguishment of a mortgage debt. In addition, in fiscal years 2002 and 2001, we excluded debt restructuring and reorganization costs and gains related to our subsidiaries’ Chapter 11 bankruptcy proceedings.

Adjusted EBITDA is presented because management uses this information in evaluating the continuing operations of our business and believes that this information provides investors a useful insight into our operating results. Management also believes that excluding such expenses and gains properly reflects our ongoing operations and provides better comparability to prior year results.

EBITDA and Adjusted EBITDA should be considered in addition to, not as substitutes for, or superior to, GAAP financial measures or as indicators of operating performance.

The following table reconciles net income to EBITDA and Adjusted EBITDA (in thousands):

	Successor Company				Predecessor Company

	Six Months Ended March 31,		Years ended September 30,		Year ended September 30,

	2004	2003	2003	2002	2001

	(dollars in thousands)
Net income	$11,580	$4,697	$11,888	$37,551	$113,319
Add back:
Loss from discontinued operations, net of taxes	2,157	8,991	19,285	5,601	27,876
Equity in net (income) loss of unconsolidated affiliates	(1,024)	(428)	(794)	(1,196)	10,228
Minority interests	159	—	307	242	—
Income tax expense	8,785	8,477	12,335	26,978	—
Interest expense	13,502	8,215	17,579	17,128	103,122
Depreciation and amortization expense	23,173	19,203	39,626	37,213	65,015

EBITDA	$58,332	$49,155	$100,226	$123,517	$319,560
Gain on early extinguishment of debt (1)	—	(1,123)	(1,123)	—	—
Debt restructuring and reorganization costs and net (gain) on debt discharge (2)	—	—	—	3,175	(283,211)

Adjusted EBITDA	$58,332	$48,032	$99,103	$126,692	$36,349

(1)
The gain on early extinguishment of debt is the result of a negotiated discount on a mortgage loan prepaid by us at the request of the mortgage lender. We excluded this gain on early extinguishment of debt from the calculation of Adjusted EBITDA because management does not view such a gain as likely to occur in the foreseeable future, nor have we encountered a similar transaction in recent years. While we often may be interested in extinguishing certain of our mortgage loans by refinancing such loans with senior credit facility borrowings at more favorable rates of interest, because most of these mortgage loans require expensive prepayment penalties, it often is not economically feasible for us to do so. To have a mortgage lender approach GHC to extinguish mortgage debt so that we are able to negotiate favorable extinguishment terms is deemed by management to be an unusual event that is reasonably unlikely to occur within the next two years. We did not exclude from the calculation of Adjusted EBITDA certain losses on the early extinguishment of debt recognized in the 2004 period because GHC has recognized similar losses in recent years and believes it is likely that similar losses will be recognized within the next two years. We incurred losses on the early extinguishment of debt of $0.8 million for the six months ended March 31, 2004.

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(2)
The debt restructuring and reorganization costs and net (gain) on debt discharge represents expenses and gains specific to our subsidiaries’ Chapter 11 bankruptcy proceedings. Prior to 2000, our subsidiaries were not involved in a Chapter 11 proceeding, and the Chapter 11 bankruptcy proceedings are deemed by management to be an unusual event that is reasonably unlikely to occur within the next two years.

Six Months Ended March 31, 2004 Compared to Six Months Ended March 31, 2003

In the six months ended March 31, 2004, revenues were $754.5 million, an increase of $77.0 million, or 11.4%, over the same period in the prior year. Of this growth, inpatient services revenue increased by $77.5 million, external rehabilitation therapy services revenue grew $3.1 million and other businesses revenue declined $3.6 million.

The $77.5 million of revenue growth in our inpatient services segment is primarily attributed to increased payor rates and acquisitions. Of the increase in inpatient services revenue, $30.4 million is due to step acquisitions of eight eldercare centers. The balance of the increase in inpatient services revenue is primarily due to increased average rates per patient day. Our average rate per patient day in the current fiscal year was $198 compared to $186 for the comparable period in the prior year. This increase in the average rate per patient day is principally driven by increased average Medicaid rates ($156 in 2004 versus $145 in 2003) and Medicare rates ($347 in 2004 versus $312 in 2003). The 11.2% increase in our Medicare rate per patient day is attributed to the October 1, 2003 upward Medicare rate adjustments of 6.3% and higher Medicare patient acuity. Total patient days increased 185,882 to 3,397,861 in the six months ended March 31, 2004 compared to 3,211,979 in the same period of the prior year. Of this increase, 168,023 patient days are attributed to the step acquisition of eight eldercare centers, 17,616 are attributed to the six months ended March 31, 2004 having one additional calendar day due to a leap year, with the remaining 243 patient days attributed to increased occupancy on a same store basis. Our overall occupancy improved to 91.1% in 2004 from 90.9% in 2003.

Approximately $0.3 million of the $3.1 million increase in our external rehabilitation therapy services revenue is the net result of revenues from new customers, with the remaining $2.8 million of revenue growth attributed to net increased sales volume of existing customers.

Management’s decision to curtail the operations of our hospitality business led to a $2.1 million decline in other business revenue, with the balance of the decline in other business revenue primarily resulting from reduced management fee revenue due to the step acquisitions of previously managed properties.

For the six months ended March 31, 2004, net income increased to $11.6 million from $4.7 million in the same period in the prior year. Revenue increases of $77.0 million, as discussed above, were partially offset by $46.0 million of increased salaries, wages and benefits and $19.2 million of other operating expenses. Salaries, wages and benefits as a percentage of revenue improved to 61.9% in the six months ended March 31, 2004 versus 62.2% in the prior year. Such improvement resulted from the inpatient segment, which is the least labor intensive of our segments, representing a larger portion of our overall revenues in 2004 versus 2003 following the step acquisition of eight eldercare centers. Other operating expenses as a percentage of revenue improved to 28.3% of revenues in 2004 from 28.7% of revenues in 2003. The improvement in other operating costs as a percentage of revenues was primarily due to a reduction in utilization of higher cost nursing agencies used to supplement our employed labor, partially offset by increased insurance, ancillary and corporate costs as well as increased bad debt expense. Net income was reduced from increases in lease expense, interest expense, depreciation and amortization expense and loss (gain) on early extinguishment of debt of $0.7 million, $5.3 million, $4.0 million and $2.0 million, respectively, as further discussed below. Net income increased by $6.8 million due to lower after-tax losses of discontinued operations, increased $0.4 million due to higher earnings of less than 100% owned subsidiaries and decreased by $0.3 million due to increased income tax expense, each of which is further discussed below.

For the six months ended March 31, 2004, Adjusted EBITDA was $58.3 million compared with $48.0 million in same period of the prior year. Increased Adjusted EBITDA in the current fiscal year reflects a $24.2 million increase in the Adjusted EBITDA of our inpatient services segment due to $4.3 million of reduced utilization of higher cost nursing agencies, $3.8 million of price reductions extended by our rehabilitation therapy services segment to our inpatient services segment, and $7.6 million due to the step

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acquisition of eight eldercare centers. The remaining $8.5 million Adjusted EBITDA increase in the inpatient services segment is primarily the result of same store revenue growth net of increased expense levels in support of such increased revenues. The inpatient services increase was offset by a decrease of $7.6 million in the Adjusted EBITDA of our rehabilitation therapy services segment primarily due to certain contract pricing reductions, including the $3.8 million of price reductions extended to our inpatient services segment and an unfavorable shift in patient mix in the preceding quarter resulting from the September 1, 2003 implementation of the therapy caps (which was subsequently rescinded in December 2003). The remaining decrease in Adjusted EBITDA of $6.3 million is principally attributed to increased general and administrative costs.

Capital Costs and Other

Lease expense increased by $0.7 million to $14.3 million in the six months ended March 31, 2004 from $13.6 million in the prior year-to-date period primarily due to the step acquisitions of eldercare centers.

Depreciation and amortization expense increased $4.0 million to $23.2 million in the six months ended March 31, 2004 compared to $19.2 million for the same period in the prior year. The increase is principally attributed to incremental amortization of deferred financing fees following the completion of our new financing arrangements and incremental depreciation expense on information systems following the spin-off. Incremental depreciation expense on information systems is due to higher levels of such systems attributed to GHC from NCI in excess of estimated allocations made in the prior year carve-out financial statements.

Interest expense increased $5.3 million in the six months ended March 31, 2004 to $13.5 million, compared to $8.2 million for the same period in the prior year, principally due to increased debt levels above those allocated in the prior year carve-out financial statements resulting from the issuance of senior subordinated notes in an aggregate principal amount of $225.0 million in October 2003 and our entering into a senior credit facility consisting of a fully drawn $185.0 million term loan in December 2003.

The loss on early extinguishment of debt of $0.8 million recognized in the six months ended March 31, 2004 is the result of the early extinguishment of mortgage loans and principally consists of the write-off of unamortized deferred financing fees, while the gain on early extinguishment of debt of $1.1 million recognized in the same period in the prior year is the result of a negotiated discount on a mortgage loan prepaid by us at the request of the mortgage lender.

Loss from discontinued operations, net of taxes, was $2.2 million in the six months ended March 31, 2004 and $9.0 million in the prior year. The change is due in part to an $0.4 million (after-tax) write-down of assets classified as discontinued in the current year-to- date period compared to $3.6 million (after-tax) recorded in the prior year period, combined with the relative results of operations of those businesses identified as discontinued operations. The improvement in the operating results of our discontinued businesses is primarily due to our disposition of certain discontinued operations since the prior year period, including the sale of our discontinued Florida properties in the third quarter of the prior fiscal year.

Income tax expense in both the six months ended March 31, 2004 and 2003 is estimated using an effective tax rate of approximately 39%. Income tax expense includes the provision of taxes on both equity in net income of unconsolidated affiliates and minority interests.

Equity in net income of unconsolidated affiliates improved by $0.6 million in the six months ended March 31, 2004 versus the same period in the prior year due to improved operating results of certain unconsolidated eldercare centers.

Fiscal 2003 Compared to Fiscal 2002

Fiscal 2003 revenues were $1,403.3 million, an increase of $49.3 million, or 3.6%, over the same period in the prior year. Of this growth, inpatient services revenue increased by $28.2 million, external rehabilitation therapy services revenue grew $32.2 million and other businesses revenue declined $11.1 million. The $28.2 million of revenue growth in our inpatient services segment is attributed to a combination of fluctuations in payor rates, occupancy and payor mix, as well as acquisitions. Our average rate per patient day in fiscal 2003 was $188 compared to $184 for the comparable period in the prior year. This increase in the average rate per patient day is principally driven by increased average Medicaid rates ($148 in 2003 versus

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$138 in 2002), offset by a decline in our average Medicare rate per patient day ($314 in 2003 versus $340 in 2002) due to the $24.8 million net impact of the October 1, 2002 skilled nursing facility Medicare cliff. Approximately $10.0 million of the inpatient services revenue increase resulted from the revenues of four eldercare centers acquired in July 2003. Such increases were offset by a decrease in revenue of $7.8 million resulting from an overall decrease in occupancy, partially mitigated by $2.5 million of increased revenues primarily due to a favorable shift in payor mix. The favorable shift in payor mix resulted from Medicare census representing 0.8% more of total census in 2003 than in 2002. Total patient days increased 7,983 to 6,545,759 in fiscal 2003 compared to 6,537,776 for the same period in the prior year. Of this increase, 59,042 patient days are attributed to the aforementioned four eldercare centers acquired in July 2003, offset by decreased operating census of 51,059 patient days as the result of a decline in overall occupancy. Our occupancy was 91% and 92% in 2003 and 2002, respectively. The $32.2 million increase in our external rehabilitation therapy services revenue is attributed to the net addition of 85 new customers, which contributed an additional $21.3 million of revenues with the remaining $10.9 million of revenue growth attributed to increased sales volume with existing customers. Management’s decision to curtail the operations of our hospitality business led to a $7.1 million decline in other business revenue, with the balance of the decline in other business revenue resulting from reduced revenue in our other non-core business lines.

For fiscal 2003, net income declined $25.7 million to $11.9 million from $37.6 million in the same period in the prior year. Of this decline, $13.7 million is attributed to the after-tax losses of discontinued operations further discussed below, $24.8 million is attributed to the impact of reduced Medicare reimbursement due to the skilled nursing facility Medicare cliff, and $2.4 million is attributed to increased depreciation and amortization expense further discussed below. These events, which had a negative impact on net income, were offset by reduced utilization of higher cost nursing agencies used to supplement our employed labor, higher reimbursement rates from non-Medicare payor sources, a $3.2 million reduction in debt restructuring and reorganization costs further discussed below and reduced income tax expense as a result of our overall lower profitability and the recognition of $4.4 million in tax credits in fiscal 2003 due to a change in U.S. tax law.

For fiscal 2003, Adjusted EBITDA was $99.1 million compared with $126.7 million in the prior year. Reduced Adjusted EBITDA in fiscal 2003 reflects the $24.8 million negative impact of the skilled nursing facility Medicare cliff, $2.0 million of increased general and administrative costs, offset by $2.5 million of EBITDA growth generated by our rehabilitation therapy services business. The increase in general and administrative cost increases is attributed to adverse claims development in our self-insured general and professional liability and workers’ compensation programs, offset by reduced corporate overhead costs as a result of a reduction in force.

Capital Costs and Other

Depreciation and amortization expense increased $2.4 million to $39.6 million in fiscal 2003 compared to $37.2 million for the same period in the prior year. The increase is attributed to incremental depreciation expense on capital expenditures made since the prior year in excess of fixed asset retirements, as well as incremental amortization on certain identifiable intangible assets acquired in fiscal 2003 in connection with the purchase of a rehabilitation therapy services business.

Interest expense was relatively unchanged with a $0.5 million, or 2.6%, increase in fiscal 2003 to $17.6 million, compared to $17.1 million for the same period in the prior year, principally due to a higher weighted average borrowing rate resulting from the incremental costs of derivative financial instruments entered into in the fourth quarter of fiscal 2002, offset by reduced interest as a result of having lower levels of indebtedness in fiscal 2003.

Debt restructuring and reorganization costs were $3.2 million in fiscal 2002 as a result of the recognition of approximately $1.5 million of reorganization costs for post confirmation liabilities payable to the United States Trustee related to the Chapter 11 proceedings, as well as recording debt restructuring and reorganization costs resulting from a settlement reached with a lender of a pre-petition mortgage obligation for an amount that exceeded the estimated loan value established in the September 30, 2001 fresh-start balance sheet by approximately $1.7 million. The Company did not incur any debt restructuring and reorganization costs in fiscal 2003.

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Income tax expense in fiscal 2003 and fiscal 2002 is estimated using an effective tax rate of 39%, offset by tax credits of $4.4 million realized in the current fiscal year pursuant to the Job Creation and Worker Assistance Act of 2002.

Loss from discontinued operations, net of taxes, was $19.3 million in fiscal 2003 and $5.6 million in the prior fiscal year. The change is due in part to an $8.2 million (after-tax) write-down of assets classified as discontinued in fiscal 2003 compared to $4.0 million (after-tax) recorded in the prior fiscal year, combined with the relative results of operations of those businesses identified as discontinued operations. The deterioration in the operating results of our discontinued businesses is attributed to the impact of the skilled nursing facility Medicare cliff on such operations and adverse self-insured professional liability claims development associated with our discontinued Florida properties. See “— Certain Transactions and Events — Assets Held For Sale and Discontinued Operations.”

Fiscal 2002 Compared to Fiscal 2001

Fiscal 2002 revenues were $1,354.0 million, an increase of $71.0 million or 5.5% over the same period in the prior year. Of this growth, inpatient services revenue increased by $64.8 million, external rehabilitation therapy services revenue grew by $15.3 million and all other business lines declined by $9.1 million. The growth in inpatient services revenue is principally attributed to increased payment rates. Our average rate per patient day was $184 in fiscal 2002 versus $171 in fiscal 2001. This increase in average rate per patient day was principally driven by the positive impact of the full year effect of the April 2001 implementation of the Benefits Improvement and Protection Act on our average Medicare rate per patient day ($340 in 2002 versus $327 in 2001), as well as a higher average Medicaid rate ($138 in 2002 versus $128 in 2001). The growth in our rehabilitation therapy services revenue is primarily attributed to the addition of 124 contracts with new customers which contributed $9.9 million, with the remaining $5.4 million increase due to higher Medicare Part B rates in January 2002 and higher volume with existing customers. The $9.1 million decline in revenue of our other businesses is attributed to the loss of facility management contracts in the amount of $2.8 million and a general decline in our other non-core business lines, principally hospitality services, as a result of management’s decision to curtail the operations of our hospitality services business.

Fiscal 2002 net income was $37.6 million versus net income of $113.3 million in the same period in the prior year. As described above, these periods at the net income level are not comparable as a result of our subsidiaries’ emergence from bankruptcy and the impact of the adoption of fresh-start reporting effective September 30, 2001. Generally, we believe that Adjusted EBITDA of the successor company and predecessor company are comparable and, consequently, much of the discussion that follows references Adjusted EBITDA, followed by a discussion of capital costs and other.

Fiscal 2002 Adjusted EBITDA was $126.7 million compared with $36.3 million in the prior year. Adjusted EBITDA in fiscal 2001 was reduced $73.6 million as a result of provisions recorded to recognize the following expenses:

•
$27.4 million to reserve for uncollectible receivables due from certain affiliated businesses in light of the adverse impact of the Medicare prospective payment system on their liquidity and profitability;

•
$20.4 million of additional allowances for doubtful trade accounts receivable following our re-evaluation of our uncollected accounts triggered by deteriorations in the aging of certain categories of receivables. We believe that such deteriorations were due to several prolonged negative factors related to the operational effects of our subsidiaries’ Chapter 11 proceedings, such as personnel shortages and the time demands required in normalizing relations with vendors and addressing a multitude of bankruptcy issues;

•	$12.3 million of additional reserves for self-insured programs as a result of adverse claims development;

•	$13.0 million of other expenses, principally related to contract and litigation settlements; and

•	$0.5 million net loss on the sale of eldercare properties.

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Fiscal 2002 Adjusted EBITDA of our inpatient services and rehabilitation therapy services segments grew $24.9 million and $3.7 million, respectively, from fiscal 2001. The Adjusted EBITDA of all other businesses and our corporate functions declined $10.4 million. The growth in Adjusted EBITDA of our inpatient services segment is attributed to the positive impact of the full year effect of the April 2001 implementation of the Benefits Improvement and Protection Act and reduced lease expense following the discharge of a lease financing facility upon emergence from our Chapter 11 proceedings. The growth in Adjusted EBITDA of our rehabilitation therapy services segment is attributed to higher volume with existing customers and growth in contracts with new customers. The decline in Adjusted EBITDA of our other businesses and corporate functions is attributed to the loss of facility management contracts, higher bad debt expense in our hospitality services business and an increase in corporate overhead costs principally due to inflationary cost increases.

Capital Costs and Other

Depreciation and amortization expense decreased $27.8 million to $37.2 million in fiscal 2002 compared to $65.0 million in fiscal 2001. The decrease was primarily caused by the impact of fresh-start reporting on the carrying value of our property and equipment, and goodwill, which were written-down to their estimated fair values as of September 30, 2001. This write-down resulted in less long-lived asset depreciation and amortization expense in fiscal 2002. In fresh-start reporting, we wrote-off $480.3 million of our previously carried goodwill, which in fiscal 2001, prior to our September 30, 2001 adoption of an accounting pronouncement which no longer requires the amortization of goodwill, had amortization expense of $14.3 million.

Interest expense decreased $86.0 million to $17.1 million in fiscal 2002 compared to $103.1 million for the same period in the prior year. This decrease is attributed to the overall reduction in our debt levels following our emergence from bankruptcy in addition to a lower weighted average borrowing rate.

During fiscal 2002, we recorded $3.2 million of debt restructuring and reorganization costs of which $1.5 million related to post-confirmation liabilities payable to the United States Trustee related to the Chapter 11 proceedings. The remaining $1.7 million represents a post confirmation charge resulting from a settlement reached with the lender of a pre-petition mortgage obligation for an amount that exceeded the estimated loan value established in fresh-start reporting at September 30, 2001. During fiscal 2001, we recorded a net gain of $283.2 million for debt restructuring and reorganization matters. We recorded a gain of $1.0 billion representing the discharge of our liabilities subject to compromise in accordance with the 2001 joint plan of reorganization. We also recognized legal, bank, accounting and other costs of $40.9 million; $10.8 million for certain bankruptcy related salary and benefit costs, principally for a court approved special recognition program; $3.7 million of costs associated with the divestiture of certain businesses; and fresh-start valuation adjustments of $672.7 million. Fresh-start valuation adjustments were recorded pursuant to the provisions of SOP 90-7, which require entities to record their assets and their liabilities at estimated fair values. The fresh-start valuation adjustment as described relates only to continuing operations and is principally the result of the elimination of predecessor company goodwill and the revaluation of property and equipment to estimated fair values.

Income tax expense in fiscal 2002 of $27.0 million is estimated using an effective tax rate of 39%. We did not record any income tax expense in fiscal 2001 due to our taxable losses.

In fiscal 2002, equity in net income of unconsolidated affiliates was $1.2 million compared to equity in net loss of unconsolidated affiliates of $10.2 million for the same period in the prior year, which was attributed to changes in the earnings/losses reported by our unconsolidated affiliates. The less favorable operating performance of our unconsolidated affiliates in fiscal 2001 is attributed to certain asset impairment charges recorded by our affiliates in that year.

Fiscal 2002 losses from discontinued operations decreased $22.3 million to $5.6 million from $27.9 million for the same period in the prior year. The decrease in losses from discontinued operations in fiscal 2002 compared to the same period in the prior year is principally due to the level of fixed asset write- downs to fair value in the 2001 period incurred by the discontinued businesses in connection with their

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adoption of fresh-start reporting. See “— Certain Transactions and Events — Assets Held For Sale and Discontinued Operations.”

Liquidity and Capital Resources

Working Capital and Cash Flows

Reference to our unaudited condensed balance sheets and condensed statements of cash flows will facilitate understanding of the discussion that follows.

Prior to the spin-off, substantially all of our cash accounts were linked to NCI’s centralized cash management system. Accordingly, substantially all of the cash generated from operations prior to the spin-off was transferred to NCI. The net effect of these cash transfers has been reflected in the “NCI’s Equity in GHC” account as shown in the equity section of our balance sheets. Prior to the spin-off, a majority of the cash and equivalents reported in our balance sheets represent petty cash, restricted patient trust cash, and cash balances held in accounts that are restricted as to their use under several loan agreements specific to certain of our eldercare centers.

Our operating cash flow is used to finance trade accounts receivable, fund capital expenditures, service our indebtedness and make selective acquisitions. Financing trade accounts receivable is necessary because, on average, the customers and payors for our services do not pay us as quickly as we pay our vendors and employees for their services. Capital expenditures consist primarily of betterments and expansion of eldercare centers and investments in computer hardware and software. In order to maintain our physical properties in a suitable condition to conduct our business and meet regulatory requirements, we expect for the foreseeable future to incur capital expenditure costs at levels approximating $35 million annually. Following the spin-off, we are highly leveraged and, consequently, a significant portion of our operating cash flow will be used to meet our debt service requirements including payments that may be required under the excess cash flow recapture requirements of our senior credit facility. See “— New Financing Arrangements” below. At the end of each fiscal year, we are required to prepare an excess cash flow calculation as defined in the senior credit agreement. Of the amount determined as excess cash flow, a percentage is to be paid to our senior lenders in the form of a mandatory payment on December 31 of each year. There can be no final determination of the final excess cash flow recapture requirement until the preparation of our fiscal year end financial statements. Our cash flow from operations for the six months ended March 31, 2004 was $76.4 million, including $24.0 million of cash generated from the timing of payments to vendors and employees, which is subject to fluctuations. Our cash flow from operations before debt restructuring and reorganization costs in fiscal 2003 and fiscal 2002 were $69.3 million and $132.3 million, respectively. The decline in our operating cash flow between those periods is principally attributed to the impact of the skilled nursing facility Medicare cliff, increased losses of our discontinued operations and the timing of payments to vendors and employees.

We believe that the net cash provided by our operating activities, supplemented as necessary with cash reserves and borrowings available under our new financing arrangements described below will provide sufficient resources to meet our working capital requirements, debt service and other cash needs over the next year, including any mandatory debt repayment under the excess cash flow recapture requirement.

At March 31, 2004, we had restricted investments in marketable securities of $90.6 million, which are held by Liberty Health Corp., LTD., our wholly-owned captive insurance subsidiary incorporated under the laws of Bermuda. The investments held by Liberty Health Corp. are restricted by statutory capital requirements in Bermuda. As a result of such restrictions and encumbrances, we and Liberty Health Corp. are precluded from freely transferring funds through intercompany loans, advances or cash dividends.

Cash from net investing transactions for the six months ended March 31, 2004 and fiscal 2003 was a net use of cash of $55.8 million and a source of cash of $12.2 million, respectively. The use of cash from investing activities generated for the six months ended March 31, 2004 includes $14.8 million of capital expenditures and a use of cash of $48.8 million primarily related to the ElderTrust transactions. Also in the six months ended March 31, 2004, we received cash proceeds of $7.8 million from the sale of three eldercare centers located in the State of Wisconsin. The source of cash from investing activities generated for fiscal 2003 includes $55.1 million of proceeds received from the sale of eldercare centers, offset by a use of cash of

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$30.5 million for capital expenditures, a $4.2 million net use of cash to purchase restricted investments in marketable securities to fund our self-insured programs and a use of cash of $11.2 million related to the acquisition of a rehabilitation therapy services company and two eldercare facilities. We do not expect to receive significant cash proceeds in fiscal 2004 from asset sales.

Cash from net financing activities for the six months ended March 31, 2004 was a net source of cash of $96.6. million, attributed to $400.7 million of net proceeds from our new financing arrangements, offset by the use of $218.5 million to repay indebtedness of NCI, $27.2 million to repay mortgage debt of five eldercare centers, $2.8 million of scheduled principal payments and $55.5 million of cash transferred to NCI in connection with the spin-off.

In fiscal 2003, we incurred $29.1 million of lease obligation costs and expect in fiscal 2004 to incur lease costs approximating those for fiscal 2003. In fiscal 2003, our lease expense was reduced $4.7 million in connection with the amortization of net unfavorable lease liabilities established in fresh-start reporting. Consequently, our cash basis lease cost in fiscal 2003 was $33.9 million.

For periods prior to the spin-off, included in our financial statements is an allocated portion of NCI’s debt issued in connection with the Chapter 11 proceedings of NCI in 2001, which we previously guaranteed. For the purpose of preparing the carve-out financial statements at September 30, 2001, our allocation of this guaranteed debt was based upon the level of debt estimated to be attributed to the operations of GHC upon emergence from bankruptcy. This allocation is consistent with the capital structure agreed to by our creditors and the bankruptcy court. Specifically, the initial debt allocation equals three times fiscal 2001 Adjusted EBITDA, as adjusted. Adjusted EBITDA, as adjusted, is calculated by subtracting from revenue all operating expenses and lease expense before certain charges described in our results of operations discussion comparing fiscal 2002 to fiscal 2001. The allocated portion of this guaranteed debt in periods subsequent to September 30, 2001 includes the effect of subsequent financing activities attributed to our operations. At September 30, 2003, we guaranteed approximately $555.2 million of NCI’s senior debt, of which $219.9 million had been allocated to us for purposes of preparing our carve-out financial statements. Following the spin-off, we and our subsidiaries ceased to be guarantors of NCI senior debt and the NCI senior debt was repaid.

We continually evaluate the most efficient use of our capital, including investments in our property and equipment, information systems, potential asset acquisitions or dispositions, purchasing, refinancing, exchanging or retiring certain of our outstanding debt securities to the extent permitted by our existing covenant restrictions. On May 14, 2004, we made a $25.0 million prepayment of the term loan portion of our senior credit facility.

New Financing Arrangements

In connection with the spin-off, both we and NCI entered into new financing arrangements in an effort to extinguish all senior secured joint and several debt and to provide adequate capital to both organizations separately.

In October 2003, we issued the initial notes in an aggregate principal amount of $225.0 million, with a term of ten years. On December 1, 2003, we entered into a senior credit facility that provides for a term loan of approximately $185.0 million, which was fully drawn at the consummation of the spin-off, and a $75.0 million revolving credit facility. There is currently $72.9 million of available credit under the revolving credit facility after giving effect to $2.1 million in outstanding letters of credit issued under the revolving credit facility. The term loan has a seven year term and amortizes one percent per year through year six. The revolving credit facility has a five year term. Our senior credit facility includes an excess cash flow recapture requirement that may increase the required principal payments above contractual minimum amounts each year depending on a defined formula in the senior credit agreement. The term loan portion of our senior credit facility has a rate of interest of LIBOR plus 2.75% or a base rate plus an applicable margin. The revolving portion of our senior credit facility has a rate of interest of LIBOR plus 2.75% or a base rate plus an applicable margin on any borrowings thereunder, and a commitment fee on the revolving portion of 0.50% on any unused commitment.

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The agreements and instruments governing our new financing arrangements contain various restrictive covenants that, among other things, require us to comply with or maintain certain financial tests and ratios and restrict our ability to:

•	incur more debt;

•	pay dividends, purchase company stock or make other distributions;

•	make certain investments;

•	create liens;

•	enter into transactions with affiliates;

•	make acquisitions;

•	merge or consolidate; and

•	transfer or sell assets.

Our new financing arrangements require us to maintain compliance with certain financial and non-financial covenants, including minimum EBITDAR (earnings before interest, tax, depreciation, amortization and rents), limitations on capital expenditures, maximum leverage ratios, minimum fixed charge coverage ratios and minimum net worth.

The notes are not redeemable until on or after October 15, 2008. We may, however, use the net proceeds from one or more equity offerings to redeem up to 35% of the aggregate principal amount of the notes issued on or before October 15, 2006 at 108.0% of the principal amount, plus accrued and unpaid interest to the redemption date, subject to the terms of the notes.

Contractual Obligations and Commitments

We have future obligations for debt repayments and future minimum rentals under operating leases. The obligations as of March 31, 2004 are summarized as follows (in thousands):

		Payments Due by Period

Contractual Obligation	Total	Less than 1 year	1-3 years	4-5 years	Thereafter

Long-term debt	$461,761	$4,664	$10,005	$10,091	$437,001
Operating leases	73,056	15,935	27,717	20,985	8,419

	$534,817	$20,599	$37,722	$31,076	$445,420

Prior to the spin-off and at September 30, 2003, we and NCI jointly and severally guaranteed approximately $555.2 million of NCI’s senior debt, of which $219.9 million had been allocated to us for purposes of preparing our carve-out financial statements. All of NCI’s joint and several debt obligations guaranteed by us were repaid subsequent to September 30, 2003 in connection with the spin-off and we entered into new financing arrangements. See “— New Financing Arrangements.”

Off-Balance Sheet Commitments

In addition to the contractual obligations and commitments described above, we also have contingent obligations related to outstanding lines of credit, letters of credit and guarantees. These commitments as of March 31, 2004 are summarized as follows (in thousands):

		Amount of Commitment Expiration Per Period

Off Balance Sheet Commitments	Total	Less than 1 year	1-3 years	4-5 years	Thereafter

Lines of credit	$1,609	$—	$—	$—	$1,609
Letters of credit	2,073	2,073	—	—	—
Guarantees	5,306	3,610	1,696	—	—

	$8,988	$5,683	$1,696	$—	$1,609

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Requests for providing commitments to extend financial guarantees and extend credit are reviewed and approved by senior management and the board of directors in accordance with obligational authority policies. Management regularly reviews all outstanding commitments, letters of credit and financial guarantees, and the results of these reviews are considered in assessing the need for any reserves for possible credit and guarantee loss.

We have extended $3.9 million in working capital lines of credit to certain jointly owned and managed companies, of which $1.6 million were unused at March 31, 2004. Credit risk represents the accounting loss that would be recognized at the reporting date if the affiliate companies were unable to repay any amounts utilized under the working capital lines of credit. Commitments to extend credit to third parties are conditional agreements generally having fixed expiration or termination dates and specific interest rates and purposes.

We have posted $2.1 million of outstanding letters of credit at March 31, 2004. The letters of credit guarantee performance to third parties of various trade activities. The letters of credit are not recorded as liabilities on our balance sheet unless they are probable of being utilized by the third party. The financial risk approximates the amount of outstanding letters of credit.

We are a party to joint venture partnerships whereby our ownership interests are 50% or less of the total capital of the partnerships. We account for these partnerships using the equity method of accounting and, therefore, the assets, liabilities and operating results of these partnerships are not consolidated with ours. The carrying value of our investment in joint venture partnerships is $8.1 million at March 31, 2004. Although we are not contractually obligated to fund operating losses of these partnerships, in certain cases, we have extended credit to such joint venture partnerships in the past and may decide to do so in the future in order to realize economic benefits from our joint venture relationship. Management assesses the creditworthiness of such partnerships in the same manner it does other third- parties. We have provided $5.3 million of financial guarantees related to loan commitments of three jointly owned and managed companies as of March 31, 2004. The guarantees are not recorded as liabilities on our balance sheet unless we are required to perform under the guarantee. Credit risk represents the accounting loss that would be recognized at the reporting date if counter-parties failed to perform completely as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that no amounts could be recovered from other parties.

Income Taxes

At March 31, 2004, we had net deferred tax liabilities, inclusive of tax benefits related to net operating loss carry-forwards. Because management believes it is more likely than not that the tax benefits related to pre-emergence net operating loss carry-forwards will not be realized, the related deferred tax asset remains subject to a 100% valuation allowance. The ultimate net operating loss carry-forwards available to us will not be determinable until the preparation of NCI’s federal tax return for its fiscal year ended September 30, 2004 is completed. Pursuant to SOP 90-7, future utilization of deferred tax assets existing at the October 2, 2001 bankruptcy emergence date will be applied first as a reduction of identifiable intangible assets and, then, as an increase to shareholders’ equity.

Prior to the spin-off, we did not file a separate federal tax return and were included in the consolidated federal tax return filed by NCI. The tax provisions reflected in the combined statements of operations for fiscal 2003 and 2002 and the deferred and current tax amounts reflected in the combined balance sheets for fiscal 2003 and 2002 have been computed based on our separate company book/tax differences to arrive at our taxable income. At September 30, 2003 and 2002, our deferred tax balances were determined by reference to the differences in book and tax values of our assets and liabilities. Current and deferred taxes calculated under the separate company approach to intercorporate tax allocation followed in preparing the financial statements may not necessarily reflect the impact of income taxes on results of operations, cash flows or our financial position in the future.

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Critical Accounting Policies

We consider an accounting policy to be critical if it is important to our financial condition and results, and requires significant judgment and estimates on the part of management in its application. Our critical accounting estimates and the related assumptions are evaluated periodically as conditions warrant, and changes to such estimates are recorded as new information or changed conditions require revision. Application of the critical accounting policies requires management’s significant judgments, often as the result of the need to make estimates of matters that are inherently uncertain. If actual results were to differ materially from the estimates made, the reported results could be materially affected. We believe that the following represents our critical accounting policies. For a summary of all of our significant accounting policies, including critical accounting policies discussed below, see note 2 — “Summary of Significant Accounting Policies” to “Notes to Combined Financial Statements” included in “Financial Statements.”

Allowance for Doubtful Accounts

We utilize the “Aging Method” to evaluate the adequacy of our allowance for doubtful accounts. This method is based upon applying estimated standard allowance requirement percentages to each accounts receivable aging category for each type of payor. We have developed estimated standard allowance requirement percentages by utilizing historical collection trends and our understanding of the nature and collectibility of receivables in the various aging categories and the various segments of our business. The standard allowance percentages are developed by payor type as the accounts receivable from each payor type have unique characteristics. The allowance for doubtful accounts is determined utilizing the aging method described above while also considering accounts specifically identified as uncollectible. Accounts receivable that we specifically estimate to be uncollectible, based upon the age of the receivables, the results of collection efforts or other circumstances, are fully reserved for in the allowance for doubtful accounts until they are written-off.

In fiscal 2001, we performed a re-evaluation of our allowance for doubtful accounts triggered by deterioration in the agings of certain categories of receivables. We believe that such deteriorations were due to several prolonged negative factors related to the operational effects of our bankruptcy filings, personnel shortages, the time demands required in normalizing relations with vendors and addressing a multitude of other bankruptcy issues. As a result of this re-evaluation, we determined that an increase to the allowance for doubtful accounts of $20.4 million was necessary, and certain changes to the aging method resulting in higher levels of allowance for doubtful accounts requirements were also necessary.

Over the past three years, we have continued to refine our assumptions and methodologies underlying the aging method. We believe the assumptions used in the aging method employed in fiscal 2003 and 2002, coupled with continued improvements in our collection patterns, suggest that our allowance for doubtful accounts is provided for adequately. However, because the assumptions underlying the aging method are based upon historical collection data, there is a risk that our current assumptions are not reflective of more recent collection patterns. Changes in overall collection patterns can be caused by market conditions and/or budgetary constraints of government funded programs such as Medicare and Medicaid. Such changes can adversely impact the collectibility of receivables, but not be addressed in a timely fashion when using the aging method, until updates to our periodic historical collection studies are completed and implemented.

At least annually, we update our historical collection studies in order to evaluate the propriety of the assumptions underlying the aging method. Any changes to the underlying assumptions are implemented immediately. Changes to these assumptions can have a material impact on our bad debt expense, which is reported in the statements of operations as a component of other operating expenses.

Loss Reserves For Certain Self-Insured Programs

General and Professional Liability and Workers’ Compensation

General and professional liability costs for the long-term care industry have become increasingly expensive. Specifically, rising costs of eldercare malpractice litigation, and losses stemming from these malpractice lawsuits and a constriction of insurers have caused many insurance carriers to raise the cost of

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insurance premiums or refuse to write insurance policies for nursing homes. These problems are particularly acute in the State of Florida where, because certain laws allow for significantly higher liability awards than in other states, general liability and professional liability costs have increased substantially. In fiscal 2003, we sold all of our approximately 1,500 skilled nursing and assisted living beds in the State of Florida, representing six percent of our then owned and leased beds.

Prior to June 1, 2000, we had first dollar coverage for general and professional liability costs with third party insurers; accordingly, we have no exposure for claims prior to that date. Effective June 1, 2000, we began insuring a substantial portion of our professional liability risks through our wholly-owned insurance company, Liberty Health Corporation, LTD. Specifically, we are responsible for the first dollar of each claim (on a claims-made basis), up to a self-insurance retention limit determined by the individual policies, subject to aggregate limits for each policy year. The self-insured retention limits amount to $14 million, $22 million and $19 million for the policy years ended May 31, 2004, 2003 and 2002, respectively. For policy years 2004 and 2002, any costs above these retention limits are covered by third-party insurance carriers. For policy year 2003 (June 2002 to May 2003), we have retained an additional self-insurance layer of $5 million. Since the June 1, 2000 inception of the self-insurance program through September 30, 2003, our cumulative self-insurance retention levels are $60 million and our provision for these losses is $45.8 million. Assuming our actual losses were to reach our retention limits in each of the policy years, our additional exposure is approximately $14.2 million which, if incurred, would be recognized as an increase to our other operating expenses in our statements of operations in the period such exposure became known. In addition, we have provided $5.3 million for the estimated costs of claims incurred but not reported as of September 30, 2003.

Beginning in 1994, we insured our workers’ compensation exposure, principally via self-insurance retentions and large deductible programs through Liberty Health Corp. In addition, we inherited legacy workers compensation programs from acquisitions we completed.

Over the past three years, the majority of our workers’ compensation coverage was structured as follows: for policy years 2002-2004 (May 1, 2001 to April 30, 2004) we have large deductible programs, the deductibles for which are insured through Liberty Health Corp; and for policy year 2001 (May 1, 2000 to April 30, 2001) we were insured on a first dollar coverage basis for our Multicare subsidiaries, and insured through an incurred loss retrospectively rated policy for our non-Multicare subsidiaries.

For policy years 2004, 2003 and 2002, we are self-insured through Liberty Health Corporation up to the first $0.5 million per incident for workers’ compensation. All claims above $0.5 million per incident are insured through a third-party insurer. We have annual aggregate self-insured retentions of $47.4 million, $52.8 million and $48 million in policy years 2004, 2003 and 2002, respectively. Claims above these aggregate limits are insured through a third-party insurer as of September 30, 2003. Our provision for losses in these policy years is $53.4 million as of September 30, 2003. Our reserve levels are evaluated on a quarterly basis. Any necessary adjustments are recognized as an adjustment to salaries, wages and benefits in our statements of operations.

For policy year 2001, our incurred losses for our non-Multicare subsidiaries for workers’ compensation recognized through September 30, 2003 were $20.8 million. Our development factors are updated quarterly and are based upon commonly used industry standards. Any changes to the incurred losses are recognized quarterly as an adjustment to salaries, wages and benefits in our statements of operations. We are insured through a third party insurer for aggregate claims in excess of $44.1 million.

We record outstanding losses and loss expenses for both general and professional liability and workers’ compensation liability based on the estimates of the amount of reported losses together with a provision for losses incurred but not reported, based on the recommendations of an independent actuary, and management’s judgment using our past experience and industry experience. As of September 30, 2003, our estimated range of discounted outstanding losses for these liabilities is $60.2 million to $74.2 million. Our recorded reserves for these liabilities were $66.4 million as of September 30, 2003, and are included in self-insurance liability reserves in our combined balance sheet. We (through Liberty Health Corporation) have restricted investments in marketable securities of $90.6 million at September 30, 2003 which are substantially restricted to securing the outstanding claim losses of Liberty Health Corporation.

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General and professional liability and workers’ compensation claims are discounted at a rate of 4.5% in 2003 and 2002, which estimates the present value of funds required to pay losses at a future date. Had we provided losses at undiscounted levels at September 30, 2003 and 2002, the reserve for outstanding losses and loss expenses would have been increased by approximately $12 million in 2003 and $6.6 million in 2002.

We believe that the provision for outstanding losses and loss expenses will be adequate to cover the ultimate net cost of losses incurred as of September 30, 2003, but the provision is necessarily an estimate and may ultimately be settled for a significantly greater or lesser amount. It is at least reasonably possible that we will revise our estimates significantly in the near term. Any subsequent differences arising are recorded in the period in which they are determined.

Health Insurance

We offer employees an option to participate in a self-insured health plan. Health claims under this plan are self-insured with a stop-loss umbrella policy in place to limit maximum potential liability for both individual claims and total claims for a plan year. Health insurance claims are paid as they are submitted to the plan administrator. We maintain an accrual for claims that have been incurred but not yet reported to the plan administrator and therefore have not been paid. The incurred but not reported reserve is based on the historical claim lag period and current payment trends of health insurance claims (generally 2-3 months). The liability for the self-insured health plan is recorded in accrued compensation in the balance sheets.

We charge our employees a portion of the cost of our self-insured and non self-insured health plans, and we determine this charge at the beginning of each plan year based upon historical and projected medical utilization data, along with projected inflationary increases in medical costs. Any differences between our projections and our actual experience are borne by us. A one percent variance between our projections and the actual medical utilization or inflationary increases in cost would result in a $0.5 million change in our expense, which would be reflected in salaries, wages and benefits in our statements of operations.

Revenue Recognition / Contractual Allowances

Within our inpatient services segment, revenue is recognized in the period the related services are rendered. We derived a substantial portion of our inpatient services revenue under Medicaid and Medicare reimbursement systems.

Within our rehabilitation therapy services segment and ancillary service businesses, we record revenues at the time services or products are provided or delivered to the customer. Upon delivery of products or services, we have no additional performance obligation to the customer. We receive payments through reimbursement from Medicaid and Medicare programs and directly from individual residents (private pay), private third-party insurers and long-term care facilities.

Within our inpatient services segment, under certain prospective Medicaid systems and Medicare we are reimbursed at a predetermined rate based upon the historical cost to provide the service, demographics of the site of service and the acuity of the customer. The differences between the established billing rates and the predetermined rates are recorded as contractual adjustments and deducted from revenues. Under a prospective reimbursement system, there is no adjustment or settlement of the difference between the actual cost to provide the service and the predetermined rate.

We recorded contractual adjustments from continuing operations of $349.7 million, $350.7 million and $360.2 million in fiscal year 2003, 2002 and 2001, respectively.

Long-Lived Asset Impairments

We account for long-lived assets, other than goodwill with an indefinite useful life, in accordance with the provisions of SFAS 144. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized to the extent the carrying amount

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of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

With regard to goodwill, we adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”), on September 30, 2001 in accordance with the early adoptions provisions of SOP 90-7. SFAS No. 142 provides that goodwill no longer be amortized on a recurring basis but rather is subject to periodic impairment testing. Following the implementation of fresh-start reporting effective September 30, 2001, we do not carry a material amount of goodwill.

In fiscal 2001, we recognized a $226.3 million net write-down of our property, plant and equipment in connection with our adoption of fresh-start reporting. Fresh-start reporting requires companies that emerge from reorganization to adjust their long-lived assets to fair value. We estimated fair value by using both third-party appraisals and commonly used discounted cash flow techniques. These adjustments were recognized as fresh-start valuation adjustments and recorded as debt restructuring and reorganization costs and net gain on debt discharge in the statements of operations.

Other

We manage the operations of 54 independently or jointly-owned eldercare centers. Under a majority of these arrangements, we employed the operational staff of the managed center for ease of benefit administration and billed the related wage and benefit costs on a dollar-for-dollar basis to the owner of the managed property. In this capacity, we operated as an agent on behalf of the managed property owner and are not the primary obligor in the context of a traditional employee / employer relationship. Historically, we have treated these transactions on a “net basis” thereby not reflecting the billed labor and benefit costs as a component of our net revenue or expenses. For the six months ended March 31, 2004 and the fiscal years ended 2003, 2002 and 2001, we billed our managed clients $54.9 million, $125.3 million, $140.5 million, and $153.6 million, respectively, for such labor related costs.

Seasonality

Our earnings generally fluctuate from quarter to quarter. This seasonality is related to a combination of factors, which include the timing of Medicaid rate increases and payroll tax obligations, inclement weather, seasonal census cycles, and the number of calendar days in a given quarter.

Impact of Inflation

The healthcare industry is labor intensive. Wages and other labor costs are especially sensitive to inflation and marketplace labor shortages. To date, we have sought to offset our increased operating costs by increasing charges for our services and expanding our services. We have also implemented cost control measures to limit increases in operating costs and expenses but cannot predict our ability to control such operating cost increases in the future. See “Cautionary Statements Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to the impact of interest rate changes.

At March 31, 2004, we have $184.5 million of debt subject to variable rates of interest. A 1% increase in LIBOR would result in an increase to our interest expense of $1.8 million annually.

At March 31, 2004, we have $126.0 million of cash and equivalents that are affected by market rates of interest. A 1% change in the rate of interest would result in a change in interest income earned on cash and equivalents of $1.3 million annually.

As of March 31, 2004, we held $15.4 million of investments in marketable securities that are affected by market rates of interest. A 1% change in the rate of interest would result in a change in interest income on those investments of $0.2 million annually.

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BUSINESS

General

Genesis HealthCare Corporation was incorporated in May 2003 as a Pennsylvania corporation.

On December 1, 2003, NCI completed the distribution (the “spin-off”) of our common stock. The spin-off was affected by way of a pro-rata tax free distribution of our common stock to holders of NCI’s common stock on December 1, 2003 at a rate of 0.5 shares of our stock for each share of NCI stock owned as of October 15, 2003. NCI received a private letter ruling from the Internal Revenue Service to the effect that, for United States federal income tax purposes, the distribution of our stock qualified as tax free for our shareholders and NCI shareholders, with the exception of cash received for fractional shares. Our common stock began trading publicly on the Nasdaq National Market System on December 2, 2003 under the symbol “GHCI.”

Description of Business

We are one of the largest providers of healthcare and support services to the elderly in the United States. Within our network of geographically concentrated facilities, we offer services focusing on the primary medical, physical and behavioral issues facing the medically complex elderly population.

Our business is comprised of two primary businesses: inpatient services and rehabilitation therapy services. These segments are supported by complementary service capabilities.

Approximately 89% of our net revenues are generated through inpatient services. Our inpatient services business is offered through a network of skilled nursing and assisted living centers primarily located in the eastern United States. Our eldercare centers are concentrated in the states of Pennsylvania, New Jersey, Maryland and Massachusetts. We currently own, lease, manage or jointly-own 216 eldercare facilities, consisting of 193 skilled nursing facilities and 23 assisted living facilities with 26,401 beds, including three skilled nursing facilities with 561 beds that have been identified as held for sale.

Our rehabilitation therapy business, which represents approximately 8% of our net revenues, provides an extensive range of rehabilitation therapy services to the elderly, including speech pathology, physical therapy and occupational therapy in our eldercare regional market concentrations. These services are provided by approximately 4,300 licensed rehabilitation therapists and assistants employed or contracted by us at substantially all of the eldercare facilities we operate, as well as by contract to third-party healthcare facilities and through our 13 outpatient rehabilitation sites.

Inpatient Services

Our eldercare centers are located in 13 states, and concentrated in three geographic regions: New England Region (Massachusetts/Connecticut/New Hampshire/Vermont/Rhode Island); MidAtlantic Region (Greater Philadelphia/Delaware Valley/New Jersey); and Chesapeake/Allegheny Region (Southern Delaware/ Eastern Shore of Maryland/Baltimore, Maryland/Washington D.C./Virginia/West Virginia/Western Pennsylvania/North Carolina).

Through our physicians, nurses, therapists and other members of our interdisciplinary medical care team, we apply a comprehensive approach to the complex needs facing the elderly, which we believe has resulted in above industry average occupancy levels and an enhanced quality payor mix. For the six months ended March 31, 2004, the average occupancy level in our inpatient facilities was approximately 91%.

We employ physicians, physician assistants and nurse practitioners who are primarily involved in providing medical direction and/or direct patient care. The emphasis on physician leadership is a strength that differentiates us from many other long-term care companies. Our physician executives are administratively and clinically accountable for clinical care and quality improvement. The nursing center medical directors are dually accountable to the administrator and the physician executive. This medical staff structure allows for significant involvement of physicians at all levels of the organization thus ensuring that an emphasis on

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quality care is maintained. We maintain a corporate quality improvement program to enhance and continuously improve care provided in each center.

We have established and actively market programs for the elderly and other patients who require more complex levels of medical care. We focus on clinically complex elderly patients who need extensive therapies and treatments to stabilize health problems before returning home or transitioning into a permanent long-term care setting. Over 90% of patients come to our centers directly from an acute hospital stay and have four or more health problems that affect their ability to carry out everyday activities. Half of the elders who enter our centers for post-acute care are discharged within 27 days while the average stay for a long-term care patient is 174 days. Private insurance companies and other third-party payors, including certain state Medicaid programs, have recognized that treating patients requiring complex medical care in centers such as those we operate is a cost-effective alternative to treatment in an acute care hospital. We provide high acuity care at rates that we believe are substantially below the rates typically charged by acute care hospitals for comparable services.

The following table reflects our average number of beds in service and our average occupancy levels for the periods presented. The average beds in service have not been adjusted to exclude discontinued operations; however, the owned and leased facility occupancy data does exclude discontinued operations:

	Six Months Ended March 31,	Years Ended September 30,

	2004	2003	2002	2001

Average Beds in Service
Owned and Leased Facilities	20,919	22,758	24,139	24,783
Managed and Jointly-Owned Facilities	5,789	6,320	7,898	9,215
Occupancy Based on Average Beds in Service:
Owned and Leased Facilities	91%	91%	92%	92%
Managed and Jointly-Owned Facilities	90%	92%	91%	88%

The following table reflects the payor mix of inpatient services revenues for the periods presented, and has been adjusted to exclude discontinued operations:

	Six Months Ended March 31,	Years Ended September 30,

	2004	2003	2002	2001

Medicaid	51%	50%	48%	48%
Medicare	28%	28%	29%	27%
Private pay and other	21%	22%	23%	25%

	100%	100%	100%	100%

See “— Revenue Sources” and “— Government Regulation.”

Rehabilitation Therapy

We provide an extensive range of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy in all of our eldercare regional market concentrations. These services are provided by approximately 4,300 licensed rehabilitation therapists and assistants employed or contracted by us at substantially all of the eldercare centers we operate, as well as by contract to healthcare facilities operated by others and through any one of our 13 certified outpatient rehabilitation agencies.

Other Services

We provide management services to 54 independently and jointly owned eldercare centers and transitional care units, which are the eldercare centers jointly-owned and/or managed referred to in

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“— Inpatient Services” above, pursuant to management agreements that provide generally for the day-to-day responsibility for the operation and management of the centers. In turn, we receive management fees, depending on the agreement, computed as an overall fixed fee, a fixed fee per customer, a percentage of net revenues of the center plus an incentive fee, or a percentage of gross revenues of the center with some incentive clauses. The management agreements, including renewal option periods, are scheduled to terminate between 2003 and 2018, 34 of which are scheduled to terminate within the next twelve months. We expect to renew a majority of the terminating contracts.

We also provide an array of other specialty medical services in certain parts of our eldercare network, including portable x-ray and other diagnostic and respiratory health services.

Properties

The following table provides information by state as of May 2004 regarding the eldercare centers we owned, leased and managed. Included in the center count are 23 stand-alone assisted living facilities with 2,138 units and 16 skilled nursing facilities with 530 assisted living units.

	Wholly-Owned Centers		Leased Centers		Managed Centers (1)		Total

State	Facilities	Beds	Facilities	Beds	Facilities	Beds	Facilities	Beds

Pennsylvania	33	4,361	7	844	5	795	45	6,000
New Jersey	19	2,714	9	1,678	8	755	36	5,147
Maryland	13	1,613	6	825	11	1,641	30	4,079
Massachusetts	15	2,060	2	250	19	1,126	36	3,436
West Virginia	14	1,306	5	394	4	270	23	1,970
Connecticut	10	1,511	—	—	2	168	12	1,679
New Hampshire	9	886	3	294	1	90	13	1,270
Delaware	5	583	—	—	2	237	7	820
Virginia	3	367	1	240	—	—	4	607
Wisconsin	2	404	—	—	—	—	2	404
Rhode Island	3	373	—	—	—	—	3	373
North Carolina	—	—	—	—	2	340	2	340
Vermont	3	314	—	—	—	—	3	314

Total	129	16,492	33	4,525	54	5,422	216	26,439

(1)
Managed facilities include 20 properties with 2,773 beds that are jointly-owned by us and independent third-parties. Also included in “managed centers” are 15 transitional care units with 387 beds located in hospitals principally in the Commonwealth of Massachusetts.

Included in the total centers listed above are two facilities with 404 beds located in the State of Wisconsin and one facility with 157 beds located in the Commonwealth of Virginia that have been identified as held for sale.

We believe that our physical properties are well maintained and are in a suitable condition for the conduct of our business.

Our Industry

The aging of the population and increased life expectancies are the primary driving forces behind the growth of the nursing and assisted living facilities market in the United States. According to the United States Census Bureau, in 2000, there were approximately 35 million Americans aged 65 or older, comprising approximately 13% of the total United States population. The number of Americans aged 65 or older is expected to climb to approximately 40 million by 2010 and to approximately 54 million by 2020. There are approximately 16,500 nursing homes with approximately 1.8 million total beds certified to provide Medicare and/or Medicaid services in the United States. On average, approximately 3.5 million people live in nursing homes during the course of a year. We believe that these demographic trends will support a growing demand

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for the services provided by nursing and assisted living facility operators that deliver the most efficient, responsive, cost-effective and highest quality eldercare services to support a full range of needs and acuity levels. We believe that these demographic considerations will place increased pressure on healthcare providers to find innovative, efficient means of delivering healthcare services.

See “— Revenue Sources.”

Our Strategy

The principal elements of our business strategy are to:

Focus on quality care.     We are focused on qualitative and quantitative clinical performance measures in order to enhance and continuously improve the care provided in our facilities. Among other things, our management is financially incentivized to improve clinical performance and we employ physician executives who are administratively and clinically accountable for clinical care and quality improvement.

Focus on operations.     We are focused on the key areas that improve revenues, profits and cash flows. We are continually engaged in various efforts to improve our profitability by focusing on key operational initiatives, including:

•
leveraging our reputation for providing effective clinical outcomes in elderly care and rehabilitation to improve the quality of our payor mix by increasing our census of higher acuity Medicare patients;

•	improving nursing staff scheduling and retention while reducing reliance on overtime compensation and temporary nursing agency services;

•
capitalizing on best demonstrated practices in various areas of cost control, such as purchasing, centralization of certain key administrative processes and leveraging our investments in information technology; and

•	aggressively managing our working capital.

Strengthen our presence in existing markets.     To grow revenues and profitability, we intend to invest selectively in attractive assets within our geographic concentrations, allowing us to leverage existing operations and to achieve greater operating efficiencies. In addition, we will seek opportunities to increase the number of managed eldercare centers within our markets.

Our Competitive Strengths

We believe the following competitive strengths will enable us to continue to improve our profitability and cash flow:

Geographically focused network.     We are regionally focused, and within our markets, we have developed strong referral networks with hospitals and discharge planners. By focusing our operations in specific markets, we have achieved lower operating costs through greater purchasing power, operating efficiencies and economies of scale. We are also able to design and customize our systems and services to meet the specific needs of each of our markets.

High acuity capabilities.     We focus on clinically complex elderly patients who require extensive therapies and treatments to stabilize health problems before returning home or transitioning into a permanent long-term care setting. Over 90% of our patients come to our facilities directly from an acute care hospital and require assistance to perform daily activities. Private insurance companies and other third-party payors have recognized that treating patients requiring complex care in eldercare facilities, such as those operated by us, is a cost- effective alternative to treatment in an acute care hospital.

High quality eldercare services.     We believe we have a reputation as a leading provider of high quality eldercare services. As a result, we believe we have excellent relationships with hospitals and discharge planners, our primary referral sources. We maintain a corporate compliance program to monitor and collect regulatory compliance data and to enhance and continuously improve the care provided in our facilities.

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Significant facility ownership.     We own rather than lease a majority of our eldercare facilities, unlike a number of our competitors. Excluding facilities held for sale, we own 126 facilities with 15,931 beds, which represents approximately 78% of the total number of beds we own or lease. We believe that owning properties increases our operating and financial flexibility by enabling us to control more directly our occupancy costs, divest facilities and exit markets at our discretion and refurbish or remodel facilities in order to satisfy market demand.

Admissions and discharge planning.     We have developed a successful model to process admissions through the automated tracking of bed availability and specialty care capacity at each of our facilities. Our model utilizes a multifaceted approach including clinical care coordinators and toll-free phone lines to assist our marketing staff and direct referral sources. As a result of our efforts, we have consistently achieved higher occupancy levels as compared to industry averages. For the twelve month period ended December 31, 2003, our occupancy level was approximately 91% compared to the industry median occupancy level of approximately 88%, as reported in the December 2003 Nursing Facility State Occupancy Rate and Median Facility Occupancy Rate for Certified Beds CMS OSCAR Data Current Surveys issued by the American Health Care Association.

Stable and experienced management team.     While we operate in a healthcare sector which has experienced significant volatility primarily due to a constantly changing reimbursement environment, our management team has remained substantially intact, with many years of operating experience working together. Our management team’s collective experience allows us to address effectively the continuing challenges facing the industry while providing the stability necessary to achieve meaningful operational and financial improvements.

Revenue Sources

We receive revenues from Medicare, Medicaid, private insurance, self-pay residents, other third-party payors and long-term care facilities that utilize our rehabilitation therapy services and other service related businesses.

The sources and amounts of our revenues are determined by a number of factors, including licensed bed capacity and occupancy rates of our eldercare centers, the mix of patients and the rates of reimbursement among payors. Likewise, payment for ancillary medical services, including services provided by our rehabilitation therapy services business, vary based upon the type of payor and payment methodologies. Changes in the case mix of the patients as well as payor mix among Medicare, Medicaid and private pay can significantly affect our profitability.

Medicare and Medicaid

The Health Insurance for Aged and Disabled Act (Title XVIII of the Social Security Act), known as “Medicare,” has made available to nearly every United States citizen 65 years of age and older a broad program of health insurance designed to help the nation’s elderly meet hospital and other healthcare costs. The Medicare program consists of three parts: (i) Medicare Part A, which covers, among other things, inpatient hospital, skilled long-term care, home healthcare and certain other types of healthcare services; (ii) Medicare Part B, which covers physicians’ services, outpatient services and certain items and services provided by medical suppliers; and (iii) a managed care option for beneficiaries who are entitled to Medicare Part A and enrolled in Medicare Part B, known as Medicare+Choice or Medicare Part C. Pursuant to the Medicare Modernization Act, the Medicare+Choice program will be subsumed into a new Medicare supplemental product called Medicare Advantage by 2006 and a new Part D benefit is added covering Medicare prescription drugs. Under Medicare Part B, we are entitled to payment for medically necessary therapy services and products that replace a bodily function (i.e., ostomy supplies), home medical equipment and supplies and a limited number of specifically designated prescription drugs.

Medicaid (Title XIX of the Social Security Act) is a federal-state matching program, whereby the federal government, under a needs based formula, matches funds provided by the participating states for medical assistance to “medically indigent” persons. The programs are administered by the applicable state welfare or social service agencies under federal rules. Although Medicaid programs vary from state to state, traditionally

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they have provided for the payment of certain expenses, up to established limits, at rates determined in accordance with each state’s regulations. For skilled nursing centers, most states pay prospective rates, and have some form of acuity adjustment. In addition to facility based services, most states cover an array of medical ancillary services. Payment methodologies for these services vary based upon state preferences and practices permitted under federal rules.

State Medicaid programs generally have long-established programs for reimbursement which have been revised and refined over time. Any future changes in such reimbursement programs or in regulations relating thereto, such as reductions in the allowable reimbursement levels or the timing of processing of payments, could adversely affect our business. The annual increase in the federal share could vary from state to state based on a variety of factors. Additionally, any shift from Medicaid to state designated managed care could adversely affect our business.

Medicare and Medicaid are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially affect the timing and/or levels of payments to us for our services.

We are subject to periodic audits by the Medicare and Medicaid programs, which have various rights and remedies against us if they assert that we have overcharged the programs or failed to comply with program requirements. These rights and remedies may include requiring the repayment of any amounts alleged to be overpayments or in violation of program requirements, or making deductions from future amounts due to us. Such programs may also impose fines, criminal penalties or program exclusions. Other third-party payor sources also reserve rights to conduct audits and make monetary adjustments in connection with or inclusive of auditing activities.

Laws Affecting Revenues

Participating skilled nursing facilities are reimbursed under a prospective payment system for inpatient Medicare covered services. The prospective payment system commenced with a facility’s first cost reporting period beginning on or after July 1, 1998. Under the prospective payment system, skilled nursing facilities are paid a predetermined amount per patient, per day or “per diem” based on the anticipated costs of treating patients. The per diem rate is determined by classifying each patient into one of 44 resource utilization groups using the information gathered as a result of each patient’s minimum data set assessment. There is a separate per diem rate for each of the resource utilization group classifications. The per diem rate also covers rehabilitation and non-rehabilitation ancillary services. The law phased in the prospective payment system over a three-year period.

As implemented by the Centers for Medicare and Medicaid Services, or “CMS,” the prospective payment system has had an adverse impact on the Medicare revenues of many skilled nursing facilities. There have been three primary problems. First, the base year calculations understate costs. Second, the market basket index used to trend payments forward does not adequately reflect market experience. Third, the resource utilization group case mix allocation is not adequately predictive of the costs of care for patients, and does not equitably allocate funding, especially for non-therapy ancillary services.

Congress has enacted five major laws during the past six years that have significantly altered payment for skilled nursing facilities and medical ancillary services. The Balanced Budget Act, signed into law on August 5, 1997, reduced federal spending on Medicare and Medicaid programs. The Medicare Balanced Budget Refinement Act, enacted in November 1999, addressed a number of the funding difficulties caused by the Balanced Budget Act. The Benefits Improvement and Protection Act, enacted on December 15, 2000, further modified the law and restored additional funding. The Jobs and Growth Tax Reconciliation Act of 2003, enacted on May 28, 2003, provided temporary fiscal relief to states through an increase in federal support. This temporary increase in Federal support has helped stabilize state Medicaid programs. The Medicare Modernization Act created a new Medicare pharmacy benefit, created incentives for greater private competition within Medicare, adjusted coverage and payment terms for a number of providers and reformed the administration of the Medicare benefit. The following is a brief summary of these laws and an overview of the impact of these enactments on us. For a discussion of the effect of laws upon our business, see “Risk Factors — Risks Relating to Our Business.”

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In November 1999, the Balanced Budget Refinement Act was passed in Congress. This enactment provided relief for certain reductions in Medicare reimbursement caused by the Balanced Budget Act. For covered skilled nursing facility services furnished on or after April 1, 2000, the Medicare per diem rate was increased by 20% for 15 resource utilization group payment categories, which we refer to as “payment add-ons.” While this provision was initially expected to adjust payment rates for only six months, the Centers for Medicare and Medicaid Services withdrew proposed resource utilization group refinement rules. These payment add-ons will continue until the Centers for Medicare and Medicaid Services completes certain mandated recalculations of current resource utilization group weightings.

On December 15, 2000, Congress passed the Benefits Improvement Protection Act, increasing the nursing component of federal prospective payment system’s rates by approximately 16.7% for the period from April 1, 2001 through September 30, 2002. The legislation also changed the 20% add-on to 3 of the 14 rehabilitation resource utilization group categories to a 6.7% add-on to all 14 rehabilitation resource utilization group categories beginning April 1, 2001. The Medicare Part B consolidated billing provision of the Balance Budget Refinement Act was repealed except for Medicare Part B therapy services and the moratorium on the $1,500 therapy caps was extended through calendar year 2002. These changes had a positive impact on operating results.

A number of provisions of the Balanced Budget Refinement Act and the Benefits Improvement and Protection Act, providing additional funding for Medicare participating skilled nursing facilities, expired on September 30, 2002 resulting in an approximate 10% reduction in the rates paid to us for providing services to Medicare patients. We refer to the expiration of the additional funding as the “skilled nursing facility Medicare cliff.” Effective October 1, 2002, Medicare rates adjusted for the skilled nursing facility Medicare cliff were increased by a 2.6% annual market basket adjustment. For us, the net impact of these provisions adversely impacted annual revenue and EBITDA in fiscal 2003 by approximately $24.8 million.

The final fiscal year 2004 prospective payment system rules for skilled nursing facilities became effective on October 1, 2003. The final rules enhance the reimbursement rates for fiscal year 2004 by increasing base rates by 6.26% (a 3% increase in the annual update factor and a 3.26% upward adjustment correcting previous forecast errors). These changes are estimated to increase Medicare payment rates per patient day by $19. The final rules also provide for the continuation through fiscal year 2004 of certain payment add-ons that were authorized in the Balanced Budget Refinement Act to compensate for non-therapy ancillaries.

CMS has indicated that fiscal year 2005 prospective payment system rates will be announced by mid-summer 2004. CMS stated that such rates will be promulgated under existing rules providing for a continuation of the current payment system with provision for a full market basket inflation increase and certain payment add-ons that were authorized to compensate for non-therapy ancillaries. While no changes are anticipated in the fiscal year 2005 rules, CMS affirms that its contractor, the Urban Institute, is expected to complete its study of the skilled nursing payment system and that the study recommendations will be incorporated into proposed fiscal year 2006 rules.

The recently enacted Medicare Modernization Act has had a further effect upon our business. Among other effects, the legislation creates incentives for greater private competition within Medicare, adjusts coverage and payment terms for a number of providers and reforms the administration of the Medicare benefit. The Medicare Modernization Act also suspended application of the therapy caps as of December 8, 2003 through December 31, 2005. The therapy caps in place effective September 1, 2003, imposed payment limits to services provided by independent therapists as well as to those provided by outpatient rehabilitation facilities and other forms of rehabilitation agencies. The suspension does not have retroactive impact upon Medicare beneficiaries who exceeded their caps between September 1, 2003 and December 8, 2003. The imposition of the therapy caps between September 1, 2003 and December 8, 2003 may have the effect of reducing annual net revenue and EBITDA in fiscal 2004. Extension of the moratorium removes a significant financial threat to our therapy business for the short term. Previously, we estimated that the therapy caps would reduce our annual net revenues by approximately $18.9 million and EBITDA by approximately $4.9 million. The new law also assures at least a positive 1.5% increase in the therapy fee schedule for each of the next two years through calendar year 2005. No assurances can be made or given that Congress will

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extend the moratorium on application of the therapy caps beyond 2005. As mandated by the law, the General Accounting Office is conducting a study of alternatives to the therapy caps. This report and a related study previously required from CMS is expected to be released in the coming months. Because of the recent enactment of the Medicare Modernization Act and its broad scope, we are not in a position to assess fully its impact on our business. The impact of the legislation depends upon a variety of factors, including patient mix. It is not clear at this time whether this new legislation will have an overall negative impact on institutional services. DHHS has not yet promulgated any final regulations under the Medicare Modernization Act, as the Medicare Modernization Act requires it to do. The impact of these regulations when promulgated is uncertain.

While Congress has, through the Medicare Modernization Act, extended the moratorium on payment caps on Medicare Part B rehabilitation therapy services, the federal government and state governments continue to focus on efforts to curb spending on healthcare programs such as Medicare and Medicaid. We cannot at this time predict the extent to which these proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals and existing new legislation will have on us. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue.

The Balanced Budget Act of 1997 repealed the “Boren Amendment” federal payment standard for payments to Medicaid nursing facilities, effective October 1, 1997. This repeal gave the states greater latitude in setting payment rates for nursing facilities. Budget constraints and other factors have caused some states to reduce Medicaid reimbursement to nursing facilities and states may continue to reduce or delay payments to nursing facilities in the future. The law also granted the states greater flexibility in establishing Medicaid managed care programs without the need to obtain a federal waiver. Although these waiver programs generally exempted institutional care, including nursing facility and institutional pharmacy services, these programs could ultimately change the Medicaid reimbursement system for long-term care. These changes could include changing reimbursement for pharmacy services from fee-for-service, or payment per procedure or service rendered, to a fixed amount per person utilizing managed care negotiated or capitated rates.

The Benefits Improvement and Protection Act of 2000 enacted a phase out of intergovernmental transfer transactions by states whereby states would artificially inflate the payments to certain public facilities to increase federal matching funds. This action may have had the effect of reducing federal support for a number of state Medicaid programs. The reduced federal payments may impact aggregate available funds requiring states to further contain payments to providers. We operate in several of the states that have experienced or will experience a contraction of federal matching funds.

State budget pressures have translated into reductions in state spending in certain jurisdictions. Given that Medicaid outlays are a significant component of state budgets, we expect continuing cost containment pressures on Medicaid outlays for skilled nursing facilities in the states in which we operate. In each of the major states where we provide services, we are working with trade groups, consultants and government officials to address responsibly the particular funding issues.

The plight of state governments has helped to elevate issues related to Medicaid onto the national agenda. In May 2003, Congress passed the Jobs and Growth Tax Relief Reconciliation Act of 2003 which provided temporary relief to states by providing a 2.9% temporary increase in the Federal Medicaid Assistance Percentage for five quarters estimated to provide states with an aggregate of $10 billion in Medicaid relief. Under current law, this assistance terminates June 30, 2004. Prospects for Congress to extend the temporary assistance are not encouraging. Actions to date on state Medicaid budgets affirm that many states are adjusting state Medicaid spending to reflect the loss of the temporary federal assistance.

Late in November 2003, the General Accounting Office released a study examining how nursing home reimbursement has been affected by the fiscal crisis being experienced by a number of states. The report documents that most states have sustained their reimbursement commitments. States have tapped reserves, tobacco settlement monies and other funding strategies including provider assessments to meet their obligations. While the data does not evaluate the adequacy of state Medicaid payments for nursing facility services, the analysis does suggest that under current difficult conditions states are honoring their commitments. The report findings are consistent with observed behavior in the states where we operate.

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Among the alternative Medicaid funding approaches that states have explored are nursing home provider assessments as tools for leveraging increased Medicaid matching funds. Such initiatives are authorized under the law. Nursing home provider assessments have been implemented in three states where we operate (MA, WV and RI) and two additional states have recently received CMS approvals to implement plans (NC and NH). On June 15, 2004, the state of New Hampshire passed legislation approving the implementation of its provider assessment program, which is retroactive to May 1, 2003. We have not completed our evaluation of the financial impact of the New Hampshire provider assessment on us, but expect it to increase our net income. Responding to the number of state variations of provider assessment plans, CMS has slowed the processing of such plan amendments and increased review requirements. Two pending state plan amendments (NJ and PA) have been delayed in the CMS review process. Further delays in the Federal processing of the provider assessment plan amendments could adversely impact future nursing home funding in both states.

It is not possible to fully quantify the effect of legislative changes, the interpretation or administration of such legislation or any other governmental initiatives on our business and the business of the customers served by our rehabilitation services business. Accordingly, there can be no assurance that the impact of any future healthcare legislation will not further adversely affect our business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels equivalent to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Our financial condition and results of operations are affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

Government Regulation

General

Our business is subject to extensive federal, state and, in some cases, local regulation with respect to, among other things, participation in the Medicare and Medicaid programs, licensure, certification and government reimbursement. For our eldercare centers, these regulations relate, among other things, to the adequacy of physical plant and equipment, qualifications of personnel, standards of care, government reimbursement and operational requirements. Compliance with such regulatory requirements, as interpreted and amended from time to time, can increase operating costs and thereby adversely affect the financial viability of our business. Failure to comply with current or future regulatory requirements could also result in the imposition of various remedies including fines, restrictions on admission, denial of payment for all or new admissions, the revocation of licensure, decertification, imposition of temporary management or the closure of the facility.

Licensure, Certification and Regulation

Our eldercare centers and healthcare services, to the extent required, are currently licensed under applicable law. Our skilled nursing centers and healthcare services, or practitioners providing the services therein, are certified or approved as providers under one or more of the Medicaid and Medicare programs. Generally, assisted living centers are not eligible to be certified under Medicare or Medicaid. Licensing, certification and other applicable standards vary from jurisdiction to jurisdiction and are revised periodically. State and local agencies survey all skilled nursing centers on a regular basis to determine whether such centers are in compliance with governmental operating and health standards and conditions for participation in government sponsored third-party payor programs. We believe that our eldercare centers and other sites of service are in substantial compliance with the various Medicare, Medicaid and state regulatory requirements applicable to them. However, in the ordinary course of our business, we receive notices of deficiencies for failure to comply with condition of participation in the Medicare and Medicaid programs. We review such notices and take appropriate corrective action. In these cases, we submit our plan to bring the center into compliance with regulations which must be accepted by the reviewing agency. In some cases, the reviewing federal or state agency may take various adverse actions against a provider, including but not limited to:

•	the imposition of fines;

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•	suspension of payments for new or all admissions to the center; and

•	in extreme circumstances, decertification from participation in the Medicare or Medicaid programs and revocation of a center’s or service site’s license.

These actions may adversely affect a center’s ability to continue to operate, ability to provide certain services, and/or eligibility to participate in the Medicare or Medicaid programs or to receive payments from other payors. Certain of our centers have received notices that, as a result of certain alleged deficiencies, the federal and/or state agency was taking steps to impose remedies. Additionally, actions taken by one center or service site may subject other centers or service sites under common control or ownership to adverse remedies.

All of our skilled nursing centers participate in the Medicare and Medicaid programs. Both initial and continuing qualifications of a skilled nursing center to participate in such programs depend upon many factors including accommodations, equipment, services, patient care, safety, personnel, physical environment, and adequate policies, procedures and controls.

Several states in which we operate have adopted certificate of need or similar laws which generally require that a state agency approve certain acquisitions and determine the need for certain bed additions, new services, and capital expenditures. State approvals are generally issued for a specified maximum expenditure and require implementation of the proposal within a specified period of time. Failure to obtain the necessary state approval can result in:

•	the inability to provide the service;

•	the inability to operate the centers;

•	the inability to complete the acquisition, addition or other change; and

•	the imposition of sanctions or adverse action on the center’s license and adverse reimbursement action.

During recent years several states have passed legislation altering their certificate of need requirements. Virginia is expected to phase out its certificate of need requirement and Maryland is studying a similar action. These changes are not expected to alter our business opportunities materially.

Laws Affecting Billing and Business Practices

We are also subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include:

•
the “anti-kickback” provisions of the federal Medicare and Medicaid programs, which prohibit, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate) directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid. Penalties may include imprisonment, fines, exclusion from participation in the Medicare and Medicaid programs and loss of license; and

•
the “Stark laws” which prohibit, with limited exceptions, the referral of patients by physicians for certain services, including home health services, physical therapy and occupational therapy, to an entity in which the physician has a financial interest. Penalties may include denial of payment, mandatory refund of prior payment, civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs.

In addition, some states restrict certain business relationships between physicians and other providers of healthcare services. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs and civil and criminal penalties. These laws vary from state to state, are often complex and have seldom been interpreted by the courts or regulatory

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agencies. From time to time, we have sought guidance as to the interpretation of these laws; however, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with our practices.

There have also been a number of recent federal and state legislative and regulatory initiatives concerning reimbursement under the Medicare and Medicaid programs. During the past few years, the Department of Health and Human Services has issued a series of voluntary compliance guidelines. These compliance guidelines provide guidance on acceptable practices. Skilled nursing facility services and durable medical equipment, prosthetics, orthotics, supplies, and supplier performance practices have been among the services addressed in these publications. Our Corporate Integrity Program is working to assure that our practices conform to regulatory requirements. The Department of Health and Human Services also issues fraud alerts and advisory opinions. For example, directives concerning double billing, home health services, the provision of medical supplies to nursing facilities, and most recently, contractual joint venture relationships have been released. It is anticipated that areas addressed by these advisories may come under closer scrutiny by the government. While we have reviewed government guidance, we cannot accurately predict the impact of any such initiatives.

Laws Governing Health Information

We face additional federal requirements that mandate major changes in the transmission and retention of health information. The Health Insurance Portability and Accountability Act of 1996 (HIPAA) was enacted to ensure, first, that employees can retain and at times transfer their health insurance when they change jobs, and secondly, to simplify healthcare administrative processes. This simplification includes expanded protection of the privacy and security of personal medical data and requires the adoption of standards for the exchange of electronic health information. Among the standards that the Department of Health and Human Services has or may adopt pursuant to the Health Insurance Portability and Accountability Act are standards for the following: electronic transactions and code sets, unique identifiers for providers, employers, health plans and individuals, security and electronic signatures, privacy, and enforcement.

Although HIPAA was ultimately intended to reduce administrative expenses and burdens faced within the healthcare industry, we believe that implementation of this law will result in additional costs. We have established a HIPAA task force consisting of clinical, financial and informational services professionals focused on HIPAA compliance.

The Department of Health and Human Services has released three rules to date mandating the use of new standards with respect to certain healthcare transactions and health information. The first rule establishes uniform standards for common healthcare transactions, including:

•	healthcare claims information;

•	plan eligibility, referral certification and authorization;

•	claims status;

•	plan enrollment and disenrollment;

•	payment and remittance advice;

•	plan premium payments; and

•	coordination of benefits.

Second, DHHS has released standards relating to the privacy of individually identifiable health information. These standards not only require our compliance with rules governing the use and disclosure of protected health information, but they also require us to impose those rules, by contract, on any business associate to whom we disclose information. Third, DHHS has released rules governing the security of health information maintained or transmitted in electronic form.

DHHS finalized the transaction standards on August 17, 2000. DHHS issued the privacy standards on December 28, 2000, and, after certain delays, they became effective on April 14, 2001, with a compliance date of April 14, 2003. On February 20, 2003, DHHS issued final rules governing the security of health information. These rules specify a series of administrative, technical and physical security procedures to

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assure the confidentiality of electronic protected health information. Affected parties will have approximately two years to be fully compliant. Sanctions for failing to comply with HIPAA health information practices provisions include criminal penalties and civil sanctions.

At this time, our management anticipates that we will be able to comply fully with those HIPAA requirements that have been adopted. As part of our Corporate Integrity Program, we will monitor our compliance with HIPAA. Our compliance and privacy officer will be responsible for administering the Corporate Integrity Program which includes HIPAA related compliance. However, our management cannot at this time estimate the cost of compliance, nor can our management estimate the cost of compliance with standards that have not yet been finalized by DHHS.

Corporate Integrity Program

Our Corporate Integrity Program was developed to assure that we strive to achieve our goal of providing a high level of care and service in a manner consistent with all applicable state and federal laws and regulations and our internal standard of conduct. This program is intended to allow personnel to prevent, detect and resolve any conduct or action that fails to satisfy all applicable laws and our standard of conduct.

We have a corporate compliance officer responsible for administering the Corporate Integrity Program. The corporate compliance officer, with the approval of the chief executive officer or the board of directors, may use any of our resources to evaluate and resolve compliance issues. The corporate compliance officer reports significant compliance issues to the board of directors.

We established the Corporate Integrity Program hotline, which offers a toll-free number available to all of our employees to report compliance issues, including any alleged privacy violations under the Health Insurance Portability and Accountability Act. All calls reporting alleged non-compliance are logged, investigated, addressed and remedied by appropriate company officials.

The corporate integrity subcommittee was established to ensure a mechanism exists for us to monitor compliance issues. The corporate integrity subcommittee members are senior members of the finance, human resources, information systems, legal, clinical practices, internal audit and operations departments.

Periodically, we receive information from the Department of Health and Human Services regarding individuals and providers that are excluded from participation in Medicare, Medicaid and other federal healthcare programs. Providers may include medical directors, attending physicians, vendors, consultants and therapists. On a monthly basis, management compares the information provided by the Department of Health and Human Services to databases containing providers and individuals doing business with us. Any potential matches are investigated and any necessary corrective action is taken to ensure we cease doing business with that provider and/or individual.

Personnel

We employ over 34,000 people. We have 57 facilities that are covered by, or are negotiating, collective bargaining agreements. The agreements expire at various dates through 2006 and cover approximately 5,800 employees. We believe that our relationship with our employees is generally good.

We and our industry continue to experience shortages in qualified professional clinical staff. We compete with other healthcare providers and with non-healthcare providers for both professional and non-professional employees. As the demand for these services continually exceeds the supply of available and qualified staff, we and our competitors have been forced to offer more attractive wage and benefit packages to these professionals and to utilize outside contractors for these services at premium rates. Furthermore, the competitive arena for this shrinking labor market has created high turnover among clinical professional staff as many seek to take advantage of the supply of available positions, each offering new and more attractive wage and benefit packages. In addition to the wage pressures inherent in this environment, the cost of training new employees amid the high turnover rates has created added pressure on our operating margins. Lastly, increased attention to the quality of care provided in skilled nursing facilities has caused several states to mandate and other states to consider mandating minimum staffing laws that further increase the gap between demand for and supply of qualified individuals and lead to higher labor costs. While we have been able to

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retain the services of an adequate number of qualified personnel to staff our facilities and sites of service appropriately and maintain our standards of quality care, there can be no assurance that continued shortages will not affect our ability to attract and maintain an adequate staff of qualified healthcare personnel in the future. A lack of qualified personnel at a facility could result in significant increases in labor costs and an increased reliance on expensive temporary nursing agencies at such facility or otherwise adversely affect operations at such facility. Any of these developments could adversely affect our operating results or expansion plans.

In recognition of the competitive nature of nurse recruitment and retention, we expect to create reward, recognition and professional development programs for nurses. Shared Governance, a structure to support the participation of nurses in the development and implementation of policies, projects and processes which affect their practice has been instituted. Additionally, STEPP (Steps To Excellence in Professional Practice), a clinical advancement program which allows nurses to receive recognition and compensation for clinical expertise, has been implemented.

Marketing

Marketing for eldercare centers is focused at the local level and is conducted primarily by a dedicated regional marketing staff that calls on referral sources such as hospitals, hospital discharge planners, doctors and various community organizations. In addition to those efforts, our marketing objective is to maintain public awareness of our eldercare centers and their capabilities. We take advantage of our regional concentrations in our marketing efforts, where appropriate, through consolidated marketing programs, which benefit more than one center. Toll-free regional phone lines assist the marketing staff and direct referral sources, which speeds admissions by automated tracking of bed availability and specialty care capabilities for each of our centers and all of our affiliated centers.

We market our rehabilitation therapy services and respiratory therapy services through a direct sales force which primarily calls on eldercare centers, hospitals, clinics and home health agencies.

Historically, we operated our core business under the name Genesis ElderCare. Our logos, trademarks and service marks are featured in print advertisements in publications serving the regional markets in which we operate. We are using advertising, including our toll free ElderCare lines, to promote our brand names in trade, professional and business publications and to promote services directly to consumers.

Competition

We compete with a variety of other companies in providing healthcare services. Certain competing organizations have greater financial and other resources and may be more established in their respective communities than we are. Competing companies may offer newer or different centers or services than us and may thereby attract our patients who are either presently residents of our eldercare centers or are otherwise receiving our healthcare services.

We operate eldercare centers in 13 states. In each market, our eldercare centers may compete for patients with rehabilitation hospitals, subacute units of hospitals, skilled or intermediate nursing centers, and personal care or residential centers. Certain of these providers are operated by not-for-profit organizations and similar businesses that can finance capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to us. In competing for patients, a center’s local reputation is of paramount importance. Referrals typically come from acute care hospitals, physicians, religious groups, health maintenance organizations, the patient’s families and friends, and other community organizations.

Members of a patient’s family generally actively participate in the selection of an eldercare center. Competition for medically complex patients is intense among acute care hospitals with long-term care capability, rehabilitation hospitals and other specialty providers and is expected to remain so in the future. Important competitive factors include the reputation in the community, services offered, the appearance of a center, and the cost of services.

We compete in providing other healthcare services with a variety of different companies. Generally, this competition is regional and local in nature. The primary competitive factors in these businesses are similar to

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those in the inpatient services business and include reputation, the cost of services, the quality of clinical services, responsiveness to patient needs, and the ability to provide support in other areas such as third-party reimbursement, information management and patient record-keeping.

Insurance

We have experienced an adverse effect on our operating cash flow due to an increase in the cost of certain of our insurance programs. Rising costs of eldercare malpractice litigation and losses stemming from these malpractice lawsuits and a constriction of insurers have caused many insurance carriers to raise the cost of insurance premiums or refuse to write insurance policies for skilled nursing facilities. Also, a tightening of the reinsurance market has affected property, auto and excess liability insurance carriers. Accordingly, the costs of all insurance premiums have increased.

This increase in insurance costs has prompted us to exit our otherwise profitable operations in the State of Florida. There is no assurance that liability exposure and the related costs of insurance will not migrate to other states.

Prior to June 1, 2000, we purchased general and professional liability insurance coverage from various commercial insurers on a first dollar coverage basis. Beginning with the June 1, 2000 policy, we have purchased general and professional liability insurance coverage from a commercial insurer subject to per claim retentions. These retentions are insured by our wholly-owned captive insurance company, Liberty Health Corp., LTD. Liberty Health Corp. is currently insuring our workers’ compensation, auto and general and professional liability insurance retentions.

Workers’ compensation insurance has been maintained as statutorily required, and in certain jurisdictions for certain periods, we have qualified as exempt or self-insured. Most of the commercial insurance purchased is loss sensitive in nature. As a result, we are responsible for adverse loss development.

We provide several health insurance options to our employees, including a self-insured health plan and several fully-insured health maintenance organizations. Growth in health insurance premiums in the market has risen to 10% to 20% in recent years. Our business is a labor intensive business, and therefore health insurance costs represent a significant expense for us. In recent years, we have managed this increase with changes in program offerings and the shift in responsibility for cost increases to the employee. Continuing increases substantially in excess of inflation could have a negative impact on our profitability, as further shifts in responsibility for these cost increases to the employee may not be possible.

We believe that adequate reserves are in place to cover the ultimate liability related to general and professional liability, workers’ compensation and health insurance claims exposure. However, there can be no assurance that any current or future claims will not exceed applicable insurance coverage.

Other

Environmental Matters

We are subject to various federal, state and local statutes and ordinances regulating the discharge of materials into the environment. Management does not believe that we will be required to expend any material amounts in order to comply with these laws and regulations or that compliance will materially affect our capital expenditures, results of operations or financial condition.

Reorganization

On June 22, 2000, NCI and certain of its direct and indirect subsidiaries filed for voluntary relief under Chapter 11 of the United States Code, referred to as the “Bankruptcy Code,” with the United States Bankruptcy Court for the District of Delaware, referred to as the “Bankruptcy Court.” On the same date, NCI’s 43.6% owned affiliate, The Multicare Companies, Inc., and certain of its direct and indirect subsidiaries and certain of its affiliates, referred to as “Multicare,” also filed for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court. The substantial majority of NCI and Multicare subsidiaries that became our subsidiaries following the spin-off filed for bankruptcy.

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See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Certain Transactions and Events” for a further description of the nature and results of our reorganization and a description of other recent matters impacting our business and results of operations.

See “Risk Factors.”

Legal Proceedings

Haskell et al. v. Goldman Sachs & Co. et al

We understand that NeighborCare, Inc., our former parent, is the defendant in an action brought by former investors in NeighborCare, Inc. on January 27, 2004 in the Supreme Court of New York, County of New York. The plaintiffs collectively held over $205 million in subordinated debentures prior to the filing by NeighborCare, Inc. and substantially all of our subsidiaries of a Chapter 11 bankruptcy petition in 2000. The claim alleges fraud and grossly negligent misrepresentation by defendants NeighborCare, Inc., Goldman Sachs & Co., Mellon Bank, N.A., Highland Capital Management, LP, and George V. Hager, Jr., our Chief Executive Officer (and former Chief Financial Officer of NeighborCare, Inc. prior to the spin-off), in connection with the Bankruptcy Court’s approval of the plan of reorganization confirmed by the Bankruptcy Court in 2001 which canceled the subordinated debentures. The plaintiffs seek to recover $200 million plus interest costs and fees. The action has been removed to the Bankruptcy Court for the District of Delaware. Although NeighborCare Inc. has advised us that they believe we may be responsible for a portion of any liability relating to this case, no claim has been made against us by any of the parties to the action to date; accordingly, we have not made any determination with respect to any liability relative to this case, if any at all.

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MANAGEMENT

Executive Officers and Directors of GHC

The following table and biographies set forth information with respect to persons who serve as our executive officers and directors.

Name	Age	Position

George V. Hager, Jr.	48	Chief Executive Officer and Class I Director (Chairman of the Board of Directors)
James V. McKeon	39	Chief Financial Officer
Robert A. Reitz	54	Chief Operating Officer and Regional President/MidAtlantic ElderCare Region
David C. Almquist	50	Regional President/Chesapeake ElderCare Region
Richard P. Blinn	49	Regional President/New England ElderCare Region
Eileen M. Coggins	39	Senior Vice President and General Counsel
Barbara J. Hauswald	44	Senior Vice President, Planning and Development and Treasurer
Richard Pell, Jr.	55	Senior Vice President, Administration
John F. DePodesta	59	Class III Director
Robert H. Fish	53	Class II Director
J. Michael Gallagher	57	Class III Director
Kevin M. Kelley	46	Class I Director
Charles W. McQueary	52	Class II Director
Charlene Connolly Quinn	49	Class II Director
Terry Allison Rappuhn	48	Class III Director

George V. Hager, Jr. has served as our chief executive officer and chairman of the board of directors since our inception in May 2003. Mr. Hager joined NeighborCare, Inc. (formerly Genesis Health Ventures, Inc., our predecessor) or NCI, in 1992. From 1992 to December 2003, he served as NCI’s chief financial officer and was responsible for corporate finance, treasury, investor relations, information services, third-party reimbursement and risk management. Mr. Hager serves on the board of directors of Adolor Corporation.

James V. McKeon has served as our chief financial officer since December 2003. Mr. McKeon served as NCI’s senior vice president and corporate controller from April 2000 to December 2003. From April 1997 to April 2000, Mr. McKeon served as NCI’s vice president and corporate controller. Mr. McKeon joined NCI in June 1994 as director of financial reporting and investor relations and served as NCI’s vice president of finance and investor relations from November 1995 to April 1997.

Robert A. “Mike” Reitz has served as our chief operating officer and regional president/MidAtlantic ElderCare region since December 2003. Mr. Reitz served as president of NCI’s MidAtlantic ElderCare region from September 1997 until December 2003. He served in various management positions with Meridian Healthcare for nineteen years prior to its acquisition by NCI in 1993.

David C. Almquist has served as our regional president/Chesapeake ElderCare region since December 2003. Mr. Almquist served as president of NCI’s Chesapeake ElderCare region from 1996 until December 2003. Mr. Almquist has over 27 years of experience in the healthcare industry.

Richard P. Blinn has served as our regional president/New England ElderCare region since December 2003. Mr. Blinn served as president of NCI’s New England ElderCare region from 1998 until December 2003. Mr. Blinn has over 25 years of experience in the healthcare industry.

Eileen M. Coggins, Esquire, has served as our senior vice president and general counsel since December 2003. Ms. Coggins served as NCI’s corporate compliance and privacy officer from December 2002 until December 2003. Prior to that appointment, from April 1998 to December 2002, she was NCI’s vice president of compliance, and prior to that was NCI’s deputy general counsel.

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Barbara J. Hauswald has served as our senior vice president, planning and development and treasurer since December 2003. Ms. Hauswald served as NCI’s senior vice president and treasurer from April 2000 until December 2003, and joined NCI as vice president and treasurer in April 1998. Prior to joining NCI, Ms. Hauswald served as first vice president in the healthcare banking department of Mellon Bank N.A.

Richard Pell, Jr. has served as our senior vice president-administration since December 2003. Mr. Pell served as NCI’s senior vice president-administration and chief compliance officer from April 1998 until December 2003, with responsibility for the following areas: human resources, law, government relations, public relations, staff development and corporate communications. Prior to joining NCI, Mr. Pell was the director of the Veterans Affairs Medical Center in Martinsburg, West Virginia.

John F. DePodesta has served as our director since December 2003. Mr. DePodesta is a co-founder, director and executive vice president of Primus Telecommunications Group, Incorporated, a global telecommunications service provider, where he has served since 1994. From 1996 to March 1998, Mr. DePodesta served as senior vice president of law and public policy for NCI.

Robert H. Fish has served as our director since our inception in May 2003. Mr. Fish served as chairman of the board of directors and chief executive officer of NCI from January 2003 until December 2003. Mr. Fish served NCI as a director since October 2001, interim chief executive officer from June 2002 to January 2003 and interim chairman since November 2002. Since November 1999, he has been a managing partner of Sonoma-Seacrest, LLC, a California-based healthcare practice specializing in strategic planning, performance improvement, and merger and acquisition issues. Prior to joining Sonoma, Mr. Fish served as president and chief executive officer of St. Joseph Health System, a healthcare provider, from August 1995 to September 1999.

J. Michael Gallagher has served as our director since December 2003. Mr. Gallagher is president of J. Michael Gallagher & Associates, Inc., a California and Nevada based healthcare practice specializing in strategy, development and project management where he has served since 1999. Mr. Gallagher served as senior vice president of health system development for Catholic Healthcare West, a not-for-profit healthcare provider, from 1997 to 1999. From 1984 to 1996 he served as president of the Hospital Council of Northern and Central California.

Kevin M. Kelley has served as our director since December 2003. Mr. Kelley serves as director of AEP Industries, Inc. and Elmer’s Products Inc. From 1999 to 2003, Mr. Kelley served as executive vice president of Borden Inc., an Ohio-based chemical, food and consumer products company. From 1996 to 1999, he served as managing director of Ripplewood Holdings LLC, a New York-based investment firm.

Charles W. McQueary has served as our director since December 2003. Mr. McQueary has served since January 2002 as chairman and managing partner of Corinthian Health Services, Inc., a home infusion care company based in Texas. From 1997 to 2001, Mr. McQueary served as senior vice president of operations and ended his employment in 2002 as the chief executive officer of ProMedCo Management Company, a national medical practice management company. In 2001, ProMedCo Management Company and certain of its subsidiaries filed for bankruptcy protection pursuant to Chapter 11 of the Bankruptcy Code. Mr. McQueary serves on the board of directors of both Bayou Steel Corporation and Gayley & Lord, Inc.

Charlene Connolly Quinn, Ph.D., RN has served as our director since December 2003. Dr. Quinn has served since 2001 as an assistant professor at the University of Maryland School of Medicine, conducting research in geriatric health and long term care services and implementing gerontology education programs for health care professionals. From 1999 to 2001, Dr. Quinn was a post-doctoral fellow with the University of Maryland School of Medicine. From 1994 to 1998, Dr. Quinn worked as a consultant and conducted research at The Johns Hopkins University School of Hygiene and Public Health.

Terry Allison Rappuhn, CPA has served as our director since December 2003. Ms. Rappuhn has served since 2002 as project leader/consultant for the Patient Friendly Billing Project®, a national initiative led by Healthcare Financial Management Association to make financial communications with patients clear, correct, concise and patient focused. From 1999 to 2001, Ms. Rappuhn served as senior vice president and chief financial officer of Quorum Health Group, Inc., an owner and operator of acute care hospitals. From 1996 to

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1999 and from 1993 to 1996, Ms. Rappuhn served as Quorum’s vice president, controller and assistant treasurer; and as vice president, internal audit, respectively.

Board of Directors

Our board of directors is comprised of eight directors, Messrs. DePodesta, Fish, Gallagher, Hager, Kelley and McQueary and Mmes. Quinn and Rappuhn. Messrs. DePodesta, Gallagher, Kelley and McQueary and Mmes. Quinn and Rappuhn are “independent directors” under new NASD Marketplace Rule 4200(a)(15).

Our board of directors is divided into three classes. The number of directors in each class is determined by the board of directors and consists of as nearly equal a number of directors as possible. Currently, class I includes two directors and class II and class III include three directors, which may be adjusted from time to time, should the board of directors increase or decrease the number of directors representing a class. The initial term of class I directors will expire at the annual meeting of shareholders to be held in 2005, the initial term of class II directors will expire at the annual meeting of shareholders to be held in 2006 and the initial term of class III directors will expire at the annual meeting of shareholders to be held in 2007. Commencing with the annual meeting of shareholders to be held in 2005, directors for each class will be elected at the annual meeting of shareholders held in the year in which the term for that class expires and thereafter will serve for a term of three years.

Each director serves until his or her successor is elected and qualified or until his or her death, resignation, retirement, disqualification, removal or other cause. Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors may exist. A vacancy on the board of directors may be filled by vote of the shareholders only at an annual meeting of shareholders at which directors are elected or at a special meeting of shareholders at which the vacancy has been created by removal of a director. A newly created directorship may be filled by vote of the shareholders only at an annual meeting of shareholders at which directors are elected. A director so elected to fill a vacancy will serve for the remainder of the present term of office of the class to which he or she was elected.

NCI’s Chapter 11 Proceedings

On October 2, 2001, NCI emerged from bankruptcy. Mr. Fish served on the board of directors of NCI at the time of its emergence from bankruptcy. All of our executive officers were employed by NCI either prior to or during its bankruptcy proceedings.

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Executive Compensation

The information below sets forth the compensation of the person who is our chief executive officer and the persons who we anticipate will be our four most highly compensated executive officers (collectively referred to as our “named executive officers”) for the fiscal year ending September 30, 2004. For the fiscal year ended September 30, 2003, we did not pay any compensation to any person who is an executive officer. All compensation set forth below was paid by NCI and does not reflect the compensation to be paid to our named executive officers in the future by us. The services rendered to NCI were, in some cases, in capacities not equivalent to those being provided to us. The form and amount of the compensation to be paid to each of our executive officers for the fiscal year ending September 30, 2004 will be in accordance with the executive officer’s employment agreement or as determined by the compensation committee of our board of directors.

Summary Compensation Table

		Annual Compensation		Long Term Compensation

Name and Position with us	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options/ SARs (3)	All Other Compensation(4)

George V. Hager, Jr.	2003	$400,000	$155,000	$—	—	$1,023,315
Chief Executive Officer	2002	398,078	200,000	1,524,750	75,000	601,698
	2001	350,000	309,875	—	—	1,700

James V. McKeon	2003	$271,346	$56,000	$—	—	$—
Chief Financial Officer	2002	230,953	71,400	254,125	35,000	—
	2001	215,961	74,600	—	—	—

Robert A. Reitz	2003	$318,886	$54,400	$—	—	$—
Chief Operating Officer and President,	2002	289,620	78,239	254,125	35,000	1,700
MidAtlantic ElderCare Region	2001	252,990	95,359	—	—	1,700

David C. Almquist	2003	$293,797	$59,000	$—	—	$—
President, Chesapeake ElderCare Region	2002	262,954	70,394	254,125	35,000	—
	2001	240,531	97,591	—	—	—

Richard P. Blinn	2003	$293,440	$59,000	$—	—	$—
President, New England	2002	253,610	88,673	254,125	35,000	—
ElderCare Region	2001	234,860	53,010	—	—	—

(1)	Includes compensation deferred under the NCI 401(k) Retirement Plan and the NCI Non-Qualified Deferred Compensation Plan.
(2)	In 2003, amounts represent performance bonuses.

In 2002, a bankruptcy court-approved special recognition bonus was received by Messrs. McKeon, Almquist, Blinn and Reitz in the amounts of $16,400, $18,394, $18,673 and $20,239, respectively. All other amounts in 2002 reflect performance bonuses.

In 2001, Mr. Hager deferred the receipt of 50% of his emergence bonus ($137,437) and 50% of his cash bonus ($11,000) into the NCI Non-Qualified Deferred Compensation Plan.

In 2001, a bankruptcy court-approved special recognition bonus was received by Messrs. McKeon, Almquist, Blinn and Reitz in the amounts of $24,600, $27,591, $28,010 and $30,359, respectively. All other amounts in 2001 reflect performance bonuses.

(3)
Restricted stock grants were authorized by NCI’s board of directors on October 2, 2001 and were scheduled to vest quarterly over a five-year period beginning January 1, 2002. NCI common stock market value as of October 2, 2001 was $20.33 per share. In fiscal 2002, the vested value of the restricted stock grants made to Messrs. Hager, McKeon, Almquist, Blinn and Reitz was $246,600, $41,100, $41,100, $41,100 and $41,100, respectively, assuming the market value of NCI’s common stock of $16.44 on September 30, 2002. NCI offered to its employees, including executive officers, except for its chief executive officer, to tender all options to purchase NCI common stock. Each named executive officer tendered his outstanding options to purchase NCI common stock in exchange for accelerated vesting of shares of restricted stock awarded to such named executive officer. The tendered options to purchase NCI common stock were accepted by NCI on May 13, 2003.

(4)	Mr. Hager received $1,021,315 of note forgiveness in fiscal 2003, and $2,000 of 401(k) matching compensation in fiscal year 2003.

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Options Granted

We and NCI did not grant stock options or stock appreciation rights to our named executive officers in the fiscal year ended September 30, 2003.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

None of our named executive officers held options to purchase our common stock or NCI’s common stock at the fiscal year ended September 30, 2003.

Compensation of Directors

We will pay compensation to directors who do not receive compensation as our officer or employee or an officer or employee of any of our affiliates. Each of these directors will be paid an annual board membership fee of $25,000, $1,500 for each day during which he or she participates in a meeting of our board of directors, and $1,000 for each day during which he or she participates in a meeting of a committee of our board of directors of which he or she is a member, with the exception of the meetings of the audit committee, which will have a $1,500 daily meeting fee. Ms. Rappuhn will also receive an additional annual fee of $7,500 for serving as the chairperson and financial expert of the audit committee (that fee will be split evenly if the chair and financial expert are different people). Mr. Fish will also receive an additional annual fee of $25,000 for serving as lead director of our board of directors. In addition, we make annual restricted stock grants of $95,000 worth of shares of our common stock to each director, which vest three years from the date of grant.

Employment Agreements

We entered into an employment agreement with Mr. Hager on November 25, 2003. Mr. Hager’s employment agreement has a term of two years from December 1, 2003 with automatic one-year renewals thereafter. The automatic extension of the agreement may be terminated by an affirmative vote of two-thirds of the non-management membership of our board of directors or by Mr. Hager giving notice prior to the applicable automatic extension date. Mr. Hager receives an annual salary of $600,000 that is reviewable at least annually by the compensation committee. Mr. Hager has the opportunity to earn an annual bonus equal to 100% of his base salary for that year to the extent the compensation committee certifies that he achieved performance goals set by the compensation committee. The employment agreement provides for option grants and eligibility to participate in each employee benefit plan or perquisite applicable generally to our executive officers. Mr. Hager is entitled to a $3.0 million “whole life” insurance coverage during the term of his employment agreement.

Upon termination of the employment agreement for any reason (including cause as defined in the agreement), Mr. Hager is entitled to his accrued and unpaid base salary through the date of termination, any earned but unpaid bonus for any fiscal year ending prior to the date of termination, any benefits accrued and vested under the terms of our employee benefit plans and programs through the date of termination, all deferred compensation of any kind and the option to have assigned to him any assignable insurance policy relating to him. In addition, upon death, we will pay Mr. Hager’s estate a lump sum equal to his base salary for the period from the date of death through the end of the term, benefits as if his employment had terminated on the last day of the month and a pro rata bonus for the portion of the year of termination preceding the date of his death based upon an annual amount equal to 100% of Mr. Hager’s salary. Also, all restricted stock, stock options and performance share awards will automatically vest as of the date of death.

If Mr. Hager’s employment agreement is terminated by us without cause at any time or due to his disability (as defined by the agreement) or by him for good reason (as defined by the agreement), a change in control (as defined by the agreement) of our company or as a result of a non-extension (as defined by the agreement), in addition to the foregoing:

•
we will pay him a pro rata bonus for the portion of the year of termination preceding his termination based upon an annual amount equal to 100% of his salary, and a lump-sum cash payment equal to two times his termination base salary (as defined by the agreement) plus in lieu of bonus, two times his

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termination base salary, less any applicable disability insurance benefits (if terminated as a result of disability) for the two-year period beginning with the date of termination;

•
we will also continue to provide the health and life insurance benefits provided to him and his spouse and eligible dependants immediately prior to his date of termination for a period of two years following the date of termination; and

•	all restricted stock, stock option and performance share awards made to him will fully vest.

Mr. Hager’s employment agreement contains nondisclosure provisions that apply during and after the term of employment and non-competition provisions that limit him from competing with us for the term of employment and for a period of two years thereafter, regardless of reason for the termination of employment.

The employment agreements for Messrs. Almquist, Blinn, McKeon and Reitz have similar terms. The term of each employment agreement is from December 1, 2003 until October 1, 2005 with automatic one year renewals thereafter. The automatic extension of the employment agreement may be terminated by an affirmative vote of two-thirds of the non-management membership of the board of directors or by the executive giving notice prior to the applicable automatic extension date. The annual base salary of Messrs. Almquist, Blinn, McKeon and Reitz is $295,000, $295,000, $325,000 and $345,000, respectively. Each executive’s base salary is reviewable periodically. Each executive is eligible to participate in any welfare benefit plan and pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by us. Each employment agreement provides that we may terminate it with cause (as defined by the employment agreement). Upon termination by us with cause, we will pay the executive his full base salary through the date of termination and any deferred compensation. Additionally, each employment agreement terminates upon the executive’s death and may be terminated if he or she develops a disability (as defined by the employment agreement). Upon termination for death or disability, we will pay the executive or his estate the full base salary through the last day of the month of death or termination for disability, all deferred compensation, any bonus prorated up to the last day of the month of death or termination for disability, and all stock options will become vested as of the date of termination. Each employment agreement may be terminated by us without cause at any time. Messrs. Almquist, Blinn, McKeon and Reitz may terminate their respective employment agreement for good reason (as defined by their respective employment agreements). Mr. McKeon’s employment agreement provides that he may terminate the employment agreement within 60 days following the occurrence of an event that constitutes good reason (as defined by the employment agreement). If the employment agreement is terminated by us without cause or by the executive for good reason, we will make a lump-sum cash payment equal to the sum of the executive’s average base salary and average assumed cash incentive compensation (as defined by the employment agreement), and all stock options, granted and outstanding, will vest and become exercisable for a period of 90 days after the date of termination. Additionally, we will maintain all insurance benefit plans to which the executive was entitled prior to the date of termination. During the 18 month period following December 1, 2003, if the employment agreement is terminated by us without cause or by the executive for good reason during the 24 month period following a change of control (as defined by the employment agreement), in addition to the benefits outlined above, we will pay the executive a lump-sum cash payment equal to one-half times the sum of his average base salary and his average assumed cash incentive compensation. Each executive’s employment agreement contains nondisclosure provisions that apply during and after the term of employment and non-compete provisions that limit the executive from competing with us for the term of employment and for a period of one year thereafter, regardless of reason for the termination of employment.

As consideration for entering into the employment agreement, we paid a lump-sum cash bonus and a lump-sum cash spin bonus as well as granted stock options and restricted stock to each executive. Messrs. Almquist, Blinn, McKeon and Reitz received a lump-sum cash bonus in the amount of $349,559, $331,670, $318,200 and $377,116, respectively. Messrs. Almquist, Blinn, McKeon and Reitz also received a lump-sum cash spin bonus in the amount of $118,000, $118,000, $112,000 and $128,000, respectively. On December 1, 2003, we granted stock options to purchase 31,250, 31,250, 37,500, and 31,250 shares of our common stock and restricted stock in the amount of 37,500, 37,500, 50,000 and 37,500 shares of our common stock to Messrs. Almquist, Blinn, McKeon and Reitz, respectively. On June 1, 2004, we granted

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stock options to purchase 31,250, 31,250, 37,500 and 31,250 shares of our common stock to Messrs. Almquist, Blinn, McKeon and Reitz, respectively.

Benefit Plans

The following descriptions summarize our employee benefits plans pursuant to which our named executives receive benefits.

Stock Option Plan

We have a stock option plan that provides for the grant of incentive stock options (as defined in Section 422 of the Internal Revenue Code) and non-qualified stock options for officers, key employees and non-employee directors. Employees and non-employee directors are eligible to receive awards under the stock option plan, but only employees may receive incentive stock options.

A total of 1,500,000 shares of our common stock are reserved for issuance under our stock option plan. Additionally, no individual will be able to receive options for more than 80% of the total number of shares that may be awarded under the stock option plan.

The compensation committee or a majority of the independent directors of our board of directors may administer the stock option plan.

The compensation committee of our board of directors will generally administer the stock option plan. The compensation committee selects the participants who will receive awards and determines the terms and conditions of the awards, including the number of shares subject to the awards, the exercise or purchase price, and the vesting and/or exercisability of the award. Stock options are generally subject to vesting, which means the optionee earns the right to exercise an increasing number of the shares underlying the option over a specific period of time only if he or she continues to provide services to our company over that period. Incentive stock options granted under the stock option plan must have a per share exercise price of at least 100% of the fair market value of our common stock on the date of grant, and not less than 110% of the fair market value in the case of incentive stock options granted to an employee who holds more than 10% of the total voting power of all classes of our stock or any parent or subsidiary’s stock. Payment of the exercise price or purchase price with respect to any award may be made in cash or other consideration as determined by the compensation committee.

Stock Incentive Plan

We have a stock incentive plan that provides for the grant of restricted stock to all of our officers and employees selected by the compensation committee or a majority of the independent directors of our board of directors, who may administer the stock incentive plan. A total of 750,000 shares of our common stock are reserved for issuance under our stock incentive plan. Additionally, an individual will not be able to receive awards for more than 80% of the total number of shares authorized for issuance under the stock incentive plan.

Deferred Compensation Plan

We have a deferred compensation plan for all highly compensated employees as such term is defined in the Internal Revenue Code which allows these individuals to defer receipt of compensation and supplement retirement savings under its retirement plan. The deferred compensation plan allows eligible employees to defer up to 50% of base pay and 100% of bonus as well as restricted stock awards subject to a $1,000 minimum each calendar year and to receive distribution of the deferred compensation at a future date. The deferred compensation plan is administered by a trustee.

Incentive Compensation Program

We have an incentive compensation program for management-level employees. The goal of the incentive compensation program is to reward management-level employees for their contributions to individual and corporate objectives. The incentive compensation program provides for a bonus equal to a percentage of a participant’s year-end base salary. The bonus varies depending upon the attainment of certain individual and corporate objectives. Among other things, the objectives include clinical and financial performance measures.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of June 1, 2004 by:

•	each person who is known by us to be the beneficial owner of 5% or more of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

On June 1, 2004, there were 19,965,179 shares of our common stock outstanding, including 129,923 shares held in escrow to be issued to NCI’s creditors in connection with its joint plan of reorganization confirmed by the Bankruptcy Court on September 2, 2001.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Beneficial ownership, as set forth in the regulations of the SEC, includes securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days of June 1, 2004. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities. Shares of common stock issuable upon the exercise of securities currently exercisable or exercisable within 60 days of June 1, 2004 are deemed outstanding for computing the share ownership and percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage of any other person.

Except as otherwise noted in the footnotes below, to our knowledge, the entity, individual director or executive officer or their family members or principal shareholder has sole voting and investment power with respect to such securities. All addresses for our executive officers and directors are c/o Genesis HealthCare Corporation, 101 East State Street, Kennett Square, Pennsylvania 19348.

	Shares of Common Stock Beneficially Owned (1)		Percent of Common Stock Beneficially Owned (1)

Advisory Research, Inc. 180 North Stetson Street, Suite 5780 Chicago, IL 60601	1,823,734		9.13%
The Goldman Sachs Group, Inc. 85 Broad Street, New York, NY 10004	1,705,822	(2)	8.54%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,201,798	(3)	6.02%
Copper Arch Capital, LLC 565 Fifth Avenue, 11th Floor New York, NY 10017	1,093,350	(4)	5.48%
David C. Almquist	39,062	(5)	*
Richard P. Blinn	39,062	(5)	*
George V. Hager, Jr.	140,000	(6)	*
James V. McKeon	58,125	(7)	*
Robert A. Reitz	44,688	(5)	*
Robert H. Fish	4,328		*
John F. DePodesta	4,328		*
J. Michael Gallagher	4,328		*
Kevin M. Kelley	4,328		*
Charles W. McQueary	4,328		*
Charlene Connolly Quinn	4,328		*
Terry Allison Rappuhn	4,328		*
All executive officers and directors as a group (15 persons)	443,794	(8)	2.21%

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*	Less than one percent.

(1)
Excludes the beneficial ownership of units of our common stock held by certain executive officers and directors pursuant to our deferred compensation plan, which such executive officers and directors can not vote.

(2)	Includes 1,705,822 shares of our common stock beneficially owned by Goldman, Sachs & Co. The address of Goldman, Sachs & Co. is c/o The Goldman Sachs Group, Inc., 85 Broad Street, New York, NY 10004.

(3)
Includes 1,201,798 shares of our common stock beneficially owned by Wellington Trust Company, NA. Wellington Trust Company, NA is a wholly-owned subsidiary of Wellington Management Company, LLP and a bank as defined in Section 3(a)(6) of the Exchange Act. The address of Wellington Trust Company, NA is c/o Wellington Management Company, LLP, 75 State Street, Boston, MA 02109. This information is based, in part, on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2004.

(4)
Includes 381,900 shares of our common stock beneficially owned by Copper Arch Fund, LP, 632,700 shares of our common stock beneficially owned by Copper Fund Offshore Portfolio Ltd. and 78,750 shares of our common stock beneficially owned by Cooper Spire Fund Plc. Copper Arch Capital, LLC serves as investment advisor to each of Copper Arch Fund, LP, Copper Fund Offshore Portfolio Ltd. and Copper Spire Fund Plc. Copper Arch Partners, LLC is the general partner of Copper Arch Fund, LP and has the shared power to vote or direct the vote and to dispose or direct the disposition of the 381,900 shares of our common stock beneficially owned by Copper Arch Fund, LP. By virtue of their ownership interests, each of Scott Sipprelle and Jonathan Jodka may be deemed to beneficially own 1,093,350 shares of our common stock beneficially and directly owned by Copper Arch Fund, LP, Copper Fund Offshore Portfolio Ltd. and Copper Spire Fund Plc. The address of each of Copper Arch Fund LP, Copper Fund Offshore Portfolio Ltd., Copper Spire Fund Plc., Copper Arch Partners, LLC and Messrs. Sipprelle and Jodka is c/o Copper Arch Capital, LLC, 565 Fifth Avenue, 11th Floor, New York, NY 10017. This information is based, in part, on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2004.

(5)	Includes 10,938 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of June 1, 2004.

(6)	Includes 50,000 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of June 1, 2004.

(7)	Includes 13,125 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of June 1, 2004, 2004.

(8)
Includes 91,063 shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of June 1, 2004 and includes 31,813, 35,750 and 25,000 shares of our common stock directly beneficially owned by Ms. Coggins, Ms. Hauswald and Mr. Pell, respectively (of which 6,563, 8,750 and 7,000 shares, respectively, are issuable upon the exercise of options that are exercisable within 60 days of June 1, 2004).

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to the former NCI Senior Executive Officer Ownership Plan, NCI had a loan outstanding to Mr. Hager in the principal amount of $599,998 at October 2, 2002. On February 23, 2001, the U.S. Bankruptcy Court ordered that the outstanding loan be forgiven on the first anniversary of NCI’s emergence from bankruptcy. Therefore, on October 2, 2002, Mr. Hager’s loan, including accrued and unpaid interest, was forgiven. Any and all personal tax ramifications of the loan forgiveness were borne by us, resulting in aggregate compensation to Mr. Hager of $1,621,313.

We have a continuing relationship with NCI as a result of the agreements we entered into in connection with the spin-off, including the separation and distribution agreement, the transition services agreement, the Tidewater agreement, the employee benefits agreement, the tax sharing agreement, the pharmacy services agreement, pharmacy benefit management agreement and durable medical equipment agreement. We believe the charges for services under the transition services agreement, the Tidewater agreement and the pharmacy services agreement will be no less favorable to us than those we could have obtained by negotiating these agreements with an independent third-party.

Some of our officers and directors own shares of NCI common stock and options to acquire additional shares of NCI common stock. Additionally, Mr. Fish is a director of NCI and was an executive officer and director of NCI at the time we entered into the spin-off related agreements with NCI. Ownership of NCI common stock, including options to acquire NCI common stock, or dual directorship, could create or appear to create conflicts of interest for such directors and officers when faced with decisions that could have disparate implications for us.

We purchased the 10% general partnership interest in a partnership which leases four assisted living facilities in Massachusetts for a total purchase price of $200,000. We owned the 90% limited partnership interest in the partnership. The principal of the seller of the general partnership interest is Mr. DePodesta, who, subsequent to the transaction, became a member of our board of directors. Simultaneously with the purchase of the general partnership interest, we made a lease termination payment to ElderTrust and sold the leaseholds to an unrelated third party.

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DESCRIPTION OF OTHER INDEBTEDNESS

The Senior Credit Facility

In connection with the spin-off, we entered into a senior credit facility with a syndicate of financial institutions and institutional lenders. Our senior credit facility provides for senior secured financing consisting of: (1) a $185.0 million term loan facility, which is fully drawn; and (2) a $75.0 million revolving credit facility, currently with $72.9 million of available borrowings after giving effect to $2.1 million in outstanding letters of credit issued under the revolving credit facility. The term loan has a seven year term and amortizes one percent per year through year six. The revolving credit facility has a five year term. Our senior credit facility includes an excess cash flow recapture requirement that may increase the required principal payments above contractual minimum amounts each year depending on a defined formula in the senior credit agreement. On May 14, 2004, we made a $25.0 million prepayment of the term loan portion of our senior credit facility. The term loan portion of our senior credit facility has a rate of interest of LIBOR plus 2.75% or a base rate plus an applicable margin. The revolving portion of our senior credit facility has a rate of interest of LIBOR plus 2.75% or a base rate plus an applicable margin on any borrowings thereunder, and a commitment fee on the revolving portion of 0.50% on any unused commitment.

Our obligations under our senior credit facility are or will be guaranteed by substantially all of our current and future, direct and indirect, wholly owned domestic subsidiaries. Our obligations under our senior credit facility are secured by, among other things, substantially all of our and the subsidiary guarantors’ assets, including a pledge of all or a portion of the capital stock of our and the subsidiary guarantors’ direct subsidiaries.

Mortgages and Other Indebtedness

At March 31, 2004, we had $52.2 million of mortgages and other secured indebtedness consisting of revenue bonds and secured bank loans, including loans insured by the Department of Housing and Urban Development. These loans are secured by the underlying real and personal property of individual eldercare centers and have fixed rates of interest ranging from 3.0% to 11.0%, with a weighted average rate of 7.8% at March 31, 2004. The maturity of the $52.2 million of mortgages and other secured indebtedness over the next five years is as follows: $2.8 million, $3.0 million, $3.3 million, $3.5 million and $2.9 million.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources — New Financing Arrangements.”

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DESCRIPTION OF THE EXCHANGE NOTES

We issued the initial notes and we will issue the exchange notes under an indenture among us, the subsidiary guarantors and The Bank of New York, as trustee. We refer to the initial notes and the exchange notes collectively as the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

We and our subsidiary guarantors entered into the indenture prior to the consummation of our spin-off from NeighborCare, Inc. Therefore, the indenture contains certain provisions which address the period prior to the consummation of spin-off and procedures in the event that the spin-off did not occur. On December 1, 2003, upon consummation of the spin-off, NeighborCare, Inc. and certain of our subsidiaries that do not currently guarantee our senior credit facility were released as guarantors of the notes and are no longer parties to the indenture. Effective January 20, 2004, we and our subsidiary guarantors entered into a supplemental indenture with The Bank of New York, as trustee, in order to add new subsidiary guarantors. These provisions are not summarized in the below description.

The following description is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part. Copies of the indenture are available as set forth below under “— Additional Information.”

Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture. In this description, “we,” “us” and “our” refer only to Genesis HealthCare Corporation and not to any of its subsidiaries and “GHVI” refers to NeighborCare, Inc.

The registered holder of a note will be treated as its owner for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The Notes

The initial notes are, and the exchange notes will be:

•	our general unsecured obligations;

•	subordinated in right of payment to all our existing and future Senior Debt;

•	pari passu in right of payment with any of our future senior subordinated Indebtedness; and

•	unconditionally guaranteed by the Guarantors.

The Guarantees

The initial notes are, and the exchange notes will be, guaranteed by all of our Restricted Subsidiaries that guarantee any of GHC’s Credit Facilities.

Each Guarantee of the initial notes is, and each Guarantee of the Exchange Notes will be:

•	a general unsecured obligation of the Guarantor;

•	subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

•	pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.

As of March 31, 2004, we and the Guarantors had total Senior Debt of approximately $236.8 million to which the initial notes are, and the exchange notes will be, subordinated. As indicated above and as discussed in detail below under the caption “— Subordination,” payments on the notes and under the Subsidiary Guarantees will be subordinated to the payment of Senior Debt. The indenture permits us and the Guarantors to incur additional Senior Debt.

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As of March 31, 2004, all of our Subsidiaries except Liberty Health Corp., LTD. are “Restricted Subsidiaries.” In addition, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain other of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries do not guarantee the initial notes and will not guarantee the exchange notes.

Principal, Maturity and Interest

The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on October 15, 2013.

Interest on the notes will accrue at the rate of 8% per annum and will be payable semi-annually in arrears on April 15 and October 15 commencing on April 15, 2004. We will make each interest payment to the holders of record on the immediately preceding April 1 and October 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to us, we will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we, or any of its Subsidiaries, may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantees

The initial notes are, and the exchange notes will be, guaranteed by each of our current and future Restricted Subsidiaries that guarantee any of GHC’s Credit Facilities. These Guarantees will be joint and several obligations of the Guarantors. Each Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Relating to the Exchange Offer and the Exchange Notes — A court may void the guarantees of the notes or subordinate the guarantees to other obligations of our subsidiary guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than us or another Guarantor, unless:

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(1)     immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)     either:

(a)     the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b)     the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Guarantee of a Guarantor will be released:

(1)     in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) one of our Subsidiaries, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2)     in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) one of our Subsidiaries, if the sale complies with the “Asset Sale” provisions of the indenture;

(3)     if we designate any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)     if any Guarantor is otherwise no longer obligated to provide a Guarantee pursuant to the indenture; or

(5)     if such Guarantor’s Guarantee of any obligations under the Credit Facilities is fully and unconditionally released, provided, however, that if such Guarantor subsequently guarantees any obligations under the Credit Facilities, then such Guarantor shall be required to become a Guarantor by executing a supplemental indenture and providing the trustee with an officers’ certificate and opinion of counsel.

See “— Repurchase at the Option of Holders — Asset Sales.”

Subordination

The payment of principal, interest and premium and Additional Interest, if any, on the notes (including any obligation to redeem or repurchase the notes) and payment under any Guarantee will be subordinated to the prior payment in full of all of our or such Guarantor’s Senior Debt, including Senior Debt incurred after the date of the indenture.

The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy or other similar proceeding at the rate specified in the applicable Senior Debt) before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under “— Legal Defeasance and Covenant Defeasance”), in the event of any distribution to our or the relevant Guarantor’s creditors:

(1)     in a liquidation or dissolution of us or the relevant Guarantor;

(2)     in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or the relevant Guarantor or its property;

(3)     in an assignment for the benefit of creditors; or

(4)     in any marshaling of our assets and liabilities.

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We also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance”) and will not make any deposit pursuant to the provisions described under “— Legal Defeasance and Covenant Defeasance” if:

(1)     a payment default on Designated Senior Debt (including, without limitation, upon any acceleration of the maturity thereof) occurs and is continuing; or

(2)     any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from us or the representative of any Designated Senior Debt.

Payments on the notes may and will be resumed:

(1)     in the case of a payment default, upon the date on which such default is cured or waived; and

(2)     in the case of a nonpayment default, upon the earlier of (x) the date on which such nonpayment default is cured or waived (so long as no other default exists), (y) 179 days after the date on which the applicable Payment Blockage Notice is received, or (z) the date on which the trustee receives notice from a representative of Designated Senior Debt rescinding such Payment Blockage Notice, unless, in each case, the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)     360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)     all scheduled payments of principal, interest and premium and Additional Interest, if any, on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance”) when:

(1)     the payment is prohibited by these subordination provisions; and

(2)     the trustee or the holder has actual knowledge that the payment is prohibited;

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative, which, with respect to any and all Indebtedness outstanding under the Credit Agreement, shall mean the agent for such holders.

We must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

The Guarantee of each Guarantor will be subordinated to Senior Debt of such Guarantor to the same extent and in the same manner as the notes are subordinated to our Senior Debt.

As a result of the subordination provisions described above, in the event we experience a bankruptcy, liquidation or reorganization, holders of notes may recover less ratably than our creditors who are holders of Senior Debt. See “Risk Factors — Risks Relating to the Exchange Offer and the Exchange Notes — Your right to receive payments on the notes and guarantees is subordinated to our and our guarantors’ senior debt.”

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Optional Redemption

At any time prior to October 15, 2006, we may on one or more occasions redeem up to 35% of the aggregate principal amount of notes (including any additional notes) issued under the indenture at a redemption price of 108.000% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of any Equity Offering of our common stock; provided that:

(1)     at least 65% of the initial aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by us or our Subsidiaries); and

(2)     the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the notes will not be redeemable at our option prior to October 15, 2008.

After October 15, 2008, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on the years indicated below:

Year	Percentage

2008	104.000%
2009	102.667%
2010	101.333%
2011 and thereafter	100.000%

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

(1)     accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)     deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

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(3)     deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes we will purchase.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, we will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

Notwithstanding the foregoing, we shall not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, we have made an offer to purchase (an “Alternate Offer”) any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and have purchased all notes properly tendered in accordance with the terms of such Alternate Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our or our Subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our Subsidiaries’ assets taken as a whole to another Person or group may be uncertain.

Asset Sales

We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)     we (or our Restricted Subsidiary, as the case may be) receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests of any Restricted Subsidiary issued or sold or otherwise disposed of;

(2)     the fair market value is determined by our Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officer’s certificate delivered to the trustee; and

(3)     at least 75% of the consideration received in the Asset Sale by us or such Subsidiary is in the form of cash, Cash Equivalents and/or Replacement Assets. For purposes of this provision, each of the following will be deemed to be cash:

(a)     any liabilities, as shown on our or such Restricted Subsidiary’s most recent balance sheet, of us or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Restricted Subsidiary Guarantee) that are assumed by the

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transferee of any such assets pursuant to a customary novation agreement that releases us or such Subsidiary from further liability; and

(b)     any securities, notes or other obligations received by us or any such Restricted Subsidiary from such transferee that are, subject to ordinary settlement periods, converted by us or such Restricted Subsidiary into cash within 90 days, to the extent of the cash received in that conversion; and

(c)     any Designated Non-Cash Consideration received by us or any of our Restricted Subsidiaries in an Asset Sale.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, we may apply those Net Proceeds at our option:

(1)     to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)     to acquire all or substantially all of the assets of, or all or a majority of the Voting Stock of another Permitted Business; or

(3)     to acquire other long-term assets or property that are used or useful in a Permitted Business or to make a capital expenditure (or enter into a definitive agreement committing to make such acquisition or expenditure within six months after the date of such agreement; provided that if such agreement is terminated, we may invest such Net Proceeds prior to the end of such 365-day period, or if later, prior to the end of such six-month period referred to in this clause (3)).

Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, we will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis as described below under “Selection and Notice” or such other manner as the trustee deems appropriate. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds then remaining, if any, will be reset at zero.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

It is anticipated that the agreements governing our outstanding Senior Debt will prohibit us from purchasing any notes, and will also provide that certain change of control or asset sale events with respect to us would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which we become a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when we are prohibited from purchasing notes, we could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would

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constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)     if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)     if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

(1)     declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries) or to the direct or indirect holders of our or any of our Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of us or to us or one of our Restricted Subsidiaries);

(2)     purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving us) any Equity Interests of us or any direct or indirect, parents;

(3)     make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations of us or any Guarantor, except (x) a payment of interest or principal at the Stated Maturity thereof; or (y) any payment made with Equity Interests (other than Disqualified Stock) and (z) any payment with respect to Subordinated Obligations owed to us or any of our Guarantors; or

(4)     make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)     no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)     We would, at the time of such Restricted Payment and after giving pro forma effect thereto (including the pro forma application of the net proceeds therefrom) as if such Restricted Payment had

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been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)     such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (7), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)     50% of our Consolidated Net Income for the period (taken as one accounting period) from June 30, 2003 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)     100% of the aggregate net cash proceeds received by us since the date of the indenture as a contribution to our common equity capital or from the issue or sale of our Equity Interests of (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of us that have been converted into or exchanged for such Equity Interests (other than Equity Interests or Disqualified Stock or debt securities sold to one of our Subsidiaries), plus

(c)     to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d)     to the extent that any of our Unrestricted Subsidiaries is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of our Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

(e)     any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by us or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)     the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2)     the redemption, repurchase, retirement, defeasance or other acquisition of any of our or a Guarantor’s Subordinated Obligations or of any of our Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to one of our Restricted Subsidiaries) of, our Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

(3)     the defeasance, redemption, repurchase or other acquisition of our or a Guarantor’s Subordinated Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)     the payment of any dividend or similar distribution by one of our Restricted Subsidiaries to the holders of its Equity Interests on a pro rata basis;

(5)     the repurchase, redemption or other acquisition or retirement for value of any of our or our Restricted Equity Interests held by any member of our (or any of our Restricted Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement or

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similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any twelve-month period;

(6)     any purchase, redemption or other acquisition of Equity Interests of a Permitted Joint Venture from a physician or healthcare provider which is required to be purchased, redeemed or otherwise acquired by applicable law;

(7)     the payment of any scheduled dividend and any scheduled repayment of the stated amount, liquidation preference or any similar amount at final maturity or on any scheduled redemption or repurchase date, to holders of any class or series of our Disqualified Stock issued in compliance with the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” provided that scheduled dividends on such Disqualified Stock are included in the definition of “Fixed Charges;” provided that such payments were scheduled to be paid in the original documentation governing such series of Disqualified Stock (it being understood that the foregoing provisions of this clause (7) shall not be deemed to permit the payment of any dividend or similar distribution, or the payment of the stated amount, liquidation preference or any similar amount, prior to the date originally scheduled for the payment thereof);

(8)     payments in lieu of fractional shares; and

(9)     other Restricted Payments pursuant to this clause (9) in an aggregate amount since the date of this indenture not to exceed $10.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or any or our Restricted Subsidiaries, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, we will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, “incur”) with respect to any Indebtedness (including Acquired Debt), and we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that we may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any of our Restricted Subsidiaries that are Guarantors may incur Indebtedness, if the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)     the incurrence by GHC or any Guarantor of additional Indebtedness and letters of credit under one or more Credit Facilities and Guarantees thereof by the Guarantors, provided that the aggregate principal amount of all Indebtedness of GHC and the Guarantors incurred pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of GHC and the Guarantors thereunder) does not exceed an amount equal to $275.0 million;

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(2)     the incurrence by us and our Restricted Subsidiaries of the Existing Indebtedness;

(3)     the incurrence by us and the Guarantors of Indebtedness represented by the initial notes (and the related exchange notes) and the incurrence by the Guarantors of the Subsidiary Guarantees of those notes;

(4)     the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in our or such Restricted Subsidiary’s business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed 3.5% of Consolidated Tangible Assets at the time of such incurrence;

(5)     the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2), (3), (5), (12) or (13) of this paragraph;

(6)     the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries that are Guarantors; provided, however, that

(a)     if we are the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes;

(b)     if one of our Restricted Subsidiaries is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of such Restricted Subsidiary’s Subsidiary Guarantee; and

(i)     any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or one of our Restricted Subsidiaries that is a Guarantor and

(ii)     any sale or other transfer of any such Indebtedness to a Person other than us or one of our Restricted Subsidiaries that is a Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)     the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations that are incurred in the normal course of business and consistent with past business practices for the purpose of fixing or hedging interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding in connection with the conduct of their respective businesses and not for speculative purposes);

(8)     the guarantee by us or any of the Guarantors of our or our Restricted Subsidiaries’ Indebtedness that was permitted to be incurred by another provision of this covenant “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9)     the incurrence by our Unrestricted Subsidiaries of Non-recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to be an incurrence of Indebtedness by one of our Restricted Subsidiaries that was not permitted by this clause (9);

(10)     the incurrence by us or any of our Restricted Subsidiaries of Indebtedness arising from guarantees of our or our Restricted Subsidiaries’ Indebtedness or the agreements of us or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by us and our Restricted Subsidiaries in connection with such disposition;

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(11)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(12)     the incurrence by us or any of our Restricted Subsidiaries of Indebtedness to the extent the proceeds thereof are deposited to defease the notes as described under the caption “— Legal Defeasance and Covenant Defeasance;”

(13)     [Intentionally Omitted];

(14)     the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by workers’ compensation claims and other statutory or regulatory obligations, self-insurance obligations, letters of credit, performance bonds, warranty or contractual service obligations or appeal bonds, in each case to the extent incurred in the ordinary course of our or such Restricted Subsidiary’s business;

(15)     the incurrence by us or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (15), not to exceed $35.0 million (no more than $10 million of which will be incurred by Foreign Subsidiaries); and

(16)     Guarantees and other Indebtedness that constitutes a Permitted Investment or a payment permitted under the covenant described under the caption “Restricted Payments.”

For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, we shall, in our sole discretion, classify (or later classify in whole or in part, in our sole discretion) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clauses or the first paragraph hereof, as the case may be, designated by us. Indebtedness under Credit Facilities outstanding on the closing date of the Spin-off were deemed to have been incurred on such date in reliance of the exception provided by clause (1) of the definition of Permitted Debt. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

Liens

We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur or assume any consensual Liens of any kind against or upon any of their respective property (including Capital Stock of a Restricted Subsidiary) or assets, whether owned at the closing of the offering or thereafter acquired, or any proceeds, income or profit therefrom that secure Senior Subordinated Indebtedness or Subordinated Obligations, unless:

(1)     in the case of Liens securing Subordinated Obligations, the notes are secured by a Lien on such property (including Capital Stock of a Restricted Subsidiary), assets, proceeds, income or profit that is senior in priority to such Liens; and

(2)     in the case of Liens securing Senior Subordinated Indebtedness, the notes are equally and ratably secured by a Lien on such property (including Capital Stock of a Restricted Subsidiary), assets, proceeds, income or profit.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

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(1)     pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to us or any of our Restricted Subsidiaries;

(2)     make loans or advances to us or any of our Restricted Subsidiaries; or

(3)     transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)     agreements governing Existing Indebtedness and Credit Facilities as in effect on the closing date of the Spin-off, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)     the indenture, the notes and the Subsidiary Guarantees;

(3)     applicable law;

(4)     any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)     customary non-assignment provisions in leases, intellectual property agreements and licenses entered into in the ordinary course of business and consistent with past practices;

(6)     purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)     any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)     Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)     Liens securing Indebtedness otherwise permitted to exist or be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)     provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11)     restrictions on cash or other deposits belonging to our patients or the patients of any of our Restricted Subsidiaries imposed by such patients under contracts entered into in the ordinary course of business; and

(12)     any agreement relating to a sale and leaseback transaction or Capital Lease Obligation, in each case, otherwise permitted by the indenture, but only on the property subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to a sale and leaseback transaction or capital lease.

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Merger, Consolidation or Sale of Assets

We may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not we are the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our or our Restricted Subsidiaries’ properties or assets taken as a whole, in one or more related transactions, to another Person; unless:

(1)     either: (a) we are the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)     the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of us under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3)     immediately after such transaction no Default or Event of Default exists; and

(4)     we or the Person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person.

The entity or person formed by or surviving any consolidation or merger (if other than us) will succeed to, and be substituted for, and may exercise every right and power of us under the indenture, but, in the case of a lease of all or substantially all our assets, we will not be released from the obligation to pay the principal of and interest on the notes.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or Permitted Investments, as determined by us. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of our properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)     the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person; and

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(2)     We deliver to the trustee:

(a)     with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)     with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)     any employment agreement entered into by us or any of our Restricted Subsidiaries in the ordinary course of business and consistent with our and such Restricted Subsidiary’s past practice;

(2)     transactions between or among us and/or our Restricted Subsidiaries;

(3)     performance of all agreements in existence on the issue date of the indenture or entered into with GHVI in connection with the Spin-off, and any modifications thereto or any transaction contemplated thereby or in any replacement agreement therefore, so long as such modification or replacement is not materially more disadvantageous to us or any of our Restricted Subsidiaries than the original agreement in effect on the date of the indenture;

(4)     transactions in connection with a financing transaction involving a sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing) or in connection with a financing involving a subsidiary trust or similar financing vehicle that is permitted by the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(5)     transactions with a Person that is an Affiliate of us solely because we own an Equity Interest in such Person;

(6)     any issuance of Equity Interests, securities or any other reasonable payments of compensation, retirement, disability, severance, employee benefit awards, incentive awards, director fees, reimbursement of expenses and indemnity to officers, directors and employees in the ordinary course of business;

(7)     sales of Equity Interests (other than Disqualified Stock) to our Affiliates;

(8)     Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments;” and

(9)     all transactions and agreements that were entered into in connection with the Spin-off.

Additional Subsidiary Guarantees

If we or any of our Restricted Subsidiaries acquire or create another Subsidiary after the date of the indenture that guarantees GHC’s Credit Facilities, then that newly acquired or created Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

No Senior Subordinated Debt

We will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any of our Senior Debt and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable

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for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Guarantee.

Business Activities

We will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to us and our Subsidiaries taken as a whole.

Payments for Consent

We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission and so long as any notes are outstanding, we will furnish to the holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1)     all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

(2)     all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports;

provided, however, that we will not be required to furnish such information to the Holders to the extent such information is electronically filed with the Commission and is electronically available to the public free of cost.

If we have designated any of our Subsidiaries as Unrestricted Subsidiaries and, excluding Liberty Health Corp., LTD., the total assets of the Unrestricted Subsidiaries are greater than 3% of Consolidated Tangible Assets, then either (i) the quarterly and annual financial information required by the preceding paragraph or (ii) a separate report furnished to the holders will include a reasonably detailed presentation of the financial condition and results of operations of us and our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries.

In addition, following the consummation of the exchange offer described in this prospectus, whether or not required by the Commission, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, to the extent such information is not electronically filed with the Commission and electronically available to the public free of cost.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)     default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes (whether or not prohibited by the subordination provisions of the indenture);

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(2)     default in payment when due of the principal of or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the indenture);

(3)     failure by us or any of our Restricted Subsidiaries to comply with the provisions described under the captions “— Restricted Payments,” “— Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Merger, Consolidation or Sale of Assets;”

(4)     failure by us or any of our Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions “Repurchase at the Option of Holders — Asset Sales” or “Repurchase at the Option of Holders — Change of Control;”

(5)     failure by us or any of our Restricted Subsidiaries for 60 days after notice to comply with any of our other agreements in the indenture or the notes;

(6)     default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)     is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)     results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(7)     failure by us or any of our Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8)     except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9)     certain events of bankruptcy or insolvency described in the indenture with respect to us or any Restricted Subsidiaries that would constitute a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the notes.

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In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of us with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to October 15, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of us with the intention of avoiding the prohibition on redemption of the notes prior to October 15, 2008, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of us or any Guarantor, as such, will have any liability for any obligations of us or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1)     the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2)     our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)     the rights, powers, trusts, duties and immunities of the trustee, and our and the Guarantors’ obligations in connection therewith; and

(4)     the Legal Defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our and the Guarantors’ obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)     We must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

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(2)     in the case of Legal Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)     in the case of Covenant Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)     no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)     such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(6)     we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors or other Persons with the intent of defeating, hindering, delaying or defrauding our other creditors or other Persons; and

(7)     we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1)     reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)     reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3)     reduce the rate of or change the time for payment of interest on any note;

(4)     waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)     make any note payable in money other than that stated in the notes;

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(6)     make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

(7)     waive a redemption payment with respect to any note (including a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8)     release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)     make any change in the preceding amendment and waiver provisions.

Any amendment or supplement to the provisions of the indenture relating to the subordination or legal or covenant defeasance provisions that materially adversely affects the rights of the holders of Senior Debt then outstanding will require the consent of such holders of Senior Debt or the agent therefor, acting on their behalf.

In addition, the provisions of the indenture relating to subordination shall not be amended or modified without the written consent of the holders of at least 75% in aggregate principal amount of the notes then outstanding if such amendment would adversely affect the rights of holders of notes.

Notwithstanding the preceding, without the consent of any holder of notes, we, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1)     to cure any ambiguity, defect or inconsistency;

(2)     to provide for uncertificated notes in addition to or in place of certificated notes;

(3)     to provide for the assumption of our obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

(4)     to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder;

(5)     to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)     to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture; or

(7)     to allow any Guarantor to execute a supplemental indenture and a Guarantee with respect to the notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)     either:

(a)     all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(b)     all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for

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cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)     no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we or any Guarantor is a party or by which we or any Guarantor is bound;

(3)     we have paid or caused to be paid (or deposited for payment as set forth above) all sums payable by it under the indenture; and

(4)     we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of us or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the Commission for permission to continue or (iii) resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Genesis HealthCare Corporation, 101 East State Street, Kennett Square, Pennsylvania 19348, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

The exchange notes will be issued in fully registered book entry form, and will be represented by one or more global notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. All holders of exchange notes who exchanged their initial notes in the exchange offer will hold their interests through the global notes regardless of whether they purchased their interests pursuant to Rule 144A under the Securities Act or Regulation S.

The global notes will be deposited upon issuance with the trustee as custodian for The Depositary Trust Company (“DTC”), in New York, New York, and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”), in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

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Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”) through which holders of the initial notes issued pursuant to Regulation S initially held such notes), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)     upon deposit of the global notes, DTC will credit the accounts of Participants with portions of the principal amount of the global notes; and

(2)     ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

Investors in the global notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents have or will have any responsibility or liability for:

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(1)     any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of beneficial ownership interest in, the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2)     any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)     DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

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(2)     we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)     there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may be exchanged for beneficial interests in any global note at any time.

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to be eligible to trade in the PORTAL Market (SM) and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Registration Rights; Additional Interest

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of these notes. See “— Additional Information.”

We, the Guarantors and the initial purchasers entered into the registration rights agreement on October 28, 2003. Pursuant to the registration rights agreement, we and the Guarantors agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, we and the Guarantors will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

If:

(1)     We and the Guarantors are not

(a)     required to file the Exchange Offer Registration Statement; or

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(b)     permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

(2)     any holder of Transfer Restricted Securities notifies us prior to the 20th day following consummation of the Exchange Offer that:

(a)     it is prohibited by law or Commission policy from participating in the Exchange Offer; or

(b)     that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c)     that it is a broker-dealer and owns notes acquired directly from us or one of our affiliates,

then we and the Guarantors will use our reasonable best efforts to file with the Commission a Shelf Registration Statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

We and the Guarantors will use our reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

For purposes of the preceding, “Transfer Restricted Securities” means each note until:

(1)     the date on which such note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer;

(2)     following the exchange by a broker-dealer in the Exchange Offer of a note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3)     the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4)     the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

The registration rights agreement provides that:

(1)     we and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to April 15, 2004;

(2)     we and the Guarantors will use our best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to June 30, 2004;

(3)     unless the Exchange Offer would not be permitted by applicable law or Commission policy, we and the Guarantors will

(a)     commence the Exchange Offer; and

(b)     use our reasonable best efforts to issue, on or prior to 30 business days (or longer, if required by the federal securities laws) after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

(4)     if obligated to file the Shelf Registration Statement, we and the Guarantors will use our reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises.

If:

(1)     we and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

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(2)     any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3)     we and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4)     the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then we and the Guarantors will pay Additional Interest to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder (“Additional Interest”).

The amount of the Additional Interest will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of $.50 per week per $1,000 principal amount of notes.

All accrued Additional Interest will be paid by us and the Guarantors on each Additional Interest Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

Holders of notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify us and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)     Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)     Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

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“Asset Sale” means:

(1)     the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of GHC and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)     the issuance of Equity Interests in any of GHC’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)     any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2)     a transfer of assets between or among GHC and its Restricted Subsidiaries or between or among Restricted Subsidiaries;

(3)     an issuance of Equity Interests by a Restricted Subsidiary to GHC or to another Restricted Subsidiary;

(4)     a sale, lease, transfer, conveyance or other distribution effected in compliance with the provisions described under the caption “Merger, Consolidation or Sale of Assets”;

(5)     a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(6)     a merger with and into GHVI if the Spin-off does not occur by February 27, 2004;

(7)     the sale or other disposition of cash or Cash Equivalents;

(8)     the sale, lease, conveyance or other disposition of any property or assets recorded on the balance sheet as of March 31, 2003 of GHC as being held for sale;

(9)     a Permitted Asset Swap;

(10)     the sale, lease or other disposition or replacement of (i) accounts receivable in the ordinary course of business, or (ii) equipment, inventory or property that has become obsolete, worn out, damaged or no longer useful in the conduct of GHC’s business and that is disposed of in the ordinary course of business; and

(11)     any loans of equipment to customers of GHC or any Restricted Subsidiary in the ordinary course of business for use with the products or services of GHC or any Restricted Subsidiary.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

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“Board of Directors” means:

(1)     with respect to a corporation, the board of directors of the corporation;

(2)     with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)     with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)     in the case of a corporation, corporate stock;

(2)     in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)     in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)     any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)     United States dollars;

(2)     securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)     certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)     repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)     commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6)     money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)     the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of GHC and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the merger with and into GHVI if the Spin-off does not occur by February 27, 2004, and other than any such transaction where the Voting Stock of GHC outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority

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of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(2)     the adoption of a plan relating to the liquidation or dissolution of GHC;

(3)     the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of GHC, measured by voting power rather than number of shares;

(4)     the first day on which a majority of the members of the Board of Directors of GHC are not Continuing Directors; or

(5)     GHC consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, GHC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of GHC or such other Person is converted into or exchanged for cash, securities or other property, other than the merger with and into GHVI if the Spin-off does not occur by February 27, 2004, and other than any such transaction where the Voting Stock of GHC outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)     any “non-recurring” charges that would be permitted under Item 10 of Regulation S-K to be excluded from non-GAAP financial measures in any registration statement filed with the SEC; provided that such “non-recurring charges” are not included in the definition of “Consolidated Net Income”; plus

(2)     provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)     consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)     depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)     non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

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(1)     the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)     the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders; and

(3)     the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Tangible Assets” means the total assets, less goodwill and other intangibles, shown on our most recent consolidated balance sheet, determined on a consolidated basis in accordance with GAAP less all write-ups (other than write-ups in connection with acquisitions) subsequent to the date of the indenture in the book value of any asset (except any such intangible assets) owned by GHC or any of our Restricted Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of GHC who:

(1)     was a member of such Board of Directors on February 27, 2004; or

(2)     was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement to be entered into by and among GHC, the Guarantors party thereto and the lenders from time to time party thereto, providing for a term loan and a revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (in whole or in part) from time to time, whether or not with the same lenders or agent.

“Credit Facilities” means one or more debt facilities or agreements (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured or refinanced (including any agreement to increase the amount of available borrowings thereunder, extend the maturity thereof and add additional borrowers or guarantors) in whole or in part from time to time under the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value of total consideration received by us or any of our Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by our principal executive officer and principal financial officer, less the amount of cash or Cash Equivalents received in connection with the Asset Sale; provided, however, the total amount of Designated Non-Cash Consideration outstanding at one time does not exceed the greater of $25.0 million and 2.5% of Consolidated Tangible Assets.

“Designated Senior Debt” means (i) any Indebtedness outstanding under the Credit Agreement or, if the Spin-off does not occur by February 27, 2004 and GHC is merged with and into GHVI, GHVI’s Existing Credit Agreement and (ii) any other Senior Debt permitted hereunder the principal amount of which is $50.0 million or more and that has been designated by GHC as “Designated Senior Debt.”

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“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require GHC to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that GHC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by GHC after the date of the indenture.

“Existing Indebtedness” means up to $57.1 million in aggregate principal amount of Indebtedness of GHC and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Existing Preferred Stock” means GHVI’s Series A Convertible Preferred Stock.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)     the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)     the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)     any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon, but only if the outstanding Indebtedness that is Guaranteed or secured by a Lien is in the aggregate greater than $15.0 million; plus

(4)     the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of GHC (other than Disqualified Stock) or to GHC or a Restricted Subsidiary of GHC, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of

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Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)     acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (calculated in accordance with Regulation S-X) as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

(2)     the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)     the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded.

“Foreign Subsidiary” means any Restricted Subsidiary of GHC organized under the laws of, and conducting substantially all of its business in, any jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“GHVI” means Genesis Health Ventures, Inc.

“GHVI’s Existing Credit Agreement” means that certain Credit, Security, Guaranty and Pledge Agreement dated as of October 2, 2001, among GHVI, the guarantors referred to therein, the lenders referred to therein, First Union Securities, Inc. as Co-Lead Arranger, Goldman Sachs Credit Partners L.P. as Co-Lead Arranger and Syndication Agent, First Union National Bank as Administrative Agent and Collateral Agent, General Electric Capital Corporation as Collateral Monitoring Agent and Co-Documentation Agent and Citicorp USA, Inc. as Co-Documentation Agent, in existence on the date of this indenture, providing for up to $365 million of term loan borrowings and $150 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1)     GHC’s Restricted Subsidiaries that guarantee GHVI’s Existing Credit Agreement or will guarantee any of GHC’s Credit Facilities, as the case may be; and

(2)     any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture; provided, however, that upon the release and discharge of any Person from its Subsidiary Guarantee in accordance with the indenture, such Person shall cease to be a Guarantor; and

(3)     GHVI (only until the consummation of the Spin-off),

and their respective successors and assigns.

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“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)     interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)     other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)     in respect of borrowed money;

(2)     evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)     in respect of banker’s acceptances;

(4)     representing Capital Lease Obligations;

(5)     representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)     representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

Notwithstanding anything in the foregoing to the contrary, Indebtedness shall not include trade payables or accrued expenses for property or services incurred in the ordinary course of business.

The amount of any Indebtedness outstanding as of any date will be:

(1)     the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)     the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If GHC or any Subsidiary of GHC sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of GHC such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of GHC, GHC will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments;” provided that GHC shall not have been deemed to have made an Investment pursuant to the foregoing if GHC shall have previously or concurrently therewith been deemed to have made an Investment in connection with such Equity Interest. The acquisition by GHC or any Subsidiary of GHC of a Person that holds an Investment in a third Person will be deemed to be an Investment by GHC or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments;” provided that GHC shall not have been

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deemed to have made an Investment pursuant to the foregoing if GHC shall have previously or concurrently therewith been deemed to have made an Investment in connection with such acquisition.

“Item 10 of Regulation S-K” means Item 10 of Regulation S-K as adopted by the SEC and in effect on the date hereof.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)     any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)     any extraordinary gain, together with any related provision for taxes on such extraordinary gain; and

(3)     any non-cash, “non-recurring” charges that would be permitted under Item 10 of Regulation S-K to be excluded from non-GAAP financial measures in any registration statement filed with the SEC.

“Net Proceeds” means the aggregate cash proceeds received by GHC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale, all distributions and other payments required to be made to non-majority interest holders in subsidiaries or joint ventures as a result of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-recourse Debt” means Indebtedness:

(1)     as to which neither GHC nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)     no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time of both any holder of any other Indebtedness (other than the Notes) of GHC or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)     as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of GHC or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent Guarantee” means the Guarantee of payment of the notes by GHVI pursuant to the indenture.

“Permitted Asset Swap” means sales, transfers or other dispositions of assets, including all of the outstanding Capital Stock of a Restricted Subsidiary, for consideration at least equal to the fair market value

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of the assets sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in, or property or assets (other than cash, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a business having property or assets of a nature or type, or engaged in a business similar or related to the nature or type of the property and assets of, or business of, GHC and the Restricted Subsidiaries existing on the date of such sale or other disposition.

“Permitted Business” means the lines of business conducted by GHC and its Restricted Subsidiaries and Permitted Joint Ventures on the date hereof and the businesses reasonably related thereto including the lines of business of GHVI and its Restricted Subsidiaries and the business related thereto if the Spin-off does not occur by February 27, 2004 and GHC merges with and into GHVI.

“Permitted Investments” means:

(1)     any Investment in GHC or in a Restricted Subsidiary of GHC that is a Guarantor;

(2)     any Investment in Cash Equivalents;

(3)     any Investment by GHC or any Restricted Subsidiary of GHC in a Person, if as a result of such Investment:

(a)     such Person becomes a Restricted Subsidiary of GHC and a Guarantor; or

(b)     such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, GHC or a Subsidiary of GHC that is a Guarantor;

(4)     Investments existing on the date of the indenture and any renewal or replacement thereof on terms and conditions not materially less favorable than that being renewed or replaced;

(5)     Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time such Person merges or consolidates with GHC or any of its Restricted Subsidiaries, in either case, in compliance with the indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger or consolidation;

(6)     Investments in purchase price adjustments, contingent purchase price payments or other earn-out obligations received in connection with Investments otherwise permitted under the indenture;

(7)     any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” or any transaction not constituting an Asset Sale by reason of the $5.0 million threshold contained in the definition thereof;

(8)     any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of GHC;

(9)     any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(10)     Hedging Obligations;

(11)     Investments not to exceed $25.0 million at any one time outstanding in Permitted Joint Ventures;

(12)     Investments represented by accounts receivable created or acquired in the ordinary course of business; intercompany Indebtedness to the extent permitted by the covenant described under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock”; Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business and Investments to secure participation in

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government reimbursement programs; Investments by any qualified or nonqualified benefit plan established by GHC or its Restricted Subsidiaries made in accordance with the terms of such plan, or any Investments made by GHC or any Restricted Subsidiary in connection with the funding thereof;

(13)     Investments in any Subsidiary that constitutes a special purpose entity formed for the primary purpose of financing receivables or for the primary purpose of issuing trust preferred or similar securities in a transaction permitted by the covenant described under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock”;

(14)     Guarantees of a Restricted Subsidiary of GHC given by GHC or another Restricted Subsidiary of GHC, in each case, in accordance with the terms of the indenture; and

(15)     other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed the greater of $25.0 million or 2.5% of Consolidated Tangible Assets.

“Permitted Joint Ventures” means any joint venture that GHC or any Restricted Subsidiary is a party to that is engaged in a Permitted Business.

“Permitted Junior Securities” means:

(1)     Equity Interests in GHC or any Guarantor; or

(2)     debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes, the Subsidiary Guarantees and the Parent Guarantee are subordinated to Senior Debt under the indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness of GHC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of GHC or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)     the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)     such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that with respect to Permitted Refinancing Indebtedness of Existing Indebtedness, this clause (2) shall not apply;

(3)     if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)     such Indebtedness is incurred either by GHC, a Guarantor or the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Replacement Assets” means assets used or useful in a Permitted Business or securities of a Person principally engaged in a Permitted Business who is a Restricted Subsidiary after the acquisition of such securities by GHC or any of its Restricted Subsidiaries that, in each case, replace assets that were the subject of an Asset Sale.

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“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Senior Debt” means:

(1)     all Indebtedness of GHC or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2)     all Indebtedness of GHVI outstanding prior to the consummation of the Spin-off which is senior in right of payment to the notes;

(3)     any other Indebtedness of GHC or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes, any Subsidiary Guarantee or the Parent Guarantee; and

(4)     all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)     any liability for federal, state, local or other taxes owed or owing by GHC;

(2)     any Indebtedness of GHC to any of its Subsidiaries or other Affiliates;

(3)     any trade payables; or

(4)     the portion of any Indebtedness that is incurred in violation of the indenture.

“Senior Subordinated Indebtedness” means (i) with respect to GHC, the notes and any other Indebtedness of GHC that specifically provides that such Indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of GHC which is not Senior Debt and (ii) with respect to any Guarantor, the note guarantees and any other Indebtedness of such Guarantor that specifically provides that such Indebtedness is to have the same rank as the note guarantees in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Guarantor which is not Senior Debt.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Spin-off” means the one time dividend or distribution of all or substantially all of the Capital Stock of GHC to the shareholders of GHVI at or prior to February 27, 2004, provided that following such dividend or distribution, GHC’s outstanding shares of common stock are traded on the Nasdaq National Market System or the New York Stock Exchange.

“Spin-off Documents” means the Separation and Distribution Agreement, the Tax Sharing Agreement, the Transition Services Agreement, the Group Purchasing Agreement, the Employee Benefits Agreement, the Pharmacy Benefit Management Agreement, the Durable Medical Equipment Service Agreement and the Pharmacy Services Agreement, in each case entered into on or before the closing date of the Spin-off between GHC and GHVI.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of a party (whether outstanding on the date of the indenture or thereafter incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

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“Subsidiary” means, with respect to any specified Person:

(1)     any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)     any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof);

provided, however, that prior to the date of the Spin-off with respect to GHC, Subsidiary means any Subsidiary of GHVI that comprise the eldercare business and are included in the audited financial statements of GHC dated as of or for the period ended September 30, 2002 filed with GHC’s Form 10 on October 10, 2003.

“Subsidiary Guarantee” means the Guarantee of the notes by each of the Guarantors pursuant to Article 12 of the indenture and in the form of the Guarantee endorsed on the form of note attached as Exhibit A to the indenture and any additional Guarantee of the notes to be executed by any Subsidiary of GHC or GHVI if the Spin-off does not occur by February 27, 2004 and GHC is merged with and into GHVI, pursuant to the covenant described above under the caption “— Additional Subsidiary Guarantees.”

“Unrestricted Subsidiary” means any Subsidiary of GHC or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)     has no Indebtedness other than Non-Recourse Debt;

(2)     is not party to any agreement, contract, arrangement or understanding with such Person or any Restricted Subsidiary of such Person unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Person or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of such Person;

(3)     is a Person with respect to which neither such Person nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)     has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(5)     has at least one director on its Board of Directors that is not a director or executive officer of such Person or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of such Person or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of such Person as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of such Person as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” such Person will be in default of such covenant. The Board of Directors of such Person may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of such Person of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if

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(1)     such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Notwithstanding the foregoing, Liberty Health Corp., LTD. will be deemed an Unrestricted Subsidiary of GHC unless and until such Subsidiary ceases to be a Subsidiary of GHC or is designated as a Restricted Subsidiary pursuant to the terms of the indenture.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)     the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)     the then outstanding principal amount of such Indebtedness.

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CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the exchange of initial notes for exchange notes pursuant to the exchange offer. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. The Internal Revenue Service may take positions contrary to those taken in this discussion, and no ruling from the Internal Revenue Service has been or will be sought.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant either to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, regulated investment companies, real estate investment trusts, United States expatriates, insurance companies, dealers in securities or currencies, traders in securities, holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, neither the effect of any applicable state, local or foreign tax laws nor the possible application of federal estate and gift taxation or the alternative minimum tax is discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code (generally, held for investment). If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership purchasing, owning and disposing of the notes. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash).

As used herein, “U.S. Holder” means a beneficial owner of the notes who or that is:

•
an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date and has elected to continue to be treated as a U.S. person.

We believe that the exchange of the notes for identical debt securities registered under the Securities Act pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. See “Description of the Exchange Notes — Registration Rights; Additional Interest.” As a result, we believe that (1) a U.S. Holder will not recognize a taxable gain or loss as a result of exchanging such holder’s notes; (2) the holding period of the exchange notes should include the holding period of the initial notes; and (3) the adjusted tax basis of the exchange notes received should be the same as the adjusted tax basis of the initial notes immediately before the exchange.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGING INITIAL NOTES FOR EXCHANGE NOTES, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

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PLAN OF DISTRIBUTION

If you are a broker-dealer and hold initial notes for your own account as a result of market-making activities or other trading activities and you receive exchange notes in exchange for initial notes in the exchange offer, then you may be a statutory underwriter and must acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of these exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. Unless you are a broker-dealer, you must acknowledge that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of exchange notes. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale through the first anniversary of the consummation of the exchange offer or until all exchange notes have been sold, whichever period is shorter.

Neither we nor any subsidiary guarantor will receive any proceeds in connection with the exchange offer or any sale of exchange notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealers or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “The Exchange Offer — Resales of Exchange Notes.”

Through the first anniversary of the consummation of the exchange offer or until all have been sold, whichever period is shorter, we will promptly send additional copies of this prospectus, as amended or supplemented, to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to our obligations in connection with the exchange offer, other than commissions and concessions of any broker dealer and, in certain instances any transfer taxes, and will indemnify the holders of initial notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes and the guarantees will be passed upon for Genesis HealthCare Corporation by Blank Rome LLP.

EXPERTS

The combined financial statements and schedule of Genesis HealthCare Corporation (the “Company”) as of September 30, 2003 and 2002, and for each of the years in the three-year period ended September 30, 2003, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the combined financial statements contains an explanatory paragraph that states the Company adopted the provisions of Statement of Financial Accounting Standards No. 145 with regard to accounting for extinguishment of debt effective October 1, 2002. The audit report also contains an explanatory paragraph that states that, on October 2, 2001, the Company consummated a Joint Plan of

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Reorganization (the “Plan”) which had been confirmed by the United States Bankruptcy Court. The Plan resulted in a change in ownership of the Company and, accordingly, effective September 30, 2001 the Company accounted for the change in ownership through “fresh-start” reporting. As a result, the combined information prior to September 30, 2001 is presented on a different cost basis than that as of and subsequent to September 30, 2001 and, therefore, is not comparable.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the reporting requirements of the Exchange Act and file annual, quarterly and other reports with the SEC. We are also subject to the proxy solicitation requirements of the Exchange Act.

You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, will also be available to you on the SEC’s website (http://www.sec.gov). In addition, while any exchange notes remain outstanding, during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, you may request a copy of these filings (excluding exhibits) at no cost by writing or telephoning us at the following address or telephone number:

Genesis HealthCare Corporation
101 East State Street
Kennett Square, Pennsylvania 19348
Attention: Investor Relations
Telephone: (610) 925-2000

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Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders Genesis HealthCare Corporation:

We have audited the accompanying combined balance sheets of Genesis HealthCare Corporation (the Company) as of September 30, 2003 and 2002 and the related combined statements of operations, owner’s equity (deficit) and cash flows for each of the years in the three year period ended September 30, 2003. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Genesis HealthCare Corporation as of September 30, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three year period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

As disclosed in note 2 to the combined financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 145 with regard to accounting for extinguishment of debt effective October 1, 2002.

As described in note 4 to the combined financial statements, on October 2, 2001 the Company consummated a Joint Plan of Reorganization (the Plan) which had been confirmed by the United States Bankruptcy Court. The Plan resulted in a change in ownership of the Company and, accordingly, effective September 30, 2001 the Company accounted for the change in ownership through “fresh-start” reporting. As a result, the combined information prior to September 30, 2001 is presented on a different cost basis than that as of and subsequent to September 30, 2001 and, therefore, is not comparable.

/s/ KPMG LLP
Philadelphia, Pennsylvania December 1, 2003

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Genesis HealthCare Corporation
Combined Balance Sheets
September 30, 2003 and 2002

	September 30,	September 30,
	2003	2002

	(in thousands)
Assets
Current assets:
Cash and equivalents, primarily restricted	$8,791	$7,420
Restricted investments in marketable securities	29,320	20,542
Accounts receivable, net of allowance for doubtful accounts of $32,170 in 2003 and $36,566 in 2002	186,570	200,158
Prepaid expenses and other current assets	32,771	32,405
Assets held for sale	7,721	28,634

Total current assets	265,173	289,159

Property and equipment	746,276	766,651
Accumulated depreciation	(73,109)	(38,204)

	673,167	728,447
Restricted investments in marketable securities	61,271	65,605
Assets held for sale	10,624	17,500
Other long-term assets	57,869	53,769
Goodwill	2,953	—
Identifiable intangible assets	2,242	—

Total assets	$1,073,299	$1,154,480

Liabilities and Owner’s Equity
Current liabilities:
Current installments of long-term debt	$12,039	$45,566
Accounts payable	31,478	38,117
Accrued expenses	20,533	23,114
Accrued compensation	69,987	73,453
Accrued interest	2,257	2,819
Current portion of self-insurance liability reserves	29,320	20,542
Income taxes payable	1,863	7,075

Total current liabilities	167,477	210,686

Long-term debt	254,193	280,910
Self-insurance liability reserves	37,093	36,551
Other long-term liabilities	33,975	23,569
Owner’s equity:
NCI’s equity in GHC	579,460	601,925
Accumulated other comprehensive income	1,101	839

Total owner’s equity	580,561	602,764

Total liabilities and owner’s equity	$1,073,299	$1,154,480

See accompanying notes to the combined financial statements.

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Genesis HealthCare Corporation
Combined Statements of Operations
For the Years Ended September 30, 2003, 2002 and 2001

			Predecessor
	Successor Company		Company

			Year ended
	Years ended September 30,		September 30,
	2003	2002	2001

	(in thousands)
Net revenues	$1,403,293	$1,354,025	$1,283,039
Operating expenses:
Salaries, wages and benefits	862,611	797,706	764,053
Other operating expenses	324,156	315,832	377,860
General and administrative costs	89,503	87,550	76,109
Gain on early extinguishment of debt	(1,123)	—	—
Depreciation and amortization expense	39,626	37,213	65,015
Lease expense	27,920	26,245	28,668
Interest expense (contractually was $178 million in 2001)	17,579	17,128	103,122

Income (loss) before debt restructuring and reorganization costs and net (gain) on debt discharge, income tax expense, equity in net income (loss) of unconsolidated affiliates and minority interests	43,021	72,351	(131,788)
Debt restructuring and reorganization costs and net (gain) on debt discharge	—	3,175	(283,211)

Income (loss) before income tax expense, equity in net income (loss) of unconsolidated affiliates and minority interests	43,021	69,176	151,423
Income tax expense	12,335	26,978	—

Income (loss) before equity in net income (loss) of unconsolidated affiliates and minority interests	30,686	42,198	151,423
Equity in net income (loss) of unconsolidated affiliates	794	1,196	(10,228)
Minority interests	(307)	(242)	—

Income (loss) from continuing operations	31,173	43,152	141,195
Loss from discontinued operations, net of taxes	(19,285)	(5,601)	(27,876)

Net income	$11,888	$37,551	$113,319

See accompanying notes to the combined financial statements.

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Genesis HealthCare Corporation
Combined Statement of Owner’s Equity (Deficit)
For the Years Ended September 30, 2003, 2002 and 2001

		Accumulated
	NCI’s equity	other	Total owner’s	Total
	(deficit) in	comprehensive	equity	comprehensive
	GHC	income (loss)	(deficit)	income

	(in thousands)
(Predecessor Company)
Balance at September 30, 2000	$(485,964)	$(1,789)	$(487,753)

Comprehensive income
Net income	113,319		113,319	$113,319
Net unrealized gain on marketable securities		1,981	1,981	1,981

Total comprehensive income				$115,300

Advances from NCI, net of distributions	944,600		944,600

(Successor Company)
Balance at September 30, 2001	571,955	192	572,147

Comprehensive income
Net income	37,551		37,551	$37,551
Net unrealized gain on marketable securities		647	647	647

Total comprehensive income				$38,198

Distributions to NCI, net of advances	(7,581)		(7,581)

(Successor Company)
Balance at September 30, 2002	601,925	839	602,764

Comprehensive income
Net income	11,888		11,888	$11,888
Net unrealized gain on marketable securities		262	262	262

Total comprehensive income				$12,150

Distributions to NCI, net of advances	(34,353)		(34,353)

(Successor Company)
Balance at September 30, 2003	$579,460	$1,101	$580,561

See accompanying notes to the combined financial statements.

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Genesis HealthCare Corporation
Combined Statements of Cash Flows
For the Years Ended September 30, 2003, 2002 and 2001

			Predecessor
	Successor Company		Company

			Year ended
	Years ended September 30,		September 30,
	2003	2002	2001

	(in thousands)
Cash flows from operating activities:
Net income	$11,888	$37,551	$113,319
Adjustments to reconcile to net cash provided by operating activities:
Items that did not use (provide) cash:
Gain on discharge of debt	—	—	(1,011,345)
Debt restructuring and reorganization costs	—	3,175	758,287
Loss on impairment of assets and other charges	12,368	6,364	75,313
Depreciation and amortization	39,626	37,288	65,113
Provision for losses on accounts receivable	21,091	21,483	27,780
Equity in net (income) loss of unconsolidated affiliates and minority interests	(487)	(954)	10,228
Loss on sale of assets	—	—	540
Provision (benefit) for deferred taxes	(1,487)	23,398	—
Amortization of deferred gains and net unfavorable leases	(4,660)	(5,575)	(7,903)
Working capital changes that provided (used) cash:
Accounts receivable	(10,121)	(17,645)	(33,714)
Accounts payable and other accrued liabilities	(3,296)	29,124	40,629
Other	3,750	(1,878)	(3,906)

Total adjustments	56,784	94,780	(78,978)

Net cash provided by operations before debt restructuring and reorganization costs	68,672	132,331	34,341

Cash paid for debt restructuring and reorganization costs	—	(30,926)	(27,051)

Net cash provided by operating activities	68,672	101,405	7,290

Cash flows from investing activities:
Capital expenditures	(30,472)	(34,887)	(34,779)
Purchase of restricted marketable securities	(43,948)	(86,077)	(55,057)
Proceeds on maturity or sale of restricted marketable securities	39,765	52,202	33,311
Purchase of eldercare centers	(5,325)	(10,453)	—
Purchase of rehabilitation services business	(5,923)	—	—
Proceeds from sale of eldercare centers	55,123	2,955	7,010
Other	3,684	—	—

Net cash provided by (used in) investing activities	12,904	(76,260)	(49,515)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	38,000	—
Repayment of long-term debt	(60,244)	(39,681)	—
Net transactions with NCI	(19,961)	(20,643)	41,526

Net cash (used in) provided by financing activities	(80,205)	(22,324)	41,526

Net increase (decrease) in cash and equivalents	1,371	2,821	(699)
Cash and equivalents:
Beginning of period	7,420	4,599	5,298

End of period	$8,791	$7,420	$4,599

Supplemental disclosure of cash flow information:
Interest paid	$18,140	$27,568	$60,091
Taxes paid	—	—	—

See accompanying notes to the combined financial statements.

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Genesis HealthCare Corporation
Notes to Combined Financial Statements

(1) Basis of Presentation

Spin-off

On December 1, 2003, NeighborCare, Inc. (NCI) completed the distribution (the “spin-off”) of Genesis HealthCare Corporation’s (GHC or the Company) common stock. The spin-off was affected by way of a pro-rata tax free distribution of GHC’s common stock to holders of NCI’s common stock on December 1, 2003 at a rate of 0.5 shares of GHC stock for each share of NCI stock owned as of October 15, 2003. NCI received a private letter ruling from the Internal Revenue Service to the effect that, for United States federal income tax purposes, the distribution of GHC’s stock qualified as tax free for its and NCI shareholders, with the exception of cash received for fractional shares. GHC’s common stock began trading publicly on the Nasdaq National Market System on December 2, 2003 under the symbol “GHCI.” Prior to the spin-off, NCI was named Genesis Health Ventures, Inc.

In connection with the spin-off, NCI and GHC have agreed contractually to continue certain transitional arrangements and practices for a limited time after the spin-off. In addition, NCI and GHC have entered into certain mutually beneficial commercial arrangements. Specifically, NCI and GHC entered into a separation and distribution agreement, a tax sharing agreement, a transition services agreement, a group purchasing agreement, an employee benefits agreement, a pharmacy services agreement, a pharmacy benefit management agreement and a durable medical equipment agreement. In connection with the spin-off, GHC entered into new financing arrangements (see note 11 — “Long-Term Debt”) and a series of transactions with ElderTrust, a real estate investment trust (see note 6 — “Significant Transactions and Events”).

The following unaudited pro forma financial information gives effect to the spin-off and the ElderTrust transactions as if they occurred on October 1, 2002 for statement of operations data and on September 30, 2003 for balance sheet data. The unaudited pro forma financial information does not consider the impact of approximately $2.1 million of estimated incremental pre-tax operating expenses associated with being an independent company and the loss of certain synergies and benefits of economies of scale that existed while GHC was a part of NCI. The unaudited pro forma data is for informational purposes only and does not purport to represent the results of future periods. The unaudited pro forma data reflects adjustments based upon available information and certain assumptions that management of GHC considers reasonable. No changes in operating revenues and expenses have been made to reflect the results of any modifications to operations that might have been made had the spin-off and the ElderTrust transactions been completed on the aforesaid effective date for purposes of the unaudited pro forma results. The following unaudited pro forma information is presented in thousands, except per share information:

		Pro forma
	As reported	(Unaudited)

Net revenues	$1,403,293	$1,431,210
Income from continuing operations	31,173	24,727
Diluted earnings per share – from continuing operations	—	1.21
Total assets	1,074,279	1,163,024
Long-term debt, including current installments	266,232	438,144
Owner’s equity	580,561	512,050

General

The accompanying combined financial statements have been prepared on a basis which reflects the historical financial statements of Genesis HealthCare Corporation assuming that the operations of NCI contributed in the spin-off were organized as a separate legal entity, owning certain net assets of NCI. Generally, only those assets and liabilities of the ongoing GHC business transferred to GHC in connection with the spin-off were included in the combined balance sheets.

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Historically, NCI provided certain general and administrative services to GHC, including finance, legal, treasury, information systems and human resources. The cost for these services was allocated to GHC based upon various allocation percentages dependent upon the type of service provided. For instance, certain costs were allocated based upon GHC’s proportionate share of revenue, labor related costs or other operating expenses; as well as other methods which management believes to be reasonable. These cost allocations were $43.2 million, $47.1 million and $42.4 million in fiscal 2003, 2002 and 2001, respectively. As a result of the spin-off, GHC will be required to perform these general and administrative services using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a public company. Management believes GHC may incur incremental costs associated with being an independent public company and the loss of synergies and benefits of economies of scale that existed while a part of NCI, but does not believe such incremental costs will be material. GHC and NCI agreed contractually to continue certain transitional arrangements and practices for a limited time after the spin- off. In addition, GHC and NCI agreed to certain mutually beneficial commercial arrangements intended to reflect terms similar to those that would be agreed to by parties bargaining at arm’s-length.

Certain assets and liabilities related to GHC have been managed and controlled by NCI on a centralized basis. Such assets and liabilities have been allocated to GHC in the manner described in the preceding paragraph for allocating general and administrative service costs.

Prior to the spin-off, substantially all of GHC’s cash accounts were linked to NCI’s centralized cash management system. Accordingly, substantially all cash generated from or used in GHC’s operations had been transferred to and from NCI. For instance, NCI funded nearly all routine and capital cash disbursements on behalf of GHC. Likewise, on a daily basis, GHC transferred its cash receipts directly to the concentrated bank account of NCI. The net effect of these cash transfers has been reflected in the “NCI’s Equity in GHC” account as shown in the equity section of the combined balance sheets. The net transactions with NCI as reflected in our combined statements of cash flows represent cash activities between NCI and GHC as previously described. The advances and distributions to and from NCI as reflected in the combined statements of owner’s equity (deficit) include the cash activities as reflected in the combined statements of cash flows as well as certain non-cash adjustments to NCI’s equity in GHC. Such non-cash adjustments to NCI’s equity in GHC principally relate to the distribution of NCI common and preferred stock in connection with transactions that are directly attributable to GHC subsidiaries, as well as non-cash income tax provisions. The financing activities between NCI and GHC have been in the form of equity capital advances and there were no formal repayment or interest arrangements, nor any expectation of any such arrangements in the future. The average balance of NCI’s equity in GHC for the years ended September 30, 2003, 2002 and 2001 were $590.7 million, $586.9 million and $43.0 million, respectively.

Cash and equivalents not specifically owned by legal entities which comprise GHC were not allocated to GHC in the historical combined financial statements.

The allocation methodology followed in preparing the combined financial statements may not necessarily reflect the results of operations, cash flows or financial position of GHC in the future, or what the results of operations, cash flows or financial position would have been had GHC been a separate stand-alone public entity.

The accompanying combined financial statements include the accounts of the Successor Company of GHC and its subsidiaries as of September 30, 2003, 2002 and 2001 and for the years ended September 30, 2003 and 2002, and the Predecessor Company of GHC and its subsidiaries for the year ended September 30, 2001 as well as affiliated entities of NCI contributed to GHC in connection with the spin-off. All significant intercompany accounts and transactions have been eliminated in consolidation.

Investments in unconsolidated affiliated companies, owned 20% to 50% inclusive, are stated at cost of acquisition plus the Company’s equity in undistributed net income (loss) since acquisition. The equity in net income (loss) of these companies is reflected as a component of net income or loss in the combined statements of operations.

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the combined

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financial statements for the periods presented include all necessary adjustments for a fair presentation of the financial position and results of operations for the periods presented. Certain prior year amounts have been reclassified to conform with the current period presentation.

Factors Affecting Comparability of Financial Information

As a consequence of the implementation of fresh-start reporting effective September 30, 2001 (see note 3 — “Reorganization” and note 4 — “Fresh-Start Reporting”), the financial information presented in the combined statements of operations and cash flows for the years ended September 30, 2003 and 2002 are generally not comparable to the financial results for the corresponding period in 2001. To highlight the lack of comparability, a solid vertical line separates the pre-emergence financial information from the post-emergence financial information in the accompanying combined financial statements and the notes thereto. Any financial information herein labeled “Predecessor Company” refers to periods prior to the adoption of fresh-start reporting, while those labeled “Successor Company” refer to periods following GHC’s adoption of fresh-start reporting.

The lack of comparability in the accompanying combined financial statements is most apparent in GHC’s capital costs (lease, interest, depreciation and amortization), as well as with debt restructuring and reorganization costs and income tax expense and net (gain) on debt discharge. Management believes that business segment operating revenues and EBITDA of the Successor Company are generally comparable to those of the Predecessor Company.

Description of Business

GHC’s business is comprised of two primary business segments, inpatient services and rehabilitation therapy services. These segments are supported by complementary service capabilities.

GHC provides inpatient services through skilled nursing and assisted living centers primarily located in the eastern United States. The Company has 217 owned, leased, managed and jointly-owned eldercare centers with 26,502 beds, of which two centers having 404 beds have been identified as held for sale. Revenues of GHC’s owned and leased centers constitute approximately 90% of GHC’s revenues, and are presented in GHC’s segment information as inpatient services revenues. Management fees earned from eldercare centers that are managed and/or jointly-owned by GHC are included in all other revenues presented in GHC’s segment information. (See note 21 — “Segment Information”)

GHC provides an extensive range of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy. These services are provided by approximately 4,300 licensed rehabilitation therapists and assistants employed or contracted at substantially all of the eldercare centers operated by GHC, as well as by contract to healthcare facilities operated by others and through any one of GHC’s 14 certified outpatient rehabilitation agencies. After the elimination of intercompany revenues, the rehabilitation therapy services segment constituted approximately 9% of GHC’s revenues in fiscal 2003.

GHC also provides an array of other specialty medical services, including portable x-ray and other diagnostic services and respiratory therapy services.

(2) Summary of Significant Accounting Policies

Revenue Recognition/Contractual Allowances

Within the Company’s inpatient services segment, revenue and the related receivables are recorded in the accounting records on an accrual basis at the Company’s established billing rates in the period the related services are rendered. The provision for contractual adjustments, which represents the differences between the established billing rates and predetermined rates, is also recorded on an accrual basis and deducted from gross revenue to determine net revenue. The Company recorded contractual allowances from continuing operations of $349.7 million, $350.7 million and $360.2 million in fiscal year 2003, 2002 and 2001, respectively.

Within the Company’s rehabilitation therapy services business and other ancillary service businesses, the Company records revenues at the time services or products are provided or delivered to the customer. Upon

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delivery of products or services, the Company has no additional performance obligation to the customer. The Company receives payments through reimbursement from Medicaid and Medicare programs and directly from individual residents (private pay), private third-party insurers and long-term care facilities.

Cash and Equivalents, Primarily Restricted

Short-term investments that have a maturity of ninety days or less at acquisition are considered cash equivalents. Investments in cash equivalents are carried at cost, which approximates fair value. The Company’s cash balances at September 30, 2003 and 2002 principally consist of restricted cash. Restricted cash includes cash held in trust on behalf of our eldercare residents and cash that is restricted under certain of our loan agreements, as well as cash held by the Company’s wholly-owned captive insurance subsidiary, Liberty Health Corp., LTD (“LHC”), which is substantially restricted to securing the outstanding claims losses of LHC.

Restricted Investments in Marketable Securities

Restricted investments in marketable securities, which are comprised of fixed interest rate securities, equity securities and money market funds are considered to be available for sale and accordingly are reported at fair value with unrealized gains and losses, net of related tax effects, included within accumulated other comprehensive income (loss) as a separate component of owner’s equity. Fair values for fixed interest rate securities and equity securities are based on quoted market prices.

A decline in the market value of any security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

Premiums and discounts on fixed interest rate securities are amortized or accreted over the life of the related security as an adjustment to yield. Realized gains and losses for securities classified as available for sale are derived using the specific identification method for determining the cost of securities sold.

Marketable securities are held by the Company’s wholly-owned captive insurance subsidiary, LHC and are substantially restricted to securing the outstanding claims losses of LHC.

Allowance for Doubtful Accounts

The Company utilizes the “Aging Method” to evaluate the adequacy of its allowance for doubtful accounts. This method is based upon applying estimated standard allowance requirement percentages to each accounts receivable aging category for each type of payor. The Company has developed estimated standard allowance requirement percentages by utilizing historical collection trends and its understanding of the nature and collectibility of receivables in the various aging categories and the various segments of the Company’s business. The standard allowance percentages are developed by payor type as the accounts receivable from each payor type have unique characteristics. The allowance for doubtful accounts is determined utilizing the aging method described above while also considering accounts specifically identified as uncollectible. Accounts receivable that Company management specifically estimates to be uncollectible, based upon the age of the receivables, the results of collection efforts or other circumstances, are reserved for in the allowance for doubtful accounts until they are written-off.

Management believes the assumptions used in the aging method employed in fiscal 2003 and 2002, coupled with continued improvements in GHC’s collection patterns suggests the allowance for doubtful accounts is adequately provided for. However, because the assumptions underlying the aging method are based upon historical collection data, there is a risk that GHC’s current assumptions are not reflective of more recent collection patterns. Changes in overall collection patterns can be caused by market conditions and/or budgetary constraints of government funded programs such as Medicare and Medicaid. Such changes can adversely impact the collectibility of receivables, but not be addressed in a timely fashion when using the aging method, until updates to GHC’s periodic historical collection studies are completed and implemented.

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Property and Equipment

As part of fresh-start reporting, substantially all property and equipment was re-valued to estimated fair value as of September 30, 2001, which became the new cost basis. In addition, the depreciable lives of certain assets were changed. All capital additions made subsequent to September 30, 2001 are stated at cost.

Depreciation is calculated on the straight-line method over estimated useful lives of 20-35 years for building improvements, land improvements and buildings, and 3-15 years for equipment, furniture and fixtures and information systems. Expenditures for maintenance and repairs necessary to maintain property and equipment in efficient operating condition are charged to operations as incurred. Costs of additions and betterments are capitalized. Interest costs associated with construction or renovation are capitalized in the period in which they are incurred.

Total depreciation expense from continuing operations for the years ended September 30, 2003, 2002 and 2001 was $35.9 million, $35.7 million and $45.1 million, respectively.

Long-Lived Assets

The Company accounts for long-lived assets, other than goodwill with an indefinite useful life, in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized to the extent the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Loss Reserves For Certain Self-Insured Programs

General and Professional Liability and Workers’ Compensation

General and professional liability costs for the long-term care industry have become increasingly expensive. Specifically, rising costs of eldercare malpractice litigation, and losses stemming from these malpractice lawsuits and a constriction of insurers have caused many insurance carriers to raise the cost of insurance premiums or refuse to write insurance policies for nursing homes. These problems are particularly acute in the State of Florida where, because certain laws allow for significantly higher liability awards than in other states, general liability and professional liability costs have increased substantially. In fiscal 2003, the Company sold all of its approximately 1,500 skilled nursing and assisted living beds in the State of Florida, representing six percent of its then owned and leased beds.

Prior to June 1, 2000, the Company had first dollar coverage for general and professional liability costs with third party insurers; accordingly, it has no exposure for claims prior to that date. Effective June 1, 2000, the Company began insuring a substantial portion of its professional liability risks through its wholly-owned insurance company, LHC. Specifically, the Company is responsible for the first dollar of each claim (on a claims-made basis), up to a self-insurance retention limit determined by the individual policies, subject to aggregate limits for each policy year. The self-insured retention limits amount to $14 million, $22 million and $19 million for the policy years ended May 31, 2004, 2003 and 2002, respectively. For policy years 2004 and 2002, any costs above these retention limits are covered by third-party insurance carriers. For policy year 2003 (June 2002 to May 2003), the Company has retained an additional self-insurance layer of $5 million. Since the June 1, 2000 inception of the self-insurance program through September 30, 2003, the Company’s cumulative self-insurance retention levels are $60 million and its provision for these losses is $45.8 million. Assuming the Company’s actual losses were to reach its retention limits in each of the policy years, its additional exposure is approximately $14.2 million which, if incurred, would be recognized as an increase to its other operating expenses in its combined statements of operations in the period such exposure became known. In addition, the Company has provided $5.3 million for the estimated costs of claims incurred but not reported as of September 30, 2003.

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Beginning in 1994, the Company insured its workers’ compensation exposure, principally via self-insurance retentions and large deductible programs through LHC. In addition, the Company inherited legacy workers’ compensation programs from acquisitions it completed.

Over the past three years, the majority of the Company’s workers’ compensation coverage was structured as follows: For policy years 2002-2004 (May 1, 2001 – April 30, 2004) it has large deductible programs, the deductibles for which are insured through LHC; and for policy year 2001 (May 1, 2000 – April 30, 2001) it was insured on a first dollar coverage basis for its Multicare subsidiaries, and insured through an incurred loss retrospectively rated policy for its non-Multicare subsidiaries.

For policy years 2004, 2003 and 2002, the Company is self-insured through LHC up to the first $0.5 million per incident for workers’ compensation. All claims above $0.5 million per incident are insured through a third-party insurer. The Company has annual aggregate self-insured retentions of $47.4 million, $52.8 million and $48 million in policy years 2004, 2003 and 2002, respectively. Claims above these aggregate limits are insured through a third party-insurer as of September 30, 2003. The Company’s provision for losses in these policy years is $53.4 million as of September 30, 2003. The Company’s reserve levels are evaluated on a quarterly basis. Any necessary adjustments are recognized as an adjustment to salaries, wages and benefits in its combined statements of operations.

For policy year 2001, the Company’s incurred losses for its non-Multicare subsidiaries for workers’ compensation recognized through September 30, 2003 were $20.8 million. The Company’s development factors are updated quarterly and are based upon commonly used industry standards. Any changes to the incurred losses are recognized quarterly as an adjustment to salaries, wages and benefits in its combined statements of operations. The Company is insured through a third party insurer for aggregate claims in excess of $44.1 million.

The Company records outstanding losses and loss expenses for both general and professional liability and workers’ compensation liability based on the estimates of the amount of reported losses together with a provision for losses incurred but not reported, based on the recommendations of an independent actuary, and management’s judgment using its past experience and industry experience. As of September 30, 2003, the Company’s estimated range of discounted outstanding losses for these liabilities is $60.2 million to $74.2 million. The Company’s recorded reserves for these liabilities were $66.4 million as of September 30, 2003, and are included in self-insurance liability reserves in its combined balance sheet. The Company (through LHC) has restricted investments in marketable securities of $90.6 million at September 30, 2003 which are substantially restricted to securing the outstanding claim losses of LHC.

General and professional liability and workers’ compensation claims are discounted at a rate of 4.5% in 2003 and 2002, which estimates the present value of funds required to pay losses at a future date. Had the Company provided losses at undiscounted levels at September 30, 2003 and 2002, the reserve for outstanding losses and loss expenses would have been increased by approximately $12 million in 2003 and $6.6 million in 2002.

The Company believes that the provision for outstanding losses and loss expenses will be adequate to cover the ultimate net cost of losses incurred as of September 30, 2003, but the provision is necessarily an estimate and may ultimately be settled for a significantly greater or lesser amount. It is at least reasonably possible that the Company will revise its estimates significantly in the near term. Any subsequent differences arising are recorded in the period in which they are determined.

Health Insurance

The Company offers employees an option to participate in a self-insured health plan. Health claims under this plan are self-insured with a stop-loss umbrella policy in place to limit maximum potential liability for both individual claims and total claims for a plan year. Health insurance claims are paid as they are submitted to the plan administrator. The Company maintains an accrual for claims that have been incurred but not yet reported to the plan administrator and therefore have not been paid. The incurred but not reported reserve is based on the historical claim lag period and current payment trends of health insurance claims (generally 2-3 months). The liability for the self-insured health plan is recorded in accrued compensation in the combined balance sheets.

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The Company charges its employees a portion of the cost of its self-insured and non self-insured health plans, and it determines this charge at the beginning of each plan year based upon historical and projected medical utilization data, along with projected inflationary increases in medical costs. Any differences between the Company’s projections and its actual experience are borne by it. A one percent variance between its projections and the actual medical utilization or inflationary increases in cost would result in a $0.5 million change in its expense, which would be reflected in salaries, wages and benefits in its combined statements of operations.

Income Taxes

Prior to the spin-off, GHC will not file a separate federal tax return. It is included in the consolidated federal tax return filed by NCI, and will file its own federal tax returns for periods subsequent to the spin-off.

The tax provisions reflected in the combined statements of operations and the deferred and current tax amounts reflected in the combined balance sheets have been computed based on GHC’s separate company book/tax differences to arrive at GHC’s taxable income. GHC’s net operating loss carry-forward represents unutilized taxable losses after reduction for cancellation of debt income available for net operating loss (“NOL”) carry-forwards.

At September 30, 2003 and 2002, GHC’s deferred tax balances were determined by reference to the differences in book and tax values of its assets and liabilities.

Current and deferred taxes calculated under the separate company approach to intercorporate tax allocation followed in preparing the combined financial statements may not necessarily reflect the impact of income taxes on results of operations, cash flows or financial position of GHC in the future.

For the years ended September 30, 2003, 2002 and 2001, GHC provided $12.3 million, $27.0 million, and $0 million, respectively, for income taxes from continuing operations. At September 30, 2003 and 2002, GHC had deferred tax assets in excess of deferred tax liabilities, inclusive of tax benefits related to net operating loss carry-forwards. Because management believes it is more likely than not that the deferred tax assets will not be realized, the net deferred tax assets in their entirety remain subject to a 100% valuation allowance. At September 30, 2002, based on its interpretation of applicable provisions of the Internal Revenue Code and utilizing carve-out accounting methodologies, GHC had approximately $300 million of NOL carry-forwards, utilization of which is subject to limitation, and $62.8 million in NOL carry-forwards not subject to limitation. The actual net operating loss carry-forwards available to GHC following the spin-off will be significantly less than the net operating loss carry-forwards presented for the purpose of preparing GHC’s carve-out financial statements. The ultimate net operating loss carry-forwards available to GHC will not be determinable until the preparation of NCI’s federal tax return for its fiscal year ended September 30, 2004 is completed. Pursuant to SOP 90-7, (as defined in note 4 — “Fresh-Start Reporting”) future utilization of deferred tax assets existing at the October 2, 2001 bankruptcy emergence date will be applied first as a reduction of identifiable intangible assets and, then, as an increase to owner’s equity.

Comprehensive Income

Pursuant to the adoption of SFAS No. 130, “Reporting Comprehensive Income”, comprehensive income includes all changes to owner’s equity during a period, except those resulting from investments by and distributions to shareholders. The components of comprehensive income are shown in the combined statements of owner’s equity (deficit). See note 22 — “Comprehensive Income.”

Unfavorable Leases

At September 30, 2003, an unfavorable lease liability of $11.3 million is carried on the combined balance sheets in other long-term liabilities. The unfavorable lease credit was established at September 30, 2001 in accordance with the implementation of fresh-start reporting. Amortization of unfavorable leases is computed using the straight-line method over the individual terms of each unfavorable lease. See note 12 — “Leases and Lease Commitments.”

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Stock Option Plan

GHC applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25,” issued in March 2000, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, GHC has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123.

In fiscal 2002, NCI adopted the 2001 Stock Option Plan (the “2001 Plan”). GHC’s employees participated in the 2001 Plan. Prior to the spin-off, a majority of employee stock options under the 2001 Plan were tendered in consideration for either cash or an accelerated vesting of restricted stock grants held by certain key executives.

The following table illustrates the effect on net income (in thousands) if the fair-value-based method had been applied to all outstanding and unvested awards in each period. Pro forma compensation expense has been allocated to GHC using management’s estimate of the portion of stock option grants made to employees that provide services to GHC.

			Predecessor
	Successor Company		Company

	2003	2002	2001

Net income as reported	$11,888	$37,551	$113,319
Less: pro forma compensation expense adjustment	(2,545)	(8,029)	—

Net income as adjusted	$9,343	$29,522	$113,319

The fair value of stock options granted in 2003 and 2002 is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions for 2003 and 2002: dividend yield of 0% (2003 and 2002); expected volatility of 39.18% (2003) and 36.92% (2002); a risk-free return of 2.69% (2003) and 3.8% (2002); and expected lives of 3.7 years (2003) and 8.1 years (2002).

NCI did not make any stock option grants in 2001 and as a result of NCI’s deteriorating stock price following its voluntary petition for relief under Chapter 11 Bankruptcy, there were no outstanding stock options with intrinsic value during the year ended September 30, 2001. Consequently, there is no compensation cost in fiscal 2001 pursuant to the provisions of SFAS 123.

Reimbursement of Managed Property Labor Costs

The Company manages the operations of 57 eldercare centers. Under a majority of these arrangements, the Company employs the operational staff of the managed center for ease of benefit administration and bills the related wage and benefit costs on a dollar-for-dollar basis to the owner of the managed property. In this capacity, the Company operates as an agent on behalf of the managed property owner and is not the primary obligor in the context of a traditional employee/employer relationship. Historically, the Company has treated these transactions on a “net basis,” thereby not reflecting the billed labor and benefit costs as a component of its net revenue or expenses. For the years ended September 30, 2003, 2002 and 2001 the Company billed its managed clients $125.3 million, $140.5 million, and $153.6 million, respectively for such labor related costs.

Earnings Per Share

Historical earnings per share have not been presented as GHC was wholly-owned by NCI for all periods presented in the accompanying combined financial statements.

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Use of Estimates

The Company has made a number of estimates relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these combined financial statements in conformity with accounting principles generally accepted in the United States of America. Some of the more significant estimates impact accounts receivable, long-lived assets and loss reserves for self-insurance programs. Additionally, the preparation of these combined financial statements required an extensive use of estimates to allocate assets, liabilities, revenues and expenses to GHC. Actual results could differ significantly from those estimates. See note 5 — “Certain Significant Risks and Uncertainties.”

Derivative Financial Instruments

The Company follows the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.

In the normal course of business, GHC’s operations are exposed to risks associated with fluctuations in interest rates. For all periods presented, GHC was considered in NCI’s overall risk management strategy. NCI primarily utilized interest rate swap and cap agreements to manage exposure to interest rate changes related to its portfolio of borrowings. As a stand-alone company, GHC intends to routinely monitor its risks associated with fluctuations in interest rates and to consider the use of derivative financial instruments to hedge these exposures.

Management of GHC does not expect to enter into financial instruments for trading or speculative purposes.

It is GHC’s accounting policy to recognize all derivative financial instruments for which it is obligated on the balance sheet at fair value. Changes in the fair value of a derivative that is designated as and meets the required criteria for a cash flow hedge are recorded in accumulated other comprehensive income (loss) and reclassified to earnings as the underlying hedged item affects earnings. Amounts reclassified into earnings related to interest rate swap and cap agreements are included in interest expense.

GHC has recognized an allocated portion of interest expense in the accompanying combined statements of operations using a weighted average rate that considers the impact of NCI’s interest rate swap and cap agreements. The NCI interest rate swap and cap agreements were in force for the last two weeks of the year ended September 30, 2002, and therefore had an insignificant impact on the statement of operations in fiscal 2002. Because such interest rate swap and cap agreements are held by NCI and are not a contractual obligation of GHC, the fair value of these derivative financial instruments was not recognized on the combined balance sheet of GHC. If such derivative financial instruments were a contractual obligation of GHC, and GHC were to assume an allocated portion of such derivative financial instruments at the approximate percentage of NCI debt allocated to GHC, an allocated fair value of the derivative financial instruments of $2.9 million and $1.7 million would have been classified in other long-term liabilities in the combined balance sheets at September 30, 2003 and 2002 related to cash flow hedges, respectively, and $1.7 million and $1 million of after tax net unrealized losses related to interest rate swap and cap agreements, respectively, would be included in accumulated other comprehensive income at September 30, 2003 and 2002.

The fair value of the NCI interest rate swap and cap agreements at September 30, 2003 and 2002 were determined based upon confirmations from third party financial institutions.

In connection with the spin-off and the repayment of NCI senior indebtedness, NCI terminated its interest rate swap agreements and the contracting parties were paid $3.5 million.

New Accounting Pronouncements

In May 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections as of April 2002” (“SFAS 145”). SFAS 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” which required that gains and losses from extinguishment of debt that were

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included in the determination of net income be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Under SFAS 145, gains or losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30 (“APB 30”), “Reporting Results of Operations – Reporting the Effects of Disposal of a Segment of a Business.” Applying the criteria in APB 30 will distinguish transactions that are part of an entity’s recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. SFAS 145 is effective for fiscal years beginning after May 15, 2002 for provisions related to SFAS No. 4, effective for all transactions occurring after May 15, 2002 for provisions related to SFAS No. 13 and effective for all financial statements issued on or after May 15, 2002 for all other provisions of SFAS 145. The most significant impact of the adoption of SFAS 145 is that effective October 1, 2002 any gains or losses on the extinguishment of debt that were classified as extraordinary items in prior periods that do not meet the new criteria of APB 30 for classification as extraordinary items have been reclassified. This reclassification includes the $1.0 billion gain recognized in fiscal 2001 in connection with the discharge of liabilities subject to compromise upon the Company’s emergence from Chapter 11 bankruptcy which is now included in income from continuing operations.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others” (the “Interpretation”), which addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The Interpretation also requires the recognition of a liability by a guarantor at the inception of certain guarantees. The new requirements are effective for interim and annual financial statements ending after December 15, 2002. The Interpretation requires the guarantor to recognize a liability for the non-contingent component of the guarantee. This is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. The Company applies the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002. NCI had provided $23.2 million of financial guarantees that are attributable to GHC’s operations prior to December 31, 2002, related to loan and lease commitments of five jointly-owned and managed companies that remain in effect as of September 30, 2003. The adoption of the Interpretation did not have any impact on the combined financial statements of GHC.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities” with the objective of improving financial reporting by companies involved with variable interest entities. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. Historically, entities generally were not consolidated unless the entity was controlled through voting interests. FIN 46 changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. A company that consolidates a variable interest entity is called the “primary beneficiary” of that entity. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements of FIN 46 apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003, with early adoption permitted. Also, certain disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company has concluded that one of its joint venture partnerships that operates four eldercare centers requires consolidation under FIN 46 because the Company holds a majority of the related financial risks and rewards, despite the Company’s lack of voting control. This partnership has assets of $7.3 million, annual revenues of approximately $15.5 million, and de minimus net income. Effective in the second fiscal quarter of 2003, the Company began consolidating this entity, which is held for sale. Upon consolidation, the Company eliminated its investment in this partnership. GHC’s maximum exposure to loss as a result of its involvement with this partnership was $12.4 million, consisting of the $12.4 million financial guarantee related to the lease

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obligations of the joint venture partnership. Subsequent to September 30, 2003, the $12.4 million guarantee was terminated in connection with the sale of the partnership’s leasehold rights to an independent third party.

(3) Reorganization

Prior to the spin-off, GHC was wholly-owned by NCI. On June 22, 2000, (the “Petition Date”) NCI and certain of its direct and indirect subsidiaries filed for voluntary relief under Chapter 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On the same date, NCI’s 43.6% owned affiliate, The Multicare Companies, Inc. and certain of its direct and indirect subsidiaries (“Multicare”) and certain of its affiliates also filed for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court (singularly and collectively referred to herein as “the Chapter 11 cases” or other general references to these cases unless the context otherwise requires).

NCI and Multicare’s financial difficulties were attributed to a number of factors. First, the federal government made fundamental changes to the reimbursement for medical services provided to individuals. The changes had a significant adverse impact on the healthcare industry as a whole and on NCI’s and Multicare’s cash flows. Second, the federal reimbursement changes exacerbated a long-standing problem of inadequate reimbursement by the states for medical services provided to indigent persons under the various states Medicaid programs. Third, numerous other factors adversely affected NCI’s and Multicare’s cash flows, including increased labor costs, increased professional liability and other insurance costs, and increased interest rates. Finally, as a result of declining governmental reimbursement rates and in the face of rising inflationary costs, NCI and Multicare were too highly leveraged to service their debt, including long-term lease obligations.

On October 2, 2001, (the “effective date”), NCI and Multicare consummated a joint plan of reorganization (the “Plan”) under Chapter 11 of the Bankruptcy Code (the “Reorganization”) pursuant to a September 20, 2001 order entered by the Bankruptcy Court approving the Plan proposed by NCI and Multicare. In general, the Plan provided for the resolution of all claims against NCI and Multicare as of the Petition Date in exchange for new indebtedness, preferred stock, warrants and/or common stock of NCI. In addition, Multicare became NCI’s wholly-owned subsidiary and a new board of directors was constituted.

In accordance with SOP 90-7 (as defined in note 4 — “Fresh-Start Reporting”), NCI recorded all expenses incurred as a result of the Bankruptcy filing separately as debt restructuring and reorganization costs. For purposes of preparing the accompanying combined statements of operations, debt restructuring and reorganization costs specifically attributable to GHC have been allocated accordingly. Certain debt restructuring and reorganization costs were allocated to GHC based upon GHC’s proportionate share of revenue. A summary of the principal categories of debt restructuring and reorganization costs and gain on discharge of debt from continuing operations follows (in thousands):

			Predecessor
	Successor Company		Company

	2003	2002	2001

Professional, bank and other fees	$—	$1,475	$40,932
Employee benefit related costs	—	—	10,834
Fresh-start valuation adjustment	—	—	672,689
Gain on discharge of debt	—	—	(1,011,345)
Other	—	1,700	3,679

	$—	$3,175	$(283,211)

The fresh-start valuation adjustment represents the net write-down to fair value of the GHC’s assets and liabilities at September 30, 2001. The gain on debt discharge in 2001 represents the relief of GHC’s proportionate share of NCI’s obligations for liabilities subject to compromise.

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(4) Fresh-Start Reporting

Upon emergence from Chapter 11 proceedings, GHC adopted the principles of fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting By Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”)/(“fresh-start reporting”). For financial reporting purposes, GHC adopted the provisions of fresh-start reporting effective September 30, 2001. In connection with the adoption of fresh-start reporting, a new entity was deemed created for financial reporting purposes, the provisions of the Plan were implemented, assets and liabilities were adjusted to their estimated fair values and GHC’s accumulated owner’s deficit was eliminated.

The reorganization value of GHC, before consideration of post filing current and long term liabilities, was determined with the assistance of financial advisors in reliance upon various valuation methods, including discounted projected cash flow analysis, price/earnings ratios, and other applicable ratios and economic industry information, and through negotiations with the various creditor parties in interest.

The following reconciliation of the Predecessor Company’s combined balance sheet as of September 30, 2001 to that of the Successor Company was prepared to present the adjustments that give effect to the reorganization and fresh-start reporting.

The adjustments entitled “Reorganization” reflect the consummation of the Plan, and are summarized as follows:

•	Other long-term assets – represents the write-off of unamortized financing fees associated with debts that were discharged in connection with the Plan.

•
Current installments of long-term debt and long-term debt – represents the allocation of NCI newly issued joint and several debt in accordance with the Plan, as well as debts specifically held by GHC subsidiaries that were deemed unimpaired in accordance with the Plan.

•
Liabilities subject to compromise – represents the write-off of liabilities that were discharged under the Plan and the reclassification of debt obligations to appropriate debt accounts for those debts specifically held by GHC subsidiaries that were deemed unimpaired in accordance with the Plan.

•	Owner’s equity (deficit) – represents the recapitalization of NCI’s investment in GHC following the discharge of liabilities subject to compromise in accordance with the Plan.

The adjustments entitled “Fresh-Start Adjustments” reflect the adoption of fresh-start reporting, including management’s estimates of the fair value of its assets and liabilities by utilizing both independent appraisals and commonly used discounted cash flow valuation methods. The fresh-start adjustments are summarized as follows:

•	Property and equipment, net – represents the net write-down of property and equipment to its fair value.

•
Other long-term assets – represents the write-down of cost report receivables due principally from the Medicare program. In connection with the reorganization, the Company entered into a global settlement with the federal government regarding various unresolved reimbursement appeal issues. As a result of the settlement, the Company agreed not to further pursue collection of certain of its cost report receivable accounts due from Medicare.

•	Identifiable intangible assets – represents the fair value of customer contracts, trademarks and tradenames, and non-compete agreements.

•	Goodwill, net – represents the write-off of all unamortized goodwill, which was deemed unrecoverable.

•
Other long-term liabilities – represents the write-off of $40.1 million of deferred gains recorded on sale lease back transactions, offset by the recognition of $27.8 million of net unfavorable leaseliabilities recognized in order to carry certain above market operating leases at fair value.

•	Deferred income taxes – represents the revaluation of deferred tax assets and liabilities.

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•	Minority interest – represents the elimination of GHC’s right to purchase its joint venture partners’ minority interest in Multicare for $2.0 million.

•	Owner’s equity (deficit) – represents the offsetting net loss recognized in fresh-start reporting related to the previously described fresh-start adjustments.

Several of the Company’s subsidiaries did not file for Chapter 11 protection. The non-filing subsidiaries were not subject to the fresh-start reporting provisions under SOP 90-7 and, consequently, their balance sheets are reflected in the combined balance sheet at historical carrying value.

	Predecessor		Fresh-Start	Successor
	Company	Reorganization	Adjustments	Company

	(in thousands)
Assets:
Cash and equivalents, primarily restricted	$4,599	$—	$—	$4,599
Restricted investments in marketable securities	12,932	—	—	12,932
Accounts receivable, net	203,996	—	—	203,996
Prepaid expenses and other current assets	30,527	—	—	30,527

Total current assets	252,054	—	—	252,054

Property and equipment	1,251,888	—	(462,891)	788,997
Accumulated depreciation	(239,903)	—	236,560	(3,343)

Property and equipment, net	1,011,985	—	(226,331)	785,654
Restricted investments in marketable securities	38,693	—	—	38,693
Other long-term assets	87,567	(21,294)	(16,632)	49,641
Deferred income taxes	4,623	—	(4,623)	—
Identifiable intangible assets	—	—	10,799	10,799
Goodwill, net	480,332	—	(480,332)	—

Total assets	$1,875,254	$(21,294)	$(717,119)	$1,136,841

Liabilities and Owner’s Equity (Deficit)
Current installments of long-term debt	$—	$33,818	$—	$33,818
Accounts payable	39,165	—	—	39,165
Accrued expenses	45,953	—	162	46,115
Accrued compensation	71,080	—	—	71,080
Accrued interest	7,346	—	—	7,346
Current portion of self-insured liability reserves	12,932	—	—	12,932

Total current liabilities	176,476	33,818	162	210,456

Liabilities subject to compromise	1,938,477	(1,938,477)	—	—
Long-term debt	10,441	283,898	—	294,339
Self-insurance liability reserves	26,834	—	—	26,834
Other long-term liabilities	45,367	—	(12,302)	33,065
Minority interest	2,000	—	(2,000)	—
Owner’s equity (deficit)	(324,341)	1,599,467	(702,979)	572,147

Total liabilities and owner’s equity (deficit)	$1,875,254	$(21,294)	$(717,119)	$1,136,841

Accounting Pronouncements Adopted in Fresh-Start Reporting

As of September 30, 2001, and in accordance with the early adoption provisions of SOP 90-7, the Company adopted the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141”), Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), and Statement of Financial Accounting Standards No. 144,“Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”).

The principal provisions of SFAS No. 141 require that all business combinations be accounted for by the purchase method of accounting and identifiable intangible assets are to be recognized apart from goodwill.

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The principal provisions of SFAS No. 142 require that goodwill and other intangible assets deemed to have an indefinite useful life are not amortized but rather tested annually for impairment. Under SFAS No. 142, intangible assets that have finite useful lives continue to be amortized over their useful lives. SFAS No. 142 requires companies to test intangible assets for impairment that are not amortized at least annually by comparing the fair value of those assets to their recorded amounts. See note 10 — “Goodwill and Identifiable Intangible Assets.”

The principal provisions of SFAS No. 144 address financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes Statement of Accounting Standards No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (“SFAS No. 121”), it retains many of the fundamental provisions of that statement. Under SFAS No. 144, discontinued businesses, including assets held for sale, are removed from the financial results of continuing operations. See note 20 — “Assets Held for Sale and Discontinued Operations.”

(5) Certain Significant Risks and Uncertainties

Spin-off

GHC has not yet operated as a stand-alone company, and has a new board of directors appointed by NCI. Following the spin-off, GHC has less financial and other resources than the larger pre-spin-off NCI. GHC’s ability to satisfy its obligations and maintain profitability is solely dependent upon the future performance of its operating businesses, and GHC is not able to rely upon the financial and other resources of those business lines remaining with NCI.

GHC and NCI agreed contractually to continue certain transitional arrangements and practices for a limited time after the spin-off. In addition, GHC and NCI agreed to certain mutually beneficial commercial arrangements intended to reflect terms similar to those that would be agreed to by parties bargaining at arm’s-length.

Revenue Sources

GHC receives revenues from Medicare, Medicaid, private insurance, self-pay residents, other third-party payors and long-term care facilities that utilize its rehabilitation therapy services and other service related businesses.

The sources and amounts of GHC’s revenues are determined by a number of factors, including licensed bed capacity and occupancy rates of its eldercare centers, the mix of patients and the rates of reimbursement among payors. Likewise, payment for ancillary medical services, including services provided by GHC’s rehabilitation therapy services business, vary based upon the type of payor and payment methodologies. Changes in the case mix of the patients as well as payor mix among Medicare, Medicaid and private pay can significantly affect GHC’s profitability.

It is not possible to quantify fully the effect of legislative changes, the interpretation or administration of such legislation or any other governmental initiatives on GHC’s business and the business of GHC’s principal customers. Accordingly, there can be no assurance that the impact of any future healthcare legislation will not further adversely affect GHC’s business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels equivalent to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. GHC’s financial condition and results of operations may be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

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GHC’s inpatient services segment earned revenues from the following payor sources for the periods presented:

	Fiscal year ended

	2003	2002	2001

Medicaid	50%	48%	48%
Medicare	28%	29%	27%
Private pay and other	22%	23%	25%

	100%	100%	100%

(6) Significant Transactions and Events

ElderTrust Transactions:

On September 11, 2003, GHC entered into agreements with ElderTrust, a real estate investment trust from which GHC leased or subleased 18 of its eldercare facilities and eight managed and jointly-owned facilities. The principal terms of the agreements are as follows:

•
GHC agreed to purchase two skilled nursing facilities having 210 skilled nursing beds and 67 assisted living beds, and three assisted living facilities having 257 beds, for $24.8 million. GHC previously leased these properties from ElderTrust at an annual cash basis and accrual basis lease cost of $2.4 million and $1.5 million, respectively;

•
GHC agreed to pay ElderTrust $32.3 million to reduce annual cash basis and accrual basis lease cost associated with nine properties by $6.9 million and $1.2 million, respectively, and acquire options to purchase seven properties currently subleased to GHC by ElderTrust. On October 29, 2003, GHC paid ElderTrust $2.3 million to reduce the rents of two of the nine eldercare facilities, and on November 7, 2003 paid ElderTrust the remaining $30.0 million to reduce the rents of the other seven aforementioned eldercare facilities; and

•	ElderTrust was paid $5.0 million upon consummation of the spin-off in exchange for ElderTrust’s consent to the assignment of all remaining leases and guarantees from NeighborCare to GHC.

On August 13, 2003, GHC acquired the remaining ownership interest in an unconsolidated joint-venture partnership that operates four skilled nursing facilities with 600 skilled nursing and 125 assisted living beds. Each of the four eldercare centers had been leased to the partnership from ElderTrust. GHC purchased its joint venture partner’s interest in the unconsolidated partnership for $3.1 million and will subsequently purchase one of the four eldercare properties from ElderTrust for $2.6 million. Additionally, GHC paid ElderTrust $2.5 million to reduce the annual cash basis and accrual basis lease expense of one of the three remaining leased facilities by $0.4 million and $0.2 million, respectively. The lease terms of the three facilities that will continue to be leased from ElderTrust were extended from 2010 to 2015.

(7) Restricted Investments in Marketable Securities

Marketable securities (classified as available for sale) are held by the Company’s wholly-owned subsidiary, Liberty Health Corporation, LTD. (“LHC”), incorporated under the laws of Bermuda. LHC provides various insurance coverages to the Company and to unrelated entities, most of which are managed by the Company.

The current portion of restricted investments in marketable securities represents an estimate of the level of outstanding losses the Company expects to pay in the succeeding year.

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Marketable securities at September 30, 2003 of the Company consist of the following (in thousands):

	Amortized	Unrealized	Unrealized	Fair
	cost	gains	losses	value

Fixed interest securities:
U.S. mortgage backed securities	$5,475	$677	$—	$6,152
Corporate bonds	9,771	658	—	10,429
Government bonds	1,368	21	42	1,347
Term deposits	1,028	—	—	1,028
Equity securities	1,102	380	—	1,482
Money market funds	70,153	—	—	70,153

	$88,897	$1,736	$42	$90,591

Less: Current portion of restricted investments				(29,320)

Long-term restricted investments				$61,271

Marketable securities at September 30, 2002 of the Company consisted of the following (in thousands):

	Amortized	Unrealized	Unrealized	Fair
	cost	gains	losses	value

Fixed interest securities:
U.S. mortgage backed securities	$5,464	$774	$—	$6,238
Corporate bonds	12,209	633	(42)	12,800
Government bonds	1,413	22	(95)	1,340
Term deposits	2,495	—	—	2,495
Equity securities	1,103	—	—	1,103
Money market funds	62,171	—	—	62,171

	$84,855	$1,429	$(137)	$86,147

Less: Current portion of restricted investments				(20,542)

Long-term restricted investments				$65,605

Fixed interest securities held at September 30, 2003 mature as follows (in thousands):

	Amortized	Fair
	Cost	Value

Due in one year or less	$3,060	$3,088
Due after 1 year through 5 years	10,988	11,983
Due after 5 years through 10 years	2,010	2,229
Over 10 years	556	628

	$16,614	$17,928

Actual maturities may differ from stated maturities because borrowers have the right to call or prepay certain obligations with or without prepayment penalties.

In the normal course of business, LHC’s bankers have issued letters of credit totaling $87.9 million in 2003 and $74.9 million in 2002 in favor of insurers. Cash and equivalents in the sum of $4.1 million, and investments with an amortized cost of $87.7 million and a market value of $89.4 million are pledged as security for these letters of credit as of September 30, 2003.

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(8) Property and Equipment

Property and equipment at September 30, 2003 and 2002 consist of the following (in thousands):

	2003	2002

Land	$69,162	$77,505
Buildings and improvements	575,494	587,641
Equipment, furniture and fixtures	97,634	88,682
Construction in progress	3,986	12,823

	746,276	766,651
Less: accumulated depreciation	(73,109)	(38,204)

Net property and equipment	$673,167	$728,447

In accordance with the provisions of fresh-start reporting, the Company revalued its property and equipment to estimated fair value at September 30, 2001, with the exception of certain subsidiaries that were not party to the Chapter 11 cases. Such subsidiaries’ property and equipment, and related accumulated depreciation, remain at their historical carrying value.

Property and equipment includes an allocation of information systems related equipment with a net carrying value of approximately $9.0 million at September 30, 2003 and 2002 that is managed and controlled by NCI on a centralized basis. The allocation of such equipment was based upon GHC’s proportionate share of revenue.

(9) Other Long-Term Assets

Other long-term assets at September 30, 2003 and 2002 consist of the following (in thousands):

	2003	2002

Notes receivable and revenue bonds, net	$16,493	$15,250
Deferred financing fees, net	3,538	5,052
Cost report receivables, net	2,123	3,461
Property deposits and funds held in escrow	21,046	13,836
Investments in unconsolidated affiliates	8,388	13,739
Other, net	6,281	2,431

Other long-term assets	$57,869	$53,769

Notes receivable and revenue bonds, net at September 30, 2003 and 2002 bear interest at rates ranging from 6.00% to 10.00% and mature at various dates ranging from 2004 to 2029. The majority of the mortgage notes and revenue bonds are secured by first or second mortgage liens on underlying facilities and personal property, accounts receivable, inventory and/or gross facility receipts, as defined.

GHC has agreed to provide third parties, including facilities under management contract, with $3.9 million of working capital lines of credit. The unused portion of working capital lines of credit was $1.6 million at September 30, 2003. See note 18 — “Commitments and Contingencies”.

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(10) Goodwill and Identifiable Intangible Assets

The combined statements of operation for the year ended September 30, 2001 includes $14.3 million of goodwill amortization. In connection with the adoption of fresh-start reporting, GHC’s goodwill of approximately $480.3 million was written down to zero. The following table adjusts the reported income from continuing operations for the year ended September 30, 2001 on a pro forma basis assuming the provisions of SFAS No. 142 were adopted effective October 1, 2000 (in thousands):

Predecessor
Company
2001

Income from continuing operations – as reported	$141,194
Add: after-tax goodwill amortization	14,342

Income from continuing operations – as adjusted	$155,536

The change in the carrying value of goodwill for the year ended September 30, 2003 is as follows (in thousands):

2003

Balance at beginning of period	$—
Goodwill related to current year acquisition	2,953

Balance at end of period	$2,953

Identifiable intangible assets at September 30, 2003 and 2002 consist of the following (in thousands):

			Estimated Life
Classification	2003	2002	(Years)

Customer Contracts	$1,453	—	5
Non-Competition agreements	1,308	—	5-7

Identifiable intangible assets	2,761	—

Accumulated amortization	(520)	—

Identifiable intangible assets, net	$2,241	—

Identifiable intangible assets were reduced to zero in the year ended September 30, 2002 pursuant to SOP 90-7 as a consequence of the utilization of deferred tax assets. See note 13 — “Income Taxes.” Aggregate amortization expense for amortizing identifiable assets for the year ended September 30, 2003 was $0.5 million. Amortization expense for the next five fiscal years is $0.5 million in fiscal 2004, $0.5 million in fiscal 2005, $0.5 million in fiscal 2006, $0.5 million in fiscal 2007 and $0.1 million in fiscal 2008.

(11) Long-Term Debt

Long-term debt at September 30, 2003 and 2002, including debt allocated or directly attributed to GHC, consist of the following (in thousands):

	September 30, 2003		September 30, 2002

	Total	Allocated to	Total	Allocated to
	NCI	GHC	NCI	GHC

Allocated debt of NCI	$555,213	$219,945	$603,416	$252,738
Mortgages and other secured debt		46,287		73,738

		266,232		326,476
Less:
Current portion of long-term debt		(12,039)		(45,566)

Long-term debt		$254,193		$280,910

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Allocated debt of NCI

Prior to the spin-off and at September 30, 2003, GHC and NCI jointly and severally guaranteed approximately $555.2 million of NCI’s senior debt. The joint and several debt of NCI allocated to GHC and described below was repaid subsequent to September 30, 2003 in connection with the spin-off and the recapitalization of GHC and NCI. See “New Financing Arrangements” below.

Included in GHC’s financial statements is an allocated portion of NCI’s joint and several debt issued in connection with the Reorganization of NCI in 2001. For the purpose of preparing the carve-out financial statements at September 30, 2001, GHC’s allocation of joint and several debt was based upon the level of debt estimated to be attributed to the operations of GHC upon emergence from bankruptcy. This allocation is consistent with the capital structure agreed to by creditors and the Bankruptcy Court. Specifically, the initial debt allocation equals three times fiscal 2001 EBITDA, as adjusted. EBITDA, as adjusted, is calculated by subtracting from revenue all operating expenses and lease expense before certain charges described in note 17 — “Loss on Impairment and Other Charges.” Joint and several debt at September 30, 2003 and 2002 was derived by rolling forward the joint and several debt balance attributed to GHC at September 30, 2001 for debt transactions specific to GHC’s operations. During fiscal 2002, joint and several debt of $10 million was borrowed by GHC in order to exercise an option to purchase three eldercare centers. Also during fiscal 2002, approximately $28 million of joint and several debt was borrowed by GHC to refinance several higher rate fixed mortgages. During fiscal 2003, the repayment of $60.2 million of debt was attributed to GHC’s operations principally from proceeds of GHC asset sales. As a result of this allocation approach, joint and several debt of $219.9 million and $252.7 million at September 30, 2003 and 2002, respectively, is allocated to GHC. The weighted average interest rate on the allocated debt at September 30, 2003 and 2002 was 6.7% and 6.4%, respectively.

Mortgages and other secured debts

At September 30, 2003 and 2002, GHC had $46.3 million and $73.7 million, respectively, of other secured debt consisting principally of revenue bonds and secured bank loans, including loans insured by the Department of Housing and Urban Development. These loans are secured by the underlying real and personal property of individual eldercare centers and have fixed rates of interest ranging from 3% to 11%, with a weighted average rate of 9.1% and 8.8% at September 30, 2003 and 2002, respectively.

The maturity of total debt of $266.2 million at September 30, 2003 is as follows: $12.0 million in fiscal 2004, $4.4 million in fiscal 2005, $4.6 million in fiscal 2006, $207.4 million in fiscal 2007, $2.0 million in fiscal 2008 and $35.8 million thereafter.

New Financing Arrangements

In connection with the spin-off, both GHC and NCI entered into new financing arrangements in an effort to extinguish all senior secured joint and several debt and to separately provide adequate capital to both organizations.

In October 2003, GHC issued 8% senior subordinated notes in an aggregate principal amount of $225.0 million, with a term of ten years. On December 1, 2003, GHC entered into a senior credit facility that provides for a term loan of approximately $185.0 million, which was fully drawn at the consummation of the spin-off and a revolving credit facility of $75.0 million, none of which was drawn at the consummation of the spin-off. The term loan has a seven year term and amortizes one percent per year through year six. The revolving credit facility has a five year term. Of the $410.0 million of borrowings under the new financing arrangements, GHC retained $49.1 million to fund working capital and other requirements, expended approximately $10.0 million for financing related fees, and transferred $350.9 million to NCI, which used the funds to repay existing indebtedness of NCI. GHC’s new senior credit facility includes an excess cash flow recapture requirement that may increase the required principal payments above contractual minimum amounts each year depending on a defined formula in the senior credit agreement. The term loan portion of GHC’s new senior credit facility has a rate of interest of LIBOR plus 2.75% or a base rate plus an applicable margin. The revolving portion of GHC’s new senior credit facility has a rate of interest of LIBOR plus 3.00% or a

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base rate plus an applicable margin on any borrowings thereunder, and a commitment fee on the revolving portion of 0.50% on any unused commitment.

The agreements and instruments governing GHC’s new financing arrangements contain various restrictive covenants that, among other things, require it to comply with or maintain certain financial tests and ratios and restrict GHC’s ability to:

•	incur more debt;

•	pay dividends, purchase company stock or make other distributions;

•	make certain investments;

•	create liens;

•	enter into transactions with affiliates;

•	make acquisitions;

•	merge or consolidate; and

•	transfer or sell assets.

GHC’s new financing arrangements require it to maintain compliance with certain financial and non-financial covenants, including minimum EBITDAR (earnings before interest, tax, depreciation, amortization and rents), limitations on capital expenditures, maximum leverage ratios, minimum fixed charge coverage ratios and minimum net worth.

Under the terms of GHC’s senior subordinated notes, the notes are not redeemable until on or after October 28, 2008. GHC may, however, use the net proceeds from one or more equity offerings to redeem up to 35% of the aggregate principal amount of the notes issued on or before October 15, 2006 at 108% of the principal amount, plus accrued and unpaid interest to the redemption date, subject to the terms of the notes.

(12) Leases and Lease Commitments

The Company leases certain facilities under operating leases. Future minimum payments for the next five years under non-cancellable operating leases at September 30, 2003 are as follows (in thousands):

Minimum
Year ending September 30,	Payment

2004	$18,478
2005	18,206
2006	15,810
2007	14,751
2008	14,238
Thereafter	12,513

For the year ended September 30, 2003, the Company incurred $29.1 million of lease obligation costs. The Company classifies operating lease costs associated with its eldercare centers and corporate office sites as lease expense in the combined statements of operations, while the operating lease costs of other health service sites are included within other operating expenses.

In connection with the adoption of fresh-start reporting, the Company recorded an unfavorable lease credit associated with 40 leased properties which is amortized using the straight-line method over the remaining lives of the leases. The unfavorable component of these lease contracts was estimated using market comparable lease coverage ratios for similar assets. The unfavorable lease liability at September 30, 2003 of $11.3 million, included in other long-term liabilities, will be amortized as a reduction to lease expense over the remaining lease terms, which have a weighted average term of 3.4 years.

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(13) Income Taxes

Total income tax expense (benefit) for the years ended September 30, 2003, 2002 and 2001 was as follows (in thousands):

			Predecessor
	Successor Company		Company

	2003	2002	2001

Income from continuing operations before equity in net income (loss) of unconsolidated
affiliates and minority interests	$12,335	$26,978	$—
Loss from discontinued operations	(13,554)	(3,580)	—

Total	$(1,219)	$23,398	$—

The components of the provision for income taxes on income from continuing operations for the years ended September 30, 2003, 2002 and 2001 were as follows (in thousands):

			Predecessor
	Successor Company		Company

	2003	2002	2001

Current:
Federal	$(4,443)	$—	$—
State	—	—	—

	(4,443)	—	—

Deferred:
Federal	12,434	22,568	—
State	4,344	4,410	—
	16,778	26,978	—

Total	$12,335	$26,978	$—

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to net income (loss) from continuing operations before income taxes, equity in net income (loss) of unconsolidated affiliates and minority interests (in thousands):

			Predecessor
	Successor Company		Company

	2003	2002	2001

Computed “expected” tax	$15,057	$24,212	$52,998
Increase (reduction) in income taxes resulting from:
State and local income taxes, net of federal tax benefits	2,823	2,796	—
Amortization of goodwill	—	—	4,357
Targeted jobs tax credit	(1,102)	(1,301)	(1,157)
Write-off of non deductible goodwill	—	—	241,984
Change in valuation allowance	—	—	(297,956)
Carry-back of losses allowed under Job Creation and Worker Assistance Act of 2002	(4,443)	—	—
Other, net	—	1,271	(226)

Total income tax expense	$12,335	$26,978	$—

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The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2003 and 2002 are presented below (in thousands):

	2003	2002

Deferred Tax Assets:
Accounts receivable	$12,314	$13,679
Accrued liabilities and reserves	45,893	43,456
Net operating loss carry-forwards	141,500	117,000
Net unfavorable leases	7,448	8,352
Other	10,219	9,773

Deferred tax assets	217,374	192,260

Valuation allowance	(127,573)	(130,797)

Net deferred tax assets	89,801	61,463

Deferred Tax Liabilities:
Accrued liabilities and reserves	(11,642)	(8,304)
Depreciation	(78,159)	(53,159)

Total deferred tax liabilities	(89,801)	(61,463)

Net deferred taxes	$—	$—

Prior to the spin-off, GHC will not file a separate federal tax return. It is included in the consolidated federal tax return filed by NCI, and will file its own federal tax returns for periods subsequent to the spin-off.

The tax provisions reflected in the combined statements of operations and the deferred and current tax amounts reflected in the combined balance sheets have been computed based on GHC’s separate company book/tax differences to arrive at GHC’s taxable income. GHC’s net operating loss (NOL) carry-forward represents unutilized taxable losses after reduction for cancellation of debt income available for NOL carry-forwards.

At September 30, 2003 and 2002, GHC’s deferred tax balances were determined by reference to the differences in book and tax values of its assets and liabilities.

Current and deferred taxes calculated under the separate company approach to intercorporate tax allocation followed in preparing the combined financial statements may not necessarily reflect the impact of income taxes on the results of operations, cash flows or financial position of GHC in the future.

For the years ended September 30, 2003, 2002 and 2001, GHC provided $12.3 million, $27.0 million, and $0 million, respectively for income taxes from continuing operations. At September 30, 2003 and 2002, GHC had deferred tax assets in excess of deferred tax liabilities, inclusive of tax benefits related to net operating loss carry-forwards. Because management believes it is more likely than not that the net deferred tax assets will not be realized, the net deferred tax assets in their entirety remain subject to a 100% valuation allowance. At September 30, 2003, based on its interpretation of applicable provisions of the Internal Revenue Code and utilizing carve-out accounting methodologies, GHC had approximately $300 million of NOL carry-forwards, utilization of which is subject to limitation and $62.8 million in NOL carry-forwards not subject to limitation. The actual net operating loss carry-forwards available to GHC following the spin-off will be significantly less than the net operating loss carry-forwards presented for the purpose of preparing GHC’s carve-out financial statements. The ultimate net operating loss carry-forwards available to GHC will not be determinable until the preparation of NCI’s federal tax return for its fiscal year ended September 30, 2004 is completed. Pursuant to SOP 90-7, future utilization of deferred tax assets existing at the October 2, 2001 bankruptcy emergence date were applied first as a reduction of identifiable intangible assets and, then, as an increase to owner’s equity.

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(14) Related Party Transactions

Historically, cash collected by GHC in excess of operating needs has been transferred to NCI, and GHC’s cash requirements have been funded by NCI. Other than net income, all capital transactions between GHC and NCI have been recorded in the intercompany capital account entitled NCI’s equity in GHC.

NCI provided certain general and administrative services to GHC, including finance, legal, treasury, information systems and human resources. The cost for these services was allocated to GHC based upon various allocation percentages dependent upon the type of service provided. For instance, certain costs were allocated based upon GHC’s proportionate share of revenues, labor related costs or other operating expenses; as well as other methods which management believes to be reasonable. These cost allocations were $43.2 million, $47.1 million and $42.4 million in fiscal 2003, 2002 and 2001, respectively. As a result of the spin-off, GHC will be required to perform these general and administrative services using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a public company. GHC and NCI have agreed contractually to continue certain transitional arrangements and practices for a limited time after the spin-off. In addition, GHC and NCI have agreed to certain mutually beneficial commercial arrangements intended to reflect terms similar to those that would be agreed to by parties bargaining at arm’s-length.

NeighborCare provides institutional pharmacy services to GHC. Sales to GHC affiliates totaled $78.0 million, $100.5 million and $98.1 million in fiscal 2003, 2002 and 2001, respectively.

(15) NCI’s Equity in GHC

	2003	2002

Balance at beginning of year	$601,925	$571,955
Net income	11,888	37,551
Net transactions with NCI	(34,353)	(7,581)

Balance at end of year	$579,460	$601,925

Prior to the spin-off, substantially all of the Company’s cash accounts were linked to NCI’s centralized cash management system. Accordingly, substantially all cash generated from or used in GHC’s operations was transferred to and from NCI. For instance, NCI funded nearly all routine and capital cash disbursements on behalf of GHC. Likewise, on a daily basis, GHC transferred its cash receipts directly to the concentrated bank account of NCI. The net effect of these cash transfers has been reflected in the “NCI’s Equity in GHC” account as shown in the equity section of the combined balance sheets. The net transactions with NCI as reflected in our combined statements of cash flows represent cash activities between NCI and GHC as previously described. The advances and distributions to and from NCI as reflected in the combined statements of owner’s equity include the cash activities as reflected in the combined statements of cash flows as well as certain non-cash adjustments to NCI’s equity in GHC. Such non-cash adjustments to NCI’s equity in GHC principally relate to the distribution of NCI common and preferred stock in connection with transactions that are directly attributable to GHC subsidiaries, as well as non-cash income tax provisions. The financing activities between NCI and GHC have been in the form of equity capital advances and there were no formal repayment or interest arrangements, nor any expectation of any such arrangements in the future. The average balance of NCI’s equity in GHC for the years ended September 30, 2003, 2002 and 2001 were $590.7 million, $586.9 million and $43.0 million, respectively.

(16) Stock Option Plans

In fiscal 2002, NCI adopted the 2001 Stock Option Plan (the “2001 Plan”). The aggregate number of shares of common stock that may be issued under the 2001 Plan is 3,480,000, of which 3,305,000 may be issued to non-directors and 175,000 may be issued solely to directors.

GHC’s employees participated in the 2001 Plan. In May 2003, NCI accepted for exchange and cancellation employee stock options (“Options”) to purchase 1,724,000 shares of its common stock, par value $0.02 per share (“Common Stock”) granted pursuant to the 2001 Plan. These Options were tendered in

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consideration for either an accelerated vesting of restricted stock grants held by certain key executives and/or cash.

The information in the following table is based upon an allocation of stock option grants made to employees that provide services to GHC under NCI’s stock option plan.

	Option Price			Available for
	Per Share	Outstanding	Exercisable	Grant

Balance at September 30, 2001	—	—	—	—

Authorized	—	—	—	2,183,726
Granted	18.75-
	$20.33	1,251,250	—	(1,251,250)
Exercisable	—	—	254,587	—

Balance at September 30, 2002	18.75-
	$20.33	1,251,250	254,587	932,476

Granted	$15.06	27,500	—	(27,500)
Exercisable	—	—	(254,587)	—
Canceled/Forfeited	—	(1,278,750)	—	1,278,750

Balance at September 30, 2003	—	—	—	2,183,726

The options activity presented in the table above represents allocated grants of those former NCI employees that are current employees of GHC and as such, no forfeited options of previously terminated employees of NCI were allocated to GHC.

Following the spin-off, GHC adopted a stock option plan that provides for the grant of incentive stock options and non-qualified stock options for officers, key employees and non-employee directors. A total of 1,500,000 shares of GHC common stock are reserved for issuance under GHC’s stock option plan.

(17) Loss on Impairment of Assets and Other Charges

			Predecessor
	Successor Company		Company

	2003	2002	2001

Asset impairments	$—	$1,456	$—
Uncollectible receivables	—	—	47,753
Other charges	—	—	25,339

Charges included in operating expenses	$—	$1,456	$73,092

Asset impairments

In 2002, the Company wrote-off $1.5 million of long-lived assets that it deemed impaired related to two eldercare center projects still in the development stages.

Uncollectible receivables

During fiscal 2001, the Company performed periodic assessments of the collectibility of amounts due from certain current and former customers in light of the adverse impact of changes to the Medicare reimbursement system on their liquidity and profitability. In certain cases, customers filed for protection under Chapter 11 of the Bankruptcy Code. As a result of the Company’s assessments, the carrying value of notes receivable, advances and trade receivables due from these customers was written down by $27.4 million.

In fiscal 2001, management performed a re-evaluation of its allowance for doubtful accounts triggered by deterioration in the agings of certain categories of receivables. Management believed that such deterioration in the agings were due to several prolonged negative factors related to the operational effects of the

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bankruptcy filings such as personnel shortages and the time demands required in normalizing relations with vendors and addressing a multitude of bankruptcy issues. As a result of this re-evaluation, management determined that an increase in the allowance for doubtful accounts of $20.4 million was necessary.

Other charges

In fiscal 2001, as a result of adverse claims development, management re-evaluated the levels of reserves established for certain self-insured and other programs, including workers’ compensation, health insurance and general liability insurance, resulting in charges of $12.3 million.

In fiscal 2001, GHC incurred charges of $13.0 million principally related to contract and litigation matters and settlements, and certain other charges.

(18) Commitments and Contingencies

Financial Commitments

Requests for providing commitments to extend financial guarantees and extend credit are reviewed and approved by senior management. Management regularly reviews all outstanding commitments, letters of credit and financial guarantees, and the results of these reviews are considered in assessing the need for any reserves for possible credit and guarantee loss.

The Company has extended $3.9 million in working capital lines of credit to certain jointly owned and managed companies, of which $1.6 million was unused at September 30, 2003. Credit risk represents the accounting loss that would be recognized at the reporting date if the affiliate companies were unable to repay any amounts utilized under the working capital lines of credit. Commitments to extend credit to third parties are conditional agreements generally having fixed expiration or termination dates and specific interest rates and purposes.

The Company is a party to joint venture partnerships whereby its ownership interests are 50% or less of the total capital of the partnerships. The Company accounts for these partnerships using the equity method of accounting and, therefore, the assets, liabilities and operating results of these partnerships are not consolidated with the Company’s. The carrying value of the Company’s investment in joint venture partnerships is $8.4 million and $13.7 million at September 30, 2003 and 2002, respectively.

Although the Company is not contractually obligated to fund operating losses of these partnerships, in certain cases it has extended credit to such joint venture partnerships in the past and may decide to do so in the future in order to realize economic benefits from its joint venture relationship. Management assesses the creditworthiness of such partnerships in the same manner it does other third-parties. As of September 30, 2003, the Company has provided $10.8 million of financial guarantees related to loan commitments of four jointly owned and managed companies that are attributed to its operations. As of September 30, 2003, the Company has also provided $12.4 million of financial guarantees related to lease obligations of one jointly-owned and managed company that operates four eldercare centers that are attributed to its operations. This obligation was subsequently relieved in October 2003 upon the sale of the jointly-owned partnership’s leasehold rights to an independent third party. The guarantees are not recorded as liabilities on the Company’s balance sheet unless it is required to perform under the guarantee. Credit risk represents the accounting loss that would be recognized at the reporting date if the counter-parties failed to perform completely as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that no amounts could be recovered from other parties. Following the spin-off, the Company continues to be obligated under these guarantee agreements.

Legal Proceedings

GHC is a party to litigation arising in the ordinary course of business. Management does not believe the results of such litigation, even if the outcome is unfavorable, would have a material adverse effect on the financial position of GHC.

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Spin-off Contingencies

The separation and distribution agreement generally provides for a full and complete release and discharge as of the date of the consummation of the spin-off of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date of the consummation of the spinoff between or among NCI and its affiliates, on the one hand, and GHC and its affiliates, on the other hand, including any contractual agreements or arrangements existing or alleged to exist between or among those parties on or before that date.

GHC has agreed to indemnify, defend and hold harmless NCI and its affiliates, and each of its directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	the failure of GHC, or its affiliates, or any other person to pay, perform or otherwise promptly discharge any of the liabilities of the eldercare businesses;

•	any liabilities of the eldercare businesses and the operation of the eldercare businesses at any time before or after the spin-off;

•	any breach by GHC or its affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection with the separation and distribution agreement;

•	one-half of any liabilities arising out of the 2001 joint plan of reorganization (other than certain liabilities specifically allocated in the separation and distribution agreement); and

•	specified disclosure liabilities.

NCI has agreed to indemnify, defend and hold harmless GHC and its affiliates, and each of its directors, officers and employees, from and all liabilities relating to, arising out of or resulting from:

•	the failure of NCI, or its affiliates, or any other person to pay, perform or otherwise promptly discharge any of its liabilities, other than liabilities of the eldercare businesses;

•	any of NCI liabilities, other than liabilities of the eldercare businesses, and the operation of its business other than the eldercare businesses at any time before or after the spin-off;

•	any breach by NCI or its affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection with the separation and distribution agreement;

•	one-half of any liabilities arising out of the 2001 joint plan of reorganization (other than certain liabilities specifically allocated in the separation and distribution agreement); and

•	specified disclosure liabilities.

(19) Fair Value of Financial Instruments

The carrying amount and fair value of financial instruments at September 30, 2003 and 2002 consist of the following (in thousands):

	2003		2002

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Cash and equivalents, primarily restricted	$8,791	$8,791	$7,420	$7,420
Restricted investments in marketable securities	90,591	90,591	86,147	86,147
Accounts receivable, net	186,570	186,570	200,158	200,158
Accounts payable	31,478	31,478	38,117	38,117
Debt	266,232	278,970	326,476	344,137

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The carrying value of cash and equivalents, net accounts receivable and accounts payable is equal to its fair value due to their short maturity. The Company’s restricted investments in marketable securities are carried at fair value.

The fair value of debt is computed using discounted cash flow analysis, based on the Company’s estimated incremental borrowing rate at the end of each fiscal period presented.

(20) Assets Held for Sale and Discontinued Operations

In the normal course of business, GHC continually evaluates the performance of its operating units, with an emphasis on selling or closing under-performing or non-strategic assets. On September 30, 2001, GHC adopted the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (SFAS 144). Under SFAS 144, discontinued businesses, including assets held for sale, are removed from the results of continuing operations. The results of operations in the current and prior year periods, along with any cost to exit such businesses in the year of discontinuation, are classified as discontinued operations in the combined statements of operations. Businesses sold or closed prior to GHC’s adoption of SFAS 144 continue to be reported in the results of continuing operations.

Since GHC’s adoption of SFAS 144, the Company has classified several businesses as held for sale or closed. An increasing trend in malpractice litigation claims, rising costs of eldercare malpractice litigation, losses associated with these malpractice lawsuits and a constriction of insurers have caused many insurance carriers to raise the cost of insurance premiums or refuse to write insurance policies for nursing homes. These problems are particularly acute in the state of Florida where, because of higher claim amounts, general liability and professional liability costs have become increasingly expensive. This increase in insurance costs prompted GHC to sell its otherwise profitable operations in the state of Florida during fiscal 2003. Since GHC’s inception, it has continued to develop its eldercare network in concentrated geographic markets in the eastern United States. The geographic location of GHC’s eldercare centers in the states of Illinois and Wisconsin relative to its strategic geographic markets, combined with the operating performance of those centers, prompted GHC to identify those assets as held for sale during fiscal 2002. In addition to these assets, GHC identified 13 eldercare centers in other states, one rehabilitation therapy services clinic, two physician services practices and its ambulance business as held for sale or closed due to under-performance.

Interest expense has been allocated to discontinued operations for all periods presented based on allocated debt expected to be repaid in connection with the sale of the assets. The amount of after-tax interest expense allocated to discontinued operations in fiscal 2003, fiscal 2002 and fiscal 2001 was $2.3 million, $3.8 million, and $8.6 million, respectively.

GHC has separately classified $18.3 million and $46.1 million of carrying value associated with its assets held for sale in its combined balance sheets at September 30, 2003 and 2002, respectively.

The following table sets forth net revenues and the components of loss from discontinued operations for the years ended September 30, 2003, 2002, and 2001 (in thousands):

	Successor		Predecessor
	Company		Company

	Years Ended September 30,		Year Ended September 30,
	2003	2002	2001

Net revenues	$143,779	$240,492	$237,840

Net operating loss of discontinued businesses	$(18,792)	$(2,694)	$(27,876)
Loss on discontinuation of businesses	(14,047)	(6,487)	—
Income tax benefit	13,554	3,580	—

Loss from discontinued operations, net of taxes	$(19,285)	$(5,601)	$(27,876)

The loss on discontinuation of businesses includes the write-down of assets to estimated net realizable value.

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(21) Segment Information

The Company’s principal operating segments are identified by the types of products and services from which revenues are derived and are consistent with the reporting structure of the Company’s internal organization.

The Company includes in inpatient services revenues all room and board charges and ancillary service revenue for its eldercare customers at the eldercare centers which the Company owns or leases.

The Company includes in rehabilitation therapy services all revenue earned from the provisions of speech pathology, physical therapy and occupational therapy.

The accounting policies of the segments are the same as those of the combined organization. All intersegment sales prices are market based.

The Company’s capital costs in the following segment information (depreciation and amortization, lease expense, and interest expense), as well as minority interests for the years ended September 30, 2003 and 2002, reflect the provisions of the Plan and the impact of fresh-start reporting. These costs for periods prior to the Company’s emergence from bankruptcy generally were recorded based on historical costs or contractual agreements and do not reflect the provisions of the Plan. Accordingly, capital costs of the Successor Company for the years ended September 30, 2003 and 2002 are not comparable to those of the Predecessor Company in 2001.

Summarized financial information concerning the Company’s reportable segments is shown in the following table. The “All other services and corporate costs” category of revenues and EBITDA represents operating information of business units below the prescribed quantitative thresholds that trigger segment reporting requirements, and our corporate support functions. These operating business units in this category derive revenues from the following services: management services, consulting services, homecare services, physician services, diagnostic services, hospitality services, respiratory health services, staffing services and other healthcare related services. The “Other adjustments” category consists of certain expenses that have not been allocated to our reportable segments or the “All other services and corporate costs” category. This approach to segment reporting is consistent with the Company’s internal financial reporting and the information used by the chief operating decision maker regarding the performance of our reportable and non-reportable segments.

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	Successor		Predecessor
	Company		Company

	2003	2002	2001

	(in thousands)
Revenues:
Inpatient services – external	$1,229,239	$1,201,071	$1,136,273
Rehabilitation services:
External	120,306	88,139	72,845
Intersegment	82,215	84,239	79,580
All other services:
External	53,748	64,815	73,921
Intersegment	63,944	86,553	74,618
Elimination of intersegment revenues	(146,159)	(170,792)	(154,198)

Total net revenues	1,403,293	1,354,025	1,283,039

EBITDA (1):
Inpatient services	120,761	140,884	115,974
Rehabilitation services	30,991	28,461	24,798
All other services and corporate costs	(52,649)	(41,197)	(30,791)
Debt restructuring and reorganization costs	—	(3,175)	283,211
Other adjustments (2)	1,123	(1,456)	(73,093
Net loss on sale of eldercare centers	—	—	(540)

Total EBITDA	100,226	123,517	319,559

Capital and other:
Combined:
Depreciation and amortization	(39,626)	(37,213)	(65,014)
Interest expense	(17,579)	(17,128)	(103,122)
Income tax expense	(12,335)	(26,978)	—
Equity in net income (loss) of unconsolidated affiliates	794	1,196	(10,228)
Minority interests	(307)	(242)	—

Income from continuing operations	31,173	43,152	141,195
Loss from discontinued operations, net of taxes	(19,285)	(5,601)	(27,876)

Net income	$11,888	$37,551	$113,319

(1)
EBITDA is defined by GHC as earnings before interest, taxes, depreciation and amortization expense of continuing operations. EBITDA can be calculated through GHC’s combined statements of operations by adding back interest expense, income taxes, depreciation and amortization, equity in net income (loss) of unconsolidated affiliates and minority interest to GHC’s income (loss) from continuing operations.

(2)
For a description of other adjustments in fiscal 2002 and fiscal 2001, see note 17 — “Loss on Impairment of Assets and Other Charges”. The other adjustment in fiscal 2003 represents a gain on the early extinguishment of a mortgage loan.

Total assets by segment at September 30, 2003 and 2002 were as follows (in thousands):

	2003	2002

Inpatient services	$846,361	$941,314
Rehabilitation therapy services	39,584	29,925
All other	187,354	183,241

	$1,073,299	$1,154,480

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(22) Comprehensive Income

The following table sets forth the computation of comprehensive income for the years ended September 30, 2003, 2002 and 2001 (in thousands):

	Successor		Predecessor

	Company		Company
	2003	2002	2001

Net income	$11,888	$37,551	$113,319
Unrealized gain on marketable securities (net of income taxes of $141, $349 and $1,067, respectively)	262	647	1,981

Total comprehensive income	$12,150	$38,198	$115,300

(23) Subsequent Event

Preferred Share Purchase Rights

On November 13, 2003, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, payable on December 1, 2003 to the stockholders of record on that date. The Board of Directors declared these rights to protect stockholders from coercive or otherwise unfair takeover tactics. The Rights should not interfere with any merger or other business combination approved by the Board of Directors.

Each Right will allow its holder to purchase from the Company one one-hundredth of a share of Series B Junior Participating Preferred Stock (a “Preferred Share”) for $75.00, once the Rights become exercisable. This portion of a Preferred Share will give the stockholder approximately the same dividend and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

The Rights will not be exercisable until ten days after the public announcement of the acquisition by any person or group of beneficial ownership of 20% or more of GHC’s outstanding common stock (or ten days after a person or group begins a tender or exchange offer that, if consummated, would bestow upon them beneficial ownership of 20% or more of GHC’s outstanding common stock). The Rights expire December 1, 2013.

(24)     Quarterly Financial Data (Unaudited)

GHC’s unaudited quarterly financial information is as follows (in thousands):

		Income from
	Total Net	Continuing
	Revenue	Operations	Net Income

Quarter ended:
December 31, 2002	$341,325	$8,998	$4,689
March 31, 2003	340,782	4,604	8
June 30, 2003	347,652	11,144	5,276
September 30, 2003	373,534	6,427	1,915

Quarter ended:
December 31, 2001	$333,175	$11,930	$10,984
March 31, 2002	337,241	9,309	7,127
June 30, 2002	338,480	9,915	9,675
September 30, 2002	345,129	11,999	9,765

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(25) Condensed Combining Financial Statements of Genesis HealthCare Corporation and Subsidiaries

The following unaudited condensed combining financial statements of GHC and its subsidiaries have been prepared pursuant to Rule 3-10 of Regulation S-X and on the same basis of accounting as the combined financial statements. Following the spin-off, GHC is the borrower under the senior credit facility and senior subordinated notes described under new financing arrangements in note 11 — “Long-Term Debt”. The senior subordinated notes are fully and unconditionally guaranteed on a joint and several basis by certain 100% owned subsidiaries of GHC (Guarantors). Non-guarantor subsidiaries do not guarantee the senior subordinated notes and principally consist of LHC, GHC’s wholly owned insurance captive, and certain separately mortgaged eldercare centers (Non-Guarantors). The following tables present the unaudited condensed combining financial statements of GHC (Parent), the Guarantors and the Non-Guarantors.

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
CONDENSED COMBINING BALANCE SHEETS
SEPTEMBER 30, 2003
(IN THOUSANDS)

	Parent	Guarantors	Non-guarantors	Eliminations	Combined

Assets:
Current assets	$10,156	$216,523	$45,916	$(7,422)	$265,173
Property and equipment, net	16,718	649,783	6,666	—	673,167
Other long-term assets	46,667	25,343	71,161	(8,212)	134,959
Investments in subsidiaries	100,011	—	—	(100,011)	—
Intercompany receivables	696,661	—	—	(696,661)	—

Total assets	$870,213	$891,649	$123,743	$(812,306)	$1,073,299

Liabilities and owner’s equity:
Current liabilities	$58,500	$67,843	$48,556	$(7,422)	$167,477
Intercompany payables	—	674,221	22,440	(696,661)	—
Long-term debt	209,928	36,450	7,815	—	254,193
Other long-term liabilities	21,224	12,299	37,198	347	71,068
Owner’s equity	580,561	100,836	7,734	(108,570)	580,561

Total liabilities and owner’s equity	$870,213	$891,649	$123,743	$(812,306)	$1,073,299

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GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
CONDENSED COMBINING BALANCE SHEETS
SEPTEMBER 30, 2002
(IN THOUSANDS)

	Parent	Guarantors	Non-guarantors	Eliminations	Combined

Assets:
Current assets	$10,483	$259,007	$26,867	$(7,198)	$289,159
Property and equipment, net	28,579	684,977	14,891	—	728,447
Other long-term assets	28,193	24,598	84,083	—	136,874
Investments in subsidiaries	87,230	—	—	(87,230)	—
Intercompany receivables	760,747	—	—	(760,747)	—

Total assets	$915,232	$968,582	$125,841	$(855,175)	$1,154,480

Liabilities and owner’s equity:
Current liabilities	$92,865	$85,070	$39,949	$(7,198)	$210,686
Intercompany payables	—	731,670	29,077	(760,747)	—
Long-term debt	218,728	54,302	7,880	—	280,910
Other long-term liabilities	875	22,694	36,551	—	60,120
Owner’s equity	602,764	74,846	12,384	(87,230)	602,764

Total liabilities and owner’s equity	$915,232	$968,582	$125,841	$(855,175)	$1,154,480

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
CONDENSED COMBINING STATEMENTS OF OPERATIONS
YEAR ENDED SEPTEMBER 30, 2003
(IN THOUSANDS)

	Parent	Guarantors	Non-guarantors	Eliminations	Combined

Net revenues	$14,687	$1,523,017	$11,748	$(146,159)	$1,403,293
Equity in net income of subsidiaries	71,136	—	—	(71,136)	—
Operating expenses	92,641	1,317,043	11,622	(146,159)	1,275,147
Lease expense	2,755	25,165	—	—	27,920
Depreciation and amortization	2,633	34,850	2,143	—	39,626
Interest expense	13,008	3,899	672	—	17,579

Income (loss) before income tax (benefit) expense, equity in net income (loss) of unconsolidated affiliates and minority interests	(25,214)	142,060	(2,689)	(71,136)	43,021
Income tax (benefit) expense	(37,882)	51,265	(1,048)	—	12,335

Income (loss) before equity in net income (loss) of unconsolidated affiliates and minority interests	12,668	90,795	(1,641)	(71,136)	30,686
Equity in net income (loss) of unconsolidated affiliates	(473)	1,267	—	—	794
Minority interests	(307)	—	—	—	(307)

Income (loss) from continuing operations	11,888	92,062	(1,641)	(71,136)	31,173
Loss from discontinued operations	—	(15,084)	(4,200)	—	(19,285)

Net income (loss)	$11,888	$76,977	$(5,841)	$(71,136)	$11,888

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GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
CONDENSED COMBINING STATEMENTS OF OPERATIONS
YEAR ENDED SEPTEMBER 30, 2002
(IN THOUSANDS)

	Parent	Guarantors	Non-guarantors	Eliminations	Combined

Net revenues	$20,362	$1,493,209	$11,246	$(170,792)	$1,354,025
Equity in net income of subsidiaries	98,461	—	—	(98,461)	—
Operating expenses	102,798	1,272,186	71	(170,792)	1,204,263
Lease expense	3,106	23,139	—	—	26,245
Depreciation and amortization	4,911	30,160	2,142	—	37,213
Interest expense	10,354	6,153	621	—	17,128

Income (loss) before income tax (benefit) expense, equity in net income of unconsolidated affiliates and minority interests	(2,346)	161,571	8,412	(98,461)	69,176
Income tax (benefit) expense	(38,943)	62,640	3,281	—	26,978

Income before equity in net income of unconsolidated affiliates and minority interests	36,597	98,931	5,131	(98,461)	42,198
Equity in net income of unconsolidated affiliates	1,196	—	—	—	1,196
Minority interests	(242)	—	—	—	(242)

Income from continuing operations	37,551	98,931	5,131	(98,461)	43,152
Loss from discontinued operations	—	(4,335)	(1,266)	—	(5,601)

Net income	$37,551	$94,596	$3,865	$(98,461)	$37,551

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GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
CONDENSED COMBINING STATEMENTS OF OPERATIONS
YEAR ENDED SEPTEMBER 30, 2001
(IN THOUSANDS)

	Parent	Guarantors	Non-guarantors	Eliminations	Combined

Net revenues	$60,099	$1,399,784	$19,066	$(195,910)	$1,283,039
Equity in net income of subsidiaries	442,155	—	—	(442,155)	—
Operating expenses	297,519	855,448	(22,246)	(195,910)	934,811
Lease expense	1,775	26,455	438	—	28,668
Depreciation and amortization	9,985	54,275	755	—	65,015
Interest expense	69,203	33,277	642	—	103,122

Income before income tax expense, equity in net (loss) income of unconsolidated affiliates and minority interests	123,772	430,329	39,477	(442,155)	151,423
Income tax expense	—	—	—	—	—

Income before equity in net (loss) income of unconsolidated affiliates and minority interests	123,772	430,329	39,477	(442,155)	151,423
Equity in net (loss) income of unconsolidated affiliates	(10,453)	225	—	—	(10,228)

Income from continuing operations	113,319	430,554	39,477	(442,155)	141,195
Loss from discontinued operations	—	(22,204)	(5,672)	—	(27,876)

Net income	$113,319	$408,350	$33,805	$(442,155)	$113,319

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
CONDENSED COMBINING STATEMENTS OF CASH FLOW
YEAR ENDED SEPTEMBER 30, 2003
(IN THOUSANDS)

	Parent	Guarantors	Non-guarantors	Combined

Net cash (used in) provided by operating activities	$(102,254)	$169,478	$1,448	$68,672
Net cash (used in) provided by investing activities	(1,877)	5,605	9,176	12,904
Net cash provided by (used in) financing activities	1,789	(75,298)	(6,696)	(80,205)

Net (decrease) increase in cash and equivalents	$(102,342)	$99,785	$3,928	$1,371

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GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
CONDENSED STATEMENTS OF CASH FLOW
YEAR ENDED SEPTEMBER 30, 2002
(IN THOUSANDS)

	Parent	Guarantors	Non-guarantors	Combined

Net cash (used in) provided by operating activities	$(142,488)	$215,814	$28,080	$101,405
Net cash (used in) provided by investing activities	(62,339)	28,030	(41,951)	(76,260)
Net cash provided by (used in) financing activities	164,025	(137,571)	(48,779)	(22,324)

Net (decrease) increase in cash and equivalents	$(40,802)	$106,273	$(62,650)	$2,821

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
CONDENSED STATEMENTS OF CASH FLOW
YEAR ENDED SEPTEMBER 30, 2001
(IN THOUSANDS)

	Parent	Guarantors	Non-guarantors	Combined

Net cash (used in) provided by operating activities	$(60,416)	$65,885	$1,821	$7,290
Net cash provided (used in) by investing activities	17,239	(38,848)	(27,906)	(49,515)
Net cash (used in) provided by financing activities	(98,330)	232,076	(92,220)	41,526

Net (decrease) increase in cash and equivalents	$(141,507)	$259,113	$(118,305)	$(699)

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GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED BALANCE SHEETS
MARCH 31, 2004 AND SEPTEMBER 30, 2003 (IN THOUSANDS)

	March 31, 2004	September 30, 2003

Assets:
Current assets:
Cash and equivalents, primarily restricted at September 30, 2003	$125,958	$8,791
Restricted investments in marketable securities	30,320	29,320
Accounts receivable, net	188,779	186,570
Prepaid expenses and other current assets	24,855	32,771
Assets held for sale	3,952	7,721

Total current assets	373,864	265,173

Property and equipment, net	706,189	673,167
Assets held for sale	8,717	10,624
Restricted investments in marketable securities	60,284	61,271
Other long-term assets	86,189	57,869
Identifiable intangible assets, net	1,679	2,242
Goodwill	6,875	2,953

Total assets	$1,243,797	$1,073,299

Liabilities and Shareholders’ Equity:
Current liabilities:
Current installments of long-term debt	$4,664	$12,039
Accounts payable and accrued expenses	146,814	126,118
Current portion of self-insurance liability reserves	30,320	29,320

Total current liabilities	181,798	167,477

Long-term debt	457,097	254,193
Deferred income taxes	11,665	—
Self-insurance liability reserves	40,126	37,093
Other long-term liabilities	25,240	33,975
Total shareholders’ equity	527,871	580,561

Total liabilities and shareholders’ equity	$1,243,797	$1,073,299

See accompanying notes to unaudited condensed financial statements

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GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
SIX MONTHS ENDED MARCH 31, 2004 AND 2003
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Six months ended
	March 31, 2004	March 31, 2003

Net revenues	$754,520	$677,489
Operating expenses:
Salaries, wages and benefits	467,233	421,239
Other operating expenses	213,828	194,642
Loss (gain) on early extinguishment of debt	828	(1,123)
Lease expense	14,299	13,576
Depreciation and amortization expense	23,173	19,203
Interest expense	13,502	8,215

Income before income tax expense, equity in net
income of unconsolidated affiliates and
minority interests	21,657	21,737
Income tax expense	8,785	8,477

Income before equity in net income of unconsolidated
affiliates and minority interests	12,872	13,260
Equity in net income of unconsolidated affiliates	1,024	428
Minority interests	(159)	—

Income from continuing operations	13,737	13,688
Loss from discontinued operations, net of taxes	(2,157)	(8,991)

Net income	$11,580	$4,697

Pro forma per common share data:
Basic:
Income from continuing operations	$0.70	$—
Loss from discontinued operations	(0.11)	—
Net income	$0.59	$—
Weighted average shares	19,754,074	—
Diluted:
Income from continuing operations	$0.69	$—
Loss from discontinued operations	(0.11)	—
Net income	$0.59	$—
Weighted average shares	19,777,459	—

See accompanying notes to unaudited condensed financial statements

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GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED MARCH 31, 2004 AND 2003 (IN THOUSANDS)

	Six months ended
	March 31, 2004	March 31, 2003

Cash flows from operating activities:
Net income	$11,580	$4,697
Net charges included in operations not requiring funds	39,701	32,878
Changes in assets and liabilities:
Accounts receivable	(8,325)	(9,219)
Accounts payable and accrued expenses	24,031	(5,163)
Other, net	9,376	2,615

Net cash provided by operating activities	76,363	25,808

Cash flows from investing activities:
Capital expenditures	(14,846)	(19,150)
Net purchases of restricted marketable securities	(325)	(909)
Acquisition of rehabilitation services business	—	(5,436)
Purchase of eldercare centers and lease amendments	(48,773)	—
Sale of eldercare assets	7,806	29,556
Other	311	—

Net cash (used in) provided by investing activities	(55,827)	4,061

Cash flows from financing activities:
Repayment of long-term debt and payment of sinking
fund requirements	(248,484)	(47,426)
Proceeds from issuance of long-term debt	410,000	—
Debt issuance costs	(9,337)	—
Net transactions with NCI, prior to the spin-off	(55,548)	17,498

Net cash (used in) provided by financing activities	96,631	(29,928)

Net increase (decrease) in cash and equivalents	$117,167	$(59)

Cash and equivalents:
Beginning of period	8,791	7,420

End of period	$125,958	$7,361

Supplemental disclosure of cash flow information:
Interest paid	$5,734	$9,407
Taxes paid (principally state income tax)	1,798	—

See accompanying notes to unaudited condensed financial statements

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Genesis HealthCare Corporation and Subsidiaries
Notes to Unaudited Condensed Financial Statements

(1)	Basis of Presentation

On December 1, 2003, NeighborCare, Inc. (NCI) completed the distribution (the “spin-off”) of the common stock of Genesis HealthCare Corporation (GHC or the Company). The spin-off was effected by way of a pro-rata tax free distribution of GHC’s common stock to holders of NCI’s common stock on December 1, 2003 at a rate of 0.5 shares of GHC stock for each share of NCI stock owned as of October 15, 2003. NCI received a private letter ruling from the Internal Revenue Service to the effect that, for United States federal income tax purposes, the distribution of GHC’s common stock qualified as tax free for its and NCI’s shareholders, with the exception of cash received for fractional shares. GHC’s common stock began trading publicly on the Nasdaq National Market System on December 2, 2003 under the symbol “GHCI.” Prior to the spin-off, NCI was named Genesis Health Ventures, Inc.

In connection with the spin-off, NCI and GHC have agreed contractually to continue certain transitional arrangements and practices for a limited time after the spin-off. In addition, NCI and GHC have entered into certain mutually beneficial commercial arrangements. Specifically, NCI and GHC entered into a separation and distribution agreement, a tax sharing agreement, a transition services agreement, a group purchasing agreement, an employee benefits agreement, a pharmacy services agreement, a pharmacy benefit management agreement and a durable medical equipment agreement. In connection with the spin-off, GHC entered into new financing arrangements. See note 4 – “Long-Term Debt.”

The following unaudited pro forma financial information gives effect to the spin-off as if it occurred on October 1, 2003. The unaudited pro forma data is for informational purposes only and does not purport to represent the results of future periods. The unaudited pro forma data reflects adjustments based upon available information and certain assumptions that management of GHC considers reasonable. No changes in operating revenues and expenses have been made to reflect the results of any modifications to operations that might have been made had the spin-off been completed on the aforesaid effective date for purposes of the unaudited pro forma results. The following unaudited pro forma information is presented in thousands, except per share information:

	Six months ended March 31, 2004

	As reported	Pro forma

Net revenues	$754,520	$754,520
Income from continuing operations	13,737	12,546
Diluted earnings per share – from continuing operations	0.69	0.63

General

The accompanying unaudited condensed financial statements through November 30, 2003 have been prepared on a basis which reflects the historical financial statements of Genesis HealthCare Corporation assuming that the operations of NCI contributed in the spin-off were organized as a separate legal entity, owning certain net assets of NCI. Beginning December 1, 2003, the accompanying unaudited condensed financial statements have been prepared on a basis which reflects the net operation of GHC as a stand-alone entity.

Historically, NCI provided certain general and administrative services to GHC, including finance, legal, treasury, information systems and human resources. The cost for these services for the six months ended March 31, 2003 was allocated to GHC based upon various allocation percentages dependent upon the type of service provided. For instance, certain costs were allocated based upon GHC’s proportionate share of revenue, labor related costs or other operating expenses, as well as other methods which management believes to be reasonable. These cost allocations were $21.2 million for the six months ended March 31, 2003. No such costs were allocated to GHC for the six months ended March 31, 2004 because our general and administrative service functions were established to operate GHC as an independent organization beginning in October 2003.

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Prior to the spin-off, certain assets and liabilities related to GHC were managed and controlled by NCI on a centralized basis. Such assets and liabilities reflected in the accompanying unaudited condensed balance sheet as of September 30, 2003 were allocated to GHC in the manner described in the preceding paragraph for allocating general and administrative service costs. The accompanying balance sheet as of March 31, 2004 reflects the spin-off of GHC’s net assets from NCI.

Prior to the spin-off, substantially all of GHC’s cash accounts were linked to NCI’s centralized cash management system. Accordingly, substantially all cash generated from or used in GHC’s operations had been transferred to and from NCI. For instance, NCI funded nearly all routine and capital cash disbursements on behalf of GHC. Likewise, on a daily basis, GHC transferred its cash receipts directly to the concentrated bank account of NCI. The net effect of these cash transfers has been reflected in the shareholders’ equity section of the condensed balance sheet at September 30, 2003. The net transactions with NCI as reflected in our unaudited condensed statements of cash flows for the six months ended March 31, 2004 represent cash activities between NCI and GHC as previously described. Prior to the spinoff, the financing activities between NCI and GHC were in the form of equity capital advances and there were no formal repayment or interest arrangements, nor any expectation of any such arrangements in the future.

The allocation methodology followed in preparing the unaudited condensed financial statements for the periods prior to the December 1, 2003 spin-off may not necessarily reflect the results of operations, cash flows or financial position of GHC in the future, or what the results of operations, cash flows or financial position would have been had GHC been a separate stand-alone public entity for all periods presented.

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the unaudited condensed financial statements for the periods presented include all necessary adjustments for a fair presentation of the financial position and results of operations for the periods presented.

Description of Business

GHC’s business is comprised of two primary business segments, inpatient services and rehabilitation therapy services. These segments are supported by complementary service capabilities and a general and administrative function.

GHC provides inpatient services through skilled nursing and assisted living centers primarily located in the eastern United States. As of March 31, 2004, the Company had 216 owned, leased, managed and jointly owned eldercare centers with 26,401 beds, of which three centers having 561 beds have been identified as held for sale. Revenues of GHC’s owned and leased centers constitute approximately 89% of GHC’s revenues, and are presented in GHC’s segment information as inpatient services revenues. Management fees earned from eldercare centers that are managed and/or jointly owned by GHC are included in all other revenues presented in GHC’s segment information. See note 8 – “Segment Information.”

GHC provides an extensive range of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy. These services are provided by approximately 4,300 licensed rehabilitation therapists and assistants employed or contracted at substantially all of the eldercare centers operated by GHC, as well as by contract to healthcare facilities operated by others and through any one of our 13 certified outpatient rehabilitation agencies. After the elimination of intercompany revenues, the rehabilitation therapy services segment constitutes approximately 8% of GHC’s revenues.

GHC also provides an array of other specialty medical services, including homecare services, physician services, hospitality services, respiratory health services, staffing services and other healthcare related services.

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(2)	Certain Significant Risks and Uncertainties

Spin-off

GHC began operations as a stand-alone company on December 1, 2003, and has a new board of directors appointed by NCI. Following the spin-off, GHC has less financial and other resources than the larger pre-spin-off NCI. GHC’s ability to satisfy its obligations and maintain profitability is solely dependent upon the future performance of its operating businesses, and GHC is not able to rely upon the financial and other resources of those business lines remaining with NCI.

GHC and NCI agreed contractually to continue certain transitional arrangements and practices for a limited time after the spin-off. In addition, GHC and NCI agreed to certain mutually beneficial commercial arrangements intended to reflect terms similar to those that would be agreed to by parties bargaining at arm’s-length. On May 7, 2004, GHC and NCI amended the Master Agreement for Pharmacy, Pharmacy Consulting and Related Products and Services to correct a pricing error in the original agreement specifically related to intravenous drugs. The financial impact of the amendment increases GHC’s pharmacy costs $1.3 million on an annualized basis, which has been reflected in GHC’s financial results. The amendment also accelerates by nine months GHC’s ability to renegotiate pricing with NCI. GHC believes that the amendments offer substantially equal value to both organizations. Beginning December 1, 2003, the agreement, as amended, extends approximately $6.6 million of annual pharmacy cost savings to GHC, which has been reflected in GHC’s financial results.

Revenue Sources

GHC receives revenues from Medicare, Medicaid, private insurance, self-pay residents, other third-party payors and long-term care facilities that utilize its rehabilitation therapy services and other service related businesses.

The sources and amounts of GHC’s revenues are determined by a number of factors, including licensed bed capacity and occupancy rates of its eldercare centers, the mix of patients and the rates of reimbursement among payors. Likewise, payment for ancillary medical services, including services provided by GHC’s rehabilitation therapy services business, vary based upon the type of payor and payment methodologies. Changes in the case mix of the patients as well as payor mix among Medicare, Medicaid and private pay can significantly affect GHC’s profitability.

It is not possible to quantify fully the effect of legislative changes, the interpretation or administration of such legislation or any other governmental initiatives on GHC’s business and the business of the customers served by GHC’s rehabilitation therapy business. Accordingly, there can be no assurance that the impact of any future healthcare legislation will not further adversely affect GHC’s business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels equivalent to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. GHC’s financial condition and results of operations will be affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

(3)	Significant Transactions and Events

Purchase of Joint Venture Interests

On January 5, 2004, GHC acquired its joint venture partner’s interest in two Massachusetts skilled nursing facilities which it previously managed. GHC previously owned a 50% interest in one facility and a 20% interest in the other. Upon completion of the transaction, GHC owns 100% of both facilities and acquired approximately $6 million of working capital along with the property and equipment of the two skilled nursing facilities, having a total of 318 beds. The aggregate consideration consisted of $6.0 million in cash and the assumption of debt in the amount of approximately $20.0 million, of which $12.5 million was repaid following completion of the transactions.

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ElderTrust Transactions

On August 13, 2003, GHC acquired the remaining ownership interest in an unconsolidated joint venture partnership that operates four skilled nursing facilities with 600 skilled nursing and 125 assisted living beds. Each of the four eldercare centers had been leased to the partnership from ElderTrust, a real estate investment trust from which GHC leased or subleased 18 of its eldercare facilities and eight managed and jointly owned facilities. GHC purchased its joint venture partner’s interest in the unconsolidated partnership for $3.1 million and subsequently purchased one of the four eldercare properties from ElderTrust for $2.6 million. Additionally, GHC paid ElderTrust $2.5 million to reduce the annual cash basis and accrual basis lease expense of one of the three remaining leased facilities by $0.4 million and $0.2 million, respectively. The lease terms of the three facilities that will continue to be leased from ElderTrust were extended from 2010 to 2015. On September 11, 2003, GHC entered into additional agreements with ElderTrust, the principal terms of which are as follows:

•
GHC agreed to purchase two skilled nursing facilities having 210 skilled nursing beds and 67 assisted living beds, and three assisted living facilities having 257 beds, for $24.8 million. GHC previously leased these properties from ElderTrust at an annual cash basis and accrual basis lease cost of $2.4 million and $1.5 million, respectively. By January 2004, GHC purchased all of the aforementioned eldercare facilities;

•
GHC agreed to pay ElderTrust $32.3 million to reduce annual cash basis and accrual basis lease cost associated with nine properties by $6.9 million and $1.2 million, respectively, and acquire options to purchase seven properties previously subleased to GHC by ElderTrust. On October 29, 2003, GHC paid ElderTrust $2.3 million to reduce the rents of two of the nine eldercare facilities, and on November 7, 2003, GHC paid ElderTrust the remaining $30.0 million to reduce the rents of the other seven aforementioned eldercare facilities; and

•
ElderTrust was paid $5.0 million upon consummation of the spin-off in exchange for ElderTrust’s consent to the assignment of all remaining leases and guarantees from NCI to GHC, which was accounted for by NCI as a spin-off related expense in its first fiscal quarter of 2004.

(4)	Long-Term Debt

Long-term debt at March 31, 2004 and September 30, 2003 consists of the following (in thousands):

	March 31, 2004	September 30, 2003

		Total NCI	Allocated to GHC

Allocated debt of NCI	$—	$555,213	$219,945
Senior credit facility – term loan	184,538		—
Senior subordinated notes	225,000		—
Mortgages and other secured debt	52,223		46,287

	461,761		266,232
Less:
Current portion of long-term debt	(4,664)		(12,039)

Long-term debt	$457,097		$254,193

Senior credit facility.     On December 1, 2003, GHC entered into a senior credit facility that provides for a term loan of approximately $185.0 million, which was fully drawn at the consummation of the spin-off, and a revolving credit facility of $75.0 million. The term loan has a seven year term and amortizes one percent per year through year six. The revolving credit facility has a five year term. GHC’s senior credit facility includes an excess cash flow recapture requirement that may increase the required principal payments above contractual minimum amounts each year depending on a defined formula in the senior credit agreement. There can be no final determination of the final excess cash flow recapture requirement until the preparation of GHC’s fiscal year end financial statements. The term loan portion of GHC’s senior credit facility has a rate of interest of LIBOR plus 2.75% or a base rate plus an applicable margin. The revolving portion of GHC’s senior credit facility has a rate of interest of LIBOR plus 2.75% or a base rate plus an applicable margin on any borrowings thereunder, and a commitment fee on the revolving portion of 0.50% on any unused commitment.

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Senior subordinated notes.     In October 2003, GHC issued 8% senior subordinated notes in an aggregate principal amount of $225.0 million with a term of ten years.

Mortgages and other secured debts.     At March 31, 2004 and September 30, 2003, GHC had $52.2 million and $46.3 million, respectively, of other secured debt consisting principally of revenue bonds and secured bank loans, including loans insured by the Department of Housing and Urban Development. These loans are secured by the underlying real and personal property of individual eldercare centers and have fixed rates of interest ranging from 3% to 11%, with a weighted average rate of 7.8% and 9.1% at March 31, 2004 and September 30, 2003, respectively.

Allocated debt of NCI.     Prior to the spin-off and at September 30, 2003, GHC and NCI jointly and severally guaranteed approximately $555.2 million of NCI’s senior debt. The joint and several debt of NCI, including the debt allocated to GHC in the aggregate amount of $219.9 million, was repaid subsequent to September 30, 2003 in connection with the spin-off and the recapitalization of GHC and NCI. Following the spin-off, GHC no longer guarantees any of NCI’s indebtedness.

(5)	Earnings Per Share

The computation of basic net income per common share presented for the six months ended March 31, 2004 is based upon the number of GHC shares distributed by NCI on December 1, 2003 in connection with the spin-off, assuming such distribution took place on October 1, 2003, and is therefore labeled “pro forma” for the six months ended March 31, 2004. The computation of diluted net income per common share is calculated by dividing net income by the sum of the weighted average basic common shares and potentially dilutive securities. Potentially dilutive securities are calculated in accordance with the treasury stock method, which assumes that the proceeds from the exercise of all GHC stock options are used to repurchase GHC common stock at the average market price for the period. For the six months ended March 31, 2004, GHC’s outstanding stock options yielded 23,385 potentially dilutive securities under the treasury stock method. The computation of potentially dilutive securities for the six months ended March 31, 2004 also assumes the spin-off occurred on October 1, 2003, and therefore the presentation of diluted earnings per share data for the six months ended March 31, 2004 is labeled “pro forma.” Historical earnings per share have not been presented prior to fiscal 2004 as GHC was wholly owned by NCI.

(6)	Comprehensive Income

The following table sets forth the computation of comprehensive income for the six months ended March 31, 2004 and 2003 (in thousands):

	Six months ended March 31,

	2004	2003

Net income	$11,580	$4,697
Unrealized gain (loss) on restricted investments
in marketable securities	312	(29)

Total comprehensive income	$11,892	$4,668

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(7)	Assets Held for Sale and Discontinued Operations

In the normal course of business, GHC continually evaluates the performance of its operating units, with an emphasis on selling or closing under-performing or non-strategic assets. GHC accounts for discontinued operations and assets held for sale under the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (SFAS 144). Under SFAS 144, discontinued businesses, including assets held for sale, are removed from the results of continuing operations. The results of operations in the current and prior year periods, along with any cost to exit such businesses in the year of discontinuation, are classified as discontinued operations in the consolidated statements of operations.

The Company has classified several businesses as held for sale or closed. An increasing trend in malpractice litigation claims, rising costs of eldercare malpractice litigation, losses associated with these malpractice lawsuits and a constriction of insurers have caused many insurance carriers to raise the cost of insurance premiums or refuse to write insurance policies for nursing homes. These problems are particularly acute in the state of Florida where, because of higher claim amounts, general liability and professional liability costs have become increasingly expensive. This increase in insurance costs prompted GHC to sell its otherwise profitable operations in the state of Florida during fiscal 2003. Since GHC’s inception, it has continued to develop its capabilities in concentrated geographic markets in the eastern United States. The geographic location of GHC’s eldercare centers in the states of Illinois and Wisconsin relative to its strategic geographic markets, combined with the operating performance of those centers, prompted GHC to identify those assets as held for sale during fiscal 2002. In addition to these assets, GHC identified 14 eldercare centers in other states, one rehabilitation therapy services clinic, two physician service practices and its ambulance and diagnostics businesses as held for sale or closed due to under-performance.

Consolidated interest expense has been allocated to discontinued operations for all periods presented based on allocated debt expected to be repaid in connection with the sale of the assets. The amount of after-tax interest expense allocated to discontinued operations in the six months ended March 31, 2004 and 2003 was $0.3 million and $1.7 million, respectively.

GHC has separately classified $12.7 million and $18.3 million of carrying value associated with its assets held for sale in its unaudited condensed balance sheets at March 31, 2004 and September 30, 2003, respectively.

The following table sets forth net revenues and the components of loss from discontinued operations for the six months ended March 31, 2004 and 2003 (in thousands):

	Six Months Ended March 31,

	2004	2003

Net revenues	$16,342	$112,028

Net operating loss of discontinued businesses	$(2,953)	$(8,905)
Loss on discontinuation of businesses	(583)	(5,834)
Income tax benefit	1,379	5,748

Loss from discontinued operations, net of taxes	$(2,157)	$(8,991)

The loss on discontinuation of businesses includes the write-down of assets to estimated net realizable value.

(8)	Segment Information

The Company’s principal operating segments are identified by the types of products and services from which revenues are derived and are consistent with the reporting structure of the Company’s internal organization.

The Company includes in inpatient services revenues all room and board charges and ancillary service revenue for its eldercare customers at the eldercare centers which the Company owns or leases.

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The Company includes in rehabilitation therapy services all revenue earned from the provisions of speech pathology, physical therapy and occupational therapy.

The accounting policies of the segments are the same as those of the consolidated organization. All intersegment sales prices are market based.

Summarized financial information concerning the Company’s reportable segments is shown in the following table. The “All other services and corporate costs” category of revenues and EBITDA represents operating information of business units below the prescribed quantitative thresholds that trigger segment reporting requirements, and our corporate support functions. The operating business units in this category derive revenues from the following services: management services, consulting services, homecare services, physician services, hospitality services, respiratory health services, staffing services and other healthcare related services. The “Other adjustments” category consists of certain expenses and gains that have not been allocated to our reportable segments or the “All other services and corporate costs” category. This approach to segment reporting is consistent with the Company’s internal financial reporting and the information used by the chief operating decision maker regarding the performance of our reportable and non-reportable segments.

	Six months ended March 31,

(in thousands)	2004	2003

Revenues:
Inpatient services – external	$673,579	$596,088
Rehabilitation therapy services:
External	59,015	55,908
Intersegment	37,515	42,759
All other services:
External	21,926	25,493
Intersegment	24,368	32,767
Elimination of intersegment revenues	(61,883)	(75,526)

Total net revenues	754,520	677,489

EBITDA (1):
Inpatient services	81,081	56,922
Rehabilitation therapy services	8,648	16,254
All other services and corporate costs	(30,569)	(25,144)
Other adjustments (2)	(828)	1,123

Total EBITDA	58,332	49,155

Capital and other:
Depreciation and amortization	(23,173)	(19,203)
Interest expense	(13,502)	(8,215)
Income tax expense	(8,785)	(8,477)
Equity in net income of unconsolidated affiliates	1,024	428
Minority interest	(159)	—

Income from continuing operations	13,737	13,688
Loss from discontinued operations, net of taxes	(2,157)	(8,991)

Net income	$11,580	$4,697

(1)
GHC defines EBITDA as earnings from continuing operations before equity in net income of unconsolidated affiliates, minority interests, interest, taxes, depreciation and amortization. EBITDA can be calculated through our statements of operations by adding back interest expense, income taxes, depreciation and amortization, equity in net income of unconsolidated affiliates and minority interests costs to GHC’s income from continuing operations.

(2)	Other adjustments in the six months ended March 31, 2004 and 2003 represent gains and (losses) recognized in connection with the early extinguishment of debt.

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Total assets by segment at March 31, 2004 and September 30, 2003 were as follows (in thousands):

	March 31, 2004	September 30, 2003

Inpatient services	$886,527	$846,361
Rehabilitation therapy services	38,002	39,584
All other	319,268	187,354

	$1,243,797	$1,073,299

(9)	Restricted Investments in Marketable Securities

At March 31, 2004 and September 30, 2003, the Company reported restricted investments in marketable securities of $90.6 million and $90.6 million, respectively. The Company’s restricted investments are held by Liberty Health Corporation, LTD. (“LHC”), GHC’s wholly-owned captive insurance subsidiary incorporated under the laws of Bermuda. The investments held by LHC are restricted by statutory capital requirements in Bermuda. In addition, certain of these investments are pledged as security for letters of credit issued by LHC. As a result of such restrictions and encumbrances, GHC and LHC are precluded from freely transferring funds through inter-company loans, advances or cash dividends.

The Company’s restricted investments in marketable securities are classified in the unaudited condensed balance sheets within both current and non-current assets. The current portion of restricted investments in marketable securities represents an estimate of the level of outstanding self-insured losses the Company expects to pay in the succeeding 12 months.

(10)	Stock Option Plan

GHC applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25,” issued in March 2000, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123.

The following table illustrates the effect on net income (in thousands) if the fair-value-based method had been applied to all outstanding and unvested awards in each period. Pro forma compensation expense for the prior year periods has been allocated to GHC using management’s estimate of the portion of stock option grants made to employees that provide services to GHC. No earnings per share data is presented for the prior year periods as no shares of GHC were distributed prior to the December 1, 2003 spin-off date.

	Six months ended March 31,

	2004	2003

Net income – as reported	$11,580	$4,697
Deduct: Total stock-based employee
compensation determined under fair
value based method for all stock option
awards, net of related tax effects	(1,882)	(1,552)

Net income – pro forma	$9,698	$3,145

Earnings per share:
Basic – as reported	$0.59
Basic – pro forma	0.49
Diluted – as reported	0.59
Diluted – pro forma	$0.49

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The fair value of stock options granted in 2004 is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions for the 2004 periods. The fair value of stock options granted by NCI in 2003 and 2002 and allocated to the Company as described above is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions for the 2003 periods:

	Six months ended March 31,

	2004	2003

Volatility	40.13%	41.15%
Expected life (in years)	9.7	7.1
Rate of return	3.57%	3.80%
Dividend yield	0.00%	0.00%

(11)	Preferred Share Purchase Plan

On November 13, 2003, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, payable on December 1, 2003 to the shareholders of record on that date. The Board of Directors declared these rights to protect shareholders from coercive or otherwise unfair takeover tactics. The Rights should not interfere with any merger or other business combination approved by the Board of Directors.

Each Right will allow its holder to purchase from the Company one one-hundredth of a share of Series B Junior Participating Preferred Stock (a “Preferred Share”) for $75.00, once the Rights become exercisable. This portion of a Preferred Share will give the shareholder approximately the same dividend and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

The Rights will not be exercisable until ten days after the public announcement of the acquisition by any person or group of beneficial ownership of 20% or more of GHC’s outstanding common stock (or ten days after a person or group begins a tender or exchange offer that, if consummated, would bestow upon them beneficial ownership of 20% or more of GHC’s outstanding common stock). The Rights expire December 1, 2013.

(12)	Condensed Consolidating Financial Statements of Genesis HealthCare Corporation and Subsidiaries

The following condensed consolidating financial statements of GHC and its subsidiaries have been prepared pursuant to Rule 3-10 of Regulation S-X.

These unaudited condensed consolidating financial statements have been prepared on the same basis of accounting as the consolidated financial statements. GHC is the borrower under the senior credit facility and the senior subordinated notes described in note 4 – “Long-Term Debt” and incurs interest expense thereunder. In April 2004, GHC filed a registration statement on Form S-4 with the Securities and Exchange Commission in connection with the exchange offer relating to the senior subordinating notes. The senior subordinated notes are fully and unconditionally guaranteed on a joint and several basis by certain 100% owned subsidiaries of GHC (Guarantors). Non-guarantor subsidiaries do not guarantee the senior subordinated notes and principally consist of LHC, GHC’s wholly owned insurance captive, and certain separately mortgaged eldercare centers (Non-Guarantors). The following tables present the unaudited condensed consolidating financial statements of GHC (Parent), the Guarantors and the Non-Guarantors.

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GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
MARCH 31, 2004 (IN THOUSANDS)

	Parent	Guarantors	Non-guarantors	Eliminations	Consolidated

Assets:
Current assets	$125,945	$210,982	$41,759	$(4,822)	$373,864
Property and equipment, net	20,667	668,303	17,219	—	706,189
Other long-term assets	63,657	38,334	69,944	(8,191)	163,744
Investments in subsidiaries	178,182	—	—	(178,182)	—
Intercompany receivables	663,832	—	—	(663,832)	—

Total assets	$1,052,283	$917,619	$128,922	$(855,027)	$1,243,797

Liabilities and shareholders’ equity:
Current liabilities	$70,654	$73,130	$43,727	$(5,713)	$181,798
Intercompany payables	—	633,684	30,148	(663,832)	—
Long-term debt	416,467	32,850	12,223	(4,443)	457,097
Other long-term liabilities	37,291	(444)	40,184	—	77,031
Shareholders’ equity	527,871	178,399	2,640	(181,039)	527,871

Total liabilities and shareholders’ equity	$1,052,283	$917,619	$128,922	$(855,027)	$1,243,797

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
CONDENSED COMBINING BALANCE SHEETS
SEPTEMBER 30, 2003 (IN THOUSANDS)

	Parent	Guarantors	Non-guarantors	Eliminations	Consolidated

Assets:
Current assets	$10,156	$216,523	$45,916	$(7,422)	$265,173
Property and equipment, net	16,718	649,783	6,666	—	673,167
Other long-term assets	46,667	25,343	71,161	(8,212)	134,959
Investments in subsidiaries	100,011	—	—	(100,011)	—
Intercompany receivables	696,661	—	—	(696,661)	—

Total assets	$870,213	$891,649	$123,743	$(812,306)	$1,073,299

Liabilities and owner’s equity:
Current liabilities	$58,500	$67,843	$48,556	$(7,422)	$167,477
Intercompany payables	—	674,221	22,440	(696,661)	—
Long-term debt	209,928	36,450	7,815	—	254,193
Other long-term liabilities	21,224	12,299	37,198	347	71,068
Owner’s equity	580,561	100,836	7,734	(108,570)	580,561

Total liabilities and owner’s equity	$870,213	$891,649	$123,743	$(812,306)	$1,073,299

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GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
SIX MONTHS ENDED MARCH 31, 2004
(IN THOUSANDS)

	Parent	Guarantors	Non-guarantors	Eliminations	Consolidated

Net revenues	$6,831	$796,368	$13,206	$(61,885)	$754,520
Equity in net income of subsidiaries	45,126	—	—	(45,126)	—
Operating expenses	47,086	684,753	11,935	(61,885)	681,889
Lease expense	1,073	13,226	—	—	14,299
Depreciation and amortization	3,741	18,189	1,243	—	23,173
Interest expense	11,427	1,602	473	—	13,502

Income (loss) before income tax (benefit) expense, equity in net income of unconsolidated affiliates and minority interests	(11,370)	78,598	(445)	(45,126)	21,657
Income tax (benefit) expense	(21,448)	30,655	(174)	(248)	8,785

Income (loss) before equity in net income of unconsolidated affiliates and minority interests	10,078	47,943	(271)	(44,878)	12,872
Equity in net income of unconsolidated affiliates	1,502	—	—	(478)	1,024
Minority interests	—	—	—	(159)	(159)

Income (loss) from continuing operations	11,580	47,943	(271)	(45,515)	13,737
Loss from discontinued operations	—	(2,089)	(68)	—	(2,157)

Net income (loss)	$11,580	$45,854	$(339)	$(45,515)	$11,580

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
CONDENSED COMBINING STATEMENTS OF OPERATIONS
SIX MONTHS ENDED MARCH 31, 2003
(IN THOUSANDS)

	Parent	Guarantors	Non-guarantors	Eliminations	Consolidated

Net revenues	$7,974	$739,891	$5,742	$(76,118)	$677,489
Equity in net income of subsidiaries	29,762	—	—	(29,762)	—
Operating expenses	41,384	645,441	4,051	(76,118)	614,758
Lease expense	1,524	12,052	—	—	13,576
Depreciation and amortization	39	18,094	1,070	—	19,203
Interest expense	5,925	1,953	337	—	8,215

Income (loss) before income tax (benefit) expense, equity in net (loss) income of unconsolidated affiliates and minority interests	(11,136)	62,351	284	(29,762)	21,737
Income tax (benefit) expense	(16,026)	24,392	111	—	8,477

Income before equity in net (loss) income of unconsolidated affiliates and minority interests	4,890	37,959	173	(29,762)	13,260
Equity in net (loss) income of unconsolidated affiliates	(193)	621	—	—	428

Income from continuing operations	4,697	38,580	173	(29,762)	13,688
Loss from discontinued operations	—	(7,262)	(1,729)	—	(8,991)

Net income (loss)	$4,697	$31,318	$(1,556)	$(29,762)	$4,697

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GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
CONDENSED STATEMENTS OF CASH FLOW
SIX MONTHS ENDED MARCH 31, 2004
(IN THOUSANDS)

	Parent	Guarantors	Non-guarantors	Consolidated

Net cash (used in) provided by operating activities	$(29,749)	$105,314	$798	$76,363
Net cash used in investing activities	(11,843)	(43,873)	(111)	(55,827)
Net cash provided by (used in) financing activities	167,637	(69,495)	(1,511)	96,631

Net increase (decrease) in cash and equivalents	$126,045	$(8,054)	$(824)	$117,167

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
CONDENSED STATEMENTS OF CASH FLOW
SIX MONTHS ENDED MARCH 31, 2003
(IN THOUSANDS)

	Parent	Guarantors	Non-guarantors	Consolidated

Net cash (used in) provided by operating activities	$(49,006)	$73,441	$1,373	$25,808
Net cash (used in) provided by investing activities	(2,610)	8,851	(2,180)	4,061
Net cash provided by (used in) financing activities	54,962	(85,040)	150	(29,928)

Net increase (decrease) in cash and equivalents	$3,346	$(2,748)	$(657)	$(59)

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Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders Genesis HealthCare Corporation:

Under date of December 1, 2003, we reported on the combined balance sheets of Genesis HealthCare Corporation (the Company) as of September 30, 2003 and 2002, and the related combined statements of operations, owner’s equity (deficit) and cash flows for each of the years in the three-year period ended September 30, 2003, included in the registration statement. In connection with our audits of the aforementioned combined financial statements, we also audited the related financial statement schedule included in the registration statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As disclosed in note 2 to the combined financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 145 with regard to accounting for extinguishment of debt effective October 1, 2002.

As described in note 4 to the combined financial statements, on October 2, 2001 the Company consummated a Joint Plan of Reorganization (the Plan) which had been confirmed by the United States Bankruptcy Court. The Plan resulted in a change of ownership of the Company and, accordingly, effective September 30, 2001 the Company accounted for the change in ownership through “fresh-start” reporting. As a result, the combined information prior to September 30, 2001 is presented on a different cost basis than that as of and subsequent to September 30, 2001 and, therefore, is not comparable.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 1, 2003

S-1

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Schedule II

Genesis HealthCare Corporation
Valuation and Qualifying Accounts
Years Ended September 30, 2003, 2002 and 2001
(in thousands)

	Balance at		Charged to		Balance at
	Beginning of	Charged to	Other		End of
Description	Period	Operations	Accounts (1)	Deductions (2)	Period

Year Ended September 30, 2003
Allowance for Doubtful Accounts	$36,566	21,091	—	25,487	$32,170
Year Ended September 30, 2002
Allowance for Doubtful Accounts	$62,445	21,483	—	47,362	$36,566
Year Ended September 30, 2001
Allowance for Doubtful Accounts	$54,454	27,780	12,509	32,298	$62,445

(1)	In fiscal 2001, represents a reclassification of amounts previously reported as a direct reduction to trade receivables, rather than an allowance for doubtful accounts.

(2)	Represents amounts written off as uncollectible.

S-2

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OFFER TO EXCHANGE

$225,000,000 aggregate principal amount
of its 8% Senior Subordinated Notes due 2013,
which have been registered under the Securities Act
of 1933, as amended, for any and all of its
outstanding 8% Senior Subordinated Notes due 2013

PROSPECTUS

June 17, 2004

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

As permitted by Pennsylvania corporation law, the Company’s articles of incorporation provide that a director will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his or her office under Pennsylvania corporation law, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of the Company’s articles of incorporation, however, will not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or federal law. The Company’s articles of incorporation also limit the liability of its officers in the same fashion as its directors.

The Company’s bylaws provide that it must indemnify its directors and officers against expenses, judgments, fines, excise taxes and amounts paid in settlement in connection with any threatened, pending or completed action or proceeding to which they are or were a party, or are threatened to be made a party, by reason of being or having been its director or officer, or serving or having served any other business enterprise or trust as a director, officer, employee, agent, fiduciary or other representative at the Company’s request. The Company’s bylaws also permit it similarly to indemnify other persons. However, under the Company’s bylaws, no indemnification will be provided to any of its directors or officers if a court determines that such director or officer engaged in willful misconduct or recklessness. The Company has in place directors’ and officers’ insurance for its directors, officers and some employees for specified liabilities.

The indemnification provisions in the Company’s bylaws may discourage shareholders from bringing a lawsuit against officers and directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit the Company and its shareholders. Furthermore, a shareholders’ investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, the Company believes that these indemnification provisions are necessary to attract and retain qualified directors and officers.

The laws of the states or other jurisdictions of incorporation or organization and/or the provisions of the articles or certificates of incorporation or organization and the bylaws (or their equivalent) of substantially all of the subsidiary guarantors listed in the Table of Additional Registrants included in the registration statement (collectively, the “Subsidiary Guarantors”) provide indemnification provisions and limitations on the personal liability of directors and/or officers similar to those described above.

The Registration Rights Agreement contains provisions under which the holders of the notes agree to indemnify the officers, directors and controlling persons of the Company and each of the Subsidiary Guarantors against certain liabilities, including liabilities under the Securities Act or to contribute to payments the officers and directors may be required to make with respect to such liabilities.

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Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Regulation S-K
Exhibit Numbers	Description

2.1(1)
Separation and Distribution Agreement by and between Genesis Health Ventures, Inc. and Genesis HealthCare Corporation, dated as of October 27, 2003. (Schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2); Genesis HealthCare Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.)

3.1(2)	Amended and Restated Articles of Incorporation of Genesis HealthCare Corporation.

3.2(2)	Amended and Restated Bylaws of Genesis HealthCare Corporation.

3.3(2)
Articles of Amendment to Genesis HealthCare Corporation’s Amended and Restated Articles of Incorporation, effective as of December 1, 2003, designating the Company’s Series A Junior Participating Preferred Shares, par value $0.01 per share.

3.4(3)	Form of Bylaws for the following subsidiaries of Genesis HealthCare Corporation all of which are incorporated in the State of Connecticut:

Genesis of Palisado Avenue, Inc. Health Resources of Colchester, Inc. Health Resources of Glastonbury, Inc. Mabri Convalescent Center, Inc.

3.5(3)	Form of Bylaws for the following subsidiaries of Genesis HealthCare Corporation all of which are incorporated in the State of Delaware:

ADS Danvers ALF, Inc.
ADS Dartmouth ALF, Inc.
ADS Hingham ALF, Inc.
ADS Home Health, Inc.
ADS/Multicare, Inc.
ANR, Inc.
Applewood Health Resources, Inc.
Brinton Manor, Inc.
Century Care Management, Inc.
Chateau Village Health Resources, Inc.
CHG Investment Corp., Inc.
CHNR-I, Inc.
Colonial Hall Health Resources, Inc.
Concord Health Group, Inc.
Cumberland Associates of Rhode Island, L.P.
CVNR, Inc.
Denton Healthcare Corporation
Dover Healthcare Associates, Inc.
ElderCare Resources Corp.
Elmwood Health Resources, Inc.
ENR, Inc.
Genesis ElderCare Centers – Belvedere, Inc.
Genesis ElderCare Centers – Chapel Manor, Inc.
Genesis ElderCare Centers – Pennsburg, Inc.
Genesis ElderCare Centers I, L.P.
Genesis ElderCare Centers II, L.P.
Genesis ElderCare Centers III, L.P.
Genesis Eldercare Corp.

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Regulation S-K
Exhibit Numbers	Description

Genesis ElderCare Partnership Centers, Inc.
Genesis Healthcare Centers Holdings, Inc.
Genesis HealthCare Holding Company I, Inc.
Genesis HealthCare Holding Company II, Inc.
Genesis Properties of Delaware Corporation
Genesis Properties of Delaware Ltd. Partnership, L.P.
Genesis-Georgetown SNF/JV, L.L.C.
Geriatric& Medical Companies, Inc.
Geriatric and Medical Investments Corporation
GMC Leasing Corporation
Governor’s House Nursing Home, Inc.
Groton Associates of Connecticut, L.P.
Health Resources of Academy Manor, Inc.
Health Resources of Boardman, Inc.
Health Resources of Brooklyn, Inc.
Health Resources of Columbus, Inc.
Health Resources of Cumberland, Inc.
Health Resources of Farmington, Inc.
Health Resources of Gardner, Inc.
Health Resources of Groton, Inc.
Health Resources of Lemont, Inc,
Health Resources of Marcella, Inc.
Health Resources of Middletown (RI), Inc.
Health Resources of North Andover, Inc.
Health Resources of Rockville, Inc.
Health Resources of Wallingford, Inc.
Health Resources of Warwick, Inc.
Health Resources of Westwood, Inc.
Hilltop Health Care Center, Inc.
HMNH Realty, Inc.
Holly Manor Associates of New Jersey, L.P.
Keystone Nursing Home, Inc.
Knollwood Nursing Home, Inc.
Lakewood Health Resources, Inc.
Laurel Health Resources, Inc.
LRC Holding Company
LWNR, Inc.
Mercerville Associates of New Jersey, L.P.
MHNR, Inc.
Middletown (RI) Associates of Rhode Island, L.P.
Milford ALF L.L.C.
MNR, Inc.
Multicare AMC, Inc.
Multicare Companies, Inc. (The)
PHC Operating Corp.
Providence Funding Corporation
Providence Health Care, Inc.
Ridgeland Health Resources, Inc.
Rivershores Health Resources, Inc.
RLNR, Inc.
RSNR, Inc.

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Regulation S-K
Exhibit Numbers	Description

RVNR, Inc.
Snow Valley Health Resources, Inc.
Stafford Convalescent Center, Inc.
SVNR, Inc.
Versalink, Inc.
Wallingford Associates of Connecticut, L.P.
Warwick Associates of Rhode Island, L.P.
Wayside Nursing Home, Inc.

3.6(3)	Form of Bylaws for the following subsidiary of Genesis HealthCare Corporation which is incorporated in the State of Florida:

Genesis Eldercare National Centers, Inc.

3.7(3)	Form of Bylaws for the following subsidiaries of Genesis HealthCare Corporation all of which are incorporated in the State of Maryland:

Brevard Meridian Limited Partnership
Catonsville Meridian Limited Partnership
Crystal City Nursing Center, Inc.
Easton Meridian Limited Partnership
Greenspring Meridian Limited Partnership
Hammonds Lane Meridian Limited Partnership
Meridian Edgewood Limited Partnership
Meridian Healthcare Investments, Inc.
Meridian Perring Limited Partnership
Meridian Valley Limited Partnership
Meridian Valley View Limited Partnership
Meridian/Constellation Limited Partnership
Millville Meridian Limited Partnership
Respiratory Health Services, L.L.C.
Seminole Meridian Limited Partnership
Volusia Meridian Limited Partnership

3.8(3)	Form of Bylaws for the following subsidiaries of Genesis HealthCare Corporation all of which are incorporated in the Commonwealth of Massachusetts:

Academy Nursing Home, Inc.
ADS Apple Valley Limited Partnership
ADS Apple Valley, Inc.
ADS Consulting, Inc.
ADS Group, Inc. (The)
ADS Hingham Limited Partnership
ADS Hingham Nursing Facility, Inc.
ADS Management, Inc.
ADS Palm Chelmsford, Inc.
ADS Recuperative Center Limited Partnership
ADS Recuperative Center, Inc.
ADS Reservoir Waltham, Inc.
ADS Senior Housing, Inc.
ASL, Inc.
Nursing and Retirement Center of the Andovers, Inc.
Prescott Nursing Home, Inc.
Senior Source, Inc.
Solomont Family Medford Venture, Inc.

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Regulation S-K
Exhibit Numbers	Description

Somerset Ridge General Partnership Somerset Ridge Limited Partnership Westford Nursing and Retirement Center, Inc. Willow Manor Nursing Home, Inc.

3.9(3)	Form of Bylaws for the following subsidiaries of Genesis HealthCare Corporation all of which are incorporated in the State of New Hampshire:

McKerley Health Care Center – Concord Limited Partnership McKerley Health Care Center – Concord, Inc. McKerley Health Care Centers, Inc. McKerley Health Facilities

3.10(3)	Form of Bylaws for the following subsidiaries of Genesis HealthCare Corporation all of which are incorporated in the State of New Jersey:

Breyut Convalescent Center, L.L.C.
Burlington Woods Convalescent Center, Inc.
Encare of Mendham, L.L.C.
Geriatric and Medical Services, Inc.
Health Resources of Bridgeton, L.L.C.
Health Resources of Cedar Grove, Inc.
Health Resources of Cinnaminson, Inc.
Health Resources of Cinnaminson, L.L.C.
Health Resources of Cranbury, L.L.C.
Health Resources of Eatontown, L.L.C.
Health Resources of Emery, L.L.C.
Health Resources of Englewood, Inc.
Health Resources of Englewood, L.L.C.
Health Resources of Ewing, Inc.
Health Resources of Ewing, L.L.C.
Health Resources of Fairlawn, L.L.C.
Health Resources of Jackson, L.L.C.
Health Resources of Lakeview, Inc.
Health Resources of Morristown, Inc.
Health Resources of Ridgewood, L.L.C.
Health Resources of South Brunswick, L.L.C.
Health Resources of Troy Hills, Inc.
Health Resources of West Orange, L.L.C.
Pompton Associates, L.P.
Pompton Care, L.L.C.
Roephel Convalescent Center, L.L.C.
Rose Healthcare, Inc.
Straus Group-Hopkins House, L.P. (The)
Straus Group-Old Bridge, L.P. (The)
Straus Group-Quakertown Manor, L.P. (The)
Straus Group-Ridgewood, L.P. (The)
TMC Acquisition Corp.

3.11(3)	Form of Bylaws for the following subsidiary of Genesis HealthCare Corporation which is incorporated in the State of New York:

S.T.B. Investors, LTD.

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Regulation S-K
Exhibit Numbers	Description

3.12(3)	Form of Bylaws for the following subsidiaries of Genesis HealthCare Corporation all of which are incorporated in the Commonwealth of Pennsylvania:

Apple Valley Partnership Holding Company, Inc. (The)
Assisted Living Associates of Berkshire, Inc.
Assisted Living Associates of Lehigh, Inc.
Assisted Living Associates of Sanatoga, Inc.
Berks Nursing Homes, Inc.
Carefleet, Inc.
Cheltenham LTC Management, Inc.
Concord Service Corporation
Crestview Convalescent Home, Inc.
Crestview North, Inc.
Delm Nursing, Inc.
Diane Morgan and Associates, Inc.
Edella Street Associates
Encare of Pennypack, Inc.
Encare of Quakertown, Inc.
Encare of Wyncote, Inc.
Genesis ElderCare Centers – Harston, Inc.
Genesis ElderCare Diagnostic Services, Inc.
Genesis Eldercare Home Care Services, Inc.
Genesis ElderCare Hospitality Services, Inc.
Genesis ElderCare Living Facilities, Inc.
Genesis ElderCare Network Services of Massachusetts, Inc.
Genesis Eldercare Network Services, Inc.
Genesis Eldercare Physician Services, Inc.
Genesis Eldercare Properties, Inc.
Genesis Eldercare Rehabilitation Services, Inc.
Genesis Eldercare Staffing Services, Inc.
Genesis ElderCare Transportation Services, Inc.
Genesis Health Ventures of Arlington, Inc.
Genesis Health Ventures of Bloomfield, Inc.
Genesis Health Ventures of Clarks Summit, Inc.
Genesis Health Ventures of Indiana, Inc.
Genesis Health Ventures of Lanham, Inc.
Genesis Health Ventures of Massachusetts, Inc.
Genesis Health Ventures of New Garden, Inc.
Genesis Health Ventures of Point Pleasant, Inc.
Genesis Health Ventures of Salisbury, Inc.
Genesis Health Ventures of Wayne, Inc.
Genesis Health Ventures of West Virginia, Inc.
Genesis Health Ventures of West Virginia, Limited Partnership
Genesis Health Ventures of Wilkes-Barre, Inc.
Genesis Health Ventures of Windsor, Inc.
Genesis Immediate Med Center, Inc.
Genesis Properties Limited Partnership
Genesis SelectCare Corp.
Genesis/VNA Partnership Holding Company, Inc.
GeriMed Corp.
GHV at Salisbury Center, Inc.

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Regulation S-K
Exhibit Numbers	Description

GMA-Uniontown, Inc.
GMC-LTC Management, Inc.
GMS Insurance Services, Inc.
Healthcare Resources Corp.
HNCA, Inc.
Innovative Health Care Marketing, Inc.
Knollwood Manor, Inc.
Lake Manor, Inc.
Lehigh Nursing Homes, Inc.
Life Support Medical Equipment, Inc.
Life Support Medical, Inc.
Manor Management Corp. of Georgian Manor, Inc.
Meridian Health, Inc.
Meridian Healthcare, Inc.
Montgomery Nursing Homes, Inc.
Norristown Nursing and Rehabilitation Center Associates, L.P.
North Cape Convalescent Center Associates, L.P.
Philadelphia Avenue Associates
Philadelphia Avenue Corporation
Prospect Park LTC Management, Inc.
RHS Membership Interest Holding Company
River Street Associates
Rose View Manor, Inc.
Schuylkill Nursing Homes, Inc.
Schuylkill Partnership Acquisition Corp.
Senior Living Ventures, Inc.
State Street Associates, Inc.
State Street Associates, L.P.
Therapy Care Systems, L.P.
Valley Medical Services, Inc.
Valley Transport Ambulance Service, Inc.
Villas Realty& Investments, Inc.
Walnut LTC Management, Inc.
Weisenfluh Ambulance Service, Inc.
West Phila. LTC Management, Inc.
Wyncote Healthcare Corp.
Ye Olde Ambulance Company, Inc.
York LTC Management, Inc.

3.13(3)	Form of Bylaws for the following subsidiary of Genesis HealthCare Corporation which is incorporated in the State of Virginia:

Oak Hill Health Care Center

3.14(3)	Form of Bylaws for the following subsidiaries of Genesis HealthCare Corporation all of which are incorporated in the State of West Virginia:

Brightwood Property, Inc.
Care Haven Associates Limited Partnership
Dawn View Manor, Inc.
Glenmark Associates, Inc.
Glenmark Associates – Dawnview Manor, Inc.
Glenmark Limited Liability Company I
Glenmark Properties I, Limited Partnership

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Regulation S-K
Exhibit Numbers	Description

Glenmark Properties, Inc.
GMA Partnership Holding Company, Inc.
GMA-Brightwood, Inc.
GMA-Madison, Inc.
Helstat, Inc.
Horizon Associates, Inc.
Horizon Mobile, Inc.
Horizon Rehabilitation, Inc.
House of Campbell, Inc. (The)
HR of Charleston, Inc.
HRWV Huntington, Inc.
Pocahontas Continuous Care Center, Inc.
Point Pleasant Haven Limited Partnership
Raleigh Manor Limited Partnership
Rest Haven Nursing Home, Inc.
Romney Health Care Center Ltd., Limited Partnership
Sisterville Haven Limited Partnership
Teays Valley Haven Limited Partnership
Tri State Mobile Medical Services, Inc.

3.15(3)	Articles of Organization of Academy Nursing Home, Inc.

3.16(3)	Certificate of Limited Partnership of ADS Apple Valley Limited Partnership

3.17(3)	Articles of Organization of ADS Apple Valley, Inc.

3.18(3)	Articles of Organization of ADS Consulting, Inc.

3.19(3)	Certificate of Incorporation of ADS Danvers ALF, Inc.

3.20(3)	Certificate of Incorporation of ADS Dartmouth ALF, Inc.

3.21(3)	Articles of Organization of ADS Group, Inc. (The)

3.22(3)	Certificate of Incorporation of ADS Hingham ALF, Inc.

3.23(3)	Certificate of Limited Partnership of ADS Hingham Limited Partnership

3.24(3)	Articles of Organization of ADS Hingham Nursing Facility, Inc.

3.25(3)	Certificate of Incorporation of ADS Home Health, Inc.

3.26(3)	Articles of Organization of ADS Management, Inc.

3.27(3)	Articles of Organization of ADS Palm Chelmsford, Inc.

3.28(3)	Certificate of Limited Partnership of ADS Recuperative Center Limited Partnership

3.29(3)	Articles of Organization of ADS Recuperative Center, Inc.

3.30(3)	Articles of Organization of ADS Reservoir Waltham, Inc.

3.31(3)	Articles of Organization of ADS Senior Housing, Inc.

3.32(3)	Certificate of Incorporation of ADS/Multicare, Inc.

3.33(3)	Certificate of Incorporation of ANR, Inc.

3.34(3)	Articles of Incorporation of Apple Valley Partnership Holding Company, Inc. (The)

3.35(3)	Certificate of Incorporation of Applewood Health Resources, Inc.

3.36(3)	Articles of Organization of ASL, Inc.

3.37(3)	Articles of Incorporation of Assisted Living Associates of Berkshire, Inc.

3.38(3)	Articles of Incorporation of Assisted Living Associates of Lehigh, Inc.

3.39(3)	Articles of Incorporation of Assisted Living Associates of Sanatoga, Inc.

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Regulation S-K
Exhibit Numbers	Description

3.40(3)	Articles of Incorporation of Berks Nursing Homes, Inc.

3.41(3)	Limited Partnership Agreement and Certificate of Limited Partnership of Brevard Meridian Limited Partnership

3.42(3)	Certificate of Formation of Breyut Convalescent Center, L.L.C.

3.43(3)	Certificate of Incorporation of Brightwood Property, Inc.

3.44(3)	Certificate of Incorporation of Brinton Manor, Inc.

3.45(3)	Certificate of Incorporation of Burlington Woods Convalescent Center, Inc.

3.46(3)	Amended and Restated Certificate of Limited Partnership of Care Haven Associates Limited Partnership

3.47(3)	Articles of Incorporation of Carefleet, Inc.

3.48(3)	Limited Partnership Agreement and Certificate of Catonsville Meridian Limited Partnership

3.49(3)	Certificate of Incorporation of Century Care Management, Inc.

3.50(3)	Certificate of Incorporation of Chateau Village Health Resources, Inc.

3.51(3)	Articles of Incorporation of Cheltenham LTC Management, Inc.

3.52(3)	Certificate of Incorporation of CHG Investment Corp., Inc.

3.53(3)	Certificate of Incorporation of CHNR-I, Inc.

3.54(3)	Certificate of Incorporation of Colonial Hall Health Resources, Inc.

3.55(3)	Restated Certificate of Incorporation of Concord Health Group, Inc.

3.56(3)	Articles of Incorporation of Concord Service Corporation

3.57(3)	Articles of Incorporation of Crestview Convalescent Home, Inc.

3.58(3)	Articles of Incorporation of Crestview North, Inc.

3.59(3)	Articles of Incorporation of Crystal City Nursing Center, Inc.

3.60(3)	Certificate of Limited Partnership of Cumberland Associates of Rhode Island, L.P.

3.61(3)	Certificate of Incorporation of CVNR, Inc.

3.62(3)	Articles of Incorporation of Dawn View Manor, Inc.

3.63(3)	Amended and Restated Articles of Incorporation of Delm Nursing, Inc.

3.64(3)	Articles of Incorporation of Diane Morgan and Associates, Inc.

3.65(3)	Certificate of Incorporation of Dover Healthcare Associates, Inc.

3.66(3)	Limited Partnership Agreement and Certificate of Easton Meridian Limited Partnership

3.67(3)	Limited Partnership Certificate of Edella Street Associates

3.68(3)	Certificate of Incorporation of ElderCare Resources Corp.

3.69(3)	Certificate of Incorporation of Elmwood Health Resources, Inc.

3.70(3)	Certificate of Formation of Encare of Mendham, L.L.C.

3.71(3)	Articles of Incorporation of Encare of Pennypack, Inc.

3.72(3)	Articles of Incorporation of Encare of Quakertown, Inc.

3.73(3)	Articles of Incorporation of Encare of Wyncote, Inc.

3.74(3)	Certificate of Incorporation of ENR, Inc.

3.75(3)	Certificate of Incorporation of Genesis ElderCare Centers – Belvedere, Inc.

3.76(3)	Certificate of Incorporation of Genesis ElderCare Centers – Chapel Manor, Inc.

3.77(3)	Articles of Incorporation of Genesis ElderCare Centers – Harston, Inc.

3.78(3)	Certificate of Incorporation of Genesis ElderCare Centers – Pennsburg, Inc.

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Regulation S-K
Exhibit Numbers	Description

3.79(3)	Certificate of Limited Partnership of Genesis ElderCare Centers I, L.P.

3.80(3)	Certificate of Limited Partnership of Genesis ElderCare Centers II, L.P.

3.81(3)	Certificate of Limited Partnership of Genesis ElderCare Centers III, L.P.

3.82(3)	Certificate of Incorporation of Genesis ElderCare Corp.

3.83(3)	Articles of Incorporation of Genesis ElderCare Diagnostic Services, Inc.

3.84(3)	Articles of Incorporation of Genesis Eldercare Home Care Services, Inc.

3.85(3)	Articles of Incorporation of Genesis ElderCare Hospitality Services, Inc.

3.86(3)	Articles of Incorporation of Genesis ElderCare Living Facilities, Inc.

3.87(3)	Amended and Restated Articles of Incorporation of Genesis ElderCare National Centers, Inc.

3.88(3)	Articles of Incorporation of Genesis Eldercare Network Services of Massachusetts, Inc.

3.89(3)	Articles of Incorporation of Genesis Eldercare Network Services, Inc.

3.90(3)	Certificate of Incorporation of Genesis ElderCare Partnership Centers, Inc.

3.91(3)	Articles of Incorporation of Genesis Eldercare Physician Services, Inc.

3.92(3)	Articles of Incorporation of Genesis Eldercare Properties, Inc.

3.93(3)	Articles of Incorporation of Genesis Eldercare Rehabilitation Services, Inc.

3.94(3)	Articles of Incorporation of Genesis Eldercare Staffing Services, Inc.

3.95(3)	Articles of Incorporation of Genesis ElderCare Transportation Services, Inc.

3.96(3)	Articles of Incorporation of Genesis Health Ventures of Arlington, Inc.

3.97(3)	Articles of Incorporation of Genesis Health Ventures of Bloomfield, Inc.

3.98(3)	Articles of Incorporation of Genesis Health Ventures of Clarks Summit, Inc.

3.99(3)	Articles of Incorporation of Genesis Health Ventures of Indiana, Inc.

3.100(3)	Articles of Incorporation of Genesis Health Ventures of Lanham, Inc.

3.101(3)	Articles of Incorporation of Genesis Health Ventures of Massachusetts, Inc.

3.102(3)	Articles of Incorporation of Genesis Health Ventures of Naugatuck, Inc.

3.103(3)	Articles of Incorporation of Genesis Health Ventures of New Garden, Inc.

3.104(3)	Articles of Incorporation of Genesis Health Ventures of Point Pleasant, Inc.

3.105(3)	Articles of Incorporation of Genesis Health Ventures of Salisbury, Inc.

3.106(3)	Articles of Incorporation of Genesis Health Ventures of Wayne, Inc.

3.107(3)	Articles of Incorporation of Genesis Health Ventures of West Virginia, Inc.

3.108(3)	Certificate of Limited Partnership of Genesis Health Ventures of West Virginia, L.P.

3.109(3)	Articles of Incorporation of Genesis Health Ventures of Wilkes-Barre, Inc.

3.110(3)	Articles of Incorporation of Genesis Health Ventures of Windsor, Inc.

3.111(3)	Certificate of Incorporation of Genesis Healthcare Centers Holdings, Inc.

3.112(3)	Amended and Restated Certificate of Incorporation of Genesis HealthCare Holding Company I, Inc.

3.113(3)	Certificate of Incorporation of Genesis HealthCare Holding Company II, Inc.

3.114(3)	Articles of Incorporation of Genesis Immediate Med Center, Inc.

3.115(3)	Certificate of Incorporation of Genesis of Palisado Avenue, Inc.

3.116(3)	Limited Partnership Certificate of Genesis Properties Limited Partnership

3.117(3)	Certificate of Incorporation of Genesis Properties of Delaware Corporation

3.118(3)	Certificate of Limited Partnership of Genesis Properties of Delaware Ltd. Partnership

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Regulation S-K
Exhibit Numbers	Description

3.119(3)	Articles of Incorporation of Genesis SelectCare Corp.

3.120(3)	Articles of Incorporation of Genesis/VNA Partnership Holding Company, Inc.

3.121(3)	Certificate of Formation of Genesis-Georgetown SNF/JV, L.L.C.

3.122(3)	Certificate of Incorporation of Geriatric& Medical Companies, Inc.

3.123(3)	Certificate of Incorporation of Geriatric& Medical Services, Inc.

3.124(3)	Certificate of Incorporation of Geriatric and Medical Investments Corporation

3.125(3)	Articles of Incorporation of Geri-Med Corp.

3.126(3)	Articles of Incorporation of Glenmark Associates, Inc.

3.127(3)	Articles of Incorporation of Glenmark Associates – Dawnview Manor, Inc.

3.128(3)	Articles of Organization of Glenmark Limited Liability Company I

3.129(3)	Amended and Restated Certificate of Limited Partnership of Glenmark Properties I, Limited Partnership

3.130(3)	Articles of Incorporation of Glenmark Properties, Inc.

3.131(3)	Articles of Incorporation of GMA Partnership Holding Company, Inc.

3.132(3)	Articles of Incorporation of GMA-Brightwood, Inc.

3.133(3)	Articles of Incorporation of GMA-Madison, Inc.

3.134(3)	Articles of Incorporation of GMA-Uniontown, Inc.

3.135(3)	Certificate of Incorporation of GMC Leasing Corporation

3.136(3)	Articles of Incorporation of GMC-LTC Management, Inc.

3.137(3)	Articles of Incorporation of GMS Insurance Services, Inc.

3.138(3)	Certificate of Incorporation of Governor’s House Nursing Home, Inc.

3.139(3)	Second Amended and Restated Limited Partnership Agreement and Certificate of Limited Partnership of Greenspring Meridian Limited Partnership

3.140(3)	Certificate of Limited Partnership of Groton Associates of Connecticut, L.P.

3.141(3)	Limited Partnership Agreement and Certificate of Hammonds Lane Meridian Limited Partnership

3.142(3)	Certificate of Incorporation of Health Resources of Academy Manor, Inc.

3.143(3)	Certificate of Incorporation of Health Resources of Boardman, Inc.

3.144(3)	Certificate of Formation of Health Resources of Bridgeton, L.L.C.

3.145(3)	Certificate of Incorporation of Health Resources of Brooklyn, Inc.

3.146(3)	Certificate of Incorporation of Health Resources of Cedar Grove, Inc.

3.147(3)	Certificate of Incorporation of Health Resources of Cinnaminson, Inc.

3.148(3)	Certificate of Formation of Health Resources of Cinnaminson, L.L.C.

3.149(3)	Certificate of Incorporation of Health Resources of Colchester, Inc.

3.150(3)	Certificate of Incorporation of Health Resources of Columbus, Inc.

3.151(3)	Certificate of Formation of Health Resources of Cranbury, L.L.C.

3.152(3)	Certificate of Incorporation of Health Resources of Cumberland, Inc.

3.153(3)	Certificate of Formation of Health Resources of Eatontown, LLC

3.154(3)	Certificate of Formation of Health Resources of Emery, L.L.C.

3.155(3)	Certificate of Incorporation of Health Resources of Englewood, Inc.

3.156(3)	Certificate of Incorporation of Health Resources of Englewood, L.L.C.

3.157(3)	Certificate of Incorporation of Health Resources of Ewing, Inc.

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Regulation S-K
Exhibit Numbers	Description

3.158(3)	Certificate of Formation of Health Resources of Ewing, L.L.C.

3.159(3)	Certificate of Formation of Health Resources of Fairlawn, L.L.C.

3.160(3)	Certificate of Incorporation of Health Resources of Farmington, Inc.

3.161(3)	Certificate of Incorporation of Health Resources of Gardner, Inc.

3.162(3)	Certificate of Incorporation of Health Resources of Glastonbury, Inc.

3.163(3)	Certificate of Incorporation of Health Resources of Groton, Inc.

3.164(3)	Certificate of Formation of Health Resources of Jackson, L.L.C.

3.165(3)	Certificate of Incorporation of Health Resources of Lakeview, Inc.

3.166(3)	Certificate of Incorporation of Health Resources of Lemont, Inc.

3.167(3)	Certificate of Incorporation of Health Resources of Marcella, Inc.

3.168(3)	Certificate of Incorporation of Health Resources of Middletown (RI), Inc.

3.169(3)	Certificate of Incorporation of Health Resources of Morristown, Inc.

3.170(3)	Certificate of Incorporation of Health Resources of North Andover, Inc.

3.171(3)	Certificate of Formation of Health Resources of Ridgewood, L.L.C.

3.172(3)	Certificate of Incorporation of Health Resources of Rockville, Inc.

3.173(3)	Certificate of Formation of Health Resources of South Brunswick, L.L.C.

3.174(3)	Certificate of Incorporation of Health Resources of Troy Hills, Inc.

3.175(3)	Certificate of Incorporation of Health Resources of Wallingford, Inc.

3.176(3)	Certificate of Incorporation of Health Resources of Warwick, Inc.

3.177(3)	Certificate of Formation of Health Resources of West Orange, L.L.C.

3.178(3)	Certificate of Incorporation of Health Resources of Westwood, Inc.

3.179(3)	Articles of Incorporation of Healthcare Resources Corp.

3.180(3)	Articles of Incorporation of Helstat, Inc.

3.181(3)	Certificate of Incorporation of Hilltop Health Care Center, Inc.

3.182(3)	Certificate of Incorporation of HMNH Realty, Inc.

3.183(3)	Articles of Incorporation of HNCA, Inc.

3.184(3)	Certificate of Limited Partnership of Holly Manor Associates of New Jersey, L.P.

3.185(3)	Articles of Incorporation of Horizon Associates, Inc.

3.186(3)	Articles of Incorporation of Horizon Mobile, Inc.

3.187(3)	Articles of Incorporation of Horizon Rehabilitation, Inc.

3.188(3)	Agreement of Incorporation of House of Campbell, Inc. (The)

3.189(3)	Certificate of Incorporation of HR of Charleston, Inc.

3.190(3)	Articles of Incorporation of HRWV Huntington, Inc.

3.191(3)	Articles of Incorporation of Innovative Health Care Marketing, Inc.

3.192(3)	Certificate of Incorporation of Keystone Nursing Home, Inc.

3.193(3)	Articles of Incorporation of Knollwood Manor, Inc.

3.194(3)	Certificate of Incorporation of Knollwood Nursing Home, Inc.

3.195(3)	Articles of Incorporation of Lake Manor, Inc.

3.196(3)	Certificate of Incorporation of Lakewood Health Resources, Inc.

3.197(3)	Certificate of Incorporation of Laurel Health Resources, Inc.

3.198(3)	Articles of Incorporation of Lehigh Nursing Homes, Inc.

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Regulation S-K
Exhibit Numbers	Description

3.199(3)	Articles of Incorporation of Life Support Medical Equipment, Inc.

3.200(3)	Articles of Incorporation of Life Support Medical, Inc.

3.201(3)	Certificate of Incorporation of LRC Holding Company, Inc.

3.202(3)	Certificate of Incorporation of LWNR, Inc.

3.203(3)	Certificate of Incorporation of Mabri Convalescent Center, Inc.

3.204(3)	Articles of Incorporation of Manor Management Corp. of Georgian Manor, Inc.

3.205(3)	Articles of Incorporation of Marlinton Associates, Inc.

3.206(3)	Articles of Incorporation of Marlinton Partnership Holding Company, Inc.

3.207(3)	Certificate of Limited Partnership of McKerley Health Care Center – Concord Limited Partnership

3.208(3)	Articles of Incorporation of McKerley Health Care Center – Concord, Inc.

3.209(3)	Articles of Incorporation of McKerley Health Care Centers, Inc.

3.210(3)	Articles of General Partnership Agreement of McKerley Health Facilities

3.211(3)	Certificate of Limited Partnership of Mercerville Associates of New Jersey, L.P.

3.212(3)	Limited Partnership Agreement and Certificate of Meridian Edgewood Limited Partnership

3.213(3)	Articles of Incorporation of Meridian Health, Inc.

3.214(3)	Articles of Incorporation of Meridian Healthcare Investments, Inc.

3.215(3)	Articles of Incorporation of Meridian Healthcare, Inc.

3.216(3)	Limited Partnership Agreement and Certificate of Meridian Perring Limited Partnership

3.217(3)	Limited Partnership Agreement and Certificate of Meridian Valley Limited Partnership

3.218(3)	Limited Partnership Agreement and Certificate of Meridian Valley View Limited Partnership

3.219(3)	Limited Partnership Agreement and Certificate of Meridian/Constellation Limited Partnership

3.220(3)	Certificate of Incorporation of MHNR, Inc.

3.221(3)	Certificate of Limited Partnership of Middletown (RI) Associates of Rhode Island, L.P.

3.222(3)	Certificate of Formation of Milford ALF L.L.C.

3.223(3)	Third Amended and Restated Limited Partnership Agreement and Certificate of Limited Partnership of Millville Meridian Limited Partnership

3.224(3)	Certificate of Incorporation of MNR, Inc.

3.225(3)	Articles of Incorporation of Montgomery Nursing Homes, Inc.

3.226(3)	Certificate of Incorporation of Multicare AMC, Inc.

3.227(3)	Restated Certificate of Incorporation of Multicare Companies, Inc. (The)

3.228(3)	Certificate of Limited Partnership of Norristown Nursing and Rehabilitation Center Associates, L.P.

3.229(3)	Certificate of Limited Partnership of North Cape Convalescent Center Associates, L.P.

3.230(3)	Articles of Organization of Nursing and Retirement Center of the Andovers, Inc.

3.231(3)	Amended and Restated Articles of Incorporation of Oak Hill Health Care Center, Inc.

3.232(3)	Certificate of Incorporation of PHC Operating Corp.

3.233(3)	Articles of Incorporation of Philadelphia Avenue Associates

3.234(3)	Articles of Incorporation of Philadelphia Avenue Corporation

3.235(3)	Articles of Incorporation of Pocahontas Continuous Care Center, Inc.

3.236(3)	Amended and Restated Certificate of Limited Partnership of Point Pleasant Haven Limited Partnership

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Regulation S-K
Exhibit Numbers	Description

3.237(3)	Certificate of Limited Partnership of Pompton Associates, L.P.

3.238(3)	Certificate of Formation of Pompton Care L.L.C.

3.239(3)	Articles of Organization of Prescott Nursing Home, Inc.

3.240(3)	Articles of Incorporation of Prospect Park LTC Management, Inc.

3.241(3)	Certificate of Incorporation of Providence Funding Corporation

3.242(3)	Restated Certificate of Incorporation of Providence Health Care, Inc.

3.243(3)	Restated Certificate of Limited Partnership of Raleigh Manor Limited Partnership

3.244(3)	Articles of Organization of Respiratory Health Services, L.L.C.

3.245(3)	Articles of Incorporation of Rest Haven Nursing Home, Inc.

3.246(3)	Articles of Incorporation of RHS Membership Interest Holding Company

3.247(3)	Certificate of Incorporation of Ridgeland Health Resources, Inc.

3.248(3)	Articles of Incorporation of River Street Associates

3.249(3)	Certificate of Incorporation of Rivershores Health Resources, Inc.

3.250(3)	Certificate of Incorporation of RLNR, Inc.

3.251(3)	Certificate of Formation of Roephel Convalescent Center, L.L.C.

3.252(3)	Restated Certificate of Limited Partnership of Romney Health Care Center Limited Partnership

3.253(3)	Certificate of Incorporation of Rose Healthcare, Inc.

3.254(3)	Articles of Incorporation of Rose View Manor, Inc.

3.255(3)	Certificate of Incorporation of RSNR, Inc.

3.256(3)	Certificate of Incorporation of RVNR, Inc.

3.257(3)	Certificate of Incorporation of S.T.B. Investors, LTD.

3.258(3)	Certificate of Incorporation of Sarah Brayton Partnership Holding Company, Inc. (The)

3.259(3)	Articles of Incorporation of Schuylkill Nursing Homes, Inc.

3.260(3)	Fourth Amended and Restated Limited Partnership Agreement and Certificate of Limited Partnership of Seminole Meridian Limited Partnership

3.261(3)	Articles of Incorporation of Senior Living Ventures, Inc.

3.262(3)	Articles of Organization of Senior Source, Inc.

3.263(3)	Restated Certificate of Limited Partnership of Sisterville Haven Limited Partnership

3.264(3)	Certificate of Incorporation of Snow Valley Health Resources, Inc.

3.265(3)	Articles of Organization of Solomont Family Medford Venture, Inc.

3.266(3)	Amended and Restated Agreement of General Partnership of Somerset Ridge General Partnership

3.267(3)	Certificate of Formation of Somerset Ridge Limited Partnership

3.268(3)	Certificate of Incorporation of Stafford Convalescent Center, Inc.

3.269(3)	Articles of Incorporation of State Street Associates, Inc.

3.270(3)	Certificate of Limited Partnership of State Street Associates, L.P.

3.271(3)	Certificate of Limited Partnership of Straus Group-Hopkins House, L.P. (The)

3.272(3)	Certificate of Limited Partnership of Straus Group-Old Bridge, L.P. (The)

3.273(3)	Certificate of Limited Partnership of Straus Group-Quakertown Manor, L.P. (The)

3.274(3)	Certificate of Limited Partnership of Straus Group-Ridgewood, L.P. (The)

3.275(3)	Certificate of Incorporation of SVNR, Inc.

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Regulation S-K
Exhibit Numbers	Description

3.276(3)	Restated Certificate of Limited Partnership of Teays Valley Haven Limited Partnership

3.277(3)	Articles of Incorporation of Therapy Care Systems, L.P.

3.278(3)	Certificate of Incorporation of TMC Acquisition Corp.

3.279(3)	Articles of Incorporation of Tri State Mobile Medical Services, Inc.

3.280(3)	Articles of Incorporation of Valley Medical Services, Inc.

3.281(3)	Articles of Incorporation of Valley Transport Ambulance Service, Inc.

3.282(3)	Certificate of Incorporation of Versalink, Inc.

3.283(3)	Articles of Incorporation of Villas Realty& Investments, Inc.

3.284(3)	Third Amended and Restated Limited Partnership Agreement and Certificate of Limited Partnership of Volusia Meridian Limited Partnership

3.285(3)	Certificate of Limited Partnership of Wallingford Associates of Connecticut, L.P.

3.286(3)	Articles of Incorporation of Walnut LTC Management, Inc.

3.287(3)	Certificate of Limited Partnership of Warwick Associates of Rhode Island, L.P.

3.288(3)	Certificate of Incorporation of Wayside Nursing Home, Inc.

3.289(3)	Articles of Incorporation of Weisenfluh Ambulance Service, Inc.

3.290(3)	Articles of Incorporation of West Phila. LTC Management, Inc.

3.291(3)	Articles of Organization of Westford Nursing and Retirement Center, Inc.

3.292(3)	Articles of Organization of Willow Manor Nursing Home, Inc.

3.293(3)	Articles of Incorporation of Wyncote Healthcare Corp.

3.294(3)	Articles of Incorporation of Ye Olde Ambulance Company, Inc.

3.295(3)	Articles of Incorporation of York LTC Management, Inc.

4.1(4)	Form of Genesis HealthCare Corporation Common Stock certificate.

4.2(5)
Rights Agreement, dated as of November 18, 2003, between Genesis HealthCare Corporation and StockTrans, Inc., which includes the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.

4.3(6)
Indenture for the 8% Senior Subordinated Notes due 2013 among Genesis HealthCare Corporation, Genesis Health Ventures, Inc., the subsidiary guarantors named therein and The Bank of New York, as trustee, dated as of October 28, 2003.

4.4(6)	Specimen of 8% Senior Subordinated Note Due 2013 (included in Exhibit 4.3).

4.5(2)
Articles of Amendment to Genesis HealthCare Corporation’s Amended and Restated Articles of Incorporation, effective as of December 1, 2003, designating the Company’s Series A Junior Participating Preferred Shares, par value $0.01 per share (included in Exhibit 3.3).

4.6(3)
Supplemental Indenture for the 8% Senior Subordinated Notes due 2013 among Genesis HealthCare Corporation, the subsidiary guarantors named therein and The Bank of New York, as trustee, dated as of January 20, 2004.

5.1	Opinion of Blank Rome LLP (including consent of counsel).

10.1(2)	Tax Sharing Agreement by and between Genesis Health Ventures, Inc. and Genesis HealthCare Corporation, dated as of December 1, 2003.

10.2(2)	Transition Services Agreement by and between Genesis Health Ventures, Inc. and Genesis HealthCare Corporation, dated as of December 1, 2003.

10.3(2)	Tidewater Membership Agreement by and between Tidewater Healthcare Shared Services Group, Inc. and Genesis HealthCare Corporation, dated as of December 1, 2003.

10.4(2)+	Employee Benefits Agreement by and between Genesis Health Ventures, Inc. and Genesis HealthCare Corporation, dated as of December 1, 2003.

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Regulation S-K
Exhibit Numbers	Description

10.5(2)
Master Agreement for Pharmacy, Pharmacy Consulting and Related Products and Services by and between NeighborCare Pharmacy Services, Inc. and Genesis HealthCare Corporation, dated as of December 1, 2003.

10.6(2)	Pharmacy Benefit Management Agreement by and between Genesis HealthCare Corporation and CareCard, Inc., dated as of December 1, 2003.

10.7(2)	Master Agreement for Specialty Beds and Oxygen Concentrators by and between Genesis HealthCare Corporation and NeighborCare Pharmacy Services, Inc., dated as of December 1, 2003.

10.8(7)+	Employment Agreement by and between Genesis HealthCare Corporation and George V. Hager, Jr., dated as of November 25, 2003.

10.9(6)+	2003 Stock Option Plan.

10.10(6)+	2003 Stock Incentive Plan.

10.11(4)+	Deferred Compensation Plan.

10.12(6)
Registration Rights Agreement by and among Genesis HealthCare Corporation, Genesis Health Ventures, Inc., the subsidiary guarantors named therein and the initial purchasers named therein, dated as of October 28, 2003, regarding the 8% Senior Subordinated Notes due 2013.

10.13(6)+	First Amended and Restated Letter Agreement between Genesis HealthCare Corporation and Genesis Health Ventures, Inc. and David C. Almquist, dated as of July 15, 2003.

10.14(6)+	First Amended and Restated Letter Agreement between Genesis HealthCare Corporation and Genesis Health Ventures, Inc. and Richard P. Blinn, dated as of July 15, 2003.

10.15(6)+	First Amended and Restated Letter Agreement between Genesis HealthCare Corporation and Genesis Health Ventures, Inc. and James McKeon, dated as of July 15, 2003.

10.16(6)+	First Amended and Restated Letter Agreement between Genesis HealthCare Corporation and Genesis Health Ventures, Inc. and Robert A. Reitz, dated as of July 15, 2003.

10.17(7)+	Employment Agreement by and between Genesis HealthCare Corporation and David C. Almquist dated as of December 1, 2003.

10.18(7)+	Employment Agreement by and between Genesis HealthCare Corporation and Richard P. Blinn dated as of December 1, 2003.

10.19(7)+	Employment Agreement by and between Genesis HealthCare Corporation and James McKeon dated as of December 1, 2003.

10.20(7)+	Employment Agreement by and between Genesis HealthCare Corporation and Robert A. Reitz dated as of December 1, 2003.

10.21(2)
Credit, Security, Guaranty and Pledge Agreement by and among the Company, the guarantors referred to therein, the lenders referred to therein, Wachovia Bank, National Association, as administrative agent, Wachovia Capital Markets LLC, as co-lead arranger and joint bookrunner, Citicorp North America, Inc., as syndication agent, Citigroup Global Markets Inc., as co-lead arranger and joint bookrunner, and General Electric Capital Corporation, as documentation agent (Schedules and exhibits are omitted; Genesis HealthCare Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request).

10.22(8)
Amendment No. 1 dated May 7, 2004 to Master Agreement for Pharmacy, Pharmacy Consulting and Related Products and Services by and between NeighborCare Pharmacy Services, Inc. and Genesis HealthCare Corporation.

12.1	Statement Regarding Computation of Earnings to Fixed Charges Ratio.

21.1(3)	Subsidiaries of Genesis HealthCare Corporation.

23.1	Consent of KPMG LLP.

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1(3)	Powers of Attorney (included on Page II-6).

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Regulation S-K
Exhibit Numbers	Description

25.1(3)	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Clients.

99.4	Form of Letter to Brokers.

+	Management contract or compensatory plan.

(1)	Incorporated by reference to Genesis HealthCare Corporation’s Registration Statement on Form 10 filed on November 14, 2003 (as amended).

(2)	Incorporated by reference to Genesis HealthCare Corporation’s Current Report on Form 8-K filed on December 9, 2003.

(3)	Previously filed with Genesis HealthCare Corporation’s Registration Statement on Form S-4 filed April 5, 2004 (Registration No. 333-114211).

(4)	Incorporated by Reference to Genesis HealthCare Corporation’s Registration Statement on Form 10 filed on October 10, 2003.

(5)	Incorporated by reference to Genesis HealthCare Corporation’s Registration Statement on Form 8-A filed on November 18, 2003.

(6)	Incorporated by reference to Genesis HealthCare Corporation’s Registration Statement on Form 10 (as amended) filed on November 6, 2003.

(7)	Incorporated by reference to Genesis HealthCare Corporation’s Annual Report on Form 10-K filed on February 4, 2004.

(8)	Incorporated by reference to Genesis HealthCare Corporation’s Quarterly Report on Form 10-Q filed on May 14, 2004.

(b)	Financial Statement Schedules

Schedule II – Valuation and Qualifying Accounts for the years ended September 30, 2003, 2002 and 2001. Schedule II is set forth on pages S-1 and S-2 to our Financial Statements included in this registration statement. All other schedules not listed have been omitted since the required information is included in the combined financial statements or the notes thereto, or is not applicable or required.

(c)	Report, Opinion or Appraisal Exhibits

None.

Item 22.	Undertakings

(a)	Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

          (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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          (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)     That, for purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each of the registrants has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

          (c)     Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, State of Pennsylvania, on the date indicated.

Date: June 17, 2004

GENESIS HEALTHCARE CORPORATION

By:          /s/ George V. Hager, Jr.
                George V. Hager, Jr.
                Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities of Genesis HealthCare Corporation and on the dates indicated:

Signatures	Title	Date

/s/ George V. Hager, Jr.	Chief Executive Officer (Principal
George V. Hager, Jr.	Executive Officer) and Chairman	June 17, 2004

*	Director	June 17, 2004
John F. DePodesta

*	Director	June 17, 2004
Robert H. Fish

*	Director	June 17, 2004
J. Michael Gallagher

Director
Kevin M. Kelley

*	Director	June 17, 2004
Charles W. McQueary

*	Director	June 17, 2004
Charlene Connolly Quinn

*	Director	June 17, 2004
Terry Allison Rappuhn

*	Chief Financial Officer (Principal	June 17, 2004
James V. McKeon	Accounting Officer and Principal Financial Officer)

*By: /s/ George V. Hager, Jr.
Attorney-In-Fact

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant listed below has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, State of Pennsylvania, on the date indicated.

Date: June 17, 2004

ACADEMY NURSING HOME, INC.
ADS APPLE VALLEY, INC.
ADS CONSULTING, INC.
ADS DANVERS ALF, INC.
ADS DARTMOUTH ALF, INC.
ADS HINGHAM ALF, INC.
ADS HINGHAM NURSING FACILITY, INC.
ADS HOME HEALTH, INC.
ADS MANAGEMENT, INC.
ADS PALM CHELMSFORD, INC.
ADS RECUPERATIVE CENTER, INC.
ADS RESERVOIR WALTHAM, INC.
ADS SENIOR HOUSING, INC.
ADS/MULTICARE, INC.
ANR, INC.
APPLEWOOD HEALTH RESOURCES, INC.
ASSISTED LIVING ASSOCIATES OF BERKSHIRE, INC.
ASSISTED LIVING ASSOCIATES OF LEHIGH, INC.
ASSISTED LIVING ASSOCIATES OF SANATOGA, INC.
ASL, INC.
BERKS NURSING HOMES, INC.
BRIGHTWOOD PROPERTY, INC.
BRINTON MANOR, INC.
BURLINGTON WOODS CONVALESCENT CENTER, INC.
CAREFLEET, INC.
CENTURY CARE MANAGEMENT, INC.
CHATEAU VILLAGE HEALTH RESOURCES, INC.
CHELTENHAM LTC MANAGEMENT, INC.
CHG INVESTMENT CORP., INC
CHNR-I, INC.
COLONIAL HALL HEALTH RESOURCES, INC.
CONCORD HEALTH GROUP, INC.
CONCORD SERVICE CORPORATION
CRESTVIEW CONVALESCENT HOME, INC.
CRESTVIEW NORTH, INC.
CRYSTAL CITY NURSING CENTER, INC.
CVNR, INC.
DAWN VIEW MANOR, INC.
DELM NURSING, INC.
DIANE MORGAN AND ASSOCIATES, INC.
DOVER HEALTHCARE ASSOCIATES, INC.
ELDERCARE RESOURCES CORP.
ELMWOOD HEALTH RESOURCES, INC.
ENCARE OF PENNYPACK, INC.
ENCARE OF QUAKERTOWN, INC.
ENCARE OF WYNCOTE, INC.
ENR, INC.
GENESIS ELDERCARE CENTERS – BELVEDERE, INC.

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GENESIS ELDERCARE CENTERS – CHAPEL MANOR,
     INC. GENESIS ELDERCARE CENTERS – HARSTON,
     INC.
GENESIS ELDERCARE CENTERS – PENNSBURG, INC.
GENESIS ELDERCARE CORP.
GENESIS ELDERCARE DIAGNOSTIC SERVICES, INC.
GENESIS ELDERCARE HOME CARE SERVICES, INC.
GENESIS ELDERCARE HOSPITALITY SERVICES, INC.
GENESIS ELDERCARE LIVING FACILITIES, INC.
GENESIS ELDERCARE NATIONAL CENTERS, INC.
GENESIS ELDERCARE NETWORK SERVICES OF
     MASSACHUSETTS, INC.
GENESIS ELDERCARE NETWORK SERVICES, INC.
GENESIS ELDERCARE PARTNERSHIP CENTERS, INC.
GENESIS ELDERCARE PHYSICIAN SERVICES, INC.
GENESIS ELDERCARE PROPERTIES, INC.
GENESIS ELDERCARE REHABILITATION SERVICES,
     INC.
GENESIS ELDERCARE STAFFING SERVICES, INC.
GENESIS ELDERCARE TRANSPORTATION SERVICES,
     INC.
GENESIS HEALTH VENTURES OF ARLINGTON, INC.
GENESIS HEALTH VENTURES OF BLOOMFIELD, INC.
GENESIS HEALTH VENTURES OF CLARKS SUMMIT,
     INC.
GENESIS HEALTH VENTURES OF INDIANA, INC.
GENESIS HEALTH VENTURES OF LANHAM, INC.
GENESIS HEALTH VENTURES OF MASSACHUSETTS,
     INC.
GENESIS HEALTH VENTURES OF NAUGATUCK, INC.
GENESIS HEALTH VENTURES OF NEW GARDEN, INC.
GENESIS HEALTH VENTURES OF POINT PLEASANT,
     INC.
GENESIS HEALTH VENTURES OF SALISBURY, INC.
GENESIS HEALTH VENTURES OF WAYNE, INC.
GENESIS HEALTH VENTURES OF WEST VIRGINIA,
     INC.
GENESIS HEALTH VENTURES OF WILKES-BARRE,
     INC.
GENESIS HEALTH VENTURES OF WINDSOR, INC.
GENESIS HEALTHCARE CENTERS HOLDINGS, INC.
GENESIS HEALTHCARE HOLDING COMPANY I, INC.
GENESIS HEALTHCARE HOLDING COMPANY II, INC.
GENESIS OF PALISADO AVENUE, INC.
GENESIS IMMEDIATE MED CENTER, INC.
GENESIS PROPERTIES OF DELAWARE CORPORATION
GENESIS SELECTCARE CORP.
GENESIS/VNA PARTNERSHIP HOLDING COMPANY,
     INC.
GERIATRIC & MEDICAL COMPANIES, INC.
GERIATRIC AND MEDICAL SERVICES, INC.
GERIATRIC AND MEDICAL INVESTMENTS
     CORPORATION
GERI-MED CORP.

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GLENMARK ASSOCIATES – DAWNVIEW MANOR, INC.
GLENMARK ASSOCIATES, INC.
GLENMARK PROPERTIES, INC.
GMA – BRIGHTWOOD, INC.
GMA – MADISON, INC.
GMA – UNIONTOWN, INC.
GMA PARTNERSHIP HOLDING COMPANY, INC.
GMC LEASING CORPORATION
GMC – LTC MANAGEMENT, INC.
GMS INSURANCE SERVICES, INC.
GOVERNOR’S HOUSE NURSING HOME, INC.
HEALTH RESOURCES OF ACADEMY MANOR, INC.
HEALTH RESOURCES OF BOARDMAN, INC.
HEALTH RESOURCES OF BROOKLYN, INC.
HEALTH RESOURCES OF CEDAR GROVE, INC.
HEALTH RESOURCES OF CINNAMINSON, INC.
HEALTH RESOURCES OF COLCHESTER, INC.
HEALTH RESOURCES OF COLUMBUS, INC.
HEALTH RESOURCES OF CUMBERLAND, INC.
HEALTH RESOURCES OF ENGLEWOOD, INC.
HEALTH RESOURCES OF EWING, INC.
HEALTH RESOURCES OF FARMINGTON, INC.
HEALTH RESOURCES OF GARDNER, INC.
HEALTH RESOURCES OF GLASTONBURY, INC.
HEALTH RESOURCES OF GROTON, INC.
HEALTH RESOURCES OF LAKEVIEW, INC.
HEALTH RESOURCES OF LEMONT, INC.
HEALTH RESOURCES OF MARCELLA, INC.
HEALTH RESOURCES OF MIDDLETOWN (RI), INC.
HEALTH RESOURCES OF MORRISTOWN, INC.
HEALTH RESOURCES OF NORTH ANDOVER, INC.
HEALTH RESOURCES OF ROCKVILLE, INC.
HEALTH RESOURCES OF TROY HILLS, INC.
HEALTH RESOURCES OF WALLINGFORD, INC.
HEALTH RESOURCES OF WARWICK, INC.
HEALTH RESOURCES OF WESTWOOD, INC.
HEALTHCARE RESOURCES CORP.
HELSTAT, INC.
HILLTOP HEALTH CARE CENTER, INC.
HMNH REALTY, INC.
HNCA, INC.
HORIZON ASSOCIATES, INC.
HORIZON MOBILE, INC.
HORIZON REHABILITATION, INC.
HR OF CHARLESTON, INC.
HRWV HUNTINGTON, INC.
INNOVATIVE HEALTH CARE MARKETING, INC.
KEYSTONE NURSING HOME, INC.
KNOLLWOOD MANOR, INC.
KNOLLWOOD NURSING HOME, INC.
LAKE MANOR, INC.
LAKEWOOD HEALTH RESOURCES, INC.
LAUREL HEALTH RESOURCES, INC.
LEHIGH NURSING HOMES, INC.

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LIFE SUPPORT MEDICAL EQUIPMENT, INC.
LIFE SUPPORT MEDICAL, INC.
LRC HOLDING COMPANY
LWNR, INC.
MABRI CONVALESCENT CENTER, INC.
MANOR MANAGEMENT CORP. OF GEORGIAN
     MANOR, INC.
MARLINTON PARTNERSHIP HOLDING COMPANY,
     INC.
MARLINTON ASSOCIATES, INC.
MCKERLEY HEALTH CARE CENTER – CONCORD INC.
MCKERLEY HEALTH CARE CENTERS, INC.
MERIDIAN HEALTH, INC.
MERIDIAN HEALTHCARE INVESTMENTS, INC.
MERIDIAN HEALTHCARE, INC.
MHNR, INC.
MNR, INC.
MONTGOMERY NURSING HOMES, INC.
MULTICARE AMC, INC.
NURSING AND RETIREMENT CENTER OF THE
     ANDOVERS, INC.
OAK HILL HEALTH CARE CENTER
PHC OPERATING CORP.
PHILADELPHIA AVENUE CORPORATION
POCAHONTAS CONTINUOUS CARE CENTER, INC.
PRESCOTT NURSING HOME, INC.
PROSPECT PARK LTC MANAGEMENT, INC.
PROVIDENCE FUNDING CORPORATION
PROVIDENCE HEALTH CARE, INC.
REST HAVEN NURSING HOME, INC.
RHS MEMBERSHIP INTEREST HOLDING COMPANY
RIDGELAND HEALTH RESOURCES, INC.
RIVERSHORES HEALTH RESOURCES, INC.
RLNR, INC.
ROSE HEALTHCARE, INC.
ROSE VIEW MANOR, INC.
RSNR, INC.
RVNR, INC.
S.T.B. INVESTORS, LTD.
SCHUYLKILL NURSING HOMES, INC.
SENIOR LIVING VENTURES, INC.
SENIOR SOURCE, INC.
SNOW VALLEY HEALTH RESOURCES, INC.
SOLOMONT FAMILY MEDFORD VENTURE, INC.
STAFFORD CONVALESCENT CENTER, INC.
STATE STREET ASSOCIATES, INC.
SVNR, INC.
THE ADS GROUP, INC.
THE APPLE VALLEY PARTNERSHIP HOLDING
     COMPANY, INC.
THE HOUSE OF CAMPBELL, INC.
THE MULTICARE COMPANIES, INC.
THE SARAH BRAYTON PARTNERSHIP HOLDING
     COMPANY

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TMC ACQUISITION CORP.
TRI STATE MOBILE MEDICAL SERVICES, INC.
VALLEY MEDICAL SERVICES, INC.
VALLEY TRANSPORT AMBULANCE SERVICE, INC.
VERSALINK, INC.
VILLAS REALTY & INVESTMENTS, INC.
WALNUT LTC MANAGEMENT, INC.
WAYSIDE NURSING HOME, INC.
WEISENFLUH AMBULANCE SERVICE, INC.
WEST PHILA. LTC MANAGEMENT, INC.
WESTFORD NURSING AND RETIREMENT CENTER,
     INC.
WILLOW MANOR NURSING HOME, INC.
WYNCOTE HEALTHCARE CORP.
YE OLDE AMBULANCE COMPANY, INC.
YORK LTC MANAGEMENT, INC.

By:          /s/ George V. Hager, Jr.
                George V. Hager, Jr.
                Chief Executive Officer of each of the
                foregoing entities

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities of each of the above-referenced registrants and on the dates indicated:

Signatures	Title	Date

/s/ George V. Hager, Jr.	Chief Executive Officer (Principal	June 17, 2004
George V. Hager, Jr.	Executive Officer) and Chairman

*	Chief Financial Officer (Principal	June 17, 2004
James V. McKeon	Accounting Officer and Principal Financial Officer) and Director

*	Director	June 17, 2004
Eileen M. Coggins

*By: /s/ George V. Hager, Jr.
Attorney-In-Fact

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, State of Pennsylvania, on the date indicated.

Date: June 17, 2004

ADS APPLE VALLEY LIMITED PARTNERSHIP, by ADS
     Apple Valley, Inc., its General Partner
ADS HINGHAM LIMITED PARTNERSHIP, by ADS
     Hingham Nursing Facility, Inc., its General Partner
ADS RECUPERATIVE CENTER LIMITED
     PARTNERSHIP, by ADS Recuperative Center, Inc.,
     its General Partner
BREVARD MERIDIAN LIMITED PARTNERSHIP, by
     Meridian Healthcare, Inc., its General Partner
CARE HAVEN ASSOCIATES LIMITED PARTNERSHIP,
     by Glenmark Associates, Inc. and GMA Partnership
     Holding Company, Inc., its General Partners
CATONSVILLE MERIDIAN LIMITED PARTNERSHIP,
     by Meridian Health, Inc. and Meridian Healthcare, Inc.,
     its General Partners
CUMBERLAND ASSOCIATES OF RHODE ISLAND, L.P.,
     by Health Resources of Cumberland, Inc., its
     General Partner
EASTON MERIDIAN LIMITED PARTNERSHIP,
     by Meridian Health, Inc. and Meridian Healthcare, Inc.,
     its General Partners
EDELLA STREET ASSOCIATES, by Genesis Health
     Ventures of Clarks Summit, Inc., its General Partner
GENESIS ELDERCARE CENTERS I, L.P., by Genesis
     Eldercare Partnership Centers, Inc., its General Partner
GENESIS ELDERCARE CENTERS II, L.P., by Genesis
     Eldercare Partnership Centers, Inc., its General Partner
GENESIS ELDERCARE CENTERS III, L.P., by Genesis
     Eldercare Partnership Centers, Inc., its General Partner
GENESIS HEALTH VENTURES OF WEST VIRGINIA,
     LIMITED PARTNERSHIP, by Meridian Healthcare, Inc.
     and Meridian Health, Inc., its General Partners
GENESIS PROPERTIES LIMITED PARTNERSHIP,
     by Genesis Health Ventures of Arlington, Inc.,
     its General Partner
GENESIS PROPERTIES OF DELAWARE LTD.
     PARTNERSHIP, L.P., by Genesis Properties of
     Delaware Corporation, its General Partner
GLENMARK PROPERTIES I, LIMITED PARTNERSHIP,
     by Glenmark Associates, Inc. and GMA Partnership
     Holding Company, Inc., its General Partners
GREENSPRING MERIDIAN LIMITED PARTNERSHIP,
     by Meridian Healthcare, Inc., its General Partner
GROTON ASSOCIATES OF CONNECTICUT, L.P., by
     Health Resources of Groton, Inc., its General Partner
HAMMONDS LANE MERIDIAN LIMITED
     PARTNERSHIP, by Meridian Healthcare, Inc. and
     Meridian Health, Inc., its General Partners

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MCKERLEY HEALTH FACILITIES, by Meridian Health,
     Inc., and Meridian Healthcare, Inc., its General Partners
MCKERLEY HEALTH CARE CENTER – CONCORD
     LIMITED PARTNERSHIP, by McKerley Health Care
     Center – Concord, Inc., its General Partner
MERIDIAN EDGEWOOD LIMITED PARTNERSHIP,
     by Meridian Healthcare, Inc., its General Partner
MERIDIAN PERRING LIMITED PARTNERSHIP,
     by Meridian Healthcare, Inc., its General Partner
MERIDIAN VALLEY LIMITED PARTNERSHIP,
     by Meridian Healthcare, Inc., its General Partner
MERIDIAN VALLEY VIEW LIMITED PARTNERSHIP,
     by Meridian Healthcare, Inc., its General Partner
MERIDIAN/CONSTELLATION LIMITED PARTNERSHIP,
     by Meridian Healthcare, Inc. and Meridian Health Inc.,
     its General Partners
MIDDLETOWN (RI) ASSOCIATES OF RHODE ISLAND,
     L.P., by Health Resources of Middletown (R.I.), Inc.,
     its General Partner
MILLVILLE MERIDIAN LIMITED PARTNERSHIP,
     by Meridian Healthcare, Inc., its General Partner
NORRISTOWN NURSING AND REHABILITATION
     CENTER ASSOCIATES, L.P., by GMC-LTC
     Management, Inc., its General Partner
NORTH CAPE CONVALESCENT CENTER ASSOCIATES,
     L.P., by Geriatric and Medical Services, Inc.,
     its General Partner
PHILADELPHIA AVENUE ASSOCIATES, by Philadelphia
     Avenue Corporation, its General Partner
POINT PLEASANT HAVEN LIMITED PARTNERSHIP,
     by Glenmark Associates, Inc., its General Partner
RALEIGH MANOR LIMITED PARTNERSHIP, by
     Glenmark Associates, Inc., its General Partner
RIVER STREET ASSOCIATES, by Genesis Health
     Ventures of Wilkes-Barre, Inc., its General Partner
ROMNEY HEALTH CARE CENTER LTD., LIMITED
     PARTNERSHIP, by Glenmark Associates, Inc., its
     General Partner
SEMINOLE MERIDIAN LIMITED PARTNERSHIP,
     by Meridian Health, Inc., its General Partner
SISTERVILLE HAVEN LIMITED PARTNERSHIP,
     by Glenmark Associates, Inc., its General Partner
STATE STREET ASSOCIATES, L.P., by State Street
     Associates, Inc., its General Partner
TEAYS VALLEY HAVEN LIMITED PARTNERSHIP,
     by Glenmark Associates, Inc., its General Partner
THE STRAUSS GROUP – HOPKINS HOUSE, L.P.,
     by Encare of Wyncote, Inc., its General Partner
THE STRAUS GROUP – QUAKERTOWN MANOR, L.P.,
     by Encare of Quakertown, Inc., its General Partner
THERAPY CARE SYSTEMS, L.P., Genesis ElderCare
     Rehabilitation Services, Inc., its General Partner
WALLINGFORD ASSOCIATES OF CONNECTICUT, L.P.,
     by Health Resources of Wallingford, Inc., its General
     Partner

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VOLUSIA MERIDIAN LIMITED PARTNERSHIP,
     by Meridian Health, Inc., its General Partner
WARWICK ASSOCIATES OF RHODE ISLAND, L.P.,
     by Health Resources of Warwick, Inc., its General Partner

By:          /s/ George V. Hager, Jr.
                George V. Hager, Jr.
                Chief Executive Officer of the respective
                General Partners of each of
the foregoing entities

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities of each of the above-referenced registrants and on the dates indicated:

Signatures	Title	Date

/s/ George V. Hager, Jr.	Chief Executive Officer (Principal	June 17, 2004
George V. Hager, Jr.	Executive Officer) and Chairman

*	Chief Financial Officer (Principal	June 17, 2004
James V. McKeon	Accounting Officer and Principal Financial Officer) and Director

*	Director	June 17, 2004
Eileen M. Coggins

*By: /s/ George V. Hager, Jr.
Attorney-In-Fact

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, State of Pennsylvania, on the date indicated.

Date: June 17, 2004

HOLLY MANOR ASSOCIATES OF NEW JERSEY, L.P.,
     by Encare of Mendham, L.L.C., its General Partner
MERCERVILLE ASSOCIATES OF NEW JERSEY, L.P.,
     by Breyut Convalescent Center, L.L.C., its General Partner
POMPTON ASSOCIATES L.P., by Pompton Care L.L.C.,
     its General Partner
THE STRAUS GROUP – OLD BRIDGE, L.P., by Health
     Resources of Emery, L.L.C., its General Partner
THE STRAUS GROUP – RIDGEWOOD, L.P., by Health
     Resources of Ridgewood, L.L.C., its General Partner

By:     Century Care Management, Inc., the manager of the respective General Partners of each of the foregoing entities

                By:          /s/ George V. Hager, Jr.
                                George V. Hager, Jr.
                                Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities of each of the above-referenced registrants and on the dates indicated:

Signatures	Title	Date

/s/ George V. Hager, Jr.	Chief Executive Officer (Principal	June 17, 2004
George V. Hager, Jr.	Executive Officer) and Chairman

*	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer) and Director	June 17, 2004
James V. McKeon

*	Director	June 17, 2004
Eileen M. Coggins

*By: /s/ George V. Hager, Jr.
Attorney-In-Fact

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, State of Pennsylvania, on the date indicated.

Date: June 17, 2004

SOMERSET RIDGE LIMITED PARTNERSHIP

By:     Somerset Ridge LLC,
           its General Partner

           By:     Somerset Ridge General Partnership,
                      its Sole Manager

                      By:     The Somerset Partnership Holding
                                 Company, Inc., its General Partner

                                 By:     /s/ George V. Hager, Jr.
                                            George V. Hager, Jr.
                                            Chief Executive Officer

By: Solomont Family Fall River Venture, Inc., its General Partner By: /s/ George V. Hager, Jr. George V. Hager, Jr. Chief Executive Officer

SOMERSET RIDGE GENERAL PARTNERSHIP By: The Somerset Partnership Holding Company, Inc., its General Partner By: /s/ George V. Hager, Jr. George V. Hager, Jr. Chief Executive Officer

By: Solomont Family Fall River Venture, Inc., its General Partner By: /s/ George V. Hager, Jr. George V. Hager, Jr. Chief Executive Officer

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Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities of each of the above-referenced registrants and on the dates indicated:

Signatures	Title	Date

/s/ George V. Hager, Jr.	Chief Executive Officer (Principal	June 17, 2004
George V. Hager, Jr.	Executive Officer) and Chairman

*	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer) and Director	June 17, 2004
James V. McKeon

*	Director	June 17, 2004
Eileen M. Coggins

*By: /s/ George V. Hager, Jr.
Attorney-In-Fact

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, State of Pennsylvania, on the date indicated.

Date: June 17, 2004

BREYUT CONVALESCENT CENTER, L.L.C.
ENCARE OF MENDHAM, L.L.C.
HEALTH RESOURCES OF BRIDGETON, L.L.C.
HEALTH RESOURCES OF CINNAMINSON, L.L.C.
HEALTH RESOURCES OF CRANBURY, L.L.C.
HEALTH RESOURCES OF EATONTOWN, LLC
HEALTH RESOURCES OF EMERY, L.L.C.
HEALTH RESOURCES OF ENGLEWOOD, L.L.C.
HEALTH RESOURCES OF EWING, L.L.C.
HEALTH RESOURCES OF FAIRLAWN, L.L.C.
HEALTH RESOURCES OF JACKSON, L.L.C.
HEALTH RESOURCES OF RIDGEWOOD, L.L.C.
HEALTH RESOURCES OF SOUTH BRUNSWICK, LLC
HEALTH RESOURCES OF WEST ORANGE, L.L.C.
POMPTON CARE L.L.C.
ROEPHEL CONVALESCENT CENTER, L.L.C.

By:     Century Care Management, Inc., the manager of each of the foregoing entities

           By:     /s/ George V. Hager, Jr.
                      George V. Hager, Jr.
                      Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities of each of the above-referenced registrants and on the dates indicated:

Signatures	Title	Date

/s/ George V. Hager, Jr.	Chief Executive Officer (Principal	June 17, 2004
George V. Hager, Jr.	Executive Officer) and Chairman

*	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer) and Director	June 17, 2004
James V. McKeon

*	Director	June 17, 2004
Eileen M. Coggins

*By: /s/ George V. Hager, Jr.
Attorney-In-Fact

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, State of Pennsylvania, on the date indicated.

Date: June 17, 2004	GENESIS-GEORGETOWN SNF/JV, L.L.C. GLENMARK LIMITED LIABILITY COMPANY I MILFORD ALF, L.L.C. RESPIRATORY HEALTH SERVICES L.L.C. By: /s/ George V. Hager, Jr. George V. Hager, Jr. Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities of each of the above-referenced registrants and on the dates indicated:

Signatures	Title	Date

/s/ George V. Hager, Jr.	Chief Executive Officer (Principal	June 17, 2004
George V. Hager, Jr.	Executive Officer) and Chairman

*	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer) and Director	June 17, 2004
James V. McKeon

*	Director	June 17, 2004
Eileen M. Coggins

*By: /s/ George V. Hager, Jr.
Attorney-In-Fact